Exhibit (a)(1)

ASE TEST LIMITED

(Company Registration Number: 199508552K)

(Incorporated in the Republic of Singapore)

10 West Fifth Street

Nantze Export Processing Zone

Kaohsiung, Taiwan

Republic of China

[—]

Dear ASE Test Shareholders:

You are cordially invited to attend a meeting directed to be convened by the High Court of the Republic of Singapore, referred to herein as the court meeting, to be held on May 6, 2008 at [—][a.m./p.m.], Singapore time, at [—], for the purpose of approving and adopting the proposed acquisition by Advanced Semiconductor Engineering, Inc., referred to herein as ASE Inc., of the outstanding ordinary shares of ASE Test Limited, referred to herein as ASE Test, other than those held by ASE Inc. and its subsidiaries, in a “going private” transaction. The proposed acquisition will be effected by way of a scheme of arrangement under Section 210 of the Companies Act, Chapter 50 of Singapore, referred to herein as the scheme, pursuant to the scheme implementation agreement, dated as of September 4, 2007, between ASE Inc. and ASE Test. The accompanying scheme document and notice of the court meeting provide information regarding the scheme and the court meeting. A copy of the scheme implementation agreement is attached as Appendix A to the accompanying scheme document.

According to the terms of the scheme implementation agreement, upon the effectiveness of the scheme, ASE Test ordinary shares listed on The NASDAQ Global Market, referred to herein as ASE Test Nasdaq Shares, will be acquired by ASE Inc. for US$14.78 per share in cash, and Taiwan depositary shares (each representing 0.0125 ASE Test ordinary shares) listed on the Taiwan Stock Exchange, referred to herein as ASE Test TDSs, will be acquired by ASE Inc. for the NT$ equivalent of US$0.185 per share in cash (based on the prevailing exchange rate calculated in the manner described on page [—] of the accompanying scheme document), such consideration referred to herein as the scheme consideration. ASE Test currently is an indirect majority-owned subsidiary of ASE Inc. If the scheme becomes effective, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and ASE Test Nasdaq Shares and ASE Test TDSs will be delisted from The NASDAQ Global Market and the Taiwan Stock Exchange, respectively.

On October 31, 2007, ASE Inc. issued a statement announcing that it does not intend to revise the scheme consideration. Accordingly, pursuant to the provisions of Rule 20.2 of the Singapore Code on Take-overs and Mergers, referred to herein as the Singapore Code, ASE Inc. will not be permitted to increase the scheme consideration or amend the terms of its offer in connection with the scheme. Furthermore, in the event the scheme does not become effective due to the failure to obtain the requisite shareholder approval (described below), pursuant to the provisions of Rule 33.1 of the Singapore Code, ASE Inc. will not be permitted to make a further or new offer for the shares of ASE Test for a period of 12 months from the date of the court meeting, unless it obtains the prior consent of the Securities Industry Council of Singapore.

The scheme is subject to the approval and adoption by a majority in number of the unaffiliated ASE Test shareholders, present and voting, either in person or by proxy, at the court meeting, representing not less than 75% in value of the ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting. The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates. In addition, the scheme is subject to the satisfaction of certain other closing conditions, including customary regulatory filings and approvals in the United States, Taiwan and Singapore, which are set out in more detail in the accompanying scheme document and scheme implementation agreement. If the scheme becomes effective, it will be binding on all ASE Test shareholders.

Following the receipt of a proposal from ASE Inc. in respect of the scheme, the board of directors of ASE Test established a special committee comprised of two directors of ASE Test who are independent for purposes of the scheme to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme. The special committee determined that the scheme consideration is fair to the unaffiliated ASE Test shareholders and recommended that the board of directors of ASE Test approve the scheme implementation agreement and recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders.

Upon the recommendation of the special committee, the board of directors of ASE Test, with only those directors who are independent for purposes of the scheme voting, unanimously determined that the scheme implementation agreement, the scheme and the other transactions contemplated thereby are fair to and in the best interests of ASE Test shareholders (other than ASE Inc. and its subsidiaries), approved the scheme implementation agreement and the transactions contemplated thereby, and resolved to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders. Due to their affiliation with ASE Inc., all interested directors of ASE Test abstained from the deliberations on the scheme and from voting on the foregoing resolutions.

In compliance with the Singapore Code, following the execution of the scheme implementation agreement, an independent financial advisor, ANZ Singapore Limited, referred to herein as ANZ Singapore or the IFA, was engaged to advise the independent directors of ASE Test on the scheme.

Having considered the terms of the scheme, the recommendations of the special committee and the board of directors of ASE Test (with only the independent directors voting and the interested directors abstaining from voting), the opinion of the financial advisor to the special committee and the opinion of the IFA, the independent directors recommend that you vote FOR the approval and adoption of the scheme.

Your vote is very important. Even if you plan to attend the court meeting, we recommend that you submit your proxy so that your vote will be counted if you later decide not to attend the court meeting. If you are a record holder of ASE Test ordinary shares, please complete, sign, date and return the enclosed proxy form as soon as possible. The proxy form must be received no later than [—]. If you hold ASE Test Nasdaq Shares in “street name” through a broker, you should follow the procedures provided by your broker. If you are a record holder of ASE Test TDSs or if you hold ASE Test TDSs in “street name” through a broker, you should follow the procedures provided by the depositary of ASE Test TDSs.

The accompanying scheme document provides you with detailed information about the scheme implementation agreement, the scheme and the court meeting. Please give this material your careful attention. You may also obtain additional information about ASE Test and ASE Inc. from the documents that each of ASE Test and ASE Inc. has filed with the United States Securities and Exchange Commission.

If you are in doubt about the scheme, you should consult your stockbroker, bank manager, solicitor or other professional advisor.

Thank you for your continued support and consideration of this matter.

Very truly yours,

[Name/Title]

Neither the United States Securities and Exchange Commission nor any United States state securities commission has approved or disapproved the scheme, passed upon the merits or fairness of the scheme, or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The directors of ASE Test (including any director who may have delegated detailed supervision of this letter and the accompanying scheme document) have taken all reasonable care to ensure that the facts stated and the opinions expressed in this letter and the accompanying scheme document (other than those relating to ASE Inc.,

Lehman Brothers Inc., Citigroup Global Markets Taiwan Ltd., Citigroup Global Markets Singapore Pte. Ltd., Citibank, N.A., Taipei Branch, Citigroup Global Markets Asia Limited and ANZ Singapore and the information set forth in Appendices B, H, I, J and K) are fair or accurate and that no material facts have been omitted from this letter and the accompanying scheme document, and they jointly and severally accept responsibility accordingly. With respect to any information that has been extracted from published or publicly available sources, supplied by ASE Inc., Lehman Brothers Inc., Citigroup Global Markets Taiwan Ltd., Citigroup Global Markets Singapore Pte. Ltd., Citibank, N.A., Taipei Branch, Citigroup Global Markets Asia Limited or ANZ Singapore, or contained in Appendices B, H, I, J and K, the sole responsibility of the directors of ASE Test has been to ensure, through reasonable enquiries, that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this letter and the accompanying scheme document.

The accompanying scheme document is dated [—], and is first being mailed to ASE Test shareholders on or about [—].

NOTICE OF COURT MEETING

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons        )

Number 155 of 2008/k        )

In the Matter of

ASE Test Limited

(RC No. 199508552K)

and

In the Matter of Section 210 of

the Companies Act, Chapter 50

(Revised Edition 2006)

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

ASE Test Limited

and

the Scheme Shareholders (as defined herein)

and

Advanced Semiconductor Engineering, Inc.

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN that by an Order of Court dated February 14, 2008 made in the above matter, the High Court of the Republic of Singapore has directed a Meeting to be convened of the Scheme Shareholders (as defined in the Schedule below) of ASE Test Limited, and such Meeting shall be held at [—] on May 6, 2008 at [—] [a.m./p.m.], for the purpose of considering and, if thought fit, approving (with or without modification) the following resolution:

“That the Scheme of Arrangement dated [—] proposed to be made pursuant to Section 210 of the Companies Act, Chapter 50 of Singapore, between (a) ASE Test Limited, (b) the Scheme Shareholders, and (c) Advanced Semiconductor Engineering, Inc., a copy of which has been circulated with the Notice convening this Meeting, be and is hereby approved”.

A copy of the said Scheme of Arrangement and the information required to be furnished pursuant to Section 211 of the Companies Act, Chapter 50 of Singapore, are incorporated in the printed document of which this Notice forms a part.

A Scheme Shareholder may vote in person at the said Meeting or may appoint one (and not more than one) person, whether a member of ASE Test Limited or not, as his or her proxy to attend and vote in his or her stead.

A form of proxy applicable for the said Meeting is enclosed with the printed document of which this Notice forms a part.

NOTICE OF COURT MEETING

It is requested that forms appointing proxies be lodged at [—] and be received not later than [—], and if the forms are not so lodged, they must be handed to the Chairman of the Meeting.

In the case of joint Scheme Shareholders, any one of such persons may vote, but if more than one of such persons are present at the Meeting, the person whose name stands first on the Register of Members of ASE Test Limited shall alone be entitled to vote.

By the said Order of Court, the Court has appointed Mr. Freddie Liu, or failing him, Mr. Joseph Tung, or failing him, Mr. Lee Kwai Mun, to act as Chairman of the said Meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

THE SCHEDULE

Expression	Meaning
“Scheme Shareholders”	Persons who hold ordinary shares in the capital of ASE Test Limited, other than Advanced Semiconductor Engineering, Inc. and its subsidiaries, who are registered as holders of shares in the Register of Members of ASE Test Limited

Dated this [—]

ALLEN & GLEDHILL LLP

One Marina Boulevard #28-00

Singapore 018989

Solicitors for

ASE Test Limited

Appendix A	Scheme Implementation Agreement	A-1
Appendix B	Opinion of Lehman Brothers Inc.	B-1
Appendix C	Information Relating to Directors and Executive Officers of ASE Test and ASE Inc.	C-1
Appendix D	The Scheme	D-1
Appendix E	Form of Proxy for the Court Meeting	E-1
Appendix F	Audited Consolidated Financial Statements of ASE Test and Its Subsidiaries as of and for the Fiscal Year Ended December 31, 2004, 2005 and 2006	F-1
Appendix G	Unaudited Consolidated Financial Statements of ASE Test and Its Subsidiaries as of and for the Three Months and Nine Months Ended September 30, 2006 and 2007	G-1
Appendix H	Letter from ANZ Singapore Limited in Relation to the Unaudited Consolidated Financial Statements of ASE Test and Its Subsidiaries as of and for the Nine Months Ended September 30, 2007	H-1
Appendix I	Letter from Deloitte & Touche in Relation to Projected Financial Information of ASE Test	I-1
Appendix J	Letter from ANZ Singapore Limited in Relation to Projected Financial Information of ASE Test	J-1
Appendix K	Opinion of ANZ Singapore Limited	K-1
Appendix L	Rights of ASE Test Shareholders in Respect of Voting, Dividends and Capital	L-1

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers about the Scheme and the Court Meeting”, summarizes the material information in the scheme document. However, it may not contain all of the information that may be important to your consideration of the scheme. You should carefully read the entire scheme document and the other documents to which this scheme document refers you for a more complete understanding of the scheme and the court meeting. In addition, the scheme document incorporates by reference important business and financial information about ASE Test. You may obtain the information incorporated by reference into this scheme document without charge by following the instructions in “Where You Can Find Additional Information” beginning on page [—].

Parties to the Scheme	•

ASE Test Limited, referred to herein as ASE Test, is a company incorporated and existing under the laws of the Republic of Singapore, having its principal executive offices at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China. ASE Test is one of the world’s largest independent providers of semiconductor testing services, including front-end engineering testing, wafer probing, final production testing of packaged semiconductors and other test-related services.

•

Advanced Semiconductor Engineering, Inc., referred to herein as ASE Inc., is a company incorporated and existing under the laws of Taiwan, Republic of China, having its principal executive offices at Room 1901, TWTC International Trade Building, 19/F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China. ASE Inc. is one of the world’s largest independent providers of integrated circuit packaging services and, together with its subsidiary ASE Test, the world’s largest independent provider of semiconductor testing services, including front-end engineering testing, wafer probing and final testing services. As of January 31, 2008, ASE Inc. indirectly owns approximately 50.3% of the outstanding ASE Test ordinary shares.

See “Parties to the Scheme” on page [—].

The Scheme; the Scheme Implementation Agreement

•

Pursuant to the scheme implementation agreement, dated as of September 4, 2007, between ASE Inc. and ASE Test, ASE Inc. agreed to acquire the outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries), by way of a scheme of arrangement under Section 210 of the Companies Act, Chapter 50 of Singapore, referred to herein as the scheme, which constitutes a “going private” transaction subject to the requirements of Rule 13e-3 under the U.S. Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act. Upon the effectiveness of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc. and cease to be a publicly traded company. See “The Scheme Implementation Agreement” beginning on page [—]. A copy of the scheme implementation agreement is attached as Appendix A to this scheme document. You should read the scheme implementation agreement in its entirety because it, and not this scheme document, is the legal document that governs the scheme.

Scheme Consideration	Upon the effectiveness of the scheme, ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the books closure date (as described on page [—] of the scheme document) will be entitled to receive the following, referred to herein as the scheme consideration:

•	for each ASE Test ordinary share listed on The NASDAQ Global Market, referred to herein as an ASE Test Nasdaq Share, US$14.78 in cash; and

•

for each Taiwan depositary share (representing 0.0125 ASE Test ordinary shares) listed on the Taiwan Stock Exchange, referred to herein as an ASE Test TDS, the NT$ equivalent of US$0.185 in cash (based on the prevailing exchange rate calculated in the manner described under “The Scheme Implementation Agreement—Scheme Consideration” on page [—] of the scheme document).

See “The Scheme Implementation Agreement—Scheme Consideration” beginning on page [—].

On October 31, 2007, ASE Inc. issued a statement announcing that it does not intend to revise the scheme consideration. Accordingly, pursuant to the provisions of Rule 20.2 of the Singapore Code on Take-overs and Mergers, referred to herein as the Singapore Code, ASE Inc. will not be permitted to increase the scheme consideration or amend the terms of its offer in connection with the scheme. Furthermore, in the event the scheme does not become effective due to the failure to obtain the requisite shareholder approval, pursuant to the provisions of Rule 33.1 of the Singapore Code, ASE Inc. will not be permitted to make a further or new offer for the shares of ASE Test for a period of 12 months from the date of the court meeting (as defined below), unless it obtains the prior consent of the Securities Industry Council of Singapore, referred to herein as the SIC.

Treatment of Options	Upon the effectiveness of the scheme, each option granted under the 1999, 2000 and 2004 ASE Test share option plans to subscribe for ASE Test ordinary shares, referred to herein as an ASE Test option, that remains outstanding as of the books closure date, whether or not vested as of the effective date of the scheme, will be treated as follows:

•

each ASE Test option that has a per share exercise price lower than the per share scheme consideration, referred to herein as an in-the-money ASE Test option, will be deemed to have been exercised as of the books closure date by ASE Test on behalf of the option holder on a cashless basis through a broker, and the ASE Test ordinary shares issued upon such mandatory exercise of the option will be acquired by ASE Inc. for the scheme consideration of US$14.78 per ASE Test Nasdaq Share in cash, and as a result the option holder will receive a cash payment equal to the excess of the per share scheme consideration over the per share exercise price of such ASE Test option, less any interest, fees and charges of the broker; and

•

each ASE Test option that has a per share exercise price equal to or higher than the per share scheme consideration, referred to herein as an out-of-the-money ASE Test option, will be cancelled without any payment to the option holder.

See “The Scheme Implementation Agreement—Treatment of Options” on page [—].

Court Meeting; Persons Entitled to Vote; Vote Required; and Quorum

•

The High Court of the Republic of Singapore, referred to herein as the court, has directed in an order dated February 14, 2008 that a meeting of ASE Test shareholders be convened for the purpose of approving and adopting the scheme, referred to herein as the court meeting. The court meeting will be held on May 6, 2008 at [—][a.m./p.m.], Singapore time, at [—].

•

At the court meeting, all ASE Test shareholders (other than ASE Inc. and its subsidiaries, to which the scheme is not applicable) of record as of the close of business in New York on March 24, 2008 are entitled to vote on the proposal to approve and adopt the scheme. However, pursuant to the Singapore Code, ASE Test shareholders who are persons acting in concert with ASE Inc. in relation to the scheme, referred to herein as concert parties of ASE Inc., are required to abstain from voting on the proposal to approve and adopt the scheme at the court meeting. Furthermore, pursuant to the terms of the scheme implementation agreement and undertakings delivered to ASE Inc. and ASE Test, ASE Test shareholders who are affiliates of ASE Inc. will also abstain from voting on the proposal to approve and adopt the scheme at the court meeting.

•

The affirmative vote of a majority in number of the unaffiliated ASE Test shareholders present and voting, in person or by proxy, at the court meeting, representing not less than 75% in value of the ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, in person or by proxy, at the court meeting, is required to approve and adopt the scheme. The unaffiliated ASE Test shareholders are ASE Test shareholders other than ASE Inc. and its affiliates.

•

The presence, in person or by proxy, at the court meeting of unaffiliated ASE Test shareholders holding one-third of the ASE Test ordinary shares held by all unaffiliated ASE Test shareholders of record as of the close of business in New York on March 24, 2008 will constitute a quorum, which is necessary to hold the court meeting.

•

Under Singapore law, for purposes of voting on a scheme of arrangement at a court meeting and determining whether there is a quorum for such meeting, each record shareholder of the company effecting the scheme of arrangement whose name appears on the register of members of such company would count as one shareholder for purposes of determining the number of shareholders present and voting at the court meeting and would be required to vote all the shares registered in its name as an entire block in the same direction. In this regard, as described below under “—Regulatory Matters”, pursuant to an order of the court dated February 14, 2008, for purposes of voting on the scheme at the court meeting, all ASE Test Nasdaq Shares and ASE Test ordinary shares represented by ASE Test TDSs that are deposited in book-entry with The Depository Trust Company, referred to herein as DTC, and registered in the name of Cede & Co. as nominee of DTC and holder of record in the register of members of ASE Test, referred to herein as DTC shares, will be treated as follows: (i) for purposes of determining the number of ASE Test shareholders present and voting at the court meeting, Cede & Co. will be treated as a single ASE Test shareholder; and (ii) for purposes of voting at the court meeting, all votes represented by the DTC shares will be: (x) voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of the beneficial owners of such DTC shares who are entitled to vote and who have submitted timely valid voting instructions in relation to the scheme, referred to herein as the DTC voting beneficiaries, holding not less than 75% in value of the DTC shares held by DTC voting beneficiaries, vote FOR the approval and adoption of the scheme; or (y) voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in (x) above are not met.

See “—Regulatory Matters” below; “The Court Meeting” beginning on page [—]; and “Special Factors Regarding the Scheme—Regulatory Matters” on page [—].

Voting by Proxy	Before voting your ASE Test Nasdaq Shares or ASE Test TDSs, we encourage you to read this scheme document in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the scheme will affect you. If you are a record holder of ASE Test ordinary shares, we encourage you to submit a proxy so that your vote will be counted even if you later decide not to attend the court meeting. Please complete, sign, date and return the enclosed proxy form as soon as possible. The proxy form must be received no later than [—]. If you hold ASE Test Nasdaq Shares through a broker or other nominee, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker. If you hold ASE Test TDSs, you should follow the procedures provided by the depositary of ASE Test TDSs to submit your voting instructions. See “The Court Meeting” beginning on page [—].

Recommendation of ASE Test’s Board of Directors

•

Following the receipt of a proposal from ASE Inc. in respect of the scheme, the board of directors of ASE Test established a special committee comprised of two directors of ASE Test who are independent for purposes of the scheme to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme. The special committee was comprised of Mr. Albert C.S. Yu and Mr. Guan Seng Sim. The special committee determined that the scheme consideration is fair to the unaffiliated ASE Test shareholders and recommended that the board of directors of ASE Test: (i) approve the scheme implementation agreement; and (ii) recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders.

•

At a duly held meeting on September 4, 2007, the board of directors of ASE Test, with only those directors who are independent for purposes of the scheme voting: (i) unanimously determined that the scheme implementation agreement, the scheme and the other transactions contemplated thereby are fair to and in the best interests of ASE Test shareholders (other than ASE Inc. and its subsidiaries); (ii) unanimously approved the scheme implementation agreement and the transactions contemplated thereby; and (iii) unanimously resolved to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders. The directors of ASE Test who are independent for purposes of the scheme, namely Mr. Albert C.S. Yu, Mr. Guan Seng Sim and Mr. David D.H. Tsang, are referred to in this scheme document as the independent directors. Due to their affiliation with ASE Inc., the interested directors of ASE Test, namely Mr. Jason C.S. Chang, Mr. Richard H.P. Chang, Mr. Joseph Tung, Mr. Jeffrey Chen, Mr. Alan T.C. Cheng, Mr. Raymond Lo, Mr. Freddie Liu and Mr. Ko-Chien Chin, abstained from the deliberations on the scheme, including without limitation, the scheme consideration, and from voting on the foregoing resolutions.

Accordingly, the board of directors of ASE Test recommends that you vote FOR the approval and adoption of the scheme.

For a discussion of the material factors considered by the special committee and the board of directors of ASE Test in reaching their conclusions and the reasons why the special committee and the board of directors of ASE Test determined that the scheme consideration is fair to the unaffiliated ASE Test shareholders, see “Special Factors Regarding the Scheme—ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors” beginning on page [—].

Opinion of the Special Committee’s Financial Advisor

•

The special committee engaged Lehman Brothers Inc., referred to herein as Lehman Brothers, as its financial advisor in connection with its evaluation of the scheme. On September 4, 2007, Lehman Brothers delivered its oral and written opinion to the special committee that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by the unaffiliated ASE Test shareholders in the scheme was fair, from a financial point of view, to such shareholders. The full text of Lehman Brothers’ written opinion is attached to this scheme document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Lehman Brothers’ opinion was provided to the special committee in connection with its evaluation of the scheme and does not constitute a recommendation to any shareholder of ASE Test as to how such shareholder should vote with respect to the scheme or any other matter. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to Lehman Brothers by ASE Test, see “Special Factors Regarding the Scheme—Opinion of Lehman Brothers” beginning on page [—] and Appendix B.

Opinion of the Independent Financial Advisor; Recommendation of ASE Test’s Independent Directors

•

Pursuant to the Singapore Code, ASE Test is required to engage an independent financial advisor to advise the independent directors on the scheme, and the independent directors are required to make a recommendation to the ASE Test shareholders (other than ASE Inc. and its subsidiaries) in relation to the scheme after having considered the advice of the independent financial advisor. Under the Singapore Code, the primary role of the independent financial advisor is to render an opinion on the scheme consideration to the independent directors after the scheme consideration has been agreed upon between the parties.

On November 15, 2007, the independent directors engaged ANZ Singapore Limited, referred to herein as ANZ Singapore or the IFA, as their independent financial advisor. On [—], ANZ Singapore rendered its written opinion to the independent directors that, based upon and having considered the information that has been made available to it and the factors set out in its opinion, as of the date of its opinion, the scheme consideration is fair, from a financial point of view, to ASE Test shareholders (other than ASE Inc. and its subsidiaries). The full text of ANZ Singapore’s opinion is attached to this scheme document as Appendix K. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by ANZ Singapore in forming its opinion. ANZ Singapore’s opinion is not intended to be and does not constitute a recommendation to any ASE Test shareholder as to how such shareholder should vote in connection with the scheme. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to ANZ Singapore by ASE Test, see “Special Factors Regarding the Scheme—Opinion of ANZ Singapore” beginning on page [—] and Appendix K.

Having considered the terms of the scheme, the recommendations of the special committee and the board of directors of ASE Test (with only the independent directors voting and the interested directors abstaining from voting), the opinion of Lehman Brothers and the opinion of ANZ Singapore, the independent directors recommend that you vote FOR the approval and adoption of the scheme.

See “Special Factors Regarding the Scheme—Recommendation of ASE Test’s Independent Directors” beginning on page [—].

Applicability of Rules Related to “Going Private” Transactions; Positions as to the Fairness of and Reasons for the Scheme

•

The requirements of Rule 13e-3 under the Exchange Act, referred to herein as Rule 13e-3, apply to the scheme because ASE Inc. and ASE Test are engaging in a “going private” transaction under the Exchange Act. To comply with the requirements of Rule 13e-3, ASE Inc. and ASE Test are required to make certain statements as to, among other matters, their purposes and reasons for the scheme, and their beliefs as to the fairness of the scheme to the unaffiliated ASE Test shareholders. See “Special Factors Regarding the Scheme—ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors” and “—ASE Inc.’s Reasons for Effecting the Scheme; Position as to Fairness” beginning on pages [—] and [—], respectively.

Accounting Treatment of the Scheme	The scheme is expected to be accounted for using the purchase method of accounting for financial accounting purposes. See “Special Factors Regarding the Scheme—Accounting Treatment of the Scheme” beginning on page [—].

Appraisal Rights	Once the scheme is approved and adopted by the requisite majority of the unaffiliated ASE Test shareholders, is sanctioned by the court and becomes effective, it will be binding on all ASE Test shareholders. Dissenting ASE Test shareholders may file an objection with the court against the granting of the court sanction, but no appraisal rights are available to dissenting ASE Test shareholders in connection with a scheme of arrangement effected under Singapore law.

Conditions to the Scheme	In addition to the approval and adoption of the scheme by the unaffiliated ASE Test shareholders, the scheme is subject to the satisfaction or waiver of a number of conditions, including the following:

•

the making of required filings with each of the Investment Commission of the Republic of China, referred to herein as the ROC IC, and the Fair Trade Commission of the Republic of China, referred to herein as the ROC FTC;

•	the receipt of applicable regulatory approvals and such approvals not being revoked on or before the effective date of the scheme;

•

the receipt of authorizations, consents, clearances, permissions and approvals necessary or required for the implementation of the scheme, except as would not be reasonably expected to have a material adverse effect on ASE Test or on the performance in all material respects by ASE Inc. of its obligations under the scheme implementation agreement;

•

the accuracy of each party’s representations and warranties contained in the scheme implementation agreement (disregarding any material or materiality qualifications therein) in all material respects at and as of the effective date of the scheme as if made at and as of such time, and the performance by each party in all material respects of all of its obligations under the scheme implementation agreement required to be performed by it on or prior to the effective date of the scheme;

•	the sanction of the scheme by the court, and the lodgment of the court order with the Accounting and Corporate Regulatory Authority of Singapore, referred to herein as the ACRA;

•	all independent directors having joined in the recommendation of the approval and adoption of the scheme by the unaffiliated ASE Test shareholders;

•	the receipt of all approvals for the implementation of the treatment of outstanding ASE Test options; and

•	the absence of any injunction or other court order or legal restraint or prohibition preventing the scheme from becoming effective.

See “The Scheme Implementation Agreement—Conditions to the Scheme” beginning on page [—]. As described below under “—Regulatory Matters”, as a condition to the ruling that certain provisions of the Singapore Code do not apply to the scheme, ASE Inc. is required to consult with the SIC, prior to invoking any of the conditions to the scheme.

Termination of the Scheme Implementation Agreement	The scheme implementation agreement may be terminated under certain circumstances, including the following:

•	by either party upon the issuance of a final and non-appealable court order permanently prohibiting the scheme;

•

if there has been a material breach by any party of its obligations under the scheme implementation agreement, by the party not in default after prior consultation with the SIC and any other applicable government authority, upon 14 days’ advance written notice to the breaching party;

•

by either party if the unaffiliated ASE Test shareholders have failed to approve and adopt the scheme at the court meeting or if the court does not sanction the scheme and such court decision is final and non-appealable;

•

by either party if all of the conditions to the scheme are not satisfied (or waived) on or prior to June 4, 2008 or such other date as the parties may agree in writing (subject to any required consent of the SIC or any other regulatory or governmental authority), provided that a party whose breach of the scheme implementation agreement has resulted in the conditions to the scheme not being satisfied on or prior to the date described above may not terminate the scheme implementation agreement pursuant to this provision;

•

by ASE Inc. if ASE Test or its directors have, directly or indirectly, withdrawn or modified in any manner adverse to ASE Inc. the ASE Test’s board of directors’ recommendation of approval and adoption of the scheme by the unaffiliated ASE Test shareholders, or approved or recommended an alternative acquisition proposal, or otherwise failed to comply with the non-solicitation provisions of the scheme implementation agreement, or if ASE Test takes any action or makes any public statement, or authorizes or permits any of its independent directors to take any action or make any public statement, inconsistent with ASE Test’s board of directors’ recommendation in favor of the scheme;

•

by ASE Test if, in accordance with and pursuant to the “fiduciary-out” exception described below in “The Scheme Implementation Agreement—Non-Solicitation; Fiduciary-Out”, ASE Test or its directors have withdrawn or modified in any manner adverse to ASE Inc. the ASE Test’s board of directors’ recommendation of approval and adoption of the scheme by the unaffiliated ASE Test shareholders, or approved or recommended an alternative acquisition proposal; or

•	upon the mutual written consent of the parties.

See “The Scheme Implementation Agreement—Termination Rights” beginning on page [—].

Regulatory Matters	•	Taiwan. ASE Inc.’s proposed acquisition of ASE Test ordinary shares by way of the scheme is subject to the prior approvals of the ROC IC and the ROC FTC, each of which has been obtained by ASE Inc.

•

Singapore. Pursuant to the Companies Act, Chapter 50 of Singapore, the court has directed in an order dated February 14, 2008 that the court meeting be convened for the purpose of approving and adopting the scheme. As described above under “—Court Meeting; Persons Entitled to Vote; Vote Required; and Quorum”, under Singapore law, for purposes of voting on a scheme of arrangement at a court meeting and determining whether there is a quorum for such meeting, each record shareholder of the company effecting the scheme of arrangement whose name appears on the register of members of such company would count as one shareholder for purposes of determining the number of shareholders present and voting at the court meeting and would be required to vote all the shares registered in its name as an entire block in the same direction. Pursuant to an order of the court dated February 14, 2008, for purposes of voting on the scheme at the court meeting, all DTC shares registered in the name of Cede & Co., as nominee of DTC and holder of record in the register of members of ASE Test, will be treated as follows: (i) for purposes of determining the number of ASE Test shareholders present and voting at the court meeting,

Cede & Co. will be treated as a single ASE Test shareholder; and (ii) for purposes of voting at the court meeting, all votes represented by the DTC shares will be: (x) voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of the DTC voting beneficiaries, holding not less than 75% in value of the DTC shares held by DTC voting beneficiaries, vote FOR the approval and adoption of the scheme; or (y) voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in (x) above are not met. If the requisite majority of the unaffiliated ASE Test shareholders votes to approve and adopt the scheme at the court meeting, an application will be made to the court by ASE Test to sanction the scheme.

Pursuant to an application made by ASE Inc., the SIC has confirmed that while the Singapore Code applies to the scheme, Rules 14, 15, 16, 17, 20.1, 21, 22, 28, 29 and 33.2 and Note 1(b) to Rule 19 of the Singapore Code will not apply to the scheme, subject to the following conditions: (i) ASE Test shareholders acting in concert with ASE Inc. abstain from voting on the scheme; (ii) the directors of ASE Test who are also directors of ASE Inc. abstain from making a recommendation on the scheme to ASE Test shareholders; (iii) ASE Test appoint an independent financial advisor to advise ASE Test shareholders on the scheme; and (iv) ASE Inc. consult with the SIC prior to invoking any of the conditions to the scheme.

See “Special Factors Regarding the Scheme—Regulatory Matters” beginning on page [—].

Financing Arrangements	The scheme is not subject to any financing conditions. The source of funds for the payment by ASE Inc. of the scheme consideration is expected to consist of a combination of ASE Inc.’s existing cash and cash equivalents, as well as borrowings by ASE Inc. under a NT$24,750 million term loan facility. The term loan facility is provided by a banking syndicate led by Citibank, N.A., Taipei branch, referred to herein as Citibank Taiwan, pursuant to the syndicated loan agreement dated March 3, 2008 by and among ASE Inc., Citibank Taiwan and 22 other banks, each bank referred to herein as a syndicate bank and collectively referred to herein as the syndicate banks, and Citibank Taiwan as facility agent. In addition, in compliance with the Singapore Code, Citigroup Global Markets Taiwan Ltd., referred to herein as Citigroup Taiwan, as financial advisor to ASE Inc., has confirmed that sufficient financial resources are available to ASE Inc. to satisfy the aggregate scheme consideration and amounts payable by ASE Inc. in respect of the treatment of outstanding ASE Test options in connection with the scheme. Citigroup Taiwan and Citigroup Global Markets Singapore Pte. Ltd., collectively referred to herein as Citi, were engaged by ASE Inc. to act as its financial advisors in connection with the scheme. See “Special Factors Regarding the Scheme—Financing Arrangements” beginning on page [— ].

QUESTIONS AND ANSWERS ABOUT THE SCHEME AND THE COURT MEETING

The following questions and answers address briefly some questions you may have regarding the scheme, the scheme implementation agreement and the court meeting. These questions and answers may not address all questions that may be important to you as an ASE Test shareholder. Please refer to the more detailed information contained elsewhere in this scheme document, the appendices to this scheme document and the documents referred to or incorporated by reference in this scheme document.

These questions and answers are not to be regarded as advice regarding the legal, financial or tax position of any ASE Test shareholder in relation to the scheme. If you are in any doubt about the scheme, the scheme implementation agreement, any other matters in this scheme document or the action you should take, you should consult your own legal, financial, tax or other professional advisors.

Q:	What is the scheme?

A:	On September 4, 2007, ASE Inc. and ASE Test entered into a scheme implementation agreement pursuant to which ASE Inc. would acquire the outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries) by way of a scheme of arrangement under Singapore law.

The scheme is a court-supervised process under Section 210 of the Companies Act, Chapter 50 of Singapore, in which a company proposes a transaction to its shareholders which, if approved and adopted by the requisite statutory majority of shareholders, is binding on all shareholders once sanctioned by the court and becomes effective.

Q:	Who is entitled to the scheme consideration, and what will ASE Test shareholders receive in the scheme?

A:	Upon the effectiveness of the scheme, ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the books closure date (as described on page [—] of this scheme document) are entitled to receive the following scheme consideration (net of applicable withholding tax, if any, and subject to reduction to the extent any dividend or other distribution is made or paid on or prior to the effectiveness of the scheme):

(i) for each ASE Test Nasdaq Share, US$14.78 in cash; and

(ii) for each ASE Test TDS, the NT$ equivalent of US$0.185 in cash (based on the prevailing exchange rate calculated in the manner described on page [— ] of this scheme document).

Q:	How was the scheme consideration determined?

A:

The scheme consideration was arrived at after arm’s-length negotiations between ASE Inc. and the special committee (advised by financial and legal advisors) on a willing-seller, willing-buyer basis, after multiple negotiating sessions and discussions, which resulted in an increase in the scheme consideration from US$14.30 per ASE Test Nasdaq Share initially offered by ASE Inc. to US$14.78 per ASE Test Nasdaq Share. The special committee determined the scheme consideration to be fair to the unaffiliated ASE Test shareholders and recommended that the board of directors of ASE Test approve the scheme implementation agreement and recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders, after considering the respective premia (25.6%, 28.1%, 25.6% and 30.9%) the scheme consideration of US$14.78 per ASE Test Nasdaq Share represents over the closing price of ASE Test Nasdaq Shares on August 31, 2007 (the last full trading day prior to the announcement of the scheme) and the average closing prices of ASE Test Nasdaq Shares for the one-week, one-month and twelve-month periods ended August 31, 2007, the analyses and presentations of Lehman Brothers to the special committee and the opinion of Lehman Brothers dated September 4, 2007 that, as of the date of the scheme implementation agreement, the scheme consideration is fair to the unaffiliated ASE Test shareholders from a financial point of view, and other factors set forth under “Special Factors Regarding the Scheme—ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors” beginning on page [—].

Q:	What is the effect of the scheme?

A:	Upon the effectiveness of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and you will no longer have any interest in ASE Test’s future earnings or growth. ASE Inc.’s interest in ASE Test’s net book value, as of September 30, 2007, will increase from 50.3% or US$469.7 million prior to the scheme to 100% or US$933.9 million after the scheme becomes effective, and ASE Inc.’s interest in ASE Test’s net earnings, as of the and for the nine-month period ended September 30, 2007, will increase from 50.3% or US$26.9 million prior to the scheme to 100% or US$53.4 million after the scheme becomes effective.

If the scheme becomes effective, the ASE Test Nasdaq Shares and ASE Test TDSs will be delisted from The NASDAQ Global Market and the Taiwan Stock Exchange, respectively, and the registration of the ASE Test ordinary shares under the Exchange Act will be terminated upon application to the United States Securities and Exchange Commission, referred to herein as the SEC. As a result, ASE Test will no longer be subject to the periodic reporting requirements, the securities ownership reporting obligations, or the tender offer or going-private rules and regulations under the Exchange Act, or otherwise be subject to the U.S. federal securities laws applicable to public companies. ASE Test anticipates saving approximately US$1.1 million annually in accounting, legal and board of director fees, insurance costs, fees and expenses of custodial, depository and other agents, and other fees and expenses associated with operating a public company, and an indeterminable amount of indirect costs for ceasing to be a publicly traded company and terminating its registration under the Exchange Act.

The scheme will become effective when a copy of the order of the court sanctioning the scheme under Section 210 of the Companies Act, Chapter 50 of Singapore is duly lodged with the ACRA.

Q:	What is the legal effect of the statement by ASE Inc. that it does not intend to revise the scheme consideration?

A:	ASE Inc. issued a statement on October 31, 2007, announcing that it does not intend to revise the scheme consideration. Accordingly, pursuant to the provisions of Rule 20.2 of the Singapore Code, ASE Inc. will not be permitted to increase the scheme consideration or amend the terms of its offer in connection with the scheme. Furthermore, in the event the scheme does not become effective due to the failure to obtain the requisite shareholder approval, pursuant to the provisions of Rule 33.1 of the Singapore Code, ASE Inc. will not be permitted to make a further or new offer for the shares of ASE Test for a period of 12 months from the date of the court meeting, unless it obtains the prior consent of the SIC.

Q:	What is the court meeting? Who will be entitled to vote?

A:	The court meeting was directed to be convened by the court for the purpose of approving and adopting the scheme and will be held on May 6, 2008 at [— ][a.m./p.m.], Singapore time, at [—]. At the court meeting, all ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the close of business in New York on March 24, 2008 will be entitled to vote on the proposal to approve and adopt the scheme, except that those ASE Test shareholders who are concert parties of ASE Inc. or affiliates of ASE Inc. will abstain from voting. See “The Court Meeting” beginning on page [—] and “Special Factors Regarding the Scheme—Regulatory Matters” on page [—].

Q:	What quorum and shareholder vote are required to approve and adopt the scheme?

A:

A quorum is required for the transaction of business at the court meeting. The presence at the court meeting, in person or by proxy, of unaffiliated ASE Test shareholders holding one-third of the outstanding ASE Test ordinary shares held by all unaffiliated ASE Test shareholders of record as of the close of business in New York on March 24, 2008 will constitute a quorum.

The affirmative vote of a majority in number of the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, representing not less than 75% in value of the ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, is required to approve and adopt the scheme.

Q:	How do ASE Test’s board of directors and the independent directors recommend that I vote? Why are there two sets of recommendations?

A:	Upon the recommendation of the special committee, the board of directors of ASE Test, with only the independent directors voting and the interested directors abstaining from voting, unanimously determined that the scheme implementation agreement, the scheme and the other transactions contemplated thereby are fair to and in the best interests of ASE Test shareholders (other than ASE Inc. and its subsidiaries), approved the scheme implementation agreement and the transactions contemplated thereby, and resolved to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders. Accordingly, the board of directors of ASE Test recommends that you vote FOR the approval and adoption of the scheme. For a discussion of the material factors considered by the special committee and the board of directors of ASE Test in reaching their conclusions and the reasons why the special committee and the board of directors of ASE Test determined that the scheme consideration is fair to the unaffiliated ASE Test shareholders, see “Special Factors Regarding the Scheme—ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors” beginning on page [—].

Pursuant to the Singapore Code, the independent directors are required to make a recommendation to the ASE Test shareholders (other than ASE Inc. and its subsidiaries) in relation to the scheme. Having considered the terms of the scheme, the recommendations of the special committee and the board of directors of ASE Test (with only the independent directors voting and the interested directors abstaining from voting), the opinion of Lehman Brothers and the opinion of ANZ Singapore, the independent directors recommend that you vote FOR the approval and adoption of the scheme. For a discussion of the material factors considered by the independent directors of ASE Test in reaching their recommendation, see “Special Factors Regarding the Scheme—Recommendation of ASE Test’s Independent Directors” beginning on page [—].

Q:	What is the special committee and who are its members?

A:	Following the receipt of a proposal from ASE Inc. in respect of the scheme, the board of directors of ASE Test established a special committee comprised of two independent directors to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme. The members of the special committee are Mr. Albert C.S. Yu and Mr. Guan Seng Sim.

Q:	Why is there a separate independent financial advisor advising the independent directors as to the scheme in addition to the financial advisor advising the special committee of ASE Test?

A:	Following the establishment of the special committee, the special committee engaged Lehman Brothers to act as its financial advisor with respect to its evaluation of the scheme. Lehman Brothers advised and assisted the special committee in the review, evaluation, negotiation and consideration of the scheme, provided the special committee with Lehman Brothers’ analysis of the financial terms of the proposed scheme, and, on September 4, 2007, rendered its oral and written opinion to the special committee as to the fairness from a financial point of view of the scheme consideration to be received by the unaffiliated ASE Test shareholders in the scheme.

In compliance with the Singapore Code, following the execution of the scheme implementation agreement, the independent directors engaged ANZ Singapore as the independent financial advisor to advise them on the scheme. Under the Singapore Code, the primary role of the independent financial advisor is to render an opinion on the scheme consideration to the independent directors after the scheme consideration has been agreed upon between the parties. On [—], ANZ Singapore rendered its written opinion to the independent directors that, based upon and having considered the information that has been made available to it and the factors set out in its opinion, as of the date of its opinion, the scheme consideration is fair from a financial point of view to ASE Test shareholders (other than ASE Inc. and its subsidiaries).

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this scheme document. We encourage you to vote by submitting your proxy whether or not you plan to attend the court meeting, so that your vote will be counted if you later decide not to attend the court meeting.

If you are a record holder of ASE Test ordinary shares as of the close of business in New York on March 24, 2008, please complete, sign, date and return the enclosed proxy form as soon as possible. Your signed proxy form must be received no later than [—] in order for your vote to be counted at the court meeting.

See the discussion below if you hold ASE Test Nasdaq Shares in “street name” through a broker or other nominee or if you hold ASE Test TDSs.

Q:	If my ASE Test Nasdaq Shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold ASE Test Nasdaq Shares in “street name” through a broker or other nominee, your ASE Test Nasdaq Shares are part of the DTC shares registered in the name of Cede & Co., as nominee of DTC and holder of record. You should follow the procedures provided by your broker or other nominee regarding how to submit voting instructions in relation to the scheme. As described below, pursuant to an order of the court dated February 14, 2008, at the court meeting, Cede & Co. will be treated as a single ASE Test shareholder for purposes of determining the number of ASE Test shareholders present and voting at the court meeting, and for purposes of voting at the court meeting, all the DTC shares will be voted as an entire block FOR or AGAINST the approval and adoption of the scheme, depending on the voting instructions received from the DTC voting beneficiaries.

Q:	If I hold ASE Test TDSs representing ASE Test ordinary shares, how will my shares be voted?

A:	If you are a record holder of ASE Test TDSs or if you hold ASE Test TDSs in “street name” through a broker, you should follow the procedures provided by the depositary of ASE Test TDSs in order to submit your voting instructions. If the depositary of ASE Test TDSs, referred to as the TDS depositary, has received timely valid voting instructions in the same direction (that is, either FOR or AGAINST the proposal to approve and adopt the scheme) from holders representing a majority of the outstanding ASE Test TDSs, then the TDS depositary will submit a vote on behalf of each holder of ASE Test TDSs in accordance with such holder’s voting instructions (and will not submit any votes on behalf of holders of ASE Test TDSs who have not submitted valid voting instructions). If the TDS depositary has not received timely valid voting instructions in the same direction from holders representing a majority of the outstanding ASE Test TDSs, then the TDS depositary will submit one vote representing all of the outstanding ASE Test TDSs, which will be voted by an independent director designated by the chairman of ASE Test, consistent with the recommendation of the independent directors, FOR the approval and adoption of the scheme.

However, as all of the ASE Test ordinary shares represented by ASE Test TDSs are part of the DTC shares registered in the name of Cede & Co., as nominee of DTC and holder of record, the vote(s) submitted by the TDS depositary will be aggregated with the voting instructions submitted by other DTC voting beneficiaries. As described below, pursuant to an order of the court dated February 14, 2008, at the court meeting, Cede & Co. will be treated as a single ASE Test shareholder for purposes of determining the number of ASE Test shareholders present and voting at the court meeting, and for purposes of voting at the court meeting, all the DTC shares will be voted as an entire block FOR or AGAINST the approval and adoption of the scheme, depending on the voting instructions received from the DTC voting beneficiaries.

Q:	How are votes counted?

A:	You may vote FOR or AGAINST the approval and adoption of the scheme, or you may abstain from voting on the scheme. Abstentions will not be counted as votes cast or shares voting on the proposal, but will count for purpose of determining whether a quorum is present.

Under Singapore law, for purposes of voting on a scheme of arrangement at a court meeting and determining whether there is a quorum for such meeting, each record shareholder of the company effecting the scheme of arrangement whose name appears on the register of members of such company would count as one shareholder for purposes of determining the number of shareholders present and voting at the court meeting and would be required to vote all the shares registered in its name as an entire block in the same direction.

Pursuant to an order of the court dated February 14, 2008, for purposes of voting on the scheme at the court meeting, all DTC shares registered in the name of Cede & Co., as nominee of DTC and holder of record, will be treated as follows:

(i)	for purposes of determining the number of ASE Test shareholders present and voting at the court meeting, Cede & Co., will be treated as a single ASE Test shareholder; and

(ii)	for purposes of voting at the court meeting, all votes represented by the DTC shares will be:

(x)	voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of the DTC voting beneficiaries, holding not less than 75% in value of the DTC shares held by DTC voting beneficiaries, vote FOR the approval and adoption of the scheme; or

(y)	voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in (x) above are not met.

See “Special Factors Regarding the Scheme—Regulatory Matters” on page [—].

Q:	Can I revoke or change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the court meeting. If you are a record holder of ASE Test ordinary shares, you may revoke your proxy by notifying the Secretary of ASE Test in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the court meeting and voting in person. However, simply attending the court meeting will not revoke your proxy. If you have instructed a broker to vote your shares or hold your shares in the form of ASE Test TDSs, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker or the depositary of ASE Test TDSs, as applicable, to change your vote.

Q:	Who will count the votes at the court meeting?

A:	At the court meeting, a representative of [—] will count the votes and act as an inspector of voting.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your ASE Test Nasdaq Shares or ASE Test TDSs are registered differently or held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive to ensure that all your ASE Test Nasdaq Shares or ASE Test TDSs are voted.

Q:	When is the scheme expected to become effective?

A:	If the scheme is approved and adopted by the requisite majority of the unaffiliated ASE Test shareholders at the court meeting and all other conditions to the scheme are satisfied, it is anticipated that the scheme will become effective during the first quarter of 2008. However, it is possible that factors outside of the control of either ASE Inc. or ASE Test could result in the scheme becoming effective at a later time or not becoming effective at all.

Q:	Should I send in my share certificates now?

A:	No. You will be notified of the procedures to surrender your share certificates and receive the scheme consideration after the scheme has become effective.

Q:	Is the scheme expected to be taxable to me?

A:	It is expected that the scheme will be a taxable disposition for most holders of ASE Test ordinary shares. U.S. holders (as defined on page [—]) should see “Special Factors Regarding the Scheme—United States Federal Income Tax Consequences” beginning on page [—]. Taiwan holders should see “Special Factors Regarding the Scheme—Republic of China Income Tax Consequences” beginning on page [—].

Q:	Am I entitled to appraisal rights?

A:	No. Once the scheme is approved and adopted by the unaffiliated ASE Test shareholders and sanctioned by the court and becomes effective, it will be binding on all ASE Test shareholders. Dissenting ASE Test shareholders may file an objection with the court against the granting of the court sanction, but no appraisal rights are available to dissenting shareholders in connection with a scheme of arrangement effected under Singapore law.

Q:	Who should I contact with additional questions?

A:	If you have more questions about the scheme, need assistance in submitting your proxy or voting your shares, or need additional copies of the scheme document or the enclosed proxy form, you should contact MacKenzie Partners, Inc., our proxy solicitation agent, as follows:

MacKenzie Partners, Inc.

105 Madison Avenue New York, NY 10016

In the U.S.:

(1-212) 929-5500 (call collect)

or

(1-800) 322-2885 (call toll-free)

In Asia and Europe:

(44-020) 7170-4155

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This scheme document, and the documents to which we refer you in this scheme document, contain forward-looking statements, which may be identified by the use of words such as “anticipate”, “believe”, “can”, “estimate”, “expect”, “intend”, “likely”, “may”, “plan”, “project”, similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual outcomes and results to differ materially from those in any such forward-looking statements. These factors include, but are not limited to, the following:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the scheme implementation agreement;

•

the outcome of any legal proceeding that may be instituted against ASE Test, ASE Inc., members of their respective board of directors and others relating to the scheme or the scheme implementation agreement;

•	the inability to complete the scheme due to the failure to obtain the requisite shareholder approval or the failure to satisfy other conditions to the scheme;

•	any significant delay in the expected completion of the scheme or failure to complete the scheme for any other reasons;

•	the effect of the announcement of the scheme on ASE Test’s or ASE Inc.’s operating results and business generally;

•	regulatory review, approvals or restrictions;

•	general economic and market conditions; and

•	the amount of the costs, fees, expenses and charges related to the scheme and the terms and conditions of the financing for the scheme.

The foregoing list should not be construed as exhaustive. In view of these and other uncertainties, you should not place undue reliance on any forward-looking statements, which are based on ASE Test’s or ASE Inc.’s current expectations as of the date of this scheme document. All subsequent written and oral forward-looking statements attributable to ASE Test, ASE Inc. or any person acting on their behalf are qualified by the cautionary statements in this section. Forward-looking statements speak only as of the date on which the statements were made, and neither ASE Test nor ASE Inc. undertakes to publicly update or revise any forward-looking statements made in this scheme document or elsewhere as a result of new information, future events or otherwise, unless required to do so by applicable law.

THE COURT MEETING

Date, Time and Place

By an order of the court dated February 14, 2008, the court meeting was directed to be convened for the purpose of approving and adopting the scheme as follows:

Date:	May 6, 2008
Time:	[—][a.m./p.m.], Singapore time
Place:	[—]

Purpose of the Court Meeting

By proposing that the acquisition by ASE Inc. of the outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries) be implemented through a scheme of arrangement, the unaffiliated ASE Test shareholders are provided with the opportunity to decide at the court meeting whether they consider the scheme to be in their best interests.

The independent directors recommend that you vote FOR the approval and adoption of the scheme.

Persons Entitled to Vote; Vote Required; Quorum

The scheme will not be applicable to ASE Test ordinary shares held by ASE Inc. and its subsidiaries, and, accordingly, ASE Inc. and its subsidiaries will not be entitled to vote on the proposal to approve and adopt the scheme at the court meeting. In addition, pursuant to the Singapore Code, concert parties of ASE Inc. are required to abstain from voting on the proposal to approve and adopt the scheme at the court meeting. Furthermore, pursuant to the terms of the scheme implementation agreement and undertakings delivered to ASE Inc. and ASE Test, ASE Test shareholders who are affiliates of ASE Inc. will also abstain from voting on the proposal to approve and adopt the scheme at the court meeting.

Accordingly, at the court meeting, all ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the close of business in New York on March 24 will be entitled to vote on the proposal to approve and adopt the scheme, except that those ASE Test shareholders who are concert parties of ASE Inc. or affiliates of ASE Inc. will abstain from voting. However, once the scheme is approved by the requisite majority of the unaffiliated ASE Test shareholders, is sanctioned by the court and becomes effective, the scheme will be binding on all ASE Test shareholders, and all ASE Test shareholders (other than ASE Inc. and its subsidiaries) will be eligible to receive the scheme consideration, whether or not they were present in person or by proxy, or voted or abstained from voting, at the court meeting.

The affirmative vote of a majority in number of the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, representing not less than 75% in value of the ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, is required for the approval and adoption of the scheme.

The presence, in person or by proxy, at the court meeting of unaffiliated ASE Test shareholders holding one-third of the ASE Test ordinary shares held by all unaffiliated ASE Test shareholders of record as of the close of business in New York on March 24 will constitute a quorum, which is necessary to hold the court meeting. Abstentions are counted in determining whether a quorum is present, but will have no effect on the vote for the proposal to approve and adopt the scheme.

Under Singapore law, for purposes of voting on a scheme of arrangement at a court meeting and determining whether there is a quorum for such meeting, each record shareholder of the company effecting the scheme of arrangement whose name appears on the register of members of such company would count as one shareholder for purposes of determining the number of shareholders present and voting at the court meeting and would be required to vote all the shares registered in its name as an entire block in the same direction.

Pursuant to an order of the court date February 14, 2008, for purposes of voting on the scheme at the court meeting, all DTC shares registered in the name of Cede & Co., as nominee of DTC and holder of record, will be treated as follows:

(i)	for purposes of determining the number of ASE Test shareholders present and voting at the court meeting, Cede & Co. will be treated as a single ASE Test shareholder; and

(ii)	for purposes of voting at the court meeting, all votes represented by the DTC shares will be:

(x)	voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of the DTC voting beneficiaries, holding not less than 75% in value of the DTC shares held by DTC voting beneficiaries, vote FOR the approval and adoption of the scheme; or

(y)	voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in (x) above are not met.

See “Special Factors Regarding the Scheme—Regulatory Matters” on page [—].

As of the close of business in New York on March 24, 2008, there were [—] outstanding ASE Test ordinary shares (consisting of [—] ASE Test Nasdaq Shares and [—] ordinary shares represented by [—] ASE Test TDSs), of which [—], or approximately [—]%, were held by the unaffiliated ASE Test shareholders.

Voting and Revocation of Proxies

If you are a record holder of ASE Test ordinary shares, please complete, sign, date and return the enclosed proxy form as soon as possible. The proxy form must be received no later than [—].

Proxies received at any time before the court meeting, and not revoked or superseded before being voted, will be voted at the court meeting. A validly signed proxy will be voted in accordance with the specification.

If you are a record holder of ASE Test ordinary shares, you may revoke your proxy at any time before the vote is taken at the court meeting, by notifying ASE Test’s Secretary at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China, by submitting a later-dated proxy, or by attending the court meeting and voting in person. Attendance at the court meeting will not, by itself, revoke your proxy; you must vote in person at the court meeting in order to revoke or change your vote.

If you hold ASE Test Nasdaq Shares in “street name” through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker. You should also follow the procedures provided by your broker to revoke or change your vote. If you are a record holder of ASE Test TDSs or hold ASE Test TDSs in “street name” through a broker, you should follow the procedures provided by the depositary of ASE Test TDSs to submit, revoke or change your vote in a timely manner. If you hold ASE Test Nasdaq Shares in “street name” or if you hold ASE Test TDSs, please carefully read the discussion under “—Persons Entitled to Vote; Vote Required; Quorum” above and under “Questions and Answers About the Scheme and the Court Meeting” beginning on page [—] regarding how your ASE Test Nasdaq Shares or the ASE Test ordinary shares represented by your ASE Test TDSs will be voted at the court meeting.

Please do not send in your share certificates with your proxy form. You will be notified of the procedures to surrender your share certificates and receive the scheme consideration after the scheme has become effective. See also “Special Factors Regarding the Scheme—Settlement and Registration Procedures” beginning on page [—].

Solicitation of Proxies

ASE Inc. has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the court meeting. ASE Inc. will pay MacKenzie Partners, Inc. approximately US$50,000, plus reasonable out-of-pocket expenses for its assistance in the solicitation of proxies for the court meeting. The directors, officers and employees of ASE Inc. and ASE Test may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Subject to the Singapore Code and applicable law, brokers and other fiduciaries will also forward proxy solicitation material to the beneficial owners of ASE Test Nasdaq Shares and ASE Test TDSs that the brokers and fiduciaries hold of record, and will be reimbursed by ASE Inc. for their reasonable out-of-pocket expenses.

PARTIES TO THE SCHEME

ASE Test

ASE Test is one of the world’s largest independent providers of semiconductor testing services. ASE Test provides customers with a complete range of semiconductor testing services, including front-end engineering testing, wafer probing, final production testing of packaged semiconductors and other test-related services. During the last five years, ASE Test has not been convicted in a criminal proceeding (excluding traffic violations and misdemeanors), and has not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of a violation of U.S. federal or state securities laws.

ASE Test is incorporated in Singapore; its principal executive offices are located at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China; and its telephone number is (886-7) 363-6641.

Certain financial information on ASE Test can be found in this scheme document under “Other Important Information Regarding ASE Test—Financial Information” and “Where You Can Find Additional Information” beginning on pages [—] and [—], respectively, as well as in Appendices F and G, which contain the audited consolidated financial statements of ASE Test and its subsidiaries as of and for the fiscal years ended December 31, 2004, 2005 and 2006, and the unaudited consolidated financial statements of ASE Test and its subsidiaries as of and for the three months and nine months ended September 30, 2006 and 2007, respectively.

ASE Inc.

ASE Inc. is one of the world’s largest independent providers of integrated circuit packaging services and, together with its subsidiary ASE Test, the world’s largest independent provider of semiconductor testing services, including front-end engineering testing, wafer probing and final testing services. During the last five years, ASE Inc. has not been convicted in a criminal proceeding (excluding traffic violations and misdemeanors), and has not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of a violation of U.S. federal or state securities laws.

ASE Inc. is incorporated in Taiwan, Republic of China; its principal executive offices are located at Room 1901, TWTC International Trade Building, 19/F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China; and its telephone number is (886-2) 8780-5489. As of January 31, 2008, ASE Inc. indirectly owns approximately 50.3% of the outstanding ASE Test ordinary shares.

Certain financial information on ASE Inc. can be found in this scheme document under “Other Important Information Regarding ASE Inc.—Financial Information” beginning on page [—].

SPECIAL FACTORS REGARDING THE SCHEME

Background of the Scheme

ASE Test is a Singapore holding company incorporated on December 1, 1995 as Jarich Test Private Limited, which changed its name to ASE Test Private Limited on February 13, 1996 and to ASE Test Limited on April 23, 1996. In June 1996, ASE Test ordinary shares were approved for quotation on The NASDAQ National Market (which was renamed as “The NASDAQ Global Market” in 2006) in the United States under the symbol “ASTSF”. In December 1997 and January 1999, ASE Test obtained approval from the Republic of China Securities and Futures Commission (since renamed the Republic of China Securities and Futures Bureau) to issue ASE Test TDSs, representing 6,000,000 and 5,000,000 ASE Test ordinary shares, respectively (after retroactive adjustments for two-for-one share splits in 1998 and 1999), offered by one of ASE Test’s principal shareholders, J&R Holding Limited. ASE Test TDSs are listed and traded on the Taiwan Stock Exchange under the symbol “9101”.

The senior management of ASE Inc. has, since mid-2002, evaluated from time to time various potential transaction structures that may be available to privatize ASE Test with the goal of enhancing shareholder value.

On December 7, 2005, ASE Inc. delivered a confidential, nonbinding proposal to the chairman of the board of directors of ASE Test seeking to engage in discussions regarding a potential privatization transaction. ASE Inc. proposed to effect the privatization of ASE Test by means of a scheme of arrangement under Singapore law between ASE Test and its shareholders, in which holders of ASE Test Nasdaq Shares (other than ASE Inc. and its subsidiaries) would receive newly-issued, NYSE-listed ASE Inc. American Depositary Shares representing ASE Inc. common shares, referred to herein as ASE Inc. ADSs, and holders of ASE Test TDSs would receive newly-issued, TSE-listed ASE Inc. common shares. ASE Inc. initially proposed to offer 1.82051 ASE Inc. ADSs for each ASE Test Nasdaq Share and 0.11378 ASE Inc. common shares for each ASE Test TDS. The consideration offered for each ASE Test Nasdaq Share was equal in value to the consideration offered for each ASE Test TDS, adjusted only to reflect the fact that each ASE Test TDS represents 0.0125 ASE Test ordinary shares and each ASE Inc. ADS represents five ASE Inc. common shares. Following the conclusion of the proposed scheme of arrangement, ASE Inc. would own 100% of the outstanding ASE Test ordinary shares.

ASE Inc. stated in its proposal letter that it chose a scheme of arrangement as the desired mechanism for the privatization in order to ensure that the transaction only proceeded with the clear support of a majority of the unaffiliated ASE Test shareholders. ASE Inc. chose to offer its common shares (including common shares in the form of ASE Inc. ADSs) as consideration rather than cash because of a desire, at the time, to conserve ASE Inc.’s cash resources and avoid incurring the significant amount of debt that would be needed to finance a cash offer. In addition, ASE Inc. believed that its common shares (including common shares in the form of ASE Inc. ADSs) would potentially represent an attractive form of consideration to ASE Test shareholders, including by providing them with the means to indirectly continue their investment in ASE Test’s business as part of the larger ASE Inc. group of companies, allowing them to realize the potential benefits of an investment in ASE Inc.’s larger and more diversified group of businesses, and enjoying potentially enhanced liquidity in their investment, since ASE Inc. common shares and ASE Inc. ADSs had historically enjoyed greater liquidity as compared to the historical liquidity of ASE Test Nasdaq Shares and ASE Test TDSs. In its proposal letter, ASE Inc. stated that it believed that it would be impracticable for holders of ASE Test TDSs to receive foreign securities such as ASE Inc. ADSs as consideration since, for example, in order to receive ASE Inc. ADSs as consideration, many ASE Test TDS holders would have to open special brokerage accounts in Taiwan for foreign securities. Consequently, the proposal contemplated that ASE Test TDS holders would receive ASE Inc. common shares as consideration, in a number that was substantially equivalent in value to the number of ASE Inc. ADSs to be offered as consideration to holders of ASE Test Nasdaq Shares in the proposed scheme of arrangement.

In response to this letter, the board of directors of ASE Test indicated in a letter to ASE Inc. dated December 13, 2005 that it would be interested in engaging in discussions regarding a potential privatization of ASE Test. On the same date, the board of directors of ASE Test formed a special committee comprised of two directors of ASE Test, who are independent for purposes of the scheme, with full power and authority to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme, including to engage its own financial, legal and other advisors. The members of the special committee were Mr. Albert C.S. Yu and Mr. Guan Seng Sim. The special committee engaged Lehman Brothers as its financial advisor, Sullivan & Cromwell LLP as its United States legal counsel and Allen & Gledhill LLP as its Singapore legal counsel. On December 15, 2005, Lehman Brothers discussed its preliminary analysis of the proposed financial terms of the scheme with the special committee. After reviewing and discussing the preliminary financial analysis with Lehman Brothers by telephone, the special committee met with Lehman Brothers and the special committee’s legal advisors in Taipei on December 19, 2005. At this meeting, representatives of Allen & Gledhill LLP advised the members of the special committee of their legal duties and responsibilities under Singapore law in respect of the proposed scheme, including their fiduciary duties, and representatives of Allen & Gledhill LLP and Sullivan & Cromwell LLP advised the members of the special committee on Singapore and U.S. legal and regulatory aspects of the contemplated transaction, respectively. At the same meeting, Lehman Brothers discussed with the special committee its detailed analysis of the financial terms of the proposed scheme. After engaging in extensive discussions and deliberations of the privatization proposal with its financial and legal advisors, the special committee concluded that the financial terms of the proposed scheme did not fully reflect the underlying value of ASE Test ordinary shares and decided to seek an improvement in the terms of the proposed consideration. Accordingly, in a letter dated December 19, 2005, the special committee requested that ASE Inc. improve the terms of the proposed consideration.

In response, in a letter delivered to the chairman of the board of directors of ASE Test on the morning of December 20, 2005, ASE Inc. submitted a revised nonbinding proposal containing more favorable exchange ratios for the ASE Inc. common shares and ASE Inc. ADSs to be offered as consideration in connection with the proposed scheme of arrangement, offering 1.86567 ASE Inc. ADSs for each ASE Test Nasdaq Share and 0.11660 ASE Inc. common shares for each ASE Test TDS. As with the previous proposal, the revised consideration offered for each ASE Test Nasdaq Share was equal in value to the revised consideration offered for each ASE Test TDS, adjusted only to reflect the fact that each ASE Test TDS represents 0.0125 ASE Test ordinary shares and each ASE Inc. ADS represents five ASE Inc. common shares. The special committee and its financial and legal advisors met in Taipei that same day, with representatives of ASE Inc., representatives of Citi, ASE Inc.’s financial advisor, Davis Polk & Wardwell, ASE Inc.’s United States legal counsel, WongPartnership, ASE Inc.’s Singapore legal counsel, and Baker & McKenzie, ASE Inc.’s Republic of China legal counsel, to discuss the revised terms of the proposal as well as the proposed terms of a draft scheme implementation agreement prepared by ASE Inc.’s legal counsel and circulated to the special committee and its financial and legal advisors prior to the December 20 meeting. In the course of these discussions, the special committee stated that, in its opinion, the revised financial terms of ASE Inc.’s proposal still did not fully reflect the underlying value of ASE Test ordinary shares, and requested further improvements in the proposed consideration.

ASE Inc. and the special committee conducted several rounds of negotiations on December 20, 2005, during which ASE Inc. submitted, at the special committee’s request, several revised nonbinding proposals containing improved exchange ratios for the ASE Inc. common shares and ASE Inc. ADSs to be offered as consideration in connection with the proposed scheme of arrangement, and engaged in various discussions during the meetings in Taipei between ASE Inc., the special committee and their respective advisors. During the same meetings, the respective legal counsel for ASE Inc. and the special committee discussed and negotiated proposed changes to the draft scheme implementation agreement and related documentation, seeking to finalize the terms of the transaction documentation. Notwithstanding the improvements ASE Inc. made to its proposal, the special committee, after reviewing and discussing improved proposals in meetings with its financial and legal advisors, continued to conclude that the revised terms of ASE Inc.’s proposal insufficiently reflected the underlying value of the ASE Test ordinary shares and requested further improvements in the proposed terms of the privatization. The representatives of ASE Inc. stated that a major constraint on ASE Inc.’s ability to further improve the exchange ratios was the desire to avoid incurring earnings-per-share dilution under generally accepted accounting principles in the Republic of China, or ROC GAAP, in connection with the transaction, and expressed a concern that, in light of recent movements in the share prices of ASE Inc. and ASE Test during the preceding several days, any further increase in the proposed exchange ratios could present an unacceptable risk of earnings-per-share dilution. Given that the exchange ratio would be fixed from the signing of the definitive transaction agreements until the closing of the transaction, a period that was expected to last several months, the representatives of ASE Inc. stated that they were particularly concerned about the exposure to potential increases in ASE Inc.’s relative share price during that period, which would result in ASE Inc. paying a higher total purchase price, which would in turn cause ASE Inc. to incur a higher goodwill amortization expense and therefore higher earnings-per-share dilution. During the final round of negotiations on December 20, 2005, ASE Inc. indicated that it was prepared to increase the consideration offered in connection with the proposed scheme of arrangement to 1.90594 ASE Inc. ADSs for each ASE Test Nasdaq Share and 0.11912 ASE Inc. common shares for each ASE Test TDS, and requested a response from the special committee. As with each of the previous proposals, the revised consideration offered for each ASE Test Nasdaq Share was equal in value to the revised consideration offered for each ASE Test TDS, adjusted only to reflect the fact that each ASE Test TDS represents 0.0125 ASE Test ordinary shares and each ASE Inc. ADS represents five ASE Inc. common shares.

Following further review and evaluation by the special committee with its financial and legal advisors of the proposed consideration and the special committee’s legal duties and responsibilities, the special committee indicated that it was not prepared to recommend a transaction on the basis of the revised consideration, and requested further improvements in the proposed terms of the privatization. The negotiations concluded on December 21, 2005 without agreement on the financial or other terms of any potential transaction. Following the conclusion of the negotiations, ASE Inc. reviewed the continuing movements in the respective share prices of ASE Inc. and ASE Test, including the December 20, 2005 closing prices on the New York Stock Exchange (in the case of ASE Inc. ADSs), the Taiwan Stock Exchange (in the case of ASE Inc. common shares and ASE Test TDSs) and The NASDAQ Global Market (in the case of ASE Test Nasdaq Shares). In light of this updated trading information, and in light of perceived trends in share price movements of ASE Inc. ADSs, ASE Inc. common shares, ASE Test Nasdaq Shares and ASE Test TDSs, ASE Inc. concluded that the transaction presented an increasing, and unacceptable, risk of significant earnings-per-share dilution. Consequently, on the morning of December 22, 2005, ASE Inc. delivered a letter to the board of directors of ASE Test stating that, in light of movements in the share prices of ASE Inc. and ASE Test during the preceding few days, and in particular the significant increase in ASE Inc.’s share price, ASE Inc. had determined that these new price levels would present an unacceptable risk of significant earnings-per-share dilution and that it had accordingly concluded that it was necessary to discontinue discussions regarding the potential privatization.

Following the discontinuation of discussions regarding this proposed transaction, the senior management of ASE Inc. continued to evaluate from time to time the feasibility of the proposed privatization of ASE Test. On May 9, 2006, ASE Inc. delivered a confidential letter to the chairman of the board of directors of ASE Test inquiring as to whether ASE Test would be interested in resuming discussions regarding the proposed privatization transaction. On May 9, 2006, ASE Test responded with a letter indicating its willingness to resume discussions. On May 15, 2006, the special committee met with its financial and legal advisors in Taipei to resume discussions on the proposed privatization transaction. However, due to adverse market conditions which, in ASE Inc.’s view, made it unlikely that a transaction could be consummated on terms acceptable to ASE Inc., ASE Inc. cancelled a scheduled May 16, 2006 meeting with the special committee and ASE Inc.’s and the special committee’s respective financial and legal advisors.

Following the discontinuation of discussions regarding this proposed transaction, the senior management of ASE Inc. continued to evaluate from time to time the feasibility of various potential transaction structures that may be available to privatize ASE Test. On June 1, 2007, ASE Inc. delivered a confidential letter to the chairman of the board of directors of ASE Test seeking to engage in discussions regarding a new potential privatization transaction. As in the case of the previous privatization proposal, ASE Inc. proposed to effect this privatization by means of a scheme of arrangement under Singapore law between ASE Test and its shareholders. Unlike the previous proposal, ASE Inc. proposed that under this scheme of arrangement, holders of ASE Test Nasdaq Shares and ASE Test TDSs (other than ASE Inc. and its subsidiaries) would receive cash consideration, in which the cash consideration offered for each ASE Test Nasdaq Share would be equal in value to the consideration offered for each ASE Test TDS, adjusted only to reflect the fact that each ASE Test Nasdaq Share represents one ASE Test ordinary share and each ASE Test TDS represents 0.0125 ASE Test ordinary shares. As in the case of the previous proposal, following the conclusion of the proposed scheme of arrangement, ASE Inc. would own 100% of the outstanding ASE Test ordinary shares. On June 1, 2007, ASE Test Nasdaq Shares closed at US$13.15 per share.

As in the case of the previous proposal, ASE Inc. chose a scheme of arrangement as the desired mechanism for the privatization in order to ensure that the transaction only proceeded with the clear support of a majority of the unaffiliated ASE Test shareholders and would result in the acquisition by ASE Inc. of all outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries). ASE Inc. chose to offer cash instead of its common shares (including common shares in the form of ASE Inc. ADSs) as consideration because it had reassessed its ability to prudently incur the amount of debt that would be needed to finance a cash offer, particularly in light of the significant increase in ASE Inc.’s cash balances and reduction in ASE Inc.’s outstanding debt from December 2005 to June 2007. In addition, ASE Inc. believed that a cash offer would potentially represent a more attractive form of consideration to ASE Test shareholders than ASE Inc.’s common shares (including common shares in the form of ASE Inc. ADSs), increasing the likelihood that the requisite majority of the unaffiliated ASE Test shareholders would vote to approve the proposed scheme of arrangement and thereby improving the certainty of the transaction’s consummation.

Following the receipt of this letter, on June 6, 2007, the board of directors of ASE Test re-established the special committee comprised of Mr. Albert C.S. Yu and Mr. Guan Seng Sim, two directors of ASE Test who are independent for purposes of the scheme, with full power and authority to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme, including to engage its own financial, legal and other advisors. The special committee informed ASE Inc., in a letter dated June 6, 2007, that it would be interested in engaging in discussions regarding a potential privatization of ASE Test. On June 6, 2007, ASE Test Nasdaq Shares closed at US$12.74 per share. On June 8, 2007, the board of directors of ASE Inc. delivered to the chairman of the board of directors of ASE Test a detailed, nonbinding confidential proposal letter setting out the indicative structure of the proposed all-cash scheme of arrangement, but omitting any indicative price. Following receipt of such proposal letter, on June 12, 2007, the special committee re-engaged Lehman Brothers as its financial advisor, Sullivan & Cromwell LLP as its United States legal counsel, Allen & Gledhill LLP as its Singapore legal counsel, and also engaged Lee and Li as its Republic of China legal counsel, and designated Mr. Ken Hsiang, the Chief Financial Officer of ASE Test, as contact and liaison person for the special committee to coordinate and facilitate communications between ASE Inc. and members of the special committee. Mr. Hsiang is the nephew of the wife of Mr. Jason C.S. Chang, ASE Inc.’s chairman.

On June 13, 2007, representatives of Davis Polk & Wardwell met with representatives of Sullivan & Cromwell LLP to review the status of the draft scheme implementation agreement and other documentation from the earlier proposed privatization and discuss changes that may be required to reflect the new proposed all-cash structure, as well as various procedural and organizational matters relating to the new proposal and the requested discussions between ASE Inc. and the special committee. On June 14, 2007, ASE Inc. delivered a letter to the special committee proposing an indicative cash price of US$14.30 per ASE Test Nasdaq Share to acquire the remaining ASE Test ordinary shares that it did not own, under the terms and subject to the conditions of the new proposed scheme of arrangement. This cash price represented a premium of 0.6% to the last closing price of US$14.21 for ASE Test Nasdaq Shares as of June 13, 2007, and a premium of 11.8% to the average closing price for ASE Test Nasdaq Shares for the 30 consecutive days ended June 13, 2007. On June 13, 2007, ASE Test Nasdaq Shares closed at US$14.21 per share, and on June 14, 2007, ASE Test Nasdaq Shares closed at US$14.37 per share. On June 15, 2007, at a meeting of the special committee and its financial and legal advisors, with Mr. Hsiang also present, representatives of Allen & Gledhill LLP advised the members of the special committee of their legal duties and responsibilities under Singapore law in respect of the proposed scheme, including their fiduciary duties, and representatives of Allen & Gledhill LLP and Sullivan & Cromwell LLP advised the members of the special committee of Singapore and U.S. legal and regulatory aspects of the contemplated transaction, respectively, and on the terms and conditions as well as the status of the negotiations on the transaction documents. At this meeting, Lehman Brothers discussed with the special committee its analysis of the financial terms of the proposed scheme. After extensive discussions and deliberations with its financial and legal advisors on the new privatization proposal, the special committee concluded that the financial terms of the proposed scheme did not fully reflect the underlying value of ASE Test ordinary shares, and decided to seek improvements in the terms of the proposed consideration. Subsequently, on the same date, the special committee and its financial and legal advisors, with Mr. Hsiang also present, met in Taipei with representatives of ASE Inc., representatives of Citi, ASE Inc.’s financial advisor, Davis Polk & Wardwell, ASE Inc.’s United States legal counsel, WongPartnership, ASE Inc.’s Singapore legal counsel and Baker & McKenzie, ASE Inc.’s Republic of China legal counsel, to discuss the terms of the new proposal and to discuss the proposed terms of a revised draft scheme implementation agreement prepared by ASE Inc.’s legal counsel and circulated to the special committee and its financial and legal advisors prior to the Taipei meeting. In the course of these discussions, the special committee stated that, in its opinion, the financial terms of ASE Inc.’s proposal, which represented a 0.5% discount to the closing price for ASE Test Nasdaq Shares of US$14.37 on June 14, 2007, did not fully reflect the underlying value of ASE Test ordinary shares, and requested an increase in the proposed price. ASE Inc. indicated an unwillingness to increase the price, and further indicated that, while desirable, the proposed transaction was not essential to ASE Inc.’s strategic objectives and that ASE Inc. would be unwilling at that time to pursue the proposed transaction at a higher price. On June 15, 2007, the ASE Test Nasdaq Shares closed at US$14.22 per share. The special committee, ASE Inc. and the respective advisors to the special committee and ASE Inc., with Mr. Hsiang also present, met again the following morning, on June 16, 2007, at which time the special committee again requested that ASE Inc. increase the price. ASE Inc. indicated that it remained unwilling to increase the price, and the negotiations concluded with no agreement on the terms of the proposed transaction.

On August 21, 2007, ASE Inc. delivered a confidential letter to the chairman of the board of directors of ASE Test inquiring whether ASE Test would be interested in resuming discussions regarding the confidential, nonbinding privatization proposal made by ASE Inc. in June 2007, on the same terms and at the same cash price of US$14.30 per ASE Test Nasdaq Share that was previously offered. At the time the letter was delivered, the cash price represented a premium of 29.2% to the last closing price of US$11.07 for ASE Test Nasdaq Shares on August 20, 2007, and a premium of 20.0% to the average closing price for ASE Test Nasdaq Shares for the 30 consecutive days ended August 20, 2007. In response to this letter, the special committee informed ASE Inc. that it would be interested in resuming discussions regarding the proposed privatization, and reviewed the privatization proposal with its financial and legal advisors.

The special committee, with Mr. Guan Seng Sim participating by video conference, met with its financial and legal advisors, with Mr. Hsiang also present, in Taipei on August 30, 2007. At such meeting, Lehman Brothers discussed with the special committee its analysis of the financial terms of the proposed scheme. At the same meeting, representatives of Allen & Gledhill LLP advised the members of the special committee again of their legal duties and responsibilities under Singapore law in respect of the proposed scheme, including their fiduciary duties, and representatives of Allen & Gledhill LLP and Sullivan & Cromwell LLP advised the members of the special committee again of Singapore and U.S. legal and regulatory aspects of the contemplated transaction, respectively, and on the terms and conditions as well as status of the negotiations on the transaction documents. After these extensive discussions and deliberations with its financial and legal advisors regarding the privatization proposal, the special committee concluded that the financial terms of the proposed scheme did not fully reflect the underlying value of ASE Test ordinary shares and decided to request an improvement in the terms of the proposed consideration. Subsequently, during the afternoon of August 30, 2007, the special committee and its financial and legal advisors, with Mr. Hsiang also present, met in Taipei with representatives of ASE Inc. and representatives of Citi, Davis Polk & Wardwell, WongPartnership and Baker & McKenzie to resume discussions on the terms of the June 2007 proposal and on the proposed terms of the revised draft scheme implementation agreement previously circulated to the special committee and its financial and legal advisors. In the course of these discussions, the special committee stated that, in its opinion, the financial terms of ASE Inc.’s proposal still did not fully reflect the underlying value of ASE Test ordinary shares, and requested an increase in the proposed offer price. In the course of negotiations on August 30, 2007 and the following day, August 31, 2007, ASE Inc. indicated its willingness to increase the offer price, first to US$14.50 per ASE Test Nasdaq

Share, then to US$14.70 per ASE Test Nasdaq Share and later to US$14.78 per ASE Test Nasdaq Share. In response to the special committee’s subsequent request for a further increase in the proposed offer price, ASE Inc. indicated that it was unwilling to increase the price beyond this level, and reiterated that, while desirable, the proposed transaction was not essential to ASE Inc.’s strategic objectives and stated that ASE Inc. would be unwilling to pursue the transaction at a higher price. After extensive discussions and deliberations with its financial and legal advisors regarding the revised privatization proposal, the special committee indicated that it was prepared to recommend the proposed privatization transaction at a price of US$14.78 per ASE Test Nasdaq Share, subject to agreement on the terms of the proposed scheme implementation agreement and other transaction documentation. Representatives of the respective legal advisors to ASE Inc. and the special committee continued to negotiate the terms of the scheme implementation agreement and related documentation.

On September 4, 2007, the special committee, participating by video conference call, met with its financial and legal advisors, with Mr. Hsiang also present, in a duly convened meeting of the special committee to further discuss the revised proposal of US$14.78 per ASE Test Nasdaq Share. At the meeting, representatives of Allen & Gledhill LLP advised the members of the special committee again of their legal duties and responsibilities under Singapore law in respect of the proposed scheme, including their fiduciary duties, and representatives of Allen & Gledhill LLP and Sullivan & Cromwell LLP advised the members of the special committee again of Singapore and U.S. legal and regulatory aspects of the contemplated transaction, respectively, and discussed with the special committee the terms and conditions of the scheme implementation agreement and other related documentation. Also at this meeting, representatives of Lehman Brothers presented its detailed analysis of the scheme consideration to the special committee based on the proposed price of US$14.78 per ASE Test Nasdaq Share, and delivered to the special committee its oral and written opinion that, as of September 4, 2007, the scheme consideration to be received by the unaffiliated ASE Test shareholders in the scheme is fair to such unaffiliated ASE Test shareholders, from a financial point of view, based upon and subject to the factors and assumptions set forth in its written opinion and other matters as Lehman Brothers considered relevant. See “—Opinion of Lehman Brothers” below for a summary of Lehman Brothers’ presentation to the special committee. The special committee determined that the scheme consideration is fair to the unaffiliated ASE Test shareholders and recommended to the board of directors of ASE Test to: (i) approve the scheme implementation agreement; and (ii) recommend approval and adoption of the scheme by the unaffiliated ASE Test shareholders.

Following this recommendation, on the same day, the board of directors of ASE Test, with only the independent directors voting and the interested directors abstaining from voting: (i) unanimously determined the scheme implementation agreement, the scheme and the other transactions contemplated thereby are fair to and in the best interests of the ASE Test shareholders (other than ASE Inc. and its subsidiaries); (ii) unanimously approved the scheme implementation agreement and the transactions contemplated thereby; and (iii) unanimously resolved to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders. Due to their affiliation with ASE Inc., the interested directors of ASE Test, namely Mr. Jason C.S. Chang, Mr. Richard H.P. Chang, Mr. Joseph Tung, Mr. Jeffrey Chen, Mr. Alan T.C. Cheng, Mr. Raymond Lo, Mr. Freddie Liu and Mr. Ko-Chien Chin, abstained from the deliberations on the scheme, including without limitation, the scheme consideration, and from voting on the foregoing resolutions. Only the independent directors, namely Mr. Albert C.S. Yu, Mr. Guan Seng Sim and Mr. David D.H. Tsang, voted on the foregoing resolutions.

Following the board resolutions, on September 4, 2007, after the close of trading on the Taiwan Stock Exchange and prior to the opening of trading on The NASDAQ Global Market, ASE Inc. and ASE Test executed the scheme implementation agreement and issued a joint press release announcing the scheme.

ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors

Following the receipt of a proposal from ASE Inc. in respect of the scheme, the board of directors of ASE Test established a special committee comprised of two directors of ASE Test who are independent for purposes of the scheme to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the scheme. The special committee, acting with the assistance of its financial and legal advisors, evaluated and negotiated the scheme with ASE Inc., including the terms and conditions of the scheme implementation agreement. The special committee determined that the scheme consideration is fair to the unaffiliated ASE Test shareholders and recommended that the board of directors of ASE Test: (i) approve the scheme implementation agreement; and (ii) recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders.

At a duly held meeting on September 4, 2007, the board of directors of ASE Test, with only the independent directors voting and the interested directors abstaining from voting: (i) unanimously determined that the scheme implementation agreement, the scheme and the other transactions contemplated thereby are fair to and in the best interests of the ASE Test shareholders (other than ASE Inc. and its subsidiaries); (ii) unanimously approved the scheme implementation agreement and the transactions contemplated thereby; and (iii) unanimously resolved to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders. Due to their affiliation with ASE Inc., the interested directors of ASE Test, namely Mr. Jason C.S. Chang, Mr. Richard H.P. Chang, Mr. Joseph Tung, Mr. Jeffrey Chen, Mr. Alan T.C. Cheng, Mr. Raymond Lo, Mr. Freddie Liu and Mr. Ko-Chien Chin, abstained from the deliberations on the scheme, including without limitation, the scheme consideration, and from voting. Only the independent directors, namely Mr. Albert C.S. Yu, Mr. Guan Seng Sim and Mr. David D.H. Tsang, voted on the foregoing resolutions.

In addition, pursuant to the requirements of Rule 13e-3, ASE Test is required to state its belief as to the fairness of the scheme to unaffiliated security holders of ASE Test. ASE Test believes that the scheme is fair to unaffiliated security holders of ASE Test.

In reaching their determination and recommendation, the special committee and the board of directors of ASE Test considered a number of substantive positive factors, including the following:

•	the per share scheme consideration represents:

•

a premium of approximately 25.6% above the last transacted price of each ASE Test Nasdaq Share on The NASDAQ Global Market of US$11.77 as of August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on The NASDAQ Global Market prior to the announcement of the scheme;

•

a premium of approximately 28.1% above the average of the last transacted prices of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.54 over the one-week period ended August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme;

•

a premium of approximately 25.6% above the average of the last transacted prices of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.77 over the one-month period ended August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme; and

•

a premium of approximately 30.9% above the average of the last transacted prices of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.29 over the twelve-month period ended August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme;

•

the efforts made by the special committee and its financial and legal advisors to negotiate and execute a scheme implementation agreement containing financial and other terms favorable to ASE Test, the fact that the scheme consideration and the terms and conditions of the scheme implementation agreement were arrived at after arm’s-length negotiations between ASE Inc. and the special committee (advised by financial and legal advisors) on a willing-seller, willing-buyer basis, after multiple negotiating sessions and discussions, which resulted in an increase in the scheme consideration from US$14.30 per ASE Test Nasdaq Share to US$14.78 per ASE Test Nasdaq Share, and the business judgment of the special committee that, based upon the negotiations that had transpired, a price higher than US$14.78 could not likely be obtained;

•

the analyses and presentations of Lehman Brothers to the special committee, and Lehman Brothers’ written opinion that, as of the date of the scheme implementation agreement, the scheme consideration is fair to the unaffiliated ASE Test shareholders from a financial point of view;

•

the scheme provides for an all cash consideration, which allows the unaffiliated ASE Test shareholders to realize their investment for a cash consideration that is at a significant premium over the market prices of ASE Test Nasdaq Shares and ASE Test TDSs prior to the announcement of the scheme, an option which may not otherwise be readily available to such shareholders due to the low trading liquidity of ASE Test Nasdaq Shares and ASE Test TDSs;

•

ASE Inc.’s indirect ownership of a majority of the outstanding ASE Test ordinary shares and the fact that, as a practical matter, ASE Test is unlikely to attract and complete any alternative acquisition proposal given ASE Inc.’s ownership position in ASE Test;

•

the fact that the terms of the scheme implementation agreement contain a “fiduciary-out” exception as described below in “The Scheme Implementation Agreement—Non-Solicitation; Fiduciary-Out”, which allows ASE Test, under certain circumstances, to change or withdraw its recommendation and terminate the scheme implementation agreement;

•	the likelihood and anticipated timing of the receipt of required regulatory approvals for the scheme and the completion of the scheme; and

•	the financial commitment obtained by ASE Inc., that the scheme is not conditioned upon the receipt of financing by ASE Inc. and that ASE Inc. has the financial resources to complete the scheme.

In addition, the special committee and the board of directors of ASE Test believe that sufficient procedural safeguards were and are present to permit the special committee to represent effectively the interests of the unaffiliated ASE Test shareholders without retaining an unaffiliated representative to act solely on behalf of such shareholders, as the use of a special committee is a well-recognized mechanism to achieve procedural fairness in “going private” transactions such as the scheme. These procedural safeguards include those discussed below, each of which the special committee and the board of directors of ASE Test believe supported their decision and provided assurance of the fairness of the scheme to the unaffiliated ASE Test shareholders:

•

the scheme is structured so that the affirmative vote of a majority in number of the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, representing not less than 75% in value of ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, is required for its approval and adoption;

•

the quorum for the court meeting is voluntarily set by the parties to require the presence at the court meeting, in person or by proxy, of unaffiliated ASE Test shareholders holding one-third of the outstanding ASE Test ordinary shares held by all unaffiliated ASE Test shareholders, which is a higher threshold than that required by Singapore law or the Articles of Association of ASE Test (which requires a quorum consisting of the presence of ASE Test shareholders holding not less than one-third of the outstanding ASE Test ordinary shares held by all ASE Test shareholders);

•	the special committee consisted entirely of directors of ASE Test who are not affiliated with ASE Inc. and are independent for purposes of the scheme;

•

the fact that the special committee had the ultimate authority on behalf of ASE Test to decide whether or not to proceed with a transaction, subject to the approval of the scheme implementation agreement by the board of directors of ASE Test;

•

the special committee retained and received advice and assistance from its own financial and legal advisors, each of which has extensive experience in transactions similar to the scheme and in evaluating, negotiating and analyzing the terms of the scheme;

•

the fact that the terms of the scheme implementation agreement contain a “fiduciary-out” exception, which allows ASE Test, under certain circumstances, to change or withdraw its recommendation and terminate the scheme implementation agreement;

•	the financial and legal advisors to the special committee reported directly to the special committee and took directions exclusively from the special committee; and

•	members of the special committee will not receive any consideration pursuant to the scheme that is different from that received by any other unaffiliated ASE Test shareholder.

In reaching their determination and recommendation, the special committee and the board of directors of ASE Test considered a number of potentially negative factors, including the following:

•

as a result of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and ASE Test shareholders (other than ASE Inc. and its subsidiaries) will cease to have any ownership interest in ASE Test or participate in ASE Test’s future earnings or growth;

•

given ASE Inc.’s controlling ownership position in ASE Test and the likelihood that no feasible competing acquisition proposals would emerge, no third parties were contacted regarding such competing acquisition proposals, and the special committee and the board of directors of ASE Test did not consider the potential valuation of ASE Test ordinary shares available in alternative acquisition transactions;

•	the receipt of scheme consideration by ASE Test shareholders (other than ASE Inc. and its subsidiaries) may be taxable to such shareholders;

•	the scheme is conditioned on the satisfaction or waiver of certain conditions, and there is no assurance that all or any of the conditions will be satisfied or waived in a timely manner or at all; and

•

the risks and costs to ASE Test if the scheme does not become effective or is otherwise terminated, including potentially negative market reaction, fees and expenses incurred, and diversion of resources.

In reaching their determination and recommendation, the special committee and the board of directors of ASE Test did not consider liquidation value because they considered ASE Test to be a viable going concern business. ASE Inc. indirectly holds a majority of the outstanding ASE Test ordinary shares and has informed ASE Test that it did not wish to liquidate ASE Test. In addition, the special committee and the board of directors of ASE Test did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of ASE Test as going concern, but rather is indicative of historical costs. The net book value of ASE Test as of June 30, 2007 was US$8.86 per share, which was 40% lower than the scheme consideration of US$14.78 per ASE Test Nasdaq Share.

In reaching their determination and recommendation, the special committee and the board of directors of ASE Test considered the going concern value of ASE Test. To measure ASE Test’s going concern value, the special committee and the board of directors of ASE Test considered, among other things, the financial presentation and analyses with respect to ASE Test prepared by Lehman Brothers. The opinion of Lehman Brothers addressed the fairness, from a financial point of view, as of September 4, 2007, of the scheme consideration to be received by the unaffiliated ASE Test shareholders in the scheme, and was based upon and subject to the factors and assumptions set forth therein and other matters as Lehman Brothers considered relevant. See “—Opinion of Lehman Brothers” for a summary of Lehman Brothers’ presentation to the special committee.

The foregoing discussion of the information and factors considered by the special committee and the board of directors of ASE Test includes the material factors considered by the special committee and the board of directors of ASE Test. Due to the variety of factors considered in connection with their evaluation, the special committee and the board of directors of ASE Test did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation, nor did they evaluate whether these factors were of equal importance. In addition, individual directors may have assigned different weights to various factors. The special committee held extensive discussions with, and relied on the experience and expertise of, Lehman Brothers, its financial advisor, with respect to the quantitative and qualitative analysis of the financial terms of the scheme. The special committee recommended that the board of directors of ASE Test approve the scheme implementation agreement and recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders based upon the totality of the information presented to and considered by it, and the board of directors of ASE Test, with only the independent directors voting and the interested directors abstaining from voting, unanimously determined that the scheme implementation agreement, the scheme and the other transactions contemplated thereby are fair to and in the best interests of the ASE Test shareholders (other than ASE Inc. and its subsidiaries), unanimously approved the scheme implementation agreement and the transactions contemplated thereby, and unanimously resolved to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders, based upon the totality of the information presented to and considered by it.

Opinion of Lehman Brothers

Pursuant to an engagement letter dated June 12, 2007, the special committee engaged Lehman Brothers to act as its financial advisor with respect to its evaluation of the proposed acquisition by ASE Inc. of the outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries). At the September 4, 2007 meeting of the special committee, Lehman Brothers rendered its oral and written opinion that, as of September 4, 2007, and based on and subject to the factors and assumptions stated in its written opinion, from a financial point of view, the scheme consideration to be received by the unaffiliated ASE Test shareholders in the scheme was fair to such ASE Test shareholders.

The full text of the written opinion of Lehman Brothers, dated September 4, 2007, is attached as Appendix B to this scheme document. You are encouraged to read Lehman Brothers’ opinion in its entirety, including the description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the scheme. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any ASE Test shareholder as to how such shareholder should vote in connection with the scheme. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, ASE Test’s underlying business decision to proceed with or effect the scheme.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the scheme implementation agreement and correspondences between ASE Inc. and ASE Test, including the specific terms of the scheme;

•

publicly available information concerning ASE Test that Lehman Brothers believed to be relevant to its analysis, including ASE Test’s Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2006 and ASE Test’s unaudited financial results of ASE Test for the six months ended June 30, 2007;

•

financial and operating information with respect to ASE Test’s business, operations and prospects furnished to Lehman Brothers by ASE Test, consisting of financial projections of ASE Test prepared by ASE Test’s management for the fiscal year ending December 31, 2007, referred to herein as the projections, and management accounts for July 2007;

•

the trading history of the ASE Test Nasdaq Shares and ASE Test TDSs from September 1, 2006 through August 31, 2007 and a comparison of that trading history with those of the NASDAQ Composite Index and other companies that Lehman Brothers deemed relevant;

•	a comparison of ASE Test’s historical financial results and present financial condition with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the scheme with the financial terms of other transactions that Lehman Brothers deemed relevant; and

•	independent equity research analysts’ estimates of ASE Test’s future financial performance.

In addition, Lehman Brothers had discussions with ASE Test’s management concerning its business, operations, assets, liabilities, financial condition and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate. Lehman Brothers also participated in discussions and negotiations among representatives of ASE Test, ASE Inc., and their respective financial and legal advisors. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of ASE Test nor did it make or obtain any evaluations or appraisals of the assets or liabilities of ASE Test. In addition, in light of ASE Inc.’s controlling ownership position in ASE Test, the special committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of ASE Test’s business.

In arriving at its opinion, Lehman Brothers assumed and relied on the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied on the assurances of ASE Test’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projections, on ASE Test’s advice, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of ASE Test’s management as to ASE Test’s future financial performance, and that ASE Test would perform substantially in accordance with such projections. Lehman Brothers’ opinion was necessarily based on market, economic and other conditions as they existed on, and could be evaluated as of, September 4, 2007. The special committee did not provide specific instructions to, or impose any limitations on, Lehman Brothers with respect to the scope of the investigations made or procedures followed by Lehman Brothers in rendering its opinion.

The following is a summary of the material financial analyses performed by Lehman Brothers in connection with providing its opinion to the special committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman Brothers, the tables must be read together with the text of each summary. Considering the summaries or tables alone or any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

For the purposes of the following analyses, wherever applicable, Lehman Brothers applied a fixed exchange rate of NT$33.00 to US$1.00, the exchange rate prevailing as of August 31, 2007.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the closing prices of the ASE Test Nasdaq Shares for the period from September 1, 2006 through August 31, 2007, and the relative share price performances during this same period of the NASDAQ Composite Index and selected companies in the semiconductor assembly and testing services industry, including ASE Inc., Amkor Technology Inc., ChipMOS Technologies (Bermuda) Ltd., King Yuan Electronics Company Ltd., Siliconware Precision Industries Co., Ltd., STATS ChipPAC Ltd. and United Test and Assembly Center Ltd. The foregoing historical share price analysis was presented to the special committee to provide it with background information and perspective with respect to the relative historical share price of the ASE Test Nasdaq Shares.

Lehman Brothers noted that during this period, the closing share price of ASE Test Nasdaq Shares ranged from a low of US$8.00 to a high of US$15.28. The scheme consideration of US$14.78 per ASE Test Nasdaq

Share represented a premium of 25.6%, 11.3%, 16.9% and 30.9% over the one-month, three-month, six-month and one-year average per share closing prices of ASE Test Nasdaq Shares of US$11.77, US$13.28, US$12.64, and US$11.29, respectively, and a 25.6% premium over the per share closing price of ASE Test Nasdaq Shares of US$11.77 as of August 31, 2007. For purposes of this section, unless otherwise specified, the term per share scheme consideration refers to the scheme consideration of US$14.78 for each ASE Test Nasdaq Share. The NT$ “pass through” scheme consideration of NT$6.10 for each ASE Test TDS (based on the ratio of 0.0125 ASE Test ordinary share per ASE Test TDS and the NT$ / US$ exchange rate described above) represented a premium of 14.4%, 3.5%, 8.7% and 23.2% over the one-month, three-month, six-month and one-year average per TDS closing prices of ASE Test TDSs of NT$5.33, NT$5.89, NT$5.61 and NT$4.95, respectively, and a premium of 20.0% over the per TDS closing price of ASE Test TDSs of NT$5.08 as of August 31, 2007.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the semiconductor assembly and testing services industry, reviewed ASE Test’s financial and operating data and compared it with companies that Lehman Brothers deemed comparable to ASE Test, consisting of ASE Inc., Amkor Technology Inc., ChipMOS Technologies Bermuda Ltd., King Yuan Electronics Company Ltd., Siliconware Precision Industries Co. Ltd., STATS ChipPAC Ltd. and United Test and Assembly Center Ltd., referred to herein as the comparable companies. In particular, Lehman Brothers focused on companies with a majority of revenue generated from the semiconductor testing business for its analysis, consisting of ChipMOS Technologies Bermuda Ltd., King Yuan Electronics Company Ltd. and United Test and Assembly Center Ltd., referred to herein as the selected companies.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed the ratios implied by ASE Test’s and each of the comparable companies’ current enterprise value in relation to estimated 2007 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Lehman Brothers also calculated and analyzed the ratios implied by ASE Test’s and each of the comparable companies’ enterprise values in relation to estimated 2007 earnings before interest and taxes, commonly referred to as EBIT. For the purposes of evaluating the scheme and as set forth in this scheme document, EBITDA has been defined as operating income before depreciation and amortization. This definition of EBITDA differs slightly from the EBITDA that has been previously reported by ASE Test, which is calculated based on net income before taxes, net interest and other financing costs, depreciation and amortization, and income from long-term investments. The calculation of EBITDA (as defined above for purposes of evaluating the scheme) eliminates the effect of any non-operating income and expenses and serves as an indicator of the ability of ASE Test and the comparable companies to generate cash flows from their operations. In addition, for the purpose of evaluating the scheme and as set forth in this scheme document, EBIT has been defined as operating income as such operating income has previously been reported by ASE Test and the comparable companies, respectively. The calculations of EBIT (as defined above for purposes of evaluating the scheme) eliminates the effect of any non-operating income and serves as an indicator of the ability of ASE Test and the comparable companies to generate earnings from their operations. The EBITDA and EBIT for companies that prepare financial statements under ROC GAAP, including ASE Test, King Yuan Electronics Company Ltd., ASE Inc. and Siliconware Precision Industries Co. Ltd., were adjusted to reflect the treatment of employee stock bonuses as an item of expenditure, consistent with the treatment under the generally accepted accounting principles in the United States, or U.S. GAAP. In addition, in order to appropriately take into account ASE Test’s 30% shareholding in ASE (Korea) Inc., a Korea incorporated operating entity, referred to herein as ASE Korea, the projected EBITDA and EBIT of ASE Test were adjusted by adding the estimated proportionate shares of ASE Korea’s EBITDA and EBIT to ASE Test’s estimated EBITDA and EBIT. The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, intrinsic value of all in-the-money stock options and the book value of any minority interest, and subtracting its cash and cash equivalents, including marketable securities. In calculating ASE Test’s enterprise value, the value of ASE Test’s shareholding in ASE Inc. was treated as marketable securities and was calculated at a 3% discount to the market price of ASE Inc. common shares as of August 31, 2007 as quoted on the Taiwan Stock Exchange to reflect the relatively significant size of the shareholding. The shareholding in ASE Inc. is recorded in the ASE Test balance sheet as a non-current available-for-sale financial asset, recognized at fair value and adjusted for transaction costs. In addition, in order to appropriately value ASE Test’s 30% shareholding in ASE Korea, the proportionate share of ASE Korea’s net debt was added to ASE Test’s net debt in the calculation of ASE Test’s enterprise value. The projected EBITDA and EBIT of ASE Test and ASE Korea were determined using information provided by ASE Test’s management. The ratios for the comparable companies were calculated based on publicly available financial data and estimates and closing prices on August 31, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion. The results of these analyses with respect to the selected companies are summarized as follows:

	Comparison of Enterprise Value to Estimated 2007 EBITDA Ratios	Comparison of Enterprise Value to Estimated 2007 EBIT Ratios
Low of Selected Companies	3.4x	8.2x
High of Selected Companies	5.0x	11.3x
ASE Test as of August 31, 2007	3.7x	8.5x
ASE Test at Proposed Scheme Consideration	5.1x	11.6x

Lehman Brothers then applied a range for the selected companies of 3.5x – 4.5x for enterprise value as a multiple of estimated 2007 EBITDA, and a range of 9.5x – 10.5x for enterprise value as a multiple of estimated 2007 EBIT, in order to derive an implied enterprise value reference range for ASE Test. The implied per share equity reference range for ASE Test was then obtained by deducting from the implied enterprise value reference range the sum of its short- and long-term debt, book value of any minority interest, adding its cash, cash equivalents and marketable securities, and finally dividing by the diluted outstanding number of ASE Test ordinary shares.

Implied Per Share Equity Reference Range for ASE Test	Per Share Consideration
US$11.19—US$13.81	US$	14.78

Lehman Brothers applied a 20% premium to the implied per share equity reference range for ASE Test shown in the table above to reflect the 100% control of ASE Test that ASE Inc. is proposing to acquire. An implied ASE Test per share equity price was then calculated based on the methodology described above. The results are summarized below:

Implied Per Share Equity Reference Range for ASE Test (With 20% Control Premium)	Per Share Consideration
US$13.43—US$16.57	US$	14.78

Lehman Brothers selected the comparable companies above (and focused on the selected companies) because their businesses and operating profiles are reasonably similar to those of ASE Test. However, because of the inherent differences in the businesses, operations and prospects between ASE Test and those companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of ASE Test and the companies included in the comparable company analysis that would affect the public trading values of each company in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the different sizes, growth prospects, profitability levels and degrees of operational risks between ASE Test and the companies included in the comparable company analysis.

Comparable Transaction Analysis

The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. Using publicly available information, Lehman Brothers reviewed and compared the purchase price paid (and corresponding implied financial multiples) in 16 acquisitions of companies within the semiconductor assembly and testing industry since 1996. Lehman Brothers, based on its experience with mergers and acquisitions transactions, chose two recent transactions which it deemed most relevant to arriving at its opinion based on transaction structure, as well as the similarity between the target companies in such transactions and ASE Test with respect to the size, mix, margins and other characteristics of their respective businesses, referred to herein as the selected transactions. Lehman Brothers reviewed the following transactions and considered the offer by Affinity Equity Partners and TPG Capital to acquire United Test and Assembly Center Ltd. as the most relevant comparable transaction to the scheme. Lehman Brothers noted that the transactions involving United Test and Assembly Center Ltd. and STATS ChipPAC Ltd. were situations where the acquiror had less than majority control of the target at the time of announcement.

Date Announced	Acquiror	Target
June 26, 2007	Affinity Equity Partners and TPG Capital	United Test and Assembly Center Ltd.
March 1, 2007	Singapore Technologies Semiconductors	STATS ChipPAC Ltd.

Using publicly available information for each of the selected transactions, Lehman Brothers calculated the purchase price as a multiple of estimated EBITDA for the 12 months ending December 31, 2007. The same analysis was conducted using estimated EBITDA for 2007 of ASE Test for the purposes of comparing the selected transactions to the scheme. The following table presents the results of this analysis:

Transaction Implied Enterprise Value/ Acquisition Year EBITDA
Low of Selected Transactions	5.0x
High of Selected Transactions	5.9x
ASE Test at Proposed Per Share Scheme Consideration	5.1x

Lehman Brothers applied a range of enterprise value multiples for the selected transactions of 4.5x – 5.5x to estimated 2007 EBITDA in order to derive an implied enterprise value reference range for ASE Test. The implied per share equity reference range was then calculated as described earlier.

Implied Per Share Equity Reference Range for ASE Test	Per Share Consideration
US$13.52—US$15.85	US$	14.78

Transaction Premium Analysis

Lehman Brothers reviewed the premium paid in acquisitions of minority buy-outs of public targets announced since 2002 with equity values greater than US$100 million, where 100% of the consideration was paid in cash. Lehman Brothers calculated the premium per share paid by the acquiror compared to the average share price of the target company for a period of one day, one week, one month and three months prior to the announcement of the transaction. This analysis produced a median premium of 22.4% for the one-month average share price. Lehman Brothers then applied a range of premium of 10% to 30% to the average one-month closing price of US$11.77 of ASE Test Nasdaq Shares as of August 31, 2007, in order to derive an implied share price reference range for ASE Test. Lehman Brothers noted that the proposed per share scheme consideration of US$14.78 represented a premium of 25.6% to the one-month average closing price for the ASE Test Nasdaq Shares. The NT$ “pass through” scheme consideration for each ASE Test TDS represented a premium of 14.4% to the one-month average closing price of ASE Test TDSs. In connection with the ASE Test TDSs, Lehman Brothers noted that they had historically traded at a premium to the ASE Test Nasdaq Shares which Lehman Brothers believes is due to limited availability and lack of adequate liquidity on the Taiwan Stock Exchange for ASE Test TDSs. The following table presents the results of this analysis:

Implied Per Share Equity Reference Range for ASE Test	Per Share Consideration
US$12.94—US$15.30	US$	14.78

Research Analysts’ Price Targets Analysis

Lehman Brothers evaluated reports of several publicly available third-party equity research analysts on ASE Test and noted that, based on the latest available broker search on September 4, 2007, only two third-party research analyst firms provided projections for price targets for the ASE Test Nasdaq Shares. Lehman Brothers then evaluated such equity research analysts’ projected price targets for the ASE Test Nasdaq Shares and compared them to the ASE Test Nasdaq Shares’ trading price as of August 31, 2007 and the proposed per share scheme consideration. The following table presents the results of this analysis:

	Period Prior to Announcement
Research Analysts’ Price Targets	Target Price		Per Share Consideration
Average	US$	14.00	US$	14.78
Low	US$	13.00
High	US$	15.00

General

In connection with the review of the scheme by the special committee, Lehman Brothers performed a variety of financial and comparative analyses for the purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that focusing on any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying Lehman Brothers’ analyses and opinion. In addition, Lehman Brothers may have given certain analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. Therefore, the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of ASE Test.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond ASE Test’s control. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses were performed solely as part of Lehman Brothers’ analysis of the fairness of the scheme consideration, from a financial point of view, to the unaffiliated ASE Test shareholders and were performed in connection with the delivery by Lehman Brothers of its opinion, dated September 4, 2007, to the special committee. Such analyses do not purport to be appraisals and do not reflect the prices at which ASE Test Nasdaq Shares or ASE Test TDSs may trade following the announcement of the scheme.

The terms of the scheme were arrived at after arm’s-length negotiations between the special committee, ASE Inc. and their respective advisors and were unanimously approved by ASE Test’s board of directors, with only the independent directors voting and the interested directors abstaining from voting. Lehman Brothers did not recommend any specific amount or form of consideration to ASE Test or that any specific amount or form of consideration constituted the only appropriate consideration for the scheme. Lehman Brothers’ opinion was provided to the special committee to assist it in its consideration of the scheme. Lehman Brothers’ opinion does not address any other aspects of the scheme and does not constitute a recommendation to any ASE Test shareholder as to how to vote or to take any other action with respect to the scheme. Lehman Brothers’ opinion was one of the many factors taken into consideration by the special committee in making its recommendation to the board of directors of ASE Test, and by the board of directors of ASE Test in making its unanimous determination to approve the scheme implementation agreement and the transactions contemplated thereby and to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the special committee or the board of directors of ASE Test with respect to the value of ASE Test or of whether the special committee or the board of directors of ASE Test would have been willing to agree to a different amount or form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Lehman Brothers because of its expertise, reputation and familiarity with ASE Test and the semiconductor assembly and testing industry generally and because its investment banking professionals have substantial experience in transactions comparable to the scheme.

As compensation for its services in connection with the scheme, ASE Test has agreed to pay Lehman Brothers a financial advisory fee of US$2.0 million, of which US$0.5 million became payable upon the rendering of Lehman Brothers’ opinion to the special committee and the remainder would become payable upon the completion of the scheme. In addition, ASE Test has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the scheme and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the special committee and the rendering of the Lehman Brothers’ opinion. None of Lehman Brothers and its affiliates has had any material relationship during the past two years with ASE Inc., ASE Test and/or their respective affiliates, and none of them has received or expects to receive any fees from ASE Inc., ASE Test and/or their respective affiliates for services rendered during the past two years, other than with respect to the services they rendered to the special committee in connection with the scheme.

In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of ASE Test for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

A copy of the written opinion of Lehman Brothers and of Lehman Brothers’ written presentation to the special committee has been attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the scheme. The written opinion of Lehman Brothers is also attached as Appendix B to this scheme document and such written opinion and Lehman Brothers’ written presentation to the special committee will be made available for inspection and copying at the offices of ASE Test at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China during regular business hours by any interested ASE Test shareholder or such shareholder’s designated representative. A copy of the written opinion of Lehman Brothers and Lehman Brothers’ written presentation to the special committee will be mailed by ASE Test to any interested holder of ASE Test shares or such holder’s designated representative, upon written request to ASE Test at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China, Attention: Ms. Eileen Sih, at the expense of the requesting shareholder.

Lehman Brothers has given and has not withdrawn its written consent to the inclusion of its name, its written opinion dated September 4, 2007 and extracts from its written presentation dated September 4, 2007 to the special committee and references to such opinion and presentation in this scheme document, in the form and context in which they appear in this scheme document.

Projected Financial Information

Prior to entering into the scheme implementation agreement, certain projected financial information for fiscal year 2007 prepared by ASE Test’s management, referred to herein as the projected financial information, was made available to the special committee and Lehman Brothers in connection with their respective consideration and evaluation of the scheme. Lehman Brothers used this projected financial information in its financial analyses and in rendering its opinion dated September 4, 2007 to the special committee that the scheme consideration is fair to the unaffiliated ASE Test shareholders from a financial point of view. See “—Opinion of Lehman Brothers” on page [—] for a discussion of the analyses performed and the fairness opinion delivered by Lehman Brothers to the special committee. The projected financial information was subsequently provided to ANZ Singapore, the independent financial advisor to the independent directors, when it was engaged to render an opinion on the scheme consideration pursuant to the requirements of the Singapore Code. See “—Opinion of ANZ Singapore” on page [—] for a discussion of the analysis performed and the fairness opinion delivered by ANZ Singapore to the independent directors. We have included herein a subset of the most recent projected financial information relating to ASE Test’s 2007 estimated net sales, gross profits, EBITDA, EBIT and net income provided by ASE Test’s management in August 2007 to the special committee and Lehman Brothers, and subsequently to ANZ Singapore, and used by Lehman Brothers and ANZ Singapore in their respective financial analyses and in rendering their respective fairness opinions. This information is included solely for the purpose of providing ASE Test shareholders with access to certain information considered by the special committee and the board of directors of ASE Test in their respective consideration and evaluation of the scheme. The inclusion of this information should not be regarded as an indication that the special committee or the board of directors of ASE Test, Lehman Brothers, ANZ Singapore or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projected financial information was prepared by ASE Test’s management for internal budgeting and other purposes only, and was not prepared with a view towards public disclosure or towards compliance with the published guidelines of the relevant U.S., Republic of China or Singapore accounting standards, rules or requirements or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. ASE Test’s management does not as a matter of course make public projections as to the company’s future performance or earnings, except that, in its prior earnings releases, ASE Test has announced guidance for the estimated quarter-on-quarter revenue growth and gross margin expectations for the following quarter.

The projected financial information reflects assumptions with respect to industry performance, general business, competitive environment, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond ASE Test’s control. The projected financial information also reflects numerous estimates and assumptions relating to the business of ASE Test that are inherently subject to economic, market, and other uncertainties, all of which are difficult to predict and many of which are beyond ASE Test’s control. Furthermore, the internal financial forecasts, upon which the projected financial information is based, are subjective in many respects. The projected financial information does not constitute factual information and should not be relied upon as being necessarily indicative of future results. Moreover, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The projections disclosed below were prepared by ASE Test’s management in August 2007, prior to the execution of the scheme implementation agreement and announcement of the scheme, and therefore do not take into account any events or developments that have occurred or may occur after the time they were originally prepared, including, without limitation, any of the potential effects of the scheme.

Since the date of the projections, ASE Test has made publicly available its actual results of operations for the fiscal third quarter ended September 30, 2007 in its report on Form 6-K dated October 31, 2007. In addition, Appendix G contains the unaudited consolidated financial statements of ASE Test and its subsidiaries for the three months and nine months ended September 30, 2006 and 2007. Readers of this scheme document are cautioned not to place any undue reliance on all or any specific portions of the projected financial information set forth below. No representation or warranty is made with respect to any such information.

	Q307	Q407	2007	2007 (Adjusted)(1)
	(US$ in thousands)
Net Sales	126,819	127,378	466,439	—
Gross Profit	49,398	50,381	159,587	—
EBITDA	64,220	66,364	212,592	239,257
EBIT	34,961	35,974	94,099	105,372
Net Income (ROC GAAP)	33,740	36,423	85,537	—
Net Income (U.S. GAAP)	21,532	30,412	78,260	—

(1)	As described above under “—Opinion of Lehman Brothers” on page [—], the projected EBITDA and EBIT of ASE Test are adjusted to appropriately take into account stock-based compensation expenses not reflected under ROC GAAP and ASE Test’s 30% shareholding in ASE Korea by adding the estimated proportionate shares of ASE Korea’s EBITDA and EBIT to ASE Test’s estimated EBITDA and EBIT, respectively.

Please refer to “—Opinion of Lehman Brothers” on page [— ] for a discussion of the definition of EBITDA and EBIT as adjusted and used by Lehman Brothers for purposes of evaluating the scheme and as set forth in this scheme document.

ASE Test’s projected ROC GAAP net income has been adjusted under U.S. GAAP to reflect bonuses to employees, directors and supervisors, stock-based compensation, undistributed earnings tax, and other miscellaneous items as expenditures. The above estimates were based on information available to ASE Test at the time, which was prior to the issuance of its actual results of operations for the nine months ended September 30, 2007.

ASE Test developed the projected financial information based on the following methodology and assumptions:

•	Projected revenue is derived using a bottom-up approach, which reflects expected revenue to be generated from each customer;

•	Cost of goods sold is estimated based on detailed projections of each expense item, including raw material, direct and indirect labor, rent, depreciation and amortization expenses;

•

Fixed costs are estimated based on historical expenses incurred in the fiscal first and second quarter periods of 2007, and variable costs are based on estimates on sales volume, forecasted headcount and other factors; and

•

Operating expense is comprised of research and development expenses, as well as sales and marketing and general administrative costs, whereby such expenses are estimated based on costs incurred in fiscal first and second quarter periods of 2007, taking into consideration forecasted headcount, salary adjustments, and other relevant factors.

As required by the Singapore Code, Deloitte & Touche, ASE Test’s independent public accountants, and ANZ Singapore, the independent financial advisor to the independent directors, have each issued a letter in relation to the projected financial information, attached as Appendices I and J to this scheme document, respectively. The letters attached as Appendices I and J are intended solely for the information and use of the unaffiliated ASE Test shareholders at the court meeting as required by the Singapore Code and should not be used by anyone other than the specified parties.

Deloitte & Touche has agreed in writing, and has not withdrawn such agreement, to the inclusion of its name, its report dated December 11, 2007, in relation to the unaudited consolidated financial statements of ASE Test and its subsidiaries for the three months and nine months ended September 30, 2006 and 2007, and its letter dated November 8, 2007, in relation to the projected financial information, and references to such report and letter in this scheme document, in the form and context in which they appear in this scheme document.

Opinion of ANZ Singapore

Following the execution of the scheme implementation agreement, in response to an application by ASE Inc., the SIC confirmed in its ruling dated October 17, 2007 that the Singapore Code applies to the scheme, subject to certain exceptions. See “—Regulatory Matters” below.

In compliance with the SIC ruling and the provisions of the Singapore Code, on November 15, 2007, the independent directors engaged ANZ Singapore as the independent financial advisor to advise them on the scheme. ANZ Singapore, based upon and having considered the information that has been made available to it and the factors set out in its written opinion, is of the view that, as of the date set forth in its opinion, the scheme consideration to be received by ASE Test shareholders (other than ASE Inc. and its subsidiaries) is fair to such ASE Test shareholders from a financial point of view. In arriving at its opinion, ANZ Singapore took into consideration the factors and performed the financial analyses set forth in its written opinion, which is attached as Appendix K to this scheme document and incorporated herein by reference, including, among others, the following:

(i)	ASE Test’s (x) enterprise value, referred to herein as EV, to EBITDA for the last 12 months and normalized by eliminating non-recurring items, referred to herein as EV / LTM EBITDA, and (y) EV to consensus EBITDA estimates for fiscal year 2007, referred to herein as EV /FY07E EBITDA, as implied by the scheme consideration, exceed both the mean and median EV / LTM EBITDA and EV / FY07E EBITDA multiples of the selected broadly comparable medium capitalization companies (as described in ANZ Singapore’s opinion);

(ii)	ASE Test’s (x) EV to EBIT for the last 12 months and normalized by eliminating non-recurring items, referred to herein as EV / LTM EBIT, and (y) EV to consensus EBIT estimates for fiscal year 2007, referred to herein as EV / FY07E EBIT, as implied by the scheme consideration, exceed both the mean and median EV / LTM EBIT and EV / FY07E EBIT multiples of the selected broadly comparable medium capitalization companies (as described in ANZ Singapore’s opinion);

(iii)	ASE Test’s (x) price to earnings per share ratio for the last 12 months and normalized by eliminating non-recurring items, referred to herein as LTM PER, and (y) consensus PER estimates for fiscal year 2007, referred to herein as FY07E PER, as implied by the scheme consideration, exceed both the mean and median LTM PER and FY07E PER multiples of the selected broadly comparable medium capitalization companies (as described in ANZ Singapore’s opinion);

(iv)	ASE Test’s price to net tangible assets per share, referred to herein as Price / NTA, as implied by the scheme consideration, exceeds both the mean and median Price / NTA multiples of the selected broadly comparable medium capitalization companies (as described in ANZ Singapore’s opinion);

(v)	the price of ASE Test Nasdaq Shares for the 12-month period prior to September 4, 2007, the date of the announcement of the execution of the scheme implementation agreement, up to August 31, 2007, the last full trading date of ASE Test Nasdaq Shares on The NASDAQ Global Market prior to September 4, 2007, had outperformed against the NASDAQ Composite Index and the Philadelphia Stock Exchange Semiconductor Index, and underperformed against the Comparable Companies Index (as described in ANZ Singapore’s opinion); the price of ASE Test Nasdaq Shares for the 12-month period prior to September 4, 2007, up to the date set forth in the written opinion, had outperformed the NASDAQ Composite Index, the Philadelphia Stock Exchange Semiconductor Index and the Comparable Companies Index;

(vi)	the scheme consideration represents a 25.6% premium to the last transacted price of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.77 as of August 31, 2007, the date of the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme, and a premium to the volume weighted average price, referred to herein as VWAP, of ASE Test Nasdaq Shares over the 30-day, 60-day, 90-day and 180-day periods preceding September 4, 2007, except in the case of ASE Test TDS where the scheme consideration represents a small discount to the VWAP over the 60-day and 90-day periods for ASE Test TDSs;

(vii)	the premium implied by the scheme consideration exceeds the mean and median of the premia to the last traded price before the respective announcement dates and the 7-day, 30-day average prices of the selected privatizations set forth in the written opinion but is below the mean and median of the premia to the 90-day average prices of such selected privatizations;

(viii)	the valuation multiples implied by the scheme consideration may be considered to be generally comparable to the transaction multiples implied by the privatization of United Test and Assembly Center Ltd.;

(ix)	the trading volumes of ASE Test Nasdaq Shares and ASE Test TDSs appear to be relatively low; and

(x)	as of the date set forth in the written opinion, there is no publicly available evidence of an alternative offer for ASE Test ordinary shares from any third party for a consideration that is above the terms of the scheme as proposed by ASE Inc.

In evaluating the scheme and rendering its opinion, ANZ Singapore used the same projected financial information used by, and calculated EBITDA and EBIT consistent with the methodology used by, Lehman Brothers in evaluating the scheme and rendering its opinion, except that ANZ Singapore used normalized

EBITDA and EBIT that eliminated non-recurring items. See “—Opinion of Lehman Brothers” beginning on page [—] for a discussion of the definition of EBITDA and EBIT as calculated by, and “—Projected Financial Information” beginning on page [—] for a discussion of the projected financial information used by, Lehman Brothers in evaluating the scheme and rendering its opinion.

We encourage you to read the written opinion of ANZ Singapore in its entirety, including the description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by ANZ Singapore in rendering its opinion. The full text of the written opinion of ANZ Singapore is attached as Appendix K to this scheme document.

ANZ Singapore’s opinion is based upon the market, economic, industry, monetary and other applicable conditions, and the information made available to ANZ Singapore, as of the date set forth in its written opinion.

The terms of the scheme were arrived at after arm’s-length negotiations between the special committee and ASE Inc. and their respective advisors and were unanimously approved by the board of directors of ASE Test, with only the independent directors voting and the interested directors abstaining from voting. ANZ Singapore did not recommend any specific amount or form of scheme consideration or that any specific amount or form of consideration constituted the only appropriate consideration for the scheme. ANZ Singapore’s opinion is not intended to be and does not constitute a recommendation to any ASE Test shareholder as to how such shareholder should vote in connection with the scheme. ANZ Singapore was not requested to opine as to, and ANZ Singapore’s opinion does not address, ASE Test’s underlying business decision to proceed with or effect the scheme.

In rendering its opinion, ANZ Singapore has not had regard to the general or specific investment objectives, tax position, financial situation, tax status, risk profiles or unique needs and constraints or particular circumstances of any individual ASE Test shareholder. As different ASE Test shareholders would have different investment objectives and profiles, ANZ Singapore recommends that any individual ASE Test shareholder who may require advice in the context of his or her specific investment portfolio should consult his or her legal, financial, tax or other professional advisor.

ANZ Singapore is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes. The independent directors selected ANZ Singapore because of its expertise, reputation and its substantial experience in acting as independent financial advisor in scheme of arrangements under Singapore law and other transactions comparable to the scheme.

As compensation for its services in connection with the scheme, ASE Test has agreed to pay ANZ Singapore a financial advisory fee of US$400,000, of which US$200,000 became payable upon submission of ANZ Singapore’s draft opinion to the independent directors and the remainder will become payable upon the delivery of the signed opinion of ANZ Singapore to the independent directors. In addition, ASE Test has agreed to reimburse ANZ Singapore for reasonable out-of-pocket expenses incurred in connection with the scheme and to indemnify ANZ Singapore for certain liabilities that may arise out of its rendering of services under the engagement by the independent directors and the rendering of its opinion. Neither ANZ Singapore nor any of its affiliates has had any material relationship with ASE Inc., ASE Test or any of their respective affiliates in the past two years, other than with respect to the services it rendered to the independent directors in connection with the scheme.

A copy of the written opinion of ANZ Singapore has been attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the scheme. The written opinion of ANZ Singapore is also attached as Appendix K to this scheme document, and such written opinion will be made available for inspection and copying at the offices of ASE Test at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan,

Republic of China during regular business hours by any interested shareholder of ASE Test shares or such shareholder’s designated representative. A copy of the written opinion of ANZ Singapore will be mailed by ASE Test to any interested ASE Test shareholder or such shareholder’s designated representative, upon written request to ASE Test at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China, Attention: Ms. Eileen Sih, at the expense of the requesting shareholder.

ANZ Singapore has given and has not withdrawn its written consent to the inclusion of its name, its opinion in relation to the scheme set out in its letter to the independent directors dated [—], its letters each dated [—] in relation to the unaudited consolidated financial statements of ASE Test and its subsidiaries for the nine months ended September 30, 2007 and the projected financial information, respectively, and references to such opinion and letters in this scheme document, in the form and context in which they appear in this scheme document.

Recommendation of ASE Test’s Independent Directors

ASE Test shareholders should read and consider carefully: (i) the recommendation of the special committee to the board of directors of ASE Test and the recommendation of the board of directors of ASE Test (with only the independent directors voting and the interested directors abstaining from voting) to the unaffiliated ASE Test shareholders as to the approval and adoption of the scheme; (ii) the opinion of Lehman Brothers on the fairness of the scheme consideration from a financial point of view attached to this scheme document as Appendix B; and (iii) the opinion of ANZ Singapore on the fairness of the scheme consideration from a financial point of view attached to this scheme document as Appendix K, each in its entirety, before deciding whether or not to vote in favor of the proposal to approve and adopt the scheme at the court meeting.

Pursuant to the Singapore Code, the independent directors are required to make a recommendation to ASE Test shareholders (other than ASE Inc. and its subsidiaries) in relation to the scheme. Having considered the terms of the scheme, the recommendations of the special committee and the board of directors of ASE Test (with only the independent directors voting and the interested directors abstaining from voting), the opinion of Lehman Brothers and the opinion of ANZ Singapore, the independent directors recommend that you vote FOR the approval and adoption of the scheme.

In giving the above recommendation, the independent directors have not had regard to the specific objectives, financial situation or unique needs and constraints of any individual ASE Test shareholder. As different shareholders may have different investment objectives and profiles, any individual ASE Test shareholder who may require advice in the context of his or her specific investment portfolio should consult his or her stockbroker, bank manager, legal advisor, accountant, tax, financial or other professional advisor immediately.

ASE Inc.’s Reasons for Effecting the Scheme; Position as to Fairness

ASE Inc.’s reasons for effecting the scheme include the following:

•

the scheme is intended to simplify the corporate structure of the ASE group by making ASE Test a wholly-owned subsidiary of ASE Inc., thereby reducing the costs and administrative burden associated with operating ASE Test as a publicly traded company, including the costs associated with regulatory filings and compliance requirements;

•	the scheme is intended to enhance the promotion of one common brand and identity and eliminate investor confusion between ASE Inc. and ASE Test;

•

the scheme is intended to increase flexibility of ASE Inc. to make investment and other business decisions within the ASE group, including efficient allocation of resources between the various businesses within the ASE group; and

•	provide liquidity to ASE Test shareholders at a premium price.

Because ASE Inc. indirectly owns a majority of the outstanding ASE Test ordinary shares and is deemed an “affiliate” of ASE Test that is engaging in a “going private” transaction under Rule 13e-3, it is required to consider the fairness of the scheme to the unaffiliated ASE Test shareholders. ASE Inc. is making the statements in this section solely for the purpose of complying with the requirements of Rule 13e-3, and related rules under the Exchange Act, and its view should not be construed as a recommendation to any unaffiliated ASE Test shareholder as to how to vote with respect to the scheme.

ASE Inc. did not participate in the deliberation process of the special committee and board of directors of ASE Test relating to the scheme, and all interested directors of ASE Test, due to their affiliation with ASE Inc., abstained from such deliberation process and from the determination and approval by the board of directors of ASE Test in respect of the scheme. However, ASE Inc. found persuasive the conclusions of the special committee and the board of directors of ASE Test as to the substantive and procedural fairness of the scheme to the unaffiliated ASE Test shareholders. See “—ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors” beginning on page [—].

Accordingly, ASE Inc. believes that the scheme is substantively and procedurally fair to the unaffiliated ASE Test shareholders because, among other things:

•	the per share scheme consideration represents:

•

a premium of approximately 25.6% above the last transacted price of each ASE Test Nasdaq Share on The NASDAQ Global Market of US$11.77 as of August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on The NASDAQ Global Market prior to the announcement of the scheme;

•

a premium of approximately 28.1% above the average of the last transacted prices of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.54 over the one-week period ended August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme;

•

a premium of approximately 25.6% above the average of the last transacted prices of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.77 over the one-month period ended August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme; and

•

a premium of approximately 30.9% above the average of the last transacted prices of ASE Test Nasdaq Shares on The NASDAQ Global Market of US$11.29 over the twelve-month period ended August 31, 2007, the last full trading day of ASE Test Nasdaq Shares on the NASDAQ Global Market prior to the announcement of the scheme;

•

the efforts made by the special committee and its financial and legal advisors to negotiate and execute a scheme implementation agreement containing financial and other terms favorable to ASE Test, the fact that the scheme consideration and the terms and conditions of the scheme implementation agreement were arrived at after arm’s-length negotiations between ASE Inc. and the special committee (advised by financial and legal advisors) on a willing-seller, willing-buyer basis, after multiple negotiating sessions and discussions, which resulted in an increase in the scheme consideration from US$14.30 per ASE Test Nasdaq Share to US$14.78 per ASE Test Nasdaq Share, and the business judgment of the special committee that, based upon the negotiations that had transpired, a price higher than US$14.78 could not likely be obtained;

•

the written opinion of the financial advisor to the special committee that, as of the date of the scheme implementation agreement, the scheme consideration is fair to the unaffiliated ASE Test shareholders from a financial point of view;

•

the written opinion of the IFA that, as of the date of the opinion, the scheme consideration to be received by ASE Test shareholders (other than ASE Inc. and its subsidiaries) is fair to such ASE Test shareholders from a financial point of view;

•

the scheme provides for an all cash consideration, which allows the unaffiliated ASE Test shareholders to realize their investment for a cash consideration that is at a significant premium over the market prices of ASE Test Nasdaq Shares and ASE Test TDSs prior to the announcement of the scheme, an option which may not otherwise be readily available to such shareholders due to the low trading liquidity of ASE Test Nasdaq Shares and ASE Test TDSs;

•

ASE Inc.’s indirect ownership of a majority of the outstanding ASE Test ordinary shares as of the date of this scheme document and the fact that, as a practical matter, ASE Test is unlikely to attract and complete any alternative acquisition proposal given ASE Inc.’s ownership position in ASE Test;

•

the fact that the terms of the scheme implementation agreement contain a “fiduciary-out” exception as described below in “The Scheme Implementation Agreement—Non-Solicitation; Fiduciary-Out”, which allows ASE Test, under certain circumstances, to change or withdraw its recommendation and terminate the scheme implementation agreement;

•	the likelihood and anticipated timing of the receipt of required regulatory approvals for the scheme and the completion of the scheme;

•	the financial commitment obtained by ASE Inc., that the scheme is not conditioned upon the receipt of financing by ASE Inc., and that ASE Inc. has the financial resources to complete the scheme;

•

the scheme is structured so that the affirmative vote of a majority in number of the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, representing not less than 75% in value of ASE Test ordinary shares held by the unaffiliated ASE Test shareholders present and voting, either in person or by proxy, at the court meeting, is required for its approval and adoption;

•

the quorum for the court meeting is voluntarily set by the parties to require the presence at the court meeting, in person or by proxy, of unaffiliated ASE Test shareholders holding one-third of the outstanding ASE Test ordinary shares held by all unaffiliated ASE Test shareholders, which is a higher threshold than that required by Singapore law or the Articles of Association of ASE Test (which requires a quorum consisting of the presence of ASE Test shareholders holding not less than one-third of the outstanding ASE Test ordinary shares held by all ASE Test shareholders);

•	the special committee consisted entirely of directors who are not affiliated with ASE Inc. and are independent for purposes of the scheme;

•

the fact that the special committee had the ultimate authority on behalf of ASE Test to decide whether or not to proceed with a transaction, subject to the approval of the scheme implementation agreement by the board of directors of ASE Test;

•

the special committee retained and received advice and assistance from its own financial and legal advisors, each of which has extensive experience in transactions similar to the scheme and in evaluating, negotiating and analyzing the terms of the scheme;

•	the financial and legal advisors of the special committee reported directly to the special committee and took directions exclusively from the special committee; and

•	members of the special committee will not receive any consideration pursuant to the scheme that is different from that received by any other unaffiliated ASE Test shareholder.

ASE Inc. believes that the scheme is substantively and procedurally fair for all the reasons listed above. In this regard, ASE Inc. notes that the special committee and the board of directors of ASE Test believed the special committee could represent effectively the interests of the unaffiliated ASE Test shareholders without retaining an unaffiliated representative to act solely on behalf of such shareholders, as the use of a special committee is a well-recognized mechanism to achieve procedural fairness in “going private” transactions such as the scheme. See “—ASE Test’s Reasons for the Scheme; Recommendation of Board of Directors” beginning on page [—].

ASE Inc. did not consider liquidation value because it considered ASE Test to be a viable going concern business. ASE Inc. indirectly holds a majority of the outstanding ASE Test ordinary shares as of the date of this scheme document and does not wish to liquidate ASE Test. In addition, ASE Inc. did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of ASE Test as going concern, but rather is indicative of historical costs. ASE Inc. considered the going concern value of ASE Test, by considering, among other things, the financial presentation regarding the compilation of publicly available information with respect to ASE Test prepared by Citi, the financial advisor to ASE Inc. See “Presentation of Citi” for a summary of Citi’s presentation to ASE Inc.

Since ASE Inc. relied on its own analysis and conclusions in forming its belief as to the fairness of the scheme to the unaffiliated ASE Test shareholders, it did not adopt the conclusions of the special committee or the board of directors of ASE Test with respect to such fairness and, accordingly, did not adopt the analysis or opinion of the special committee’s financial advisor.

The foregoing discussion of the information and factors considered and given weight by ASE Inc. in connection with the fairness of the scheme implementation agreement and the scheme is not intended to be exhaustive, but is believed to include all material factors considered by ASE Inc. ASE Inc. did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its position as to the fairness of the scheme implementation agreement and the scheme, nor did it evaluate whether these factors were of equal importance. ASE Inc. believes that these factors provide a reasonable basis for its position that the scheme is fair to the unaffiliated ASE Test shareholders.

On October 31, 2007, ASE Inc. issued a statement announcing that it does not intend to revise the scheme consideration. Accordingly, pursuant to the provisions of Rule 20.2 of the Singapore Code, ASE Inc. will not be permitted to increase the scheme consideration or amend the terms of its offer in connection with the scheme. Furthermore, in the event the scheme does not become effective due to the failure to obtain the requisite shareholder approval, pursuant to the provisions of Rule 33.1 of the Singapore Code, ASE Inc. will not be permitted to make a further or new offer for the shares of ASE Test for a period of 12 months from the date of the court meeting, unless it obtains the prior consent of the SIC.

Presentation of Citi

In connection with ASE Inc.’s consideration of the proposed acquisition of the outstanding ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries), ASE Inc. engaged Citi to act as its financial advisor. On August 30, 2007, ASE Inc. was preparing to meet with the special committee to negotiate the terms of the scheme, including the scheme consideration. Citi had compiled certain public data, for the information of and use by ASE Inc., which were subsequently updated as requested by management of ASE Inc. to reflect the views of management and the increase in the scheme consideration offered by ASE Inc., referred to herein as the Citi presentation. Such public data included the historical share price performance of ASE Test Nasdaq Shares and ASE Test TDSs, valuation multiples of ASE Test’s comparable companies derived using The Institutional Brokers Estimate System, or IBES, consensus estimates and other publicly available data, and data on precedent transactions with a focus on the tender offer by Singapore Technologies Semiconductors to acquire STATS ChipPac Ltd. and the offer by Affinity Equity Partners and TPG Capital to acquire United Test and Assembly Center Ltd by way of a scheme of arrangement under Singapore law. The IBES consensus estimates used in the Citi presentation were estimates from institutional stockbrokers and were not prepared by Citi. Citi did not prepare any financial projections nor did it carry out any independent verification of such estimates and did not endorse or otherwise pass judgment on such estimates.

The full text of the Citi presentation will be made available for inspection and copying at the offices of ASE Inc. at Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China during regular business hours by any interested holder of ASE Test Nasdaq Shares or ASE Test TDSs or such holder’s designated representative. A copy of the Citi presentation will be mailed by ASE Inc.

to any interested ASE Test shareholder or such shareholder’s designated representative, upon written request to ASE Inc. at Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China, Attention: Mr. Freddie Liu, at the expense of the requesting shareholder.

The Citi presentation is necessarily based on financial, economic, market and other conditions, and the public information available as of August 30, 2007. Citi was not engaged to, and did not, provide any opinion as to the fairness or reasonableness of the transaction, the scheme consideration, supporting public data compiled by Citi for use by ASE Inc. in determining the per share scheme consideration, or otherwise. The Citi presentation does not constitute, and should not be viewed as a recommendation to any shareholder of ASE Test as to whether to vote his or her ASE Test ordinary shares in favor of the scheme or any other transaction.

Citi has given and has not withdrawn its written consent to the inclusion of its name and the extracts from the Citi presentation and references to such presentation in this scheme document, in the form and context in which they appear in this scheme document.

The data compiled by Citi included the following relevant information:

ASE Test Nasdaq Share Price Performance

Citi presented a chart depicting share price performance of ASE Test Nasdaq Shares over the one-year period from August 29, 2006 through August 28, 2007, which showed the one-year, six-month, three-month, one-month and one-week average sale prices for ASE Test Nasdaq Shares of US$11.27, US$12.66, US$13.33, US$11.94 and US$11.45, respectively.

Comparable Company Trading Analysis

Citi compiled data summarizing the valuation multiples of comparable companies in the same sector as ASE Test. The comparable companies for ASE Test consisted of Powertech Technology Inc., Global Testing Corp., King Yuan Electronics Company Ltd., and United Test and Assembly Center Ltd., each of which has greater than 50% of its revenues in the semiconductor testing-oriented business.

Share Price Performance of ASE Inc. and ASE Test’s Peers

Citi presented charts comparing the share price performance of ASE Test to that of ASE Inc. and ASE Test’s peers, such as Amkor Technology Inc., United Test and Assembly Center Ltd. and STATS ChipPAC Ltd., for the periods from May 28, 2007 through August 28, 2007 and from August 14, 2007 through August 28, 2007.

Precedent Transactions

Citi compiled data on three relevant precedent transactions: (i) the terminated offer by the Carlyle Group to acquire ASE Inc.; (ii) the tender offer by Singapore Technologies Semiconductors to acquire STATS ChipPAC Ltd. and (iii) the offer by Affinity Equity Partners and TPG Capital to acquire United Test and Assembly Center Ltd by way of a scheme of arrangement under Singapore law. The data included the percentage of shares to be acquired, offer price per share, transaction value, implied valuation multiples for ASE Test such as implied equity value and implied firm value, ratio of firm value to estimated EBITDA of ASE Test for 2007, ratio of firm value to estimated EBIT of ASE Test for 2007, estimated 2007 earnings per share of ASE Test, price to book value of ASE Test, and offer premium based on the one-day share price of ASE Test and the 30-day average share price of ASE Test.

Miscellaneous

ASE Inc. engaged Citi based on its qualifications, expertise and reputation. Citi is an internationally recognized financial services firm and, as part of its investment banking activities, regularly engages in analyzing businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and performing analysis for estate, corporate and other purposes.

In the ordinary course of business, Citi and its affiliates may provide loan, cash management services, deposit and trade facilities, underwriting, brokerage and investment banking advisory services to ASE Inc. and its affiliates. In addition, Citi may hold or actively trade in securities of ASE Inc., ASE Test or those of their respective affiliates for Citi’s own account and for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities.

During the past two years, Citi and its affiliates have provided financial services and non-financial advisory services to ASE Inc., ASE Test and/or their respective affiliates, including arranging a US$300 million equivalent NT$-denominated syndicated term loan for ASE Inc. in June 2006, acting as the depositary agent and custodian for ASE Inc. ADSs, and commercial banking services, in each case, for customary compensation, and have received in the aggregate approximately US$6.4 million for such services (including US$1.0 million for the US$300 million equivalent NT$-denominated term loan syndication for ASE Inc.). Other than as described in this scheme document, none of Citi and its affiliates has had any material relationship during the past two years with ASE Inc., ASE Test and/or their respective affiliates, and none of them has received or expects to receive any fees from ASE Inc., ASE Test and/or their respective affiliates for services rendered during the past two years that are unrelated to the scheme.

Pursuant to an engagement letter dated September 3, 2007 between ASE Inc. and Citi, ASE Inc. agreed to pay Citi a transaction fee upon (i) the approval of the scheme by the requisite majority of the unaffiliated ASE Test shareholders and (ii) the successful completion of the scheme, based on the scheme becoming effective. ASE Inc. also agreed to reimburse Citi for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, up to the agreed upon amount set forth in such engagement letter. ASE Inc. has agreed to indemnify Citi and its related persons against certain liabilities arising out of or in connection with Citi’s engagement under the engagement letter.

Effects of the Scheme

On the effective date of the scheme, all ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries) will be transferred to ASE Inc. for the scheme consideration of: (i) US$14.78 for each ASE Test Nasdaq Share; and (ii) the NT$ equivalent of US$0.185 for each share of ASE Test TDS (based on the prevailing exchange rate calculated in the manner described on page [—] of the scheme document).

Upon the effectiveness of the scheme: (i) each in-the-money ASE Test option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the scheme) will be deemed to have been exercised as of the books closure date by ASE Test on behalf of the option holder on a cashless basis through a broker, and the ASE Test ordinary shares issued upon such mandatory exercise of the option will be acquired by ASE Inc. for the scheme consideration of US$14.78 per ASE Test Nasdaq Share in cash, and as a result the option holder will receive a cash payment equal to the excess of the per share scheme consideration over the per share exercise price of the option, less any interest, fees and charges of the broker; and (ii) each out-of-the-money ASE Test option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the scheme) will be cancelled without any payment to the option holder. See “The Scheme Implementation Agreement—Treatment of Options” on page [—].

If the scheme becomes effective, the ASE Test shareholders (other than ASE Inc. and its subsidiaries) will cease to have ownership interests in ASE Test and rights as shareholders of ASE Test, and, as a result, will not participate in any future earnings and growth of ASE Test.

As a result, if the scheme becomes effective, ASE Test’s future earnings and growth will be solely for the account of ASE Inc. and not the other existing ASE Test shareholders. ASE Inc. currently indirectly owns approximately 50.3% of the outstanding ASE Test ordinary shares and will own, upon the effectiveness of the scheme, 100% of the outstanding ASE Test ordinary shares. The following table shows the increase in ASE Inc.’s interest in ASE Test’s net book value as of September 30, 2007 and net earnings as of and for the nine-month period ended September 30, 2007, prior to and immediately after taking into account the effect of the scheme:

Prior to the Scheme				After the Scheme
Net Book Value		Net Earnings		Net Book Value		Net Earnings
(US$ in millions)				(US$ in millions)
$469.7	50.3%	$26.9	50.3%	$933.9	100%	$53.4	100%

Furthermore, if the scheme becomes effective, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and ASE Test Nasdaq Shares will be delisted from The NASDAQ Global Market while ASE Test TDSs will be delisted from the Taiwan Stock Exchange. In addition, registration of ASE Test ordinary shares under the Exchange Act will terminate upon application to the SEC. As a result, ASE Test will no longer be subject to the periodic reporting obligations, securities ownership reporting obligations, or the tender offer or going-private rules and regulations under the Exchange Act, or otherwise be subject to the U.S. federal securities laws applicable to public companies. For example, ASE Test will no longer be required to file annual reports on Form 20-F or furnish certain information on Form 6-K in accordance with the standards prescribed by the Exchange Act. By ceasing to be a publicly traded company and terminating its registration under the Exchange Act, ASE Test anticipates saving approximately US$1.1 million annually in accounting, legal and board of director fees, insurance costs, fees and expenses of custodial, depository and other agents, and other fees and expenses associated with operating a public company, as well as an indeterminable amount of indirect costs resulting from reduced time and resources devoted by ASE Test’s employees to preparing public reports and filings and responding to inquiries from public shareholders. Any increase in net earnings of ASE Test as a result of such cost savings will be solely for the account of ASE Inc. and not the other existing ASE Test shareholders who will cease to have any ownership interest in ASE Test following the effectiveness of the scheme.

The detriments of the scheme to ASE Inc. are the risks that ASE Test will decrease in value following the scheme, the incurrence by ASE Inc. of approximately US$750 million of long-term debt and the payment of approximately US$13.4 million in estimated fees and expenses related to the scheme. See “—Financing Arrangements” and “—Fees and Expenses” beginning on pages [—] and [—], respectively.

Plans Following the Scheme

If the scheme becomes effective, ASE Inc. and ASE Test have no current intentions to make any material changes to the existing businesses of ASE Test and its subsidiaries, restructure the capital structure of ASE Test, redeploy the fixed assets of ASE Test and its subsidiaries, or discontinue the employment of existing employees of ASE Test and its subsidiaries. However, neither ASE Inc. nor ASE Test has ruled out the possibility of any changes in the future if and when they think that such changes are in the best interests of ASE Test and its subsidiaries.

If the scheme becomes effective, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and ASE Inc. may make changes to the board of directors or the management of ASE Test as it deems appropriate. Following the effectiveness of the scheme, ASE Inc. intends to undertake a review of restructuring options to optimize operational efficiencies of ASE Test and its subsidiaries and does not anticipate any redundancies of employees of ASE Test and its subsidiaries.

Effects on ASE Test if the Scheme Does Not Become Effective

If the scheme is not approved and adopted by the requisite majority of the unaffiliated ASE Test shareholders at the court meeting, or the scheme does not become effective or is terminated for any reason, ASE Test ordinary shares will not be transferred to ASE Inc., and ASE Test shareholders will not receive any payment for their ASE Test Nasdaq Shares or ASE Test TDSs as contemplated by the scheme. Instead, ASE Test will remain a publicly traded company, and ASE Test Nasdaq Shares and ASE Test TDSs will continue to be listed and traded on The NASDAQ Global Market and the Taiwan Stock Exchange, respectively. Furthermore, pursuant to the provisions of Rule 33.1 of the Singapore Code, if the scheme does not become effective due to the failure to obtain the requisite shareholder approval at the court meeting, ASE Inc. will not be permitted to make a further or new offer for the shares of ASE Test for a period of 12 months from the date of the court meeting, unless it obtains the prior consent of the SIC.

If the scheme does not become effective or is terminated for any reason, it is expected that the management of ASE Test will operate the business of ASE Test in a manner similar to that in which it is being operated today, and that ASE Test shareholders will continue to be subject to the same risks and opportunities as they are currently exposed to, including, among other things, the nature of the semiconductor industry on which ASE Test’s business largely depends, and general industry, economic and market conditions. Accordingly, if the scheme does not become effective or is terminated for any reason, there can be no assurance as to the effect of these risks and opportunities on the future value of ASE Test Nasdaq Shares and ASE Test TDSs. If the scheme is not approved and adopted by the unaffiliated ASE Test shareholders or if the scheme does not become effective or is terminated for any reason, there can be no assurance that any other similar or comparable transaction will be offered, or that the business, prospects or results of operations of ASE Test will not be materially and adversely impacted.

Accounting Treatment of the Scheme

The scheme is expected to be accounted for using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to assets and liabilities of ASE Test based on their relative fair values in accordance with ROC GAAP, ROC Statement of Financial Accounting Standards No. 5 “Long-term Investments under Equity Method” and No. 25 “Business Combinations”, U.S. GAAP and U.S. Statement of Financial Accounting Standards No. 141 “Business Combinations”.

Financing Arrangements

The scheme is not subject to any financing conditions. The source of funds for the payment by ASE Inc. of the scheme consideration is expected to consist of a combination of ASE Inc.’s existing cash and cash equivalents, as well as borrowings by ASE Inc. under a NT$24,750 million term loan facility. The facility is provided by a banking syndicate led by Citibank Taiwan, pursuant to the syndicated loan agreement dated March 3, 2008, referred to herein as the loan agreement, by and among ASE Inc., the syndicate banks, and Citibank Taiwan as facility agent. In addition, Citigroup Taiwan, as financial advisor to ASE Inc., has confirmed that sufficient financial resources are available to ASE Inc. to satisfy the aggregate scheme consideration and amounts payable by ASE Inc. in respect of the treatment of outstanding ASE Test options in connection with the scheme. This confirmation was provided by Citigroup Taiwan to satisfy the requirements of the Singapore Code. Other than the arrangements described in this section, ASE Inc. does not currently have alternative arrangements or plans for the financing of the scheme.

The Facility

General. The facility is an NT$ term loan facility in the amount of NT$24,750 million (equivalent to approximately US$801 million based on an assumed exchange rate of NT$30.90 to US$1.00). The aggregate amount required to be paid by ASE Inc. in connection with the scheme is estimated to be approximately US$874.7 million, consisting of: (i) approximately US$745.4 million for the aggregate scheme consideration payable to the ASE Test shareholders (other than ASE Inc. and its subsidiaries); (ii) approximately US$120.9 million for the aggregate payment to the holders of outstanding ASE Test options; and (iii) approximately US$8.4 million for the payment of transaction fees, costs and expenses.

Conditions Precedent to Drawdown. Subject to the terms and conditions of the loan agreement, the facility may be drawn down by ASE Inc. in one or more (but not more than three) installments on or prior to June 3, 2008.

The initial drawdown of the facility is subject to the satisfaction or waiver of various conditions, including but not limited to the receipt by Citibank Taiwan as facility agent of the following documents, in form and substance reasonably satisfactory to it, at least three business days prior to the requested date for the drawdown:

•

evidence that ASE Inc. has received all required corporate authorizations with respect to its execution, delivery and performance of the scheme implementation agreement, the loan agreement and other related documents;

•	evidence that ASE Test has been duly authorized by its shareholders and board of directors to enter into the scheme implementation agreement and to proceed with the scheme;

•	copies of all government approvals and filings required for the scheme;

•	evidence that ASE Inc. has sufficient funds (including proceeds from the facility) for all payments under the scheme;

•	evidence that ASE Inc. has obtained all third party consents (if any) necessary for the scheme;

•	evidence that all closing conditions to the scheme have been met;

•	legal opinions by the syndicate banks’ counsel on certain ROC law matters relating to the facility; and

•	such other documents or evidence as may be reasonably required by Citibank Taiwan as facility agent.

In addition, with respect to each drawdown (including the initial drawdown and any subsequent drawdown), Citibank Taiwan as facility agent shall have received a duly executed drawdown notice from ASE Inc. on or before three business days prior to the requested date for the drawdown, and no event that would restrict or prevent the scheme shall have occurred as of the date of the drawdown.

Term. The facility has a five-year term, commencing on the date of the loan agreement, provided that each syndicate bank has a one-time option, referred to herein as the early termination option, to terminate its commitment under the facility in its entirety as of the date that is three years after the date of the loan agreement, by delivery of a written notice to ASE Inc. and Citibank Taiwan as facility agent no later than 30 months after the date of the loan agreement. If a syndicate bank exercises its early termination option, ASE Inc. will be required to repay in full all outstanding principal amount and interest in respect of such syndicate bank’s commitment on the date that is three years after the date of the loan agreement.

Interest Rate. Any borrowings under the facility will bear interest at a floating rate based upon the 90-day primary commercial paper rate plus an agreed margin ranging from 0.40% to 0.60% per annum, to be adjusted pursuant to the net income ratio of ASE Inc. semi-annually.

Repayment. Principal repayments will be made in eight unequal installments starting from the date that is 18 months after the date of the loan agreement, unless repaid earlier in connection with the exercise by one or more syndicate banks of the early termination option (See “—Term”). ASE Inc. may also at any time voluntarily prepay amounts outstanding under the facility in whole or in part without premium or penalty subject to certain minimum repayment amount and notice period requirements.

Several Obligations of the Syndicate Banks. The syndicate banks’ obligations under the loan agreement, including their respective commitments to lend to ASE Inc. under the facility, are separate and independent, and they are not jointly liable with one another for any such obligations.

Other Terms. The loan agreement contains representations and warranties, affirmative and negative covenants and financial maintenance covenants by ASE Inc., as well as provisions relating to events of default, in each case, that are customary for term loan facilities of this nature.

Fees and Expenses

The scheme implementation agreement provides that ASE Test and ASE Inc. will each bear their respective fees, costs and expenses incurred in connection with the scheme implementation agreement. The following table sets forth the estimated fees, costs and expenses expected to be incurred by ASE Test and ASE Inc.:

Filing fees	US$	112,000
Financing fees and expenses		2,750,000
Financial advisor fees and expenses		4,900,000
Legal fees and expenses		5,500,000
Printing and solicitation costs		74,000
Miscellaneous		100,000

Total	US$	13,436,000

ASE Inc. will pay US$8.4 million and ASE Test will pay US$5.1 million of the total estimated fees, costs and expenses listed above.

Treatment of Options

Upon the effectiveness of the scheme: (i) each in-the-money ASE Test option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the scheme) will be deemed to have been exercised as of the books closure date by ASE Test on behalf of the option holder through a broker on a cashless basis, and the ASE Test ordinary shares issued upon such mandatory exercise of the option will be acquired by ASE Inc. for the scheme consideration of US$14.78 per ASE Test Nasdaq Share in cash, and as a result the option holder will receive a cash payment equal to the excess of the per share scheme consideration over the per share exercise price of the option, less any interest, fees and charges of the broker; and (ii) each out-of-the-money ASE Test option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the scheme) will be cancelled without any payment to the option holder.

Implementation of the Scheme

Application to Court for Sanction. Upon the approval and adoption of the scheme by the requisite majority of unaffiliated ASE Test shareholders, ASE Test will make an application to the court to sanction the scheme.

Implementation Procedure

If the court sanctions the scheme, the order of the court sanctioning the scheme will be lodged with the ACRA, the scheme will become effective and all ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries) as of the books closure date will be acquired by ASE Inc.

Upon the effectiveness of the scheme, all share certificates representing an interest in ASE Test ordinary shares will cease to have any effect as a document evidencing the title of such shares by operation of Singapore law. Each ASE Test shareholder will be notified of the procedures to submit share certificates to the address of the Share Registrar of ASE Test specified in the notice, and will be required to follow such procedures.

As promptly as practicable after the effective date of the scheme, and in any event within 10 calendar days after the effective date of the scheme, ASE Inc. will deposit with the paying agent cash in an amount equal to the aggregate scheme consideration payable to all ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the books closure date, as payment for all ASE Test ordinary shares held by such shareholders. The paying agent will (i) send to each ASE Test shareholder a check payable to such ASE Test shareholder, or (ii) credit the designated bank account of each ASE Test shareholder with, an amount equal to the aggregate scheme consideration payable with respect to the ASE Test ordinary shares held by such shareholder, net of applicable withholding tax, if any, as payment for the transfer of such shares to ASE Inc. under the scheme. See “The Scheme Implementation Agreement—Scheme Consideration” beginning on page [—].

The checks for the scheme consideration will be sent by first class mail to each such ASE Test shareholder’s address in the Register of Members of ASE Test or, in case of joint shareholders, to the address of the shareholder whose name appears first in the Register of Members of ASE Test, in each case, at the sole risk of such shareholder.

After the six-month anniversary of the date the payments for the scheme consideration are disbursed to the ASE Test shareholders (other than ASE Inc. and its subsidiaries), ASE Inc. will have the right to cancel or countermand payment of any check for the payment of the scheme consideration that has not been cashed (or returned uncashed) and is required to deposit such amount in a bank account in the name of ASE Test with a licensed bank in Singapore selected by ASE Test. ASE Test or its successor entity is required to maintain such deposited amount in the bank account until six years after the effective date of the scheme. Prior to such date, ASE Inc. is required to make payments from this bank account of amounts (without interest) payable to any person who satisfies ASE Test or its successor entity that such person is entitled to such amounts under the scheme and (if the scheme consideration is paid by check) the check of which such person is the payee has not been cashed. Following six years after the effective date of the scheme, ASE Inc. will have no further obligation to make any payments under the scheme, and ASE Test or its successor entity will transfer to ASE Inc. the balance of such bank account, including any accrued interest, after the deduction of expenses and any interest, tax or any withholding tax or any other deduction required by applicable law.

You are encouraged to read “The Scheme”, attached to this scheme document as Appendix D, in its entirety for more details regarding the procedures required to receive the scheme consideration.

Closure of Books

Notice of Books Closure. If and after the scheme is approved and adopted by the unaffiliated ASE Test shareholders at the court meeting and the order of the court sanctioning the scheme is obtained, ASE Test will give notice of the books closure date to ASE Test shareholders, for the purpose of determining the ASE Test shareholders entitled to the scheme consideration. The books closure date is tentatively scheduled for [—] at 5:00 p.m., New York time.

Trading in Shares on NASDAQ and the Taiwan Stock Exchange. Upon the effectiveness of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and ASE Inc. intends to cause ASE Test to apply for withdrawal of the ASE Test Nasdaq Shares and the ASE Test TDSs from listing on The NASDAQ Global Market and the Taiwan Stock Exchange, respectively.

Settlement and Registration Procedures

After the scheme becomes effective, the following settlement and registration procedures will apply:

(i)	Entitlements to the scheme consideration will be determined on the basis of the ASE Test shareholders (other than ASE Inc. and its subsidiaries) and their holdings of ASE Test ordinary shares appearing on the Register of Members on the books closure date, which is tentatively scheduled on [—] at 5:00 p.m., New York time.

(ii)	Each ASE Test shareholder is strongly encouraged to take necessary actions to ensure that the ASE Test ordinary shares owned by such shareholder are registered in his or her name, or, if such shareholder is a holder of ASE Test Nasdaq Shares in “street name” through a broker or in the form of ASE Test TDSs, such shares are in accounts in his or her name, by the books closure date, which is tentatively scheduled for [—] at 5:00 p.m., New York time.

(iii)	On the effective date of the scheme, each existing share certificate representing an interest in ASE Test ordinary shares held by an ASE Test shareholder (other than ASE Inc. and its subsidiaries) will cease to be evidence of title to the ASE Test ordinary shares represented thereby. Within 10 calendar days after the effective date of the scheme, ASE Inc. will make payment of the scheme consideration to each ASE Test shareholder (other than ASE Inc. and its subsidiaries) based on his or her holding of ASE Test ordinary shares as of the books closure date.

Shareholders Outside the United States, the Republic of China or the Republic of Singapore

Shareholders Outside the United States, the Republic of China or the Republic of Singapore. The applicability of the scheme to ASE Test shareholders whose addresses are outside the United States, the Republic of China and the Republic of Singapore, as shown on the Transfer Books and the Register of Members of ASE Test ordinary shares, referred to herein as overseas ASE Test shareholders, may be affected by the laws of the relevant jurisdictions where such persons are located. Accordingly, such ASE Test shareholders should inform themselves about and observe any applicable legal requirements.

It is the responsibility of overseas ASE Test shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction, including the obtaining of any governmental or other consent which may be required and compliance with all required regulatory or legal requirements. Any overseas ASE Test shareholder in any doubt should consult his or her professional advisor in the relevant jurisdiction.

Copies of Scheme Document. ASE Test shareholders, including overseas ASE Test shareholders, may obtain additional copies of this scheme document and any related documents during the normal business hours on any day prior to the date of the court meeting, from 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China. Alternatively, an overseas ASE Test shareholder may write to ASE Test at 10 West Fifth Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China, Attention: Ms. Eileen Sih, to request a copy of this scheme document and any related documents to be mailed to an address in the United States, the Republic of China or the Republic of Singapore by ordinary post at such shareholder’s own risk. Such written requests must be received no later than three business days prior to the date of the court meeting.

It is the responsibility of any overseas ASE Test shareholder who requests a copy of this scheme document and any related documents to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in that connection, including the obtaining of any governmental or other consent which may be required and compliance with all necessary formalities or legal requirements. In requesting a copy of this scheme document and any related documents, the overseas ASE Test shareholder represents and warrants to ASE Inc. and ASE Test that he or she is in full observance of the laws of the relevant jurisdiction in that connection, and that he or she is in full compliance with all necessary formalities or legal requirements.

Notice. ASE Inc. and ASE Test each reserves the right to notify any or all ASE Test shareholders with a registered address outside the United States, the Republic of China or the Republic of Singapore of any matter, including the fact that the scheme has been proposed, by announcement through public filings with the SEC, announcements on the Taiwan Stock Exchange and paid advertisement in a daily newspaper published and circulated in the United States, the Republic of China and in the Republic of Singapore, and such notice will be deemed to have been sufficiently given notwithstanding any failure by any shareholder to receive or see such filing or announcements. As long as ASE Test Nasdaq Shares or ASE Test TDSs remain listed on The Nasdaq Global Market and the Taiwan Stock Exchange, as applicable, ASE Test will continue to be subject to the applicable reporting requirements under the Exchange Act and the rules of the Taiwan Stock Exchange.

United States Federal Income Tax Consequences

This disclosure is limited to the U.S. federal income tax issues addressed below. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the disposal of ASE Test ordinary shares pursuant to the scheme. Holders of ASE Test ordinary shares should seek their own advice based on their particular circumstances from an independent tax advisor.

The following is a discussion of the material U.S. federal income tax consequences of disposal of ASE Test Nasdaq Shares or ASE Test TDSs, referred to herein as ASE Test shares, pursuant to the scheme by the U.S. Holders (as defined below). This discussion does not address U.S. state, local and non-U.S. tax consequences. The discussion applies only to U.S. Holders who hold ASE Test shares as capital assets for U.S. federal income tax purposes, and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding shares as part of a hedge, straddle, conversion or other integrated transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding shares that own or are deemed to own 10% or more of our voting stock; or

•	persons who acquired ASE Test ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation.

This discussion is based on the United States Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed United States Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Prospective investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences in their particular circumstances.

As used herein, a “U.S. Holder” is a beneficial owner of ASE Test shares that is, for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion assumes that ASE Test is not, and will not become, a passive foreign investment company, referred to herein as a PFIC, as discussed below.

Sale and Other Disposition of Shares

A U.S. Holder will recognize capital gain or loss on the disposal of ASE Test shares pursuant to the scheme, which will be long-term capital gain or loss if such holder has held such shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the scheme consideration received by such holder (as determined in U.S. dollars) and such holder’s tax basis in ASE Test shares (as determined in U.S. dollars). Any gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

ASE Test does not expect to be a PFIC for U.S. federal income tax purposes for its 2007 taxable year. However, PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time. Because ASE Test has significant cash and other passive assets, including the common shares of ASE Inc. it currently holds, and because ASE Test’s PFIC status may be affected by the value of its shares (from time to time), there can be no assurance that ASE Test will not be considered a PFIC for its 2007 taxable year.

If ASE Test were treated as a PFIC for any taxable year during a U.S. Holder’s holding period for ASE Test shares, gain recognized by the U.S. Holder on a sale or other disposition of a share would be allocated ratably over such holder’s holding period for the share. The amount allocated to the taxable year of the sale or other exchange and to any year before ASE Test became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year.

If a U.S. Holder holds ASE Test shares during any year in which ASE Test is a PFIC, such holder must file an Internal Revenue Service Form 8621 with the Unites States Internal Revenue Service.

Information Reporting and Backup Withholding

Payments of the scheme consideration may be subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Republic of China Income Tax Consequences

For Taiwan individual shareholders, the gain resulting from the disposition of the ASE Test ordinary shares will be free from personal income tax in Taiwan. For Taiwan corporate shareholders, the gain resulting from the disposition of the ASE Test ordinary shares will be taxed at the current income tax rate of 25%.

Appraisal Rights

Once the scheme is approved and adopted by the unaffiliated ASE Test shareholders, sanctioned by the court and becomes effective, it will be binding on all ASE Test shareholders. Dissenting ASE Test shareholders may file an objection with the court against the granting of the court sanction, but no appraisal rights are available to dissenting ASE Test shareholders in connection with a scheme of arrangement effected under Singapore law.

Regulatory Matters

Taiwan. ASE Inc. is required to apply for the approval of the ROC IC for its proposed acquisition of ASE Test ordinary shares by way of the scheme, as the proposed acquisition constitutes an increase in ASE Inc.’s investment in ASE Test. ASE Inc. applied for the ROC IC approval on October 22, 2007. The ROC IC approved the application on December 26, 2007. However, the ROC IC approval will be automatically terminated if the scheme fails to be approved by the requisite majority of the unaffiliated ASE Test shareholders and sanctioned by the court within six months after the ROC IC granted its approval.

In addition, because the proposed acquisition of ASE Test ordinary shares by way of the scheme involves an acquisition of more than one-third of the total outstanding ASE Test ordinary shares and meets certain specified thresholds (including those relating to market share or revenue) under applicable laws and regulations, ASE Inc. is required to file a merger report with the ROC FTC and obtain the ROC FTC’s approval for the scheme. ASE Inc. filed the merger report with the ROC FTC on October 26, 2007 and obtained the ROC FTC’s approval dated November 6, 2007.

Singapore. Pursuant to the Companies Act, Chapter 50 of Singapore, the court has directed in an order dated February 14, 2008 that the court meeting be convened for the purpose of approving and adopting the scheme. Under Singapore law, for purposes of voting on a scheme of arrangement at a court meeting and determining whether there is a quorum for such meeting, each record shareholder of the company effecting the scheme of arrangement whose name appears on the register of members of such company would count as one shareholder for purposes of determining the number of shareholders present and voting at the court meeting and would be required to vote all the shares registered in its name as an entire block in the same direction.

Pursuant to an order of the court dated February 14, 2008, for purposes of voting on the scheme at the court meeting, all DTC shares registered in the name of Cede & Co., as nominee of DTC and holder of record, will be treated as follows: (i) for purposes of determining the number of ASE Test shareholders present and voting at the court meeting, Cede & Co. will be treated as a single ASE Test shareholder; and (ii) for purposes of voting at the court meeting, all votes represented by the DTC shares will be: (x) voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of the DTC voting beneficiaries, holding not less than 75% in value of the DTC shares held by DTC voting beneficiaries, vote FOR the approval and adoption of the scheme; or (y) voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in (x) above are not met. If the requisite majority of the unaffiliated ASE Test shareholders votes to approve and adopt the scheme at the court meeting, an application will be made to the court by ASE Test to sanction the scheme.

In response to an application made by ASE Inc. seeking an exemption by the SIC from the application of all the provisions of the Singapore Code or, alternatively, the SIC’s confirmation that specified provisions of the Singapore Code do not apply to the scheme, the SIC has in a ruling dated October 17, 2007 confirmed that while it does not exempt the application of all the provisions of the Singapore Code, Rules 14, 15, 16, 17, 20.1, 21, 22, 28, 29 and 33.2 and Note 1(b) to Rule 19 of the Singapore Code will not apply to the scheme, subject to the following conditions: (i) ASE Test shareholders acting in concert with ASE Inc. abstain from voting on the scheme; (ii) directors of ASE Test who are also directors of ASE Inc. abstain from making a recommendation on the scheme to ASE Test shareholders; (iii) ASE Test appoint an independent financial advisor to advise ASE Test shareholders on the scheme; and (iv) ASE Inc. consult with the SIC prior to invoking any of the conditions to the scheme. ASE Inc. and ASE Test believe that all of the conditions for the exemptions have been or are currently expected to be met. See “The Court Meeting—Persons Entitled to Vote; Vote Required; Quorum” beginning on page [—]; “—ASE Test’s Reasons for the Scheme; Recommendation of ASE Test’s Board of Directors” beginning on page [—]; “—Opinion of ANZ Singapore” beginning on page [—]; and “—Recommendation of ASE Test’s Independent Directors” beginning on page [—].

General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the scheme, various regulatory concessions. Pursuant to the scheme implementation agreement, the parties have agreed to use their best endeavors to obtain any required regulatory approvals, subject to certain exceptions. There can be no assurance that ASE Inc. or ASE Test will be able to satisfy or comply with such conditions, compliance or non-compliance will not have material and adverse consequences on ASE Inc. or ASE Test, or the required regulatory approvals will be obtained within the time frame contemplated by the parties or on terms that will be satisfactory to the parties. See “The Scheme Implementation Agreement—Best Endeavors” on page [—].

Responsibility Statements

The directors of ASE Test (including any director who may have delegated detailed supervision of this scheme document) have taken all reasonable care to ensure that the facts stated and opinions expressed in this scheme document (other than those relating to ASE Inc., Lehman Brothers, Citi, Citibank and ANZ Singapore and the information in Appendices B, H, I, J and K) are fair or accurate and that no material facts have been omitted from this scheme document, and they jointly and severally accept responsibility accordingly. With respect to any information that has been extracted from published or publicly available sources, supplied by ASE Inc., Lehman Brothers, Citi, Citibank or ANZ Singapore, or contained in Appendices B, H, I, J and K, the sole responsibility of the directors of ASE Test has been to ensure, through reasonable enquiries, that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this scheme document.

The directors of ASE Inc. (including any director who may have delegated detailed supervision of this scheme document) have taken all reasonable care to ensure that the facts stated and opinions expressed in this scheme document (other than those relating to ASE Test, Lehman Brothers, Citi, Citibank and ANZ Singapore and the information set forth in Appendices B, D, E, F, G, H, I, J, K and L) are fair or accurate and that no material facts have been omitted from this scheme document, and they jointly and severally accept responsibility accordingly. With respect to any information that has been extracted from published or publicly available sources, supplied by ASE Test, Lehman Brothers, Citi, Citibank or ANZ Singapore, or contained in Appendices B, D, E, F, G, H, I, J, K and L, the sole responsibility of the directors of ASE Inc. has been to ensure, through reasonable enquiries, that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this scheme document.

THE SCHEME IMPLEMENTATION AGREEMENT

The following is a summary of the material terms of the scheme implementation agreement, which is qualified in its entirety by the scheme implementation agreement. A copy of the scheme implementation agreement is attached to this scheme document as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. ASE Test shareholders are urged to read the scheme implementation agreement in its entirety.

Structure of the Scheme

Pursuant to the scheme implementation agreement, ASE Inc. and ASE Test have agreed that the privatization of ASE Test will be effected by way of the scheme, which will involve, among other things, the transfer to ASE Inc., on the effective date of the scheme, of: (i) all ASE Test ordinary shares held by ASE Test shareholders (other than ASE Inc. and its subsidiaries); and (ii) all ASE Test ordinary shares issued pursuant to the treatment of options (described below) as of the effective date of the scheme. Following the effectiveness of the scheme, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc.

The “books closure date” is the date on which the Register of Transfer and the Register of Members of ASE Test will be closed for the purpose of determining which ASE Test shareholders (excluding ASE Inc. and its subsidiaries) are entitled to receive the consideration pursuant to the scheme. See “Special Factors Regarding the Scheme—Closure of Books” on page [—].

Effective Date of the Scheme

Subject to the fulfillment of all conditions to the scheme set forth in the scheme implementation agreement, the scheme will become effective on the date a copy of the court order sanctioning the scheme is lodged with the ACRA, or such other date as ASE Inc. and ASE Test may agree in writing. The date the scheme becomes effective is referred to herein as the effective date.

Scheme Consideration

Upon the effectiveness of the scheme, ASE Test shareholders (other than ASE Inc. and its subsidiaries) of record as of the books closure date will be entitled to receive the following consideration:

(a)	for each ASE Test Nasdaq Share held by such ASE Test shareholder, US$14.78 in cash; and

(b)	for each ASE Test TDS held by such ASE Test shareholder, the NT$ equivalent of US$0.185 in cash determined as of the books closure date based on the noon buying rate as of the books closure date, referred to as the prevailing exchange rate elsewhere in this scheme document.

The “noon buying rate” as of any date of determination is the rate published by the Federal Reserve Bank of New York for spot purchases of NT$ as of 12:00 noon on the New York business day immediately preceding such date of determination.

The above-described consideration will be reduced to the extent any dividend or distribution with respect to ASE Test ordinary shares is paid or made to ASE Test shareholders on or prior to the effective date. In addition, the aggregate cash payment payable to any ASE Test shareholders pursuant to the scheme will be rounded down to the nearest whole cent, if applicable.

Treatment of Options

Upon the effectiveness of the scheme, each ASE Test option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the scheme) will be treated as follows, referred to herein as the treatment of options:

•	For each in-the-money ASE Test option, the existing terms of each such option will be amended to permit the option to be, and each such option will be, deemed to have been exercised by ASE Test as of the books closure date on behalf of the option holder on a cashless basis through a broker, and the broker will advance the full cash exercise price of such option to ASE Test. The ASE Test ordinary shares issued upon such mandatory exercise of each in-the-money ASE Test option will be acquired by ASE Inc. for the scheme consideration of US$14.78 per ASE Test Nasdaq Share in cash, and as a result the option holder will receive a cash payment equal to (i) the number of ASE Test ordinary shares issued pursuant to such mandatory exercise multiplied by the per share scheme consideration, less (ii) the total exercise price of such option advanced by the broker plus any interest due on such amount and any fees and charges of the broker.

•	For each out-of-the-money ASE Test option, the option will be cancelled on the effective date of the scheme without any payment to the option holder.

Pursuant to the scheme implementation agreement, ASE Inc. and ASE Test have agreed to take steps to implement the treatment of options. In particular, ASE Inc. has agreed to use its best efforts to obtain all requisite approvals and take all other necessary actions to implement and give effect to the treatment of options. ASE Test has agreed that it will, to the extent permitted by the provisions of the applicable ASE Test options plans, cancel all ASE Test options which remain outstanding after the effective date of the scheme, and take such steps as may be necessary to give effect to the treatment of options.

Representations and Warranties

The scheme implementation agreement includes representations and warranties made by ASE Test and ASE Inc., respectively, which are customary for transactions of this nature, including those relating to:

•	due incorporation and valid existence;

•	corporate authority to enter into and perform its obligations under the scheme implementation agreement;

•	validity and enforceability of the terms of the scheme implementation agreement; and

•	due authorization and non-contravention of the execution and delivery of the scheme implementation agreement.

In addition, the scheme implementation agreement includes representations and warranties made by ASE Test relating to:

•

the preparation of its audited accounts in accordance with applicable laws and on a consistent basis in accordance with generally accepted accounting principles, standards and practices in the Republic of China;

•

the unanimous resolution by its independent directors to approve the scheme implementation agreement, the scheme and the transactions contemplated thereby and to recommend that unaffiliated ASE Test shareholders approve and adopt the scheme; and

•

the receipt of a written opinion of Lehman Brothers, financial advisor to the special committee, to the effect that, as of the date of the scheme implementation agreement, the scheme consideration is fair to the unaffiliated ASE Test shareholders from a financial point of view.

The scheme implementation agreement also includes representations and warranties made by ASE Inc. that it has sufficient resources to acquire all ASE Test ordinary shares held as of the books closure date and satisfy its obligations under the treatment of options.

Certain Undertakings

From the date of the scheme implementation agreement until the effective date of the scheme or the termination of the scheme implementation agreement, ASE Test has agreed, among other things, that it will:

•	give ASE Inc. and its advisors reasonable access to the offices, properties, books and records of, and information relating to, ASE Test and its subsidiaries, referred to herein as the ASE Test group companies, and authorize and direct its officers, employees, auditors, lawyers and other advisors to reasonably assist and cooperate with ASE Inc., for the implementation of the scheme, provided that such access and review will not unreasonably interfere with the conduct of the business or operations of the ASE Test group;

•	take all steps required to be taken by it in relation to the scheme and use all best endeavors to procure that the scheme is implemented on the terms set out in the scheme implementation agreement;

•

use best endeavors to obtain all authorizations, consents, clearances, permissions and approvals as are within its control or influence and which are necessary or appropriate for the implementation of the scheme;

•

not declare or pay any dividend or make any distribution, or issue or agree to issue any shares or securities convertible into equity securities or grant any option, other than the issuance of shares upon the valid exercise of existing options on or prior to the third business day prior to the books closure date and pursuant to the treatment of options;

•	except as would not be material to the ASE Test group taken as a whole, dispose of any assets or equity interests or assume or incur any liabilities other than in the ordinary course of business;

•	procure that each member of the ASE Test group will:

•

conduct its business in the ordinary course and not enter into any transaction or agreement or take any action other than in the ordinary course and in a reasonable and prudent manner, consistent with past practices;

•	use all reasonable efforts to preserve and protect its properties and assets;

•

not enter into any extraordinary transaction nor issue or grant any securities (other than upon the exercise of currently outstanding stock options, if any) or any rights, options, warrants or debt convertible into or exercisable or exchangeable for any securities;

•	not incur any liabilities other than in the ordinary course of business consistent with past practices; and

•	not permit a restructuring pursuant to which it will not be able to perform its obligations under the scheme implementation agreement.

From the date of the scheme implementation agreement until the effective date of the scheme or the termination of the scheme implementation agreement, ASE Inc. has agreed, among other things, that: (i) subject to the fulfillment or waiver of conditions to the scheme, it will be bound by the scheme and will pay the scheme consideration on the terms set out in the scheme implementation agreement; and (ii) it will not permit a restructuring pursuant to which it will not be able to perform its obligations under the scheme implementation agreement.

In addition, ASE Test and ASE Inc. have agreed to use best endeavors to procure that their respective directors take responsibility for the information in this scheme document and the Schedule 13E-3 filing with the SEC, referred to herein as the Schedule 13E-3, as required by applicable law and regulation, notify the other party of any matter or circumstance which might cause or result in any condition to the scheme to be unfulfilled or incapable of being fulfilled, and refrain from taking any action which may be materially prejudicial to the successful completion of the scheme.

Furthermore, each of ASE Test and ASE Inc. has agreed to: (i) cooperate with each other in connection with the preparation of this scheme document and the Schedule 13E-3 and the procurement of any necessary governmental or third-party approvals, waivers and consents; and (ii) give the other party and its counsel a reasonable opportunity to review and comment on this scheme document and the Schedule 13E-3 and provide the other party and its counsel with any comments or other communications received from any governmental authority with respect to this scheme document or the Schedule 13E-3 and a reasonable opportunity to participate in response to those comments.

Best Endeavors

Each of ASE Test and ASE Inc. has agreed to use its best endeavors to procure the fulfillment of each condition to the scheme that is within its control or influence and promptly notify the other party of any event or circumstance of which it becomes aware and which would be likely to have a significant impact on the fulfillment of conditions to the scheme.

Notwithstanding the above, where any approval or consent is granted subject to any condition, the condition must be reasonably acceptable to the party on which such condition is imposed or applied. The parties have agreed that: (i) ASE Inc. and its subsidiaries will not be required to enter into any settlement, undertaking, consent decree or stipulation or agreement with any governmental authority in connection with the scheme or divest or otherwise hold separate any of its or its subsidiaries’ businesses, assets or properties; and (ii) ASE Test will not be required to make any commitment that is not contingent upon the effectiveness of the scheme and that would reasonably be expected to have a material adverse effect on the ASE Test group.

Appeal Process

Pursuant to the scheme implementation agreement, if the court refuses to make any orders convening the court meeting or approving the scheme, ASE Test has agreed to appeal the court’s decision to the fullest extent possible (except to the extent the parties agree otherwise). If an appeal to the court’s decision is made by ASE Test, ASE Inc. will provide all reasonable assistance as ASE Test and its advisors may reasonably request for the purposes of the appeal.

Non-Solicitation; Fiduciary-Out

ASE Test has agreed that it will not, and will not authorize or permit any of its independent directors to, directly or indirectly, withdraw or modify in a manner adverse to ASE Inc. the recommendation of the board of directors of ASE Test in favor of the scheme (or take any action or make any public statement inconsistent with such recommendation) or approve or recommend an alternative acquisition proposal.

Notwithstanding the above or any other provision of the scheme implementation agreement, neither ASE Inc. nor ASE Test nor any of their respective directors will be obligated to take any action (or refrain from taking any action) if, and only to the extent that, a majority of the independent directors of ASE Inc. or ASE Test, respectively, conclude in good faith that taking such action (or refraining from taking such action) would constitute a breach of fiduciary duties on the part of the directors of ASE Inc. to the shareholders of ASE Inc. or of the directors of ASE Test to ASE Test shareholders, respectively.

Publicity; Confidentiality

Each of ASE Inc. and ASE Test has agreed that it will not, without the prior consent of the other party (not to be unreasonably withheld or delayed), issue any press release or make any other public statement or schedule any press conference or conference call with investors or analysts concerning the scheme implementation agreement or the scheme except as may be required by applicable law or any listing agreements or rules. In addition, each party will, subject to applicable law or any listing agreements or rules, consult in advance with the other party regarding the content, timing and manner of dissemination of any such press release, public statement, press conference or conference call required to be issued, made or conducted by applicable law or listing agreements or rules, and will not issue any such press release, public statement, press conference or conference call before such consultation.

Subject to the foregoing and other specified exceptions, the parties have agreed to keep confidential and not disclose to any person the existence of the scheme implementation agreement or any information relating to the terms of or the transactions contemplated by the scheme implementation agreement or any information provided pursuant to the terms of the scheme implementation agreement, unless and to the extent required by applicable law or regulation, without the prior written consent of the other party (not to be unreasonably withheld).

Conditions to the Scheme

The parties have agreed that the scheme is subject to the satisfaction or waiver, if applicable, of the following conditions:

•	the filing by ASE Inc. with the ROC IC for the increase of ASE Inc.’s investment in ASE Test;

•	the filing by ASE Inc. with the ROC FTC for ASE Inc.’s acquisition of the remaining outstanding ASE Test ordinary shares not held by ASE Inc. and its subsidiaries;

•	the receipt of all applicable regulatory approvals and such approvals not being revoked on or prior to the effective date;

•

the receipt by ASE Test of all authorizations, consents, clearances, permissions and approvals as are necessary or required, and that would be reasonably expected to have a material adverse effect on the ASE Test group if not obtained, for or in respect of the implementation of the scheme, and the receipt by ASE Inc. of all authorizations, consents, clearances, permissions and approvals as are necessary or required, and which would be reasonably expected to have a material adverse effect on the performance by ASE Inc. of its obligations under the scheme implementation agreement in all material respects if not obtained, for or in respect of the implementation of the scheme;

•

the accuracy of each party’s representations and warranties contained in the scheme implementation agreement (disregarding any material or materiality qualifications therein) in all material respects at and as of the effective date as if made at and as of such time, and the performance by each party in all material respects of all of its obligations under the scheme implementation agreement required to be performed by it on or prior to the effective date;

•	the approval and adoption of the scheme by the requisite majority of the unaffiliated ASE Test shareholders at the court meeting;

•	the sanction of the scheme by the court;

•	the lodgment of the court order with the ACRA;

•

if and to the extent the Singapore Code applies, any director of ASE Test who is considered to be independent for the purposes of the scheme and required under such code to recommend the approval and adoption of the scheme by the unaffiliated ASE Test shareholders having (i) joined in the recommendation of the board of directors of ASE Test for approval and adoption of the scheme by the unaffiliated ASE Test shareholders, (ii) joined in the determination by the board of directors of ASE Test that the scheme implementation agreement and the transaction contemplated thereby are fair to and in the best interest of ASE Test shareholders (other than ASE Inc. and its subsidiaries), and (iii) joined in the approval by the board of directors of ASE Test of the scheme implementation agreement and the transactions contemplated thereby;

•	the receipt of all approvals for the implementation of the treatment of options; and

•	no injunction or other order being issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the scheme.

Termination Rights

The scheme implementation agreement may be terminated as follows:

•	by either party upon the issuance of a final and non-appealable order, decree, ruling or other action by a court of competent jurisdiction permanently prohibiting the scheme;

•

if there is a material beach by any party of its obligations under the scheme implementation agreement, by the party not in default after prior consultation with the SIC and any other applicable government authority, upon 14 days’ advance written notice to the other party;

•

by either party if the approval and adoption of the scheme by the unaffiliated ASE Test shareholders at the court meeting is not obtained or if the court does not sanction the scheme and such court decision is final and non-appealable;

•

by either party if conditions to the scheme are not satisfied (or waived) on or prior to June 4, 2008 or such other date as the parties may agree in writing (subject to any required consent of SIC or any other regulatory or governmental authority (if necessary)), provided that a party whose breach of the scheme implementation agreement has resulted in the conditions to the scheme not being satisfied on or prior to the date described above may not terminate the scheme implementation agreement pursuant to this provision;

•

by ASE Inc. if ASE Test or its directors have withdrawn or modified in any manner adverse to ASE Inc. the recommendation of the board of directors of ASE Test for approval and adoption of the scheme by the unaffiliated ASE Test shareholders, or approved or recommended an alternative acquisition proposal, or otherwise failed to comply with the non-solicitation provisions of the scheme implementation agreement, or if ASE Test takes any action or makes any public statement, or authorizes or permits any of its independent directors to take any action or make any public statement, inconsistent with the recommendation of the board of directors of ASE Test in favor of the scheme;

•

by ASE Test if, in accordance with and pursuant to the “fiduciary-out” exception described above in “The Scheme Implementation Agreement—Non-Solicitation; Fiduciary Out”, ASE Test or its directors have withdrawn or modified in any manner adverse to ASE Inc. the recommendation of the board of directors of ASE Test of approval and adoption of the scheme by the unaffiliated ASE Test shareholders, or approved or recommended an alternative acquisition proposal; or

•	upon the mutual written consent of the parties.

If any party intends to consult with SIC or any other applicable governmental authority in relation to the termination of the scheme implementation agreement, it is required to give prior written notice of such intention to the other party.

Fees and Expenses

ASE Inc. and ASE Test have each agreed to bear their respective fees, costs and expenses incurred in connection with the scheme implementation agreement and the transactions contemplated thereby.

Governing Law; No Third-Party Beneficiary

The scheme implementation agreement is governed by and construed in accordance with the laws of Singapore.

A person who is not a party to the scheme implementation agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term of the scheme implementation agreement, but this does not affect any right or remedy which exists or is available apart from that Act.

PROVISIONS FOR UNAFFILIATED ASE TEST SHAREHOLDERS

No provision has been made to grant unaffiliated ASE Test shareholders access to the corporate files of ASE Test or to obtain counsel or appraisal services at the expense of ASE Test or any other party or affiliate.

OTHER IMPORTANT INFORMATION REGARDING ASE TEST

Share Capital

Shares

Since December 31, 2006, ASE Test has not issued any new ASE Test ordinary shares, other than 1,264,587 ASE Test ordinary shares issued upon the exercise of ASE Test options. As of January 31, 2008, there were 101,402,819 outstanding ASE Test ordinary shares, consisting of 91,297,169 ASE Test Nasdaq Shares and 10,105,650 ASE Test ordinary shares represented by 808,452,000 ASE Test TDSs.

The rights of ASE Test shareholders in respect of voting, dividends and capital as set out in the Memorandum and Articles of Association of ASE Test are reproduced, without amendment, in Appendix L of this scheme document.

The Memorandum and Articles of Association of ASE Test do not contain any restrictions on the right to transfer any ASE Test ordinary shares, which would have the effect of requiring the holders of such shares, before transferring such shares, to offer them for purchase by any other ASE Test shareholder or any other person.

Convertible Instruments

As of January 31, 2008, the latest practicable date before the date of this scheme document, referred to herein as the latest practicable date, except as disclosed below, there are no outstanding instruments convertible into, rights to subscribe for, and options in respect of ASE Test ordinary shares or other securities that carry voting rights in ASE Test.

As of January 31, 2008, there are 8,659,088 outstanding ASE Test options to subscribe for an equal number of ASE Test ordinary shares. The particulars of the outstanding ASE Test options as of January 31, 2008 are as follows:

	Date of Grant	Exercise Price	ASE Test Options(1)	Exercise Period
		(US$)
1999 ASE Test share option plan
Directors
Jason C.S. Chang	August 10, 1999	20	20,000	August 10, 1999 to August 10, 2009
Richard H.P. Chang	August 10, 1999	20	20,000	August 10, 1999 to August 10, 2009
Joseph Tung	—	—	—	—
Jeffrey Chen	—	—	—	—
Alan T.C. Cheng	—	—	—	—
Raymond Lo	August 10, 1999	20	15,000	August 10, 1999 to August 10, 2009
	April 19, 2000	25	35,000	April 19, 2000 to April 19, 2010
Freddie Liu	August 10, 1999	20	10,000	August 10, 1999 to August 10, 2009
Ko-Chien Chin	—	—	—	—
Albert C.S. Yu	—	—	—	—
Guan Seng Sim	—	—	—	—
David D.H. Tsang	—	—	—	—
Employees	August 10, 1999	20	241,500	August 10, 1999 to August 10, 2009
	April 19, 2000	25	140,000	April 19, 2000 to April 19, 2010
	November 13, 2001	9	10,000	November 13, 2001 to November 13, 2011
	May 4, 2004	6.5	20,000	May 4, 2004 to May 5, 2014

	Date of Grant	Exercise Price	ASE Test Options(1)	Exercise Period
		(US$)
2000 ASE Test share option plan
Directors
Jason C.S. Chang	January 5, 2001	8.875	1,800,000	January 5, 2001 to January 5, 2011
	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	December 11, 2003	12.95	400,000	December 11, 2003 to December 11, 2013
Richard H.P. Chang	January 5, 2001	8.875	1,000,000	January 5, 2001 to January 5, 2011
	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
	December 11, 2003	12.95	200,000	December 11, 2003 to December 11, 2013
Joseph Tung	January 5, 2001	8.875	140,000	January 5, 2001 to January 5, 2011
	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
	December 11, 2003	12.95	30,000	December 11, 2003 to December 11, 2013
Jeffrey Chen	January 5, 2001	8.875	120,000	January 5, 2001 to January 5, 2011
	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
	December 11, 2003	12.95	40,000	December 11, 2003 to December 11, 2013
Alan T.C. Cheng	November 13, 2001	9	20,000	November 13, 2001 to November , 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
Raymond Lo	January 5, 2001	8.875	115,000	January 5, 2001 to January 5, 2011
	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
	December 11, 2003	12.95	50,000	December 11, 2003 to December 11, 2013
Freddie Liu	January 5, 2001	8.875	30,000	January 5, 2001 to January 5, 2011
	December 11, 2003	12.95	15,000	December 11, 2003 to December 11, 2013
Ko-Chien Chin	January 5, 2001	8.875	160,000	January 5, 2001 to January 5, 2011
	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
	December 11, 2003	12.95	70,000	December 11,2003 to December 11, 2013
Albert C.S. Yu	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012

	Date of Grant	Exercise Price	ASE Test Options(1)	Exercise Period
		(US$)
Guan Seng Sim	—	—	—	—
David D.H. Tsang	November 13, 2001	9	20,000	November 13, 2001 to November 13, 2011
	November 7, 2002	6.1	20,000	November 7, 2002 to November 7, 2012
Employees	January 5, 2001	8.875	2,000,388	January 5, 2001 to January 5, 2011
	April 12, 2001	11.5	176,450	April 12, 2001 to April 12, 2011
	November 13, 2001	9	82,000	November 13, 2001 to November 13, 2011
	May 7, 2002	12	33,000	May 7, 2002 to May 7, 2012
	July 24, 2002	8	5,000	July 24,2002 to July 24, 2012
	November 7, 2002	6.1	29,500	November 7, 2002 to November 7, 2012
	December 11, 2003	12.95	963,500	December 11, 2003 to December 11, 2013
	May 4, 2004	6.5	120,000	May 4, 2004 to May 4, 2014
2004 ASE Test share option plan
Directors
Jason C.S. Chang	—	—	—	—
Richard H.P. Chang	—	—	—	—
Joseph Tung	—	—	—	—
Jeffrey Chen	—	—	—	—
Alan T.C. Cheng	—	—	—	—
Raymond Lo	—	—	—	—
Freddie Liu	—	—	—	—
Ko-Chien Chin	—	—	—	—
Albert C.S. Yu	—	—	—	—
Guan Seng Sim	—	—	—	—
David D.H. Tsang	—	—	—	—
Employees	August 9, 2004	5.5	60,000	August 9, 2004 to August 9, 2014
	October 22, 2004	6.1	21,000	October 22, 2004 to October 22, 2014
	July 7, 2005	6.5	32,500	July 7, 2005 to July 7, 2015
	April 18, 2006	9.79	108,000	April 18, 2006 to April 18, 2016
	August 9, 2006	8.1	6,250	August 9, 2006 to August 9, 2016

(1)	Each ASE Test option is exercisable into one ASE Test ordinary share.

Financial Information

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to ASE Test as of and for the fiscal years ended December 31, 2004, 2005 and 2006 and as of and for the nine months ended September 30, 2006 and 2007. The financial data has been derived from the audited consolidated financial statements and the related notes filed as part of ASE Test’s annual report on Form 20-F, as amended, for the year ended December 31, 2006 and the unaudited consolidated financial results filed on Forms 6-K on October 31, 2007 for the nine months ended September 30, 2007, respectively. This financial data should be read in conjunction with the financial statements, the related notes and other financial information contained in the Form 20-F, as amended, and Form 6-K, incorporated by reference into this scheme document, and the financial statements, the related notes and other financial information set forth in Appendices F, G and H. ASE Test prepares its consolidated financial statements in accordance with ROC GAAP, with a reconciliation to U.S. GAAP. The following summary is qualified in its entirety by reference to such ASE Test’s audited and unaudited consolidated financial statements and the related notes. See “Where You Can Find Additional Information” beginning on page [—] for instructions on how to obtain more complete financial information and Appendices F, G and H.

The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	ASE Test and Subsidiaries
	Year Ended and as of December 31,			Nine Months Ended and as of September 30,
	2004	2005	2006	2006	2007
	(in US$ thousands, except shares, per share data, operating data and percentages)			(in US$ thousands) (unaudited)
Consolidated Statement of Income Data:
ROC GAAP:
Net revenues	$427,763	$420,929	$517,706	$408,045	$340,430
Cost of revenues	340,663	330,786	322,654	248,700	230,336

Gross profit	87,100	90,143	195,052	159,345	110,094
Operating expenses:
Selling, general and administrative(1)	43,762	46,160	42,080	31,570	38,365
Research and development	23,223	24,993	20,714	15,430	14,146
Goodwill amortization(2)	10,105	4,966	—	—	—

Income (loss) from operations	10,010	14,024	132,258	112,345	57,583
Non-operating income (expense):
Interest, net	(6,187)	(11,146)	(9,796)	(8,136)	(1,913)
Equity in earnings of equity method investees(3)	9,844	6,637	18,005	13,318	11,704
Impairment of goodwill	(26,500)	—	—	—	—
Gain (loss) on valuation of financial assets, net(4)	314	685	(961)	(769)	1,051
Loss on valuation of financial liabilities, net(4)	—	—	(770)	(486)	(2,059)
Foreign exchange gain (loss), net(4)	(139)	703	294	615	615
Other, net	(380)	(3,465)	(7,839)	(12,494)	11,259
Exceptional items:
Gain on insurance settlement and impairment recovery	—	—	32,145	32,145	—
Loss on fire damage	—	(51,224)	—	—	—

Income (loss) from continuing operations before income tax	(13,038)	(43,786)	163,336	136,538	78,240
Income tax expense (benefit)	(21,209)	2,537	12,567	18,970	24,809
Discontinued operations(5)	16,968	10,839	—	—	—

Net income (loss)	$25,139	$(35,484)	$150,769	$117,568	$53,431

Earnings (loss) per share:
Basic	$0.25	$(0.35)	$1.51	$1.17	$0.53
Diluted	$0.25	$(0.35)	$1.50	$1.17	$0.52
Income from operations per share	$0.10	$0.14	$1.32	$1.12	$0.57
Income (loss) from continuing operations	$8,171	$(46,323)	$150,769	$117,568	$53,431
Income (loss) from continuing operations per share	$0.08	$(0.46)	$1.51	$1.17	$0.53
Shares used in earnings per share calculation:
Basic	100,037,524	100,059,031	100,081,418	100,073,675	100,481,805
Diluted	100,111,113	100,059,031	100,338,261	100,235,151	102,626,001

	ASE Test and Subsidiaries
	Year Ended and as of December 31,			Nine Months Ended and as of September 30,
	2004	2005	2006	2006	2007
	(in US$ thousands, except shares, per share data, operating data and percentages)			(in US$ thousands) (unaudited)
U.S. GAAP:
Net revenues	$427,763	$420,929	$517,706	$408,045	$340,430
Cost of revenues	342,394	335,155	335,943	264,408	237,238

Gross profit	85,369	85,774	181,763	143,637	103,192
Operating expenses	109,456 (6)	123,931	69,972	25,742	53,409

Income (loss) from operations	(24,087)	(38,157)	111,791	117,895	49,783
Non-operating income (expense)	3,800	(5,591)	25,437	(3,793)	14,772

Income (loss) from continuing operations before income taxes	(20,287)	(43,748)	137,228	114,102	64,555
Income tax expense (benefit)	(21,209)	2,537	20,291	25,513	19,147
Discontinued operations(5)	16,968	10,839	—	—	—
Cumulative effect of change in accounting principles(7)	—	—	381	—	—

Net income (loss)	$17,890	$(35,446)	$117,318	$88,589	$45,408

Earnings (loss) per share:
Basic	$0.18	$(0.35)	$1.17	$0.89	$0.45
Diluted	$0.18	$(0.35)	$1.17	$0.88	$0.44

Shares used in earnings per share calculation:
Basic	100,037,524	100,059,031	100,081,418	100,073,675	100,481,805
Diluted	100,111,113	100,059,031	100,234,402	100,127,625	102,558,617
Consolidated Balance Sheet Data:
ROC GAAP:
Current assets	$227,026	$285,487	$305,554	$350,413	$371,730
Long-term investments	133,699	140,225	281,830	239,888	318,142
Property, plant and equipment, net	634,796	430,079	389,435	398,148	359,108
Total assets	1,083,109	940,339	1,044,428	1,073,554	1,110,346
Current liabilities	201,884	128,219	102,716	155,934	100,478
Long-term debts	273,020	245,303	85,706	141,550	65,510
Total liabilities	483,518	382,134	201,300	309,530	176,470
Capital stock	25,015	25,015	25,035	25,023	25,294
Cash dividend on ordinary shares	—	—	—	—	—
Shareholders’ equity	599,591	558,205	843,128	764,024	933,876
U.S. GAAP:
Current assets	$227,026	$285,487	$305,554	$350,413	$371,730
Long-term investments	53,381	60,366	78,371	73,683	90,075
Property, plant and equipment, net	632,289	427,005	380,863	389,345	351,596
Total assets	1,015,599	877,687	844,990	912,317	893,094
Current liabilities	206,660	128,228	111,506	163,656	103,215
Long-term debts	273,020	245,303	85,706	141,550	65,510
Total liabilities	488,389	382,231	211,879	317,332	180,990
Shareholders’ equity	527,210	495,456	633,111	594,985	712,104
Consolidated Statement of Cash Flow Data:
ROC GAAP:
Depreciation and amortization	$164,908	$154,302	$120,638	$90,310	$87,661
Acquisition of property, plant and equipment	210,656	47,875	87,408	71,965	57,290
Net cash provided by operating activities	153,712	170,064	252,775	194,216	131,337
Net cash provided by (used in) investing activities	(253,621)	13,779	(121,596)	(126,320)	(77,911)
Net cash provided by (used in) financing activities	69,375	(84,447)	(184,387)	(78,068)	(31,187)
Net cash inflow (outflow)	(31,460)	98,722	(48,496)	(7,188)	23,472

	ASE Test and Subsidiaries
	Year Ended and as of December 31,			Nine Months Ended and as of September 30,
	2004	2005	2006	2006	2007
	(in US$ thousands, except shares, per share data, operating data and percentages)			(in US$ thousands) (unaudited)
Segment Net Revenues:
Testing	$343,116	$346,639	$423,341	$335,407	$259,457
Packaging	84,647	74,290	94,365	72,638	80,973
Percentage of Net Revenues:
Testing	80.2%	82.4%	81.8%	82.2%	76.2%
Packaging	19.8%	17.6%	18.2%	17.8%	23.8%
Operating Data:
Gross margin	20.4%	21.4%	37.7%	39.1%	32.3%
Operating margin	2.4%	3.3%	25.5%	27.5%	16.9%
ROC GAAP net margin	5.9%	(8.4)%	29.1%	28.8%	15.7%
U.S. GAAP net margin	4.2%	(8.4)%	22.7%	21.7%	13.3%

(1)	Includes selling expenses and general and administrative expenses, but excludes goodwill amortization.
(2)	Included in general and administrative expenses in our consolidated financial statements.
(3)	Includes investment income from ASE (Korea) Inc., a wholly owned subsidiary of ASE Investment (Labuan) of which ASE Test holds 30.0%, and prior to their merger into ASE Inc. on August 1, 2004, ASE (Chung Li) Inc. and ASE Material Inc.
(4)	As a result of ASE Test’s adoption of the ROC Statement of Financial Accounting Standard, or ROC SFAS, No. 34 “Financial Instruments: Recognition and Measurement”, and ROC SFAS No. 36, “Financial Instruments: Disclosure and Presentation”, the balances in 2004 and 2005 were reclassified to be consistent with the classification used in our consolidated financial statements for 2006.
(5)	Amount for 2005 includes income from discontinued operations of $3.9 million and gain on disposal of discontinued operations of $6.9 million in 2005, both of which are net of income tax expense. In October 2005, ASE Test disposed of its camera module assembly operations in Malaysia. Such operations were formerly classified as part of ASE Test’s packaging operations. Information from ASE Test’s consolidated statements of income for the years ended December 31, 2004 and 2005 has been adjusted to reflect the reclassification of ASE Test’s camera module assembly operations as discontinued operations. Information from its consolidated statements of cash flows was appropriately not adjusted.
(6)	Includes impairment of goodwill.
(7)	Represents the cumulative effect of ASE Test’s adoption of U.S. Statement of Financial Accounting Standard, or U.S. SFAS No. 123R “Share-Based Payment”.

Ratio of Earnings to Fixed Charges

The following table presents ASE Test’s ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31			Nine Months Ended September 30
	2004	2005	2006	2006	2007
	(in US$ thousands)			(in US$ thousands) (unaudited)
Earnings
Pretax income (loss) from continuing operations before adjustment for minority interests or income (loss) from equity investees	$(22,882)	$(50,423)	$145,331	$123,220	$66,536
Plus items
Fixed charges	9,609	13,622	13,568	10,853	4,592
Amortization of capitalized interest	—	—	—	—	—
Distributed income of equity investees	—	—	—	—	—
Registrants share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
Less items
Interest capitalized	2,844	878	403	317	137
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—
The minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—

Total earnings	$(16,117)	$(37,679)	$158,496	$133,756	$70,991

Fixed Charges
Interest expense and capitalized	$9,609	$13,622	$13,568	$10,853	$4,592
Interest rate swap interest income included in interest expense	—	—	—	—	—
Estimate of interest in rental expense	—	—	—	—	—

Total fixed charges	$9,609	$13,622	$13,568	$10,853	$4,592

Ratio of earning to fixed charges	(1.68)	(2.77)	11.68	12.32	15.46

Significant Accounting Policies and Changes in Accounting Policies

A summary of the significant accounting policies of ASE Test is set forth in note 2 to the audited consolidated financial statements of ASE Test and its subsidiaries for the fiscal years ended December 31, 2004, 2005 and 2006. A summary of the changes in accounting policies of ASE Test is set forth in note 3 to the audited consolidated financial statements of ASE Test and its subsidiaries for the fiscal year ended December 31, 2004, 2005 and 2006. Please refer to Appendix F for the audited consolidated financial statements of ASE Test and its subsidiaries for the fiscal year ended December 31, 2004, 2005 and 2006.

Book Value per Share

ASE Test’s net diluted book value per share (which gives effect to the exercise of outstanding ASE Test options) as of September 30, 2007 was approximately US$ 9.10 per ASE Test ordinary share, which is below the scheme consideration of US$14.78 per ASE Test Nasdaq Share.

Material Changes in Financial Position of ASE Test

Except for the information of ASE Test that is publicly available or as disclosed in this scheme document, there has been no known material changes in the financial position of ASE Test and its subsidiaries since December 31, 2006, which is the date of the most recent audited consolidated financial statements of ASE Test and its subsidiaries.

Comparative Share Prices and Dividends

ASE Test Nasdaq Shares are listed and traded on The NASDAQ Global Market under the symbol “ASTSF”. The following table sets forth, for the periods indicated, the high, low and closing sale prices per ASE Test Nasdaq Share as reported on The NASDAQ Global Market.

ASE Test Nasdaq Shares	Price
	High		Low		Closing(1)
Year Ending December 31, 2008
First Quarter (through March 5, 2008)	US$	14.52	US$	13.53	US$	—
March 2008 (through March 5, 2008)		14.50		14.31		14.44
February 2008		14.52		13.53		14.37
January 2008		14.43		13.91		14.32
Year Ended December 31, 2007
Fourth Quarter		14.70		13.91		—
December 2007		14.70		14.01		14.19
November 2007		14.57		13.91		14.28
October 2007		14.61		14.36		14.50
Third Quarter		15.40		10.07		—
September 2007		14.75		14.10		14.37
August 2007		13.80		10.07		11.77
July 2007		15.40		12.87		13.48
Second Quarter		15.25		11.43		—
June 2007		15.25		12.50		14.07
May 2007		13.00		11.86		12.89
April 2007		13.10		11.43		12.83
First Quarter		11.96		10.15		—
March 2007		11.96		10.86		11.38
February 2007		11.96		10.76		11.12
January 2007		11.73		10.15		10.99
Year Ended December 31, 2006
Fourth Quarter		11.68		7.92		—
Third Quarter		9.78		7.21		—
Second Quarter		11.85		8.10		—
First Quarter		9.85		6.65		—
Year Ended December 31, 2005
Fourth Quarter		8.15		5.33		—
Third Quarter		8.37		5.49		—
Second Quarter		6.97		4.65		—
First Quarter		6.98		4.50		—

(1)	Closing price for a given month refers to the closing price on the last trading day of such month.

ASE Test TDSs are listed and traded on the Taiwan Stock Exchange under the symbol “9101”. The Taiwan Stock Exchange is an auction market where securities traded are priced according to supply and demand through announced bid and ask prices. Each ASE Test TDS represents 0.0125 ASE Test ordinary shares. The following table sets forth, for the periods indicated, the high, low and closing bid prices per ASE Test TDS as reported on Taiwan Stock Exchange.

ASE Test TDSs	Price
	High	Low	Closing(1)
Year Ending December 31, 2008
First Quarter (through March 6, 2008)	NT$ 5.95	NT$ 5.51	NT$	—
March 2008 (through March 6, 2008)	5.80	5.61		5.69
February 2008	5.95	5.51		5.70
January 2008	5.80	5.52		5.65
Year Ended December 31, 2007
Fourth Quarter	6.10	5.53		—
December 2007	5.75	5.53		5.70
November 2007	5.96	5.55		5.64
October 2007	6.10	5.82		5.83
Third Quarter	7.05	4.44		—
September 2007	6.17	5.09		5.88
August 2007	6.20	4.44		5.08
July 2007	7.05	5.83		6.14
Second Quarter	6.85	5.05		—
June 2007	6.85	5.37		6.28
May 2007	5.55	5.05		5.45
April 2007	5.95	5.20		5.43
First Quarter	5.74	4.40		—
March 2007	5.70	4.58		5.20
February 2007	5.06	4.46		5.01
January 2007	5.74	4.40		4.76
Year Ended December 31, 2006
Fourth Quarter	5.29	3.45		—
Third Quarter	4.14	3.15		—
Second Quarter	5.13	3.45		—
First Quarter	3.96	2.84		—
Year Ended December 31, 2005
Fourth Quarter	3.43	2.32		—
Third Quarter	3.31	2.56		—
Second Quarter	3.11	2.35		—
First Quarter	3.12	2.54		—

(1)	Closing price for a given month refers to the closing price on the last trading day of such month.

The closing sale price of ASE Test Nasdaq Shares on the latest practicable date was US$[—] per share, and the closing sale price of ASE Test TDSs was NT$[—] per ASE Test TDS.

On August 31, 2007, the last trading day of ASE Test Nasdaq Shares prior to the announcement of the execution of the scheme implementation agreement, the closing sale price of ASE Test Nasdaq Shares was US$11.77 per share. On September 4, 2007, the last trading day of ASE Test TDSs prior to the announcement of the execution of the scheme implementation agreement, the closing sale price of ASE Test TDSs was NT$5.40 per ASE Test TDS.

During the period commencing six months prior to September 4, 2007, the date on which the scheme implementation agreement was entered into and the scheme was announced, and ending on the latest practicable date: (i) the highest closing sale price of ASE Test Nasdaq Shares was US$[—] per share transacted on [—] and the lowest closing sale price of ASE Test Nasdaq Shares was US$[—] per share transacted on [—]; and (ii) the highest closing sale price of ASE Test TDSs was NT$[—] per ASE Test TDS transacted on [—] and the lowest closing sale price of ASE Test TDSs was NT$[—] per ASE Test TDS transacted on [—].

ASE Test has not declared or paid any dividends on its ordinary shares during the past two years. The scheme implementation agreement includes a covenant restricting the ability of ASE Test to pay dividends from the date of the scheme implementation agreement to the effective date of the scheme or the termination of the scheme implementation agreement without the prior consent of ASE Inc. In addition, any dividends paid in respect of ASE Test ordinary shares during such period will reduce the scheme consideration by the same amount. See “The Scheme Implementation Agreement—Certain Undertakings” and “The Scheme Implementation Agreement—Scheme Consideration” on pages [—] and [—], respectively.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of ASE Test ordinary shares as of January 31, 2008 by: (i) ASE Inc.; (ii) the directors and executive officers of each of ASE Test and ASE Inc.; (iii) the associates of each of ASE Test, ASE Inc. and their respective directors and executive officers; and (iv) the majority-owned subsidiaries of each of ASE Test, ASE Inc. and their respective directors and executive officers. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Outstanding Shares(2)
ASE Inc.
J & R Holding Limited(3)	39,837,143	39.29%
ASE Holding Limited(3)	11,148,000	10.99%
Jason C.S. Chang(4)	2,343,908	2.31%
Nen-Yao Chang(5)	12,000	*
Richard H.P. Chang(6)	2,266,276	2.23%
Kenneth Hsiang(7)	36,000	*
Raymond Lo(8)	245,000	*
Kwai Mun Lee(9)	16,000	*
Tien Wu(10)	221,000	*
Joseph Tung(11)	347,000	*
Shyh-Ling Lin(12)	6,460	*
Jeffrey Chen(13)	192,000	*
Freddie Liu(14)	68,000	*
Ko-Chien Chin(15)	260,672	*
Alan Tien-Cheng Cheng(16)	40,000	*
Guan Seng Sim	—	—
Albert C.S. Yu(17)	85,176	*
David D.H. Tsang(18)	40,000	*
Sang Jin Maeng(19)	24,000	*

*	Less than 1%
(1)	Beneficial ownership is determined pursuant to Rule 13d-3 of the Exchange Act.
(2)	Applicable percentage of ownership is calculated based on 101,402,819 ASE Test ordinary shares outstanding as of January 31, 2008.
(3)	J & R Holding Limited and ASE Holding Limited are wholly-owned subsidiaries of ASE Inc. The address of each of J & R Holding Limited and ASE Holding Limited is Room 1901, TWTC International Trade Building, 19F, 333 Keelung Road., Sec.1, Taipei 110, Taiwan, Republic of China.
(4)	Includes options to acquire 2,160,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(5)	Nen-Yao Chang is the son of Richard H.P. Chang. The address of Nen-Yao Chang is Room 1901, TWTC International Trade Building, 19F, 333 Keelung Road., Sec.1, Taipei 110, Taiwan, Republic of China. Includes options to acquire 12,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(6)	Includes options to acquire 1,220,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(7)	Includes options to acquire 36,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(8)	Includes options to acquire 245,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.

(9)	Includes options to acquire 16,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(10)	Includes options to acquire 210,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(11)	Includes options to acquire 204,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(12)	Shyh-Ling Lin is the wife of Joseph Tung. The address of Shyh-Ling Lin is Room 1901, TWTC International Trade Building, 19F, 333 Keelung Road., Sec.1, Taipei 110, Taiwan, Republic of China.
(13)	Includes options to acquire 192,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(14)	Includes options to acquire 52,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(15)	Includes options to acquire 256,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(16)	Includes options to acquire 40,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(17)	Includes options to acquire 40,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(18)	Includes options to acquire 40,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.
(19)	Includes options to acquire 24,000 shares which were exercisable as of January 31, 2008 or become exercisable within 60 days following January 31, 2008.

Mr. Jason C.S. Chang, Mr. Richard H.P. Chang and Mr. Joseph Tung are directors of ASE Inc. Mr. Freddie Liu is an executive officer of, and acting spokesperson, for ASE Inc. in relation to the scheme, and Mr. Ko-Chien Chin is a consultant to ASE Inc. Accordingly, each of Mr. Jason C.S. Chang, Mr. Richard H.P. Chang, Mr. Joseph Tung, Mr. Freddie Liu and Mr. Ko-Chien Chin is a concert party of ASE Inc. and has confirmed that he will abstain from voting on the proposal to approve and adopt the scheme at the court meeting. Mr. Joseph Tung’s spouse holds 6,460 ASE Test ordinary shares, and Mr. Joseph Tung has confirmed that his spouse will also abstain from voting on the proposal to approve and adopt the scheme at the court meeting. Mr. Albert C.S. Yu is an independent director and has confirmed that he will vote in favor of the proposal to approve and adopt the scheme at the court meeting. Each of Mr. Guan Seng Sim and Mr. David D.H. Tsang, the other independent directors, does not beneficially own any ASE Test ordinary shares as of January 31, 2008 except for ASE Test options.

Transactions in ASE Test Shares

There has not been any transaction in ASE Test ordinary shares during the past 60 days by ASE Inc., ASE Test, or any of their respective directors, executive officers, associates or majority-owned subsidiaries. In addition, neither ASE Test nor ASE Inc. has purchased any ASE Test ordinary shares during the past two years.

Transactions with Affiliates

Except as disclosed below, neither ASE Test nor any of its subsidiaries has entered into any material contracts with any interested persons (other than those entered into in the ordinary course of business) during the period commencing three years before September 4, 2007 and ending on the latest practicable date.

ASE Inc. and ASE Test, Inc., a 99.99%-owned subsidiary of ASE Test that is incorporated in Taiwan, referred to herein as ASE Test Taiwan, from time to time jointly market turnkey services provided at their respective Taiwan facilities. ASE Test Taiwan has historically charged ASE Inc. fees for the testing of semiconductors packaged for a small number of customers that prefer to be billed through ASE Inc. for testing services performed by ASE Test Taiwan. These fees amounted to US$16.8 million, US$44.6 million, US$45.1 million and US$22.4 million in 2004, 2005, 2006 and for the nine months ended September 30, 2007, respectively.

ASE Electronics (M) Sdn. Bhd., a wholly-owned subsidiary of ASE Test that is incorporated in Malaysia, referred to herein as ASE Test Malaysia, has historically purchased a portion of the raw materials used in its packaging operations, principally leadframes and substrates, from ASE Inc. Such purchases amounted to US$2.7 million, US$5.4 million and US$2.2 million in 2004, 2005 and 2006, respectively. In addition, ASE Test Malaysia also purchased raw material and substrates from ASE Electronic Inc. after it was spun off from ASE Inc. on August 1, 2006. Such purchase amounted to US$1.0 million and US$2.5 million in 2006 and for the nine months ended September 30, 2007, respectively.

ASE Inc. has historically shared its research and development relating to packaging with ASE Test Malaysia at no cost. While ASE Inc. intends to continue such arrangements in the future, if ASE Inc. were to discontinue such arrangements, ASE Test Malaysia would have to develop the capability for, and bear the cost of, research and development relating to packaging. The approximate dollar amount for such arrangements for each of the past three years is less than one percent of ASE Test’s consolidated revenues for each such year in which the arrangement took place.

ASE Inc. has in the past guaranteed some of ASE Test’s borrowings and may from time to time provide similar guarantees in the future. From time to time, some of ASE Test’s directors have guaranteed certain of ASE Test’s borrowings. ASE Inc. has historically guaranteed the promissory notes of many of its subsidiaries and affiliates. As of December 31, 2004, 2005 and 2006 and as of September 30, 2007, ASE Inc. had endorsed and guaranteed an aggregate amount of US$358.6 million, US$420.6 million, US$380.8 million and US$304.2 million of the outstanding promissory notes of its subsidiaries, respectively.

ASE Test engages ASE (U.S.) Inc., as a sales agent. In 2004, 2005 and 2006 and for the nine months ended September 30, 2007, ASE Test paid US$ 3.3 million, US$7.7 million, US$5.0 million and US$3.6 million, respectively, in fees and service charges to ASE (U.S.) Inc.

ASE Test currently uses most floors of space owned by ASE Test Taiwan in several buildings in the Nantze Export Processing Zone. The space consists of approximately 1,025,000 square feet and houses ASE Test’s operations in Kaohsiung, Taiwan. The approximate dollar amount for such arrangements for each of the past three years is less than one percent of ASE Test’s consolidated revenues for each such year in which the arrangement took place.

ASE Test currently leases a small portion of its production facilities in Kaohsiung and Chung Li, Taiwan from ASE Inc. ASE Test also leases a small portion of its production facilities in Kaohsiung, Taiwan, to ASE Inc. The approximate dollar amount for such arrangements for each of the past three years is less than one percent of ASE Test’s consolidated revenues for each such year in which the arrangement took place.

ASE Inc. constructed a new building in Kaohsiung, Taiwan, with Hung Ching Development & Construction Co. Ltd., a company incorporated in Taiwan and of which ASE Inc. owns approximately 26.2% of outstanding shares, referred to herein as Hung Ching. The new building was completed in July 2004 and has approximately 1,172,000 square feet of floor space. ASE Inc. and ASE Test Taiwan purchased Hung Ching’s interest in the development in January 2005. ASE Inc. owns the first eight floors of the building with floor space of approximately 940,000 square feet and ASE Test Taiwan owns the remaining two floors with floor space of approximately 232,000 square feet. ASE Inc. uses its floor space to house part of its operations in Kaohsiung. The total cost to ASE Inc. of the construction project was approximately NT$1,329.2 million. In May 2005, ASE Inc. completed the construction of two new buildings, with floor space of approximately 1,313,000 square feet, in Chung Li, Taiwan, with Hung Ching. On May 23, 2006, ASE Inc. purchased from Hung Ching two new buildings in Chung Li, Taiwan, that ASE Inc. built with Hung Ching for NT$1,311.4 million (US$40.2 million).

For more information regarding affiliate transactions involving ASE Inc. and ASE Test and their respective affiliates, please refer to the annual reports on Form 20-F filed by ASE Inc. and ASE Test with the SEC both on June 25, 2007, as amended.

Agreements with ASE Test Directors

Except as disclosed in this scheme document: (i) no payments or other benefits will be made to any director of ASE Test or any director of any company that is deemed to be related to ASE Test pursuant to Section 6 of the Companies Act, Chapter 50 of Singapore as compensation for loss of office or otherwise in connection with the scheme; (ii) no agreements or arrangements have been made between any director of ASE Test and any other person in connection with or which are conditional upon the outcome of the scheme; (iii) no director of ASE Test has any material interest, whether direct or indirect, in any material contracts entered into by ASE Inc.; and (iv) no director of ASE Test or any of its subsidiaries is a party to any service contract with ASE Test or its subsidiaries that has a remaining term of more than 12 months and that is not terminable by the employing entity within the next 12 months without any additional payment by the employing entity, and no such contracts were entered into during the period commencing six months prior to September 4, 2007 and ended on the latest practicable date.

Material Litigation

As of the latest practicable date, neither ASE Test nor its subsidiaries is engaged in any material litigation as plaintiff or defendant which might materially and adversely affect the financial position of ASE Test and its subsidiaries as a whole, and the directors of ASE Test are not aware of any proceedings pending or threatened against ASE Test or any of its subsidiaries or any facts likely to give rise to any proceedings which might materially or adversely affect the financial position of ASE Test and its subsidiaries taken as a whole.

Material Changes

Except for information regarding ASE Test which is publicly available, there has been no material change in any information previously published by or on behalf of ASE Test during the period commencing from September 4, 2007 and ending on the latest practicable date.

OTHER IMPORTANT INFORMATION REGARDING ASE INC.

Financial Information

The following financial information regarding ASE Inc. is disclosed solely for purposes of complying with the Singapore Code and is not required to be furnished under the applicable U.S. federal securities laws or regulations. As such, the information disclosed below does not include all the disclosures that would be required under the applicable U.S. federal securities laws or regulations, such as a U.S. GAAP reconciliation.

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to ASE Inc. and its subsidiaries as of and for the fiscal years ended December 31, 2004, 2005, 2006 and 2007. The financial data has been derived from the audited consolidated financial statements and the related notes filed as part of ASE Inc.’s annual report on Form 20-F, as amended, for the year ended December 31, 2006 and the unaudited consolidated financial results filed on Form 6-K on January 31, 2008, prepared in accordance with ROC GAAP, respectively.

	ASE Inc. and its Subsidiaries
	Year Ended December 31
	2004	2005		2006	2007
	NT$	NT$		NT$	NT$
					(unaudited)
	(in millions, except earnings per share)
Net revenues	$75,237.7	$84,035.8		$100,423.6	$101,163.1
Cost of revenues	(59,641.1)	(69,518.0)		(71,643.3)	(71,960.7)

Gross profit	15,596.6	14,517.8		28,780.3	29,202.4
Total operating expenses	(8,639.8)	(8,698.6)		(8,333.9)	(9,791.2)

Income from operations	6,956.8	5,819.2		20,446.4	19,411.2
Exceptional items	—	(8,838.1	)(1)	4,574.5 (2)	—
Non-operating expense	(3,993.9)	(2,654.9)		(2,769.5)	2,059.3

Income (loss) before income tax	2,962.9	(5,673.8)		22,251.4	17,351.9
Income tax benefit (expense)	1,397.0	118.6		(2,084.8)	3,357.4

Income (loss) from continuing operations	4,359.9	(5,555.2)		20,166.6	13,994.5
Discontinued operations(3)	568.2	353.7		—	—
Cumulative effect of change in accounting principle(4)	(26.8)	—		(342.5)	—
Minority interests in net loss (income) of subsidiaries	(691.6)	510.3		(2,407.9)	(1,829.2)

Net income (loss) attributable to shareholders of parent company	$4,209.7	$(4,691.2)		$17,416.2	$12,165.3

Earnings (loss) per common share(5)
— Basic	$0.99	$(1.07)		$3.95	$2.34
— Diluted	$0.96	$(1.07)		$3.77	$2.26
Dividends per common share(6)	$0.57	$1.00		$—	$1.48

(1)	The loss in 2005 was caused by fire damage to ASE Inc. and its subsidiaries’ production line and facilities in Chung Li, Taiwan, on May 1, 2005.
(2)	The gain in 2006 was the result of an insurance settlement and impairment recovery in respect of the fire damage to ASE Inc. and its subsidiaries’ production line and facilities in Chung Li, Taiwan, on May 1, 2005.
(3)	The amount for 2005 includes income from discontinued operations of NT$121.0 million and gain on disposal of discontinued operations of NT$232.7 million, net of income tax expense. In October 2005, ASE Test disposed of its camera module assembly operations in Malaysia. Such operations were formerly classified as part of its packaging operations. The information in the annual report from ASE Inc.’s consolidated statements of income for the years ended December 31, 2004 and 2005 has been adjusted to reflect the reclassification of ASE Test’s camera module assembly operations as discontinued operations. The information from the consolidated statements of cash flows was appropriately not adjusted.
(4)	The amount for 2006 represents the cumulative effect of ASE Inc.’s adoption of ROC SFAS No. 34 “Financial Instrument: Recognition and Measurement” and ROC SFAS, No. 36 “Financial Instruments: Disclosure and Presentation”. The amount for 2004 represents the cumulative effect of ASE Inc.’s introduction of enterprise resource planning. In order to increase their ability to effectively monitor its entire organization’s resource allocation, ASE Inc. switched from using the weighted-average method to using the moving-average method to price their raw materials and supplies.

(5)	The denominators for diluted earnings per ASE Inc. common share and diluted earnings per equivalent ASE Inc. ADS are calculated to account for the potential exercise of options and conversion of ASE Inc.’s convertible bonds into ASE Inc. common shares.
(6)	Dividends per ASE Inc. common share issued as a stock dividend.

The summary consolidated balance sheet of ASE Inc. and its subsidiaries as of December 31, 2006 and the unaudited consolidated balance sheet of ASE Inc. and its subsidiaries as of December 31, 2007 prepared in accordance with ROC GAAP are summarized below:

	ASE Inc. and Its Subsidiaries
	As of December 31,	As of December 31,
	2006	2007
	NT$	NT$
		(unaudited)
	(in millions)
Current assets	$48,762.8	$56,905.6
Long-term investments	5,734.5	4,850.2
Property, plant and equipment, net	73,543.8	81,788.3
Intangible assets	3,435.7	4,692.2
Other assets	5,564.1	4,179.9

Total assets	137,040.9	152,416.2

Current liabilities	28,010.2	35,786.4
Long-term debts	29,398.3	23,936.0
Other liabilities	2,505.6	2,954.0

Total liabilities	59,914.1	62,676.4

Net assets	$77,126.8	$89,739.8

Capital stock	45,925.1	54,475.6
Other equity	20,094.8	20,697.7
Minority interests	11,106.9	14,566.5

Total shareholders’ equity	$77,126.8	$89,739.8

Significant Accounting Policies and Changes in Accounting Policies

ASE Inc. prepares its consolidated financial statements in accordance with ROC GAAP, with a reconciliation to U.S. GAAP. Except as disclosed below and in this scheme document, ASE Inc. has applied the same accounting policies in preparing the consolidated financial statements for the fiscal years ended December 31, 2004, 2005 and 2006.

On and with effect from January 1, 2006, ASE Inc. adopted the following accounting policies:

•

The newly released ROC SFAS No. 34, “Financial Instruments: Recognition and Measurement” and No. 36, “Financial Instruments: Disclosure and Presentation”: ASE Inc. had categorized its financial assets and liabilities upon the initial adoption of the newly released ROC SFAS No. 34 and No. 36. The adjustments made to the carrying amounts of the financial instruments categorized as financial assets or liabilities at fair value through profit or loss were included in the cumulative effect of changes in accounting principles; on the other hand, the adjustments made to the carrying amounts of those categorized as available-for-sale financial assets were recognized as adjustments to shareholders’ equity. Deferred exchange losses for cash-flow hedges were reclassified as adjustments to shareholders’ equity; and

•

The newly revised ROC SFAS No. 5, “Long-term Investments under Equity Method” and No. 25, “Business Combinations” : ASE Inc. adopted the newly revised ROC SFAS No. 5 and ROC SFAS No. 25, which prescribe that investment premiums, representing goodwill, be ceased from amortization and be assessed for impairment at least on an annual basis.

Upon the adoption of ROC SFAS No. 34, certain accounts in the audited consolidated financial statements of ASE Inc. and its subsidiaries as of December 31, 2005 and for the years ended December 31, 2004 and 2005 were reclassified to conform to the consolidated financial statements as of and for the year ended December 31, 2006. The previous issued consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 were not required to be restated.

Material Changes in Financial Position of ASE Inc.

Except as a result of the making and financing of the scheme and except for the information of ASE Inc. that is publicly available or as disclosed in this scheme document, there has been no known material changes in the financial position of ASE Inc. since December 31, 2006, which is the date of the most recent audited consolidated financial statements of ASE Inc. and its subsidiaries.

Material Changes in Financial Position of ASE Test.

Except for the information of ASE Test which is publicly available or as disclosed in this scheme document, there has not been, to the knowledge of ASE Inc., any material changes in the financial position or prospects of ASE Test since December 31, 2006, which is the date of the most recent audited consolidated financial statements of ASE Test and its subsidiaries.

DISCLOSURE OF CERTAIN INTERESTS

The following information is provided solely for purposes of complying with the Singapore Code and is not required to be furnished under the applicable U.S. federal securities laws or regulations.

Certain Interests of ASE Test

Shareholdings in ASE Inc. As of the latest practicable date, none of ASE Test or its subsidiaries has any interest, direct or indirect, in ASE Inc. common shares or other securities that carry voting rights in ASE Inc., or instruments convertible into, rights to subscribe for or options in respect of such ASE Inc. common shares or such other securities.

Dealings in ASE Inc. Common Shares. None of ASE Test and its subsidiaries has dealt for value in any ASE Inc. common shares during the period commencing three months prior to September 4, 2007 and ended on the latest practicable date.

Certain Interests of ASE Test Directors

Shareholdings in ASE Test. As of January 31, 2008, except as disclosed below and in this scheme document, based on the Register of Directors maintained by ASE Test, none of the directors of ASE Test has any interest, direct or indirect, in ASE Test ordinary shares or other securities that carry voting rights in ASE Test, or instruments convertible into, rights to subscribe for or options in respect of such ASE Test ordinary shares or such other securities.

	ASE Test Ordinary Shares
	Direct Interest(1)		Deemed Interest(2)			ASE Test Options(5)
ASE Test Director	No. of Shares	%(3)	No. of Shares		%(3)
Jason C.S. Chang	183,908	0.181			—	2,240,000
Richard H.P. Chang	1,046,276	1.032			—	1,260,000
Joseph Tung	143,000	0.141	6,460	(4)	0.006	210,000
Jeffrey Chen	—	—			—	200,000
Alan T.C. Cheng	—	—			—	40,000
Raymond Lo	—	—			—	255,000
Freddie Liu	16,000	0.016			—	55,000
Ko-Chien Chin	4,672	0.005			—	270,000
Albert C.S. Yu	45,176	0.045			—	40,000
Guan Seng Sim	—	—			—	—
David D.H. Tsang	—	—			—	40,000

(1)	Direct interest refers to ASE Test ordinary shares directly held.
(2)	Deemed interest refers to ASE Test ordinary shares indirectly held or ASE Test ordinary shares deemed to be held under Section 7 of the Companies Act, Chapter 50 of Singapore.
(3)	Applicable percentage of ownership is calculated based on 101,402,819 ASE Test ordinary shares outstanding as of January 31, 2008.
(4)	Mr. Joseph Tung is deemed to be interested in 6,460 ASE Test ordinary shares held by his spouse pursuant to Section 164 of the Companies Act, Chapter 50 of Singapore.
(5)	Each ASE Test option is exercisable into one ASE Test ordinary share.

For information on whether or how the ASE Test directors intend to vote their ASE Test ordinary shares on the proposal to approve and adopt the scheme, please see “Other Important Information Regarding ASE Test — Security Ownership of Certain Beneficial Owners and Management” on page [—].

Dealings in ASE Test Ordinary Shares. None of the directors of ASE Test has dealt for value in any ASE Test ordinary shares during the period commencing three months prior to September 4, 2007 and ended on the latest practicable date.

Shareholdings in ASE Inc. As of January 31, 2008, except as disclosed below and in this scheme document, none of the directors of ASE Test has any interest, direct or indirect, in ASE Inc. common shares or other securities that carry voting rights in ASE Inc., or instruments convertible into, rights to subscribe for or options in respect of such ASE Inc. common shares or such other securities.

ASE Test Director	ASE Inc. Common Shares
	Direct Interest(1)		Deemed Interest(2)		ASE Inc. Options(4)
	No. of Shares	%(3)	No. of Shares	%(3)
Jason C.S. Chang	55,411,981	1.014	—	—	11,180,000
Richard H.P. Chang	71,314,948	1.305	—	—	6,770,000
Joseph Tung	2,387,327	0.044	—	—	900,000
Jeffrey Chen	205,717	0.004	—	—	1,550,000
Alan T.C. Cheng	439,772	0.008	—	—	200,000
Raymond Lo	1,114,220	0.020	—	—	2,150,000
Freddie Liu	403,572	0.007	—	—	900,000
Ko-Chien Chin	1,016,642	0.0186	—	—	1,800,000
Albert C.S. Yu	33	0.0000006	—	—	—
Guan Seng Sim	—	—	—	—	—
David D.H. Tsang	—	—	—	—	—

(1)	Direct interest refers to ASE Inc. common shares directly held.
(2)	Deemed interest refers to ASE Inc. common shares indirectly held.
(3)	Applicable percentage of ownership is calculated based on 5,470,162,939 ASE Inc. common shares outstanding as of January 31, 2008.
(4)	Each ASE Inc. option is exercisable into one ASE Inc. common share

Dealings in ASE Inc. Common Shares. None of the directors of ASE Test has dealt for value in any ASE Inc. common shares during the period commencing three months prior to September 4, 2007 and ended on the latest practicable date.

Certain Interests of the Independent Financial Advisor

Shareholdings in ASE Test. As at the latest practicable date, none of ANZ Singapore, its related corporations or funds whose investments are managed by ANZ Singapore or its related companies on a discretionary basis, owns or controls any ASE Test ordinary shares.

Dealings in ASE Test Ordinary Shares. None of ANZ Singapore, its related corporations or funds whose investments are managed by ANZ Singapore or its related corporations on a discretionary basis has dealt for value in ASE Test ordinary shares during the period commencing three months prior to September 4, 2007 and ended on the latest practicable date.

Certain Interests of ASE Inc. and Its Concert Parties

Interest in ASE Test Ordinary Shares and ASE Test Options. As of January 31, 2008, except as disclosed below and in this scheme document, after reasonable inquires, none of ASE Inc., its directors or the concert parties of ASE Inc. owns, controls or has agreed to acquire ASE Test ordinary shares or other securities that carry voting rights in ASE Test, or instruments convertible into, rights to subscribe for or options in respect of ASE Test ordinary shares or such other securities.

ASE Test Ordinary Shares

	ASE Test Ordinary Shares
	Direct Interest(1)		Deemed Interest(2)
Name	No. of Shares	%(3)	No. of Shares		%(3)
Tien Wu	11,000	0.01	—		—
Joseph Tung	143,000	0.14	6,460	(4)	0.006
Shyh-Ling Lin(5)	6,460	0.006	—		—
Jason C. S. Chang	183,908	0.18	—		—
Richard H. P. Chang	1,046,276	1.03	—		—
Freddie Liu	16,000	0.02	—		—
Ko-Chien Chin	4,672	0.01	—		—
ASE Inc.	—	—	50,985,143	(6)	50.28
J & R Holding Limited	39,837,143	39.29	—		—
ASE Holding Limited	11,148,000	11.00	—		—
De-Way Hsiang(7)	18,000	0.02	—		—
Lai Heng Choong(7)	10,000	0.01	—		—
John Ho(7)	492	Not material	—		—
David Pan(7)	4,700	Not material	—		—

(1)	Direct interest refers to ASE Test ordinary shares directly held.
(2)	Deemed interest refers to ASE Test ordinary shares indirectly held or ASE Test ordinary shares deemed to be held under Section 7 of the Companies Act, Chapter 50 of Singapore.
(3)	Applicable percentage of ownership is calculated based on 101,402,819 ASE Test ordinary shares outstanding as of January 31, 2008.
(4)	Mr. Joseph Tung is deemed to be interested in 6,460 ASE Test ordinary shares held by his spouse pursuant to Section 164 of the Companies Act, Chapter 50 of Singapore.
(5)	Ms. Shyh-Ling Lin is the spouse of Mr. Joseph Tung and is presumed to be acting in concert with ASE Inc. under the Singapore Code.
(6)	ASE Inc. is deemed interested in the ASE Test ordinary shares held by its wholly-owned subsidiaries, J & R Holding Limited and ASE Holding Limited, pursuant to Section 7 of the Companies Act, Chapter 50 of Singapore.
(7)	Each of Mr. De-Way Hsiang, Ms. Lai Heng Choong, Mr. John Ho and Mr. David Pan is a director of one or more subsidiaries of ASE Inc. and is presumed to be acting in concert with ASE Inc. under the Singapore Code.

ASE Test Options

	ASE Test Options
Name	No. of ASE Test Options	Exercise Price (US$)	Exercise Period
Jeffrey Chen	120,000	8.875	January 5, 2001 to January 5, 2011
	20,000	9	November 13, 2001 to November 13, 2011
	20,000	6.1	November 7, 2002 to November 7, 2012
	32,000	12.95	December 11, 2003 to December 11, 2013
	4,000	12.95	July 1, 2008 to December 11, 2013
	4,000	12.95	January 1, 2009 to December 11, 2013
Alan T. C. Cheng	20,000	9	November 13, 2001 to November 13, 2011
	20,000	6.1	November 7, 2002 to November 7, 2012
Tien Wu	20,000	20	August 10, 1999 to August 10, 2009
	50,000	25	April 19, 2000 to April 19, 2010
	100,000	8.875	January 5, 2001 to January 5, 2011
	40,000	12.95	December 11, 2003 to December 11, 2013
	5,000	12.95	July 1, 2008 to December 11, 2013
	5,000	12.95	January 1, 2009 to December 11, 2013
Joseph Tung	140,000	8.875	January 5, 2001 to January 5, 2011
	20,000	9	November 13, 2001 to November 13, 2011
	20,000	6.1	November 7, 2002 to November 7, 2012
	24,000	12.95	December 11, 2003 to December 11, 2013
	3,000	12.95	July 1, 2008 to December 11, 2013
	3,000	12.95	January 1, 2009 to December 11, 2013

	ASE Test Options
Name	No. of ASE Test Options		Exercise Price (US$)	Exercise Period
Jason C. S. Chang	20,000		20	August 10, 1999 to August 10, 2009
	1,800,000		8.875	January 5, 2001 to January 5, 2011
	20,000		9	November 13, 2001 to November 13, 2011
	395,000	(1)	12.95	December 11, 2003 to December 11, 2013
	40,000		12.95	July 1, 2008 to December 11, 2013
	40,000		12.95	January 1, 2009 to December 11, 2013
Richard H. P. Chang	20,000		20	August 10, 1999 to August 10, 2009
	1,000,000		8.875	January 5, 2001 to January 5, 2011
	20,000		9	November 13, 2001 to November 13, 2011
	20,000		6.1	November 7, 2002 to November 7, 2012
	160,000		12.95	December 11, 2003 to December 11, 2013
	20,000		12.95	July 1, 2008 to December 11, 2013
	20,000		12.95	January 1, 2009 to December 11, 2013
Raymond Lo	15,000		20	August 10, 1999 to August 10, 2009
	35,000		25	April 19, 2000 to April 19, 2010
	115,000		8.875	January 5, 2001 to January 5, 2011
	20,000		9	November 13, 2001 to November 13, 2011
	20,000		6.1	November 7, 2002 to November 7, 2012
	40,000		12.95	December 11, 2003 to December 11, 2013
	5,000		12.95	July 1, 2008 to December 11, 2013
	5,000		12.95	January 1, 2009 to December 11, 2013
Freddie Liu	10,000		20	August 10, 1999 to August 10, 2009
	30,000		8.875	January 5, 2001 to January 5, 2011
	12,000		12.95	December 11, 2003 to December 11, 2013
	1,500		12.95	July 1, 2008 to December 11, 2013
	1,500		12.95	January 1, 2009 to December 11, 2013
Ko-Chien Chin	160,000		8.875	January 5, 2001 to January 5, 2011
	20,000		9	November 13, 2001 to November 13, 2011
	20,000		6.1	November 7, 2002 to November 7, 2012
	56,000		12.95	December 11, 2003 to December 11, 2013
	7,000		12.95	July 1, 2008 to December 11, 2013
	7,000		12.95	January 1, 2009 to December 11, 2013
Kenneth Hsiang	10,000		20	August 10, 1999 to August 10, 2009
	10,000		8.875	January 5, 2001 to January 5, 2011
	16,000		12.95	December 11, 2003 to December 11, 2013
	2,000		12.95	July 1, 2008 to December 11, 2013
	2,000		12.95	January 1, 2009 to December 11, 2013
Kwai Mun Lee(2)	16,000		9.79	April 18, 2006 to April 18, 2016
	4,000		9.79	July 1, 2008 to April 18, 2016
	4,000		9.79	January 1, 2009 to April 18, 2016
	4,000		9.79	July 1, 2009 to April 18, 2016
	4,000		9.79	January 1, 2010 to April 18, 2016
	4,000		9.79	July 1, 2010 to April 18, 2016
	4,000		9.79	January 1, 2011 to April 18, 2016
Sang Jin Maeng(2)	24,000		12.95	December 11, 2003 to December 11, 2013
	3,000		12.95	July 1, 2008 to December 11, 2013
	3,000		12.95	January 1, 2009 to December 11, 2013
Yao Hung-Ying Chang(3)	20,000		9	November 13, 2001 to November 13, 2011
De-Way Hsiang(4)	20,000		8.875	January 5, 2001 to January 5, 2011
	30,000		12.95	December 11, 2003 to December 11, 2013
Lai Heng Choong(4)	10,000		8.875	January 5, 2001 to January 5, 2011
Lee Chun-Che(4)	100,000		8.875	January 5, 2001 to January 5, 2011
	50,000		12.95	December 11, 2003 to December 11, 2013
Tien-Szu Chen(4)	50,000		12.95	December 11, 2003 to December 11, 2013
Lee Chih-Chiang(4)	30,000		8.875	January 5, 2001 to January 5, 2011
	20,000		11.5	April 12, 2001 to April 12, 2011
	25,000		12.95	December 11, 2003 to December 11, 2013

	ASE Test Options
Name	No. of ASE Test Options	Exercise Price (US$)	Exercise Period
Hsu Ching-Ju(4)	80,000	8.875	January 5, 2001 to January 5, 2011
	40,000	12.95	December 11, 2003 to December 11, 2013
John Ho(4)	80,000	8.875	January 5, 2001 to January 5, 2011
	30,000	12.95	December 11, 2003 to December 11, 2013
Sam Liu(4)	140,000	6.5	May 4, 2004 to May 4, 2014
	60,000	5.5	August 9, 2004 to August 9, 2014
Harvey Wu(4)	100,000	11.5	April 12, 2001 to April 12, 2011
	30,000	12.95	December 11, 2003 to December 11, 2013
Yen-Yi Tseng(4)	15,000	8.875	January 5, 2001 to January 5, 2011
	30,000	12.95	December 11, 2003 to December 11, 2013
David Pan(4)	200,000	8.875	January 5, 2001 to January 5, 2011
	20,000	9	November 11, 2001 to November 11, 2011
	2,000	6.1	November 7, 2002 to November 7, 2012
Chang Fu Sing(4)	40,000	8.875	January 5, 2001 to January 5, 2011
Wu Chun Ting(4)	1,500	11.5	April 12, 2001 to April 12, 2011
Benjamin M. Arias(4)	4,500	8.875	January 5, 2001 to January 5, 2011
Ching-Hua Chen(4)	15,000	12.95	December 11, 2003 to December 11, 2013

(1)	This includes 75,000 ASE Test options held by Mr. Jason C.S. Chang’s children. Mr. Jason C.S. Chang and his children are presumed to be acting in concert with ASE Inc. under the Singapore Code.
(2)	Each of Mr. Kwai Mun Lee and Mr. Sang-Jin Maeng is an executive officer of ASE Inc. and director of a subsidiary of ASE Inc., and is presumed to be acting in concert with ASE Inc. under the Singapore Code.
(3)	Ms. Yao Hung-Ying Chang is the mother of Mr. Jason C.S. Chang and Mr. Richard H.P. Chang and is presumed to be acting in concert with ASE Inc. under the Singapore Code.
(4)	Each of Mr. De-Way Hsiang, Ms. Lai Heng Choong, Mr. Lee Chun-Che, Mr. Tien-Szu Chen, Mr. Lee Chih Chiang, Mr. Hsu Ching-Ju, Mr. John Ho, Mr. Sam Liu, Mr. Harvey Wu, Mr. Yen-Yi Tseng, Mr. David Pan, Mr. Chang Fu Sing, Mr. Wu Chun Ting, Mr. Benjamin M. Arias and Mr. Ching-Hua Chen is a director of one or more subsidiaries of ASE Inc. and is presumed to be acting in concert with ASE Inc. under the Singapore Code.

Dealings in ASE Test Options and ASE Test Ordinary Shares. Except as disclosed below and in this scheme document, after reasonable inquires, none of ASE Inc., its directors or the concert parties of ASE Inc. has dealt for value in any ASE Test ordinary shares or securities that carry voting rights in ASE Test, or instruments convertible into, rights to subscribe for or options in respect of such ASE Test ordinary shares or such securities during the period commencing three months prior to the announcement of the scheme on September 4, 2007 and ending on the latest practicable date.

ASE Test Options

	ASE Test Options
Name	Date of Exercise	No. of ASE Test Options Exercised	Exercise Price /Share (US$)
De-Way Hsiang(1)	June 18, 2007	6,000	8.875
	June 20, 2007	9,000	8.875
	July 2, 2007	5,000	8.875
	July 9, 2007	3,000	8.875
	July 23, 2007	7,000	8.875
	August 9, 2007	2,000	8.875
Lai Heng Choong(1)	June 20, 2007	2,000	8.875
	July 3, 2007	2,000	8.875
	July 9, 2007	2,000	8.875
	August 9, 2007	2,000	8.875
Tien-Szu Chen(1)	June 22, 2007	28,000	8.875

(1)	Each of Mr. De-Way Hsiang, Ms. Lai Heng Choong and Mr. Tien-Szu Chen is a director of one or more subsidiaries of ASE Inc. and is presumed to be acting in concert with ASE Inc. under the Singapore Code. Each of Mr. De-Way Hsiang and Ms. Lai Heng Choong had sold ASE Test ordinary shares obtained pursuant to the exercise of their respective ASE Test options, details of which are set out in the table below.

ASE Test Ordinary Shares

	ASE Test Ordinary Shares
Name	Dealing Date	No. of ASE Test Ordinary Shares Bought/(Sold)	Net Consideration(1) Per ASE Test Ordinary Share (US$)
De-Way Hsiang(2)	June 18, 2007	(4,000)	14.50
	June 18, 2007	(2,000)	14.29
	June 20, 2007	(4,000)	15.00
	June 20, 2007	(5,000)	15.136
	July 2, 2007	(5,000)	14.571
	July 9, 2007	(3,000)	15.30
	July 23, 2007	(7,000)	14.25
	August 9, 2007	(2,000)	11.643
Lai Heng Choong(2)	June 20, 2007	(2,000)	14.90
	July 3, 2007	(2,000)	14.80
	July 9, 2007	(2,000)	15.30
	August 9, 2007	(2,000)	12.00
Tien-Szu Chen(2)	June 22, 2007	(28,000)	14.89
Chang Fu Sing(2)	July 30, 2007	(2,000)	13.34
	August 20, 2007	(2,000)	11.0425
	September 14, 2007	(4,000)	14.336
	September 24, 2007	(4,000)	14.34

(1)	Excludes Goods and Services Tax, Stamp Duties, and Clearing Fee.
(2)	Each of Mr. De-Way Hsiang, Ms. Lai Heng Choong, Mr. Tien-Szu Chen and Mr. Chang Fu Sing is a director of one or more subsidiaries of ASE Inc. and is presumed to be acting in concert with ASE Inc. under the Singapore Code.

Special Arrangements. As of the latest practicable date, neither ASE Inc. nor any of the concert parties of ASE Inc. has received any irrevocable undertaking from any person to vote in favor of the scheme.

As of the latest practicable date, neither ASE Inc. nor any of the concert parties of ASE Inc. has entered into any arrangement of the kind referred to in Note 7 on Rule 12 of the Singapore Code, including indemnity or option arrangements, or any agreement or understanding, formal or informal, of whatever nature, relating to ASE Test ordinary shares which may be an inducement to deal or refrain from dealing in ASE Test ordinary shares.

Except as otherwise disclosed in this scheme document, as of the latest practicable date, there was no agreement, arrangement or understanding between ASE Inc. or any of the concert parties of ASE Inc., on the one hand, and any of the present or recent directors of ASE Test or the present or recent ASE Test shareholders, on the other hand, which has any connection with or is dependent on the outcome of the scheme.

Except as otherwise disclosed in this scheme document, as of the latest practicable date, there was no agreement, arrangement or understanding whereby any of the ASE Test ordinary shares acquired by ASE Inc. pursuant to the scheme will or may be transferred to any other person. However, ASE Inc. reserves the right to direct or transfer any of the ASE Test ordinary shares acquired by ASE Inc. pursuant to the scheme to any of its related corporations or for the purpose of granting security in favor of financial institutions which have extended credit facilities to it.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ASE Test is subject to the information reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files certain reports and other information with the SEC. However, as a foreign private issuer, ASE Test and its shareholders are exempt from certain of the Exchange Act reporting requirements. The reporting requirements that do not apply to ASE Test or its shareholders include the proxy solicitation rules, the rules requiring filing of quarterly reports, the rules regarding the furnishing of annual reports to shareholders, and Section 16 short-swing profit reporting for officers and directors and for holders of more than 10% of ASE Test ordinary shares. You may read and copy any report, statement or other information that ASE Test filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or the website maintained by the SEC at http://www.sec.gov.

ASE Test’s annual report on Form 20-F filed with the SEC on June 25, 2007, as amended by Amendment No. 1 thereto filed on July 5, 2007, contains the audited consolidated financial statements of ASE Test and its subsidiaries as of and for the fiscal years ended December 31, 2004, 2005, and 2006, which are incorporated herein by reference. ASE Test’s report on Form 6-K filed with the SEC on October 31, 2007 contains the unaudited consolidated financial results of ASE Test and its subsidiaries as of and for the nine months ended September 30, 2006 and 2007, which are incorporated herein by reference.

Appendix A

EXECUTION COPY

DATED THIS 4th DAY OF SEPTEMBER 2007

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

and

ASE TEST LIMITED

SCHEME IMPLEMENTATION AGREEMENT

WONGPARTNERSHIP

Advocates & Solicitors * Notaries Public * Commissioners for Oaths

Trade Mark Agents

One George Street #20-01

Singapore 049145

Telephone : 6416 8000

Facsimile : 6532 5711

Website: www.wongpartnership.com.sg

THIS AGREEMENT is made on September 4, 2007

BETWEEN:

(1)

ADVANCED SEMICONDUCTOR ENGINEERING, INC. (Company Registration Number 76027628), a company incorporated and existing under the laws of the Republic of China, Taiwan, and having its registered office at 26 Chin 3rd Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan (“ASE Inc.”); and

(2)	ASE TEST LIMITED (Company Registration Number 199508552K), a company incorporated and existing under the laws of Singapore and having its registered office at One Marina Boulevard, #28-00, Singapore 018989 (“ASE Test”),

each a “Party” and both “Parties”.

WHEREAS:

(A)	ASE Inc. is a public company limited by shares incorporated in the ROC under the laws of the ROC.

(B)	ASE Test is a public company limited by shares incorporated in Singapore under the laws of Singapore and whose ASE Test NASDAQ Shares (as defined below) are listed and quoted on NASDAQ (as defined below) and whose ASE Test TDSs (as defined below) are listed and quoted on the TSE (as defined below) through its Taiwan depository shares issuance. As at the date of this Agreement, ASE Test has a total of 101,028,341 issued ASE Test Shares (as defined below).

(C)	The Parties propose a privatisation of ASE Test through the acquisition by ASE Inc. of ASE Test Shares with the consequence that ASE Test becomes an indirect wholly-owned subsidiary of ASE Inc. and have entered into this Agreement with a view to setting out their understanding and agreement on the manner in which the privatisation will be effected.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“ACRA” means the Accounting and Corporate Regulatory Authority in Singapore;

“affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person;

“Announcement” means the joint announcement by ASE Inc. and ASE Test in respect of the proposed Scheme in such form and substance as mutually agreed by ASE Inc. and ASE Test, to be released on the Announcement Date;

“Announcement Date” means the date of this Agreement;

“Applicable Law” means, with respect to any Person, any national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

“ASE Inc. Group” means ASE Inc. and its subsidiaries;

“ASE Inc. Group Company” means a member of the ASE Inc. Group;

“ASE Test Group” means ASE Test and its subsidiaries;

“ASE Test Group Company” means a member of the ASE Test Group;

“ASE Test NASDAQ Shares” means the ASE Test Shares listed on NASDAQ;

“ASE Test Options” means options granted by ASE Test under the ASE Test Share Option Plans;

“ASE Test Share Option Plans” means the 1999, 2000 and 2004 ASE Test Share Option Plans;

“ASE Test Shareholders” means the holders of ASE Test Shares;

“ASE Test Shares” means ordinary shares in the share capital of ASE Test;

“ASE Test TDSs” means the Taiwan depository shares representing ownership interests in ASE Test Shares and listed and quoted on the TSE;

“Audited Accounts” means the consolidated audited accounts of the ASE Test Group for the financial year ended 31 December 2006;

“Books Closure Date” means the date falling ten (10) calendar days immediately after the Court Hearing or such date to be announced (before the Effective Date), being the date on which the Register of Transfers and the Register of Members of ASE Test will be closed for the purposes of determining the entitlement of the Eligible ASE Test Shareholders to the Scheme Consideration pursuant to the Scheme;

“Business Day” means a day (excluding Saturdays, Sundays and gazetted public holidays) on which commercial banks are open for business in Singapore, the City of New York and Taipei;

“Code” means the Singapore Code on Take-overs and Mergers promulgated by the SIC as the same may be modified, amended, supplemented or replaced from time to time;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Conditions Long-Stop Date” means June 4, 2008 or such other date as the Parties may agree in writing;

“Court” means the High Court of Singapore;

“Court Hearing” means the hearing of the Court in respect of the application to sanction the Scheme;

“Court Meeting” means the meeting of the Eligible ASE Test Shareholders to be convened at the direction of the Court to approve the Scheme;

“Court Order” means the order of the Court sanctioning the Scheme under Section 210 of the Companies Act;

“Effective Date” means the date on which the Scheme becomes effective in accordance with Clause 2.3 of this Agreement;

“Eligible ASE Test Shareholders” means ASE Test Shareholders, other than ASE Inc. and its subsidiaries;

“Encumbrance” means any charge, mortgage, lien, hypothecation, judgment, encumbrance, easement, rights of pre-emption, security, title retention, preferential right, trust arrangement or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or a similar right in favour of any person;

“FTC” means the Fair Trade Commission of the ROC;

“Governmental Authority” means any domestic or foreign national, federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof;

“IC” means the Investment Commission of the ROC;

“NASDAQ” means The Nasdaq Stock Market, Inc.;

“New York Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close;

“Noon Buying Rate” means as of any date of determination, the rate published by the Federal Reserve Bank of New York for spot purchases of NT$ as of 12:00 noon on the New York Business Day immediately preceding such date of determination;

“NT$” or “New Taiwan Dollar” means New Taiwan dollars, the lawful currency of the ROC;

“NYSE” means The New York Stock Exchange, Inc.;

“Optionholder” means a holder of an ASE Test Option;

“Options Committee” means a committee of the board of directors of ASE Test designated by the board of directors of ASE Test to administer the ASE Test Share Option Plans;

“Options Proposal” means the proposal by ASE Inc. regarding the outstanding ASE Test Options made in connection with the Scheme as set out in the attached Schedule;

“Per-Share Scheme Consideration” shall have the meaning ascribed to it in Clause 2.2(a) of this Agreement;

“Per-TDS Scheme Consideration” shall have the meaning ascribed to it in Clause 2.2(b) of this Agreement;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Right” has the meaning ascribed to it in Clause 7.6;

“ROC” means the Republic of China, Taiwan;

“Schedule 13E-3” means the Schedule 13E-3 to be filed jointly by ASE Test, ASE Inc. and certain other filing persons with the SEC relating to the transactions contemplated by this Agreement and the Scheme pursuant to Section 13(e)(3) under the U.S. Exchange Act and the rules and regulations promulgated thereunder;

“Scheme” means the scheme of arrangement to be proposed by ASE Test to the Eligible ASE Test Shareholders pursuant to Section 210 of the Companies Act to effect the acquisition by ASE Inc. of ASE Test Shares held by the Eligible ASE Test Shareholders on the terms and subject to the Scheme Conditions;

“Scheme Conditions” means the conditions to the effectiveness of the Scheme, as set out in Clause 3.1 of this Agreement;

“Scheme Consideration” shall have the meaning ascribed to it in Clause 2.2 of this Agreement;

“Scheme Document” means the document to be sent to the Eligible ASE Test Shareholders in connection with the implementation of the Scheme, which will contain, inter alia, details of the Scheme and a proxy form for voting by the Eligible ASE Test Shareholders on the proposed ASE Test shareholder resolutions relating to the adoption of the Scheme;

“SEC” means the United States Securities and Exchange Commission;

“SIC” means Securities Industry Council of Singapore;

“Singapore” means the Republic of Singapore;

“Special Committee” means the committee of directors of ASE Test, formed for the purpose of evaluating the possible transactions contemplated under this Agreement and whose members for the time being consist of Albert C.S. Yu and Sim Guan Seng;

“subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person, and “subsidiaries” shall be construed accordingly;

“TSE” means the Taiwan Stock Exchange;

“Unaffiliated ASE Test Shareholders” means the shareholders of ASE Test, other than ASE Inc. and its affiliates (which affiliates include, without limitation, the directors and executive officers of ASE Inc.);

“US” means the United States of America;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“US$” or “US Dollars” means United States Dollars, the lawful currency of the United States of America; and

“%” or “per cent.” means per centum or percentage.

1.2	Modification of Statutes: Any reference in this Agreement to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

1.3	Miscellaneous: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to “Clauses”, “Schedule” and “Recitals” are to the clauses of, schedule and recitals to this Agreement. Any reference to a “paragraph” is to a reference to a paragraph of the Clause in which such reference appears. The attached Schedule forms part of this Agreement and has the same force and effect as if expressly set out in the body of this Agreement. A reference to a time of day is a reference to Singapore time.

1.4	Any thing or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation to be done falls on a day which is not a Business Day.

2.	THE PRIVATISATION

2.1	Privatisation by way of the Scheme: The Parties agree that the privatisation of ASE Test shall be effected by way of the Scheme which will involve, inter alia, the transfer to ASE Inc. on the Effective Date of all the ASE Test Shares held by the Eligible ASE Test Shareholders of record as of the Books Closure Date, and, in the case of ASE Test Shares issued pursuant to the Options Proposal, as of the Effective Date, each fully paid, free from all Encumbrances, ranking pari passu in all respects with the ASE Test Shares then in issue, and together with all rights, benefits and entitlements attaching thereto as at the Effective Date and thereafter attaching thereto (including all voting rights and the right to receive and retain all dividends and other distributions (if any) which may be announced, declared, paid or made thereon by ASE Test on or after the Effective Date, but excluding the right to receive and retain all dividends and distributions (if any), the record date of which falls before the Effective Date, together with all interest accrued thereon).

2.2	Scheme Consideration: Eligible ASE Test Shareholders of record as of the Books Closure Date will be entitled to receive the following consideration from ASE Inc. upon the Scheme becoming effective (“Scheme Consideration”):

(a)	for each ASE Test NASDAQ Share held by such Eligible ASE Test Shareholder, US$14.78 in cash (“Per-Share Scheme Consideration”); and

(b)	for each ASE Test TDS held by such Eligible ASE Test Shareholder, the NT$ equivalent of US$0.185 in cash determined as of the Books Closure Date based on the Noon Buying Rate as of the Books Closure Date (“Per-TDS Scheme Consideration”);

provided that if any dividend or distribution with respect to ASE Test Shares is declared or announced on or after the Announcement Date, and such dividend or distribution is paid or made to holders of ASE Test Shares of record as of any date that is on or prior to the Effective Date, the Scheme Consideration shall be reduced by the amount of such dividend or distribution.

The aggregate cash amount payable to any Eligible ASE Test Shareholders in respect of the transfer of ASE Test NASDAQ and/or ASE Test TDS, as the case may be, held by such Eligible ASE Test Shareholder will be rounded down to the nearest whole cent, if applicable.

For the avoidance of doubt, holders of ASE Test Shares issued on or prior to the Books Closure Date pursuant to the valid exercise on or prior to the third Business Day prior to the Books Closure Date of existing ASE Test Options in accordance with the terms of the ASE Test Share Option Plans, and holders of ASE Test Shares issued pursuant to the Options Proposal, will be entitled to receive the Scheme Consideration.

2.3	Effective Date of the Scheme: The Parties agree that, subject to the fulfilment of all Scheme Conditions, the effective date of the Scheme shall occur upon the lodgment of a copy of the Court Order with the ACRA to give effect to the Scheme in accordance with its terms, or such other date as ASE Inc. and ASE Test may agree in writing (the “Effective Date”).

2.4	Delisting of ASE Test: Subject to the approval of the TSE, NASDAQ and the SEC, upon and following the Effective Date, ASE Inc. will proceed to delist the ASE Test NASDAQ Shares from NASDAQ and the ASE Test TDSs from the TSE and terminate the registration of the ASE Test NASDAQ Shares under the U.S. Exchange Act.

3.	CONDITIONS

3.1	Scheme Conditions. The Parties agree that the Scheme shall be conditional upon the following occurring on or prior to the Conditions Long-Stop Date and not withdrawn or revoked prior to the Effective Date:

(a)	Filings: the making of all requisite:

(i)	filings with the IC for the increase of ASE Inc.’s investment in ASE Test; and

(ii)	filings with the FTC for ASE Inc.’s acquisition of the remaining outstanding ASE Test Shares not held by ASE Inc. and its subsidiaries.

(b)	Regulatory Approvals: the receipt of all applicable regulatory approvals and such approvals not being revoked on or before the Effective Date, including without limitation:

(i)	the approval of the IC for the increase of ASE Inc.’s investment in ASE Test;

(ii)	the approval of the FTC for ASE Inc.’s acquisition of the remaining outstanding ASE Test Shares not held by ASE Inc. and its subsidiaries;

(iii)	the receipt of confirmation from the SIC that ASE Inc. may proceed with the Scheme as set out herein and in the Scheme Document, and that the Code does not apply to the Scheme, or alternatively where the SIC rules that the Code applies to the Scheme, that rules 14, 15, 16, 17, 20.1, 21, 22, 28, 29 and 33.2 and note 1 (b) to rule 19 of the Code do not apply to the Scheme.

(c)	Authorisations: in addition to the approvals aforementioned in Clause 3.1(b) above:

(i)	(in relation to ASE Test only) the obtaining of all authorisations, consents, clearances, permissions and approvals as are necessary or required, and that would be reasonably expected to have a material adverse effect on the ASE Test Group if not obtained, by ASE Test under any and all applicable laws, from all relevant governmental, statutory, regulatory bodies, and third parties in ROC, Singapore and the US, and under the contracts entered into by any ASE Test Group Company, for or in respect of the implementation of the Scheme, including (but not limited to) the resulting change of ownership of the ASE Test Group; and

(ii)	(in relation to ASE Inc. only) the obtaining of all authorisations, consents, clearances, permissions and approvals as are necessary or required, and which would be reasonably expected to have a material adverse effect on the performance by ASE Inc. of its obligations under this Agreement in all material respects if not obtained, by ASE Inc. under any and all applicable laws, from all relevant governmental, statutory, regulatory bodies, and third parties in the ROC, Singapore and the US, and under the contracts entered into by any ASE Inc. Group Company, for or in respect of the implementation of the Scheme;

(d)	Accuracy of Representations; Performance of Obligations

(i)	(in relation to ASE Test only) the representations and warranties of ASE Test contained in this Agreement (disregarding any material or materiality qualifications therein) shall be true and correct in all material respects at and as of the Effective Date as if made at and as of such time, and ASE Test shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Effective Date; and

(ii)	(in relation to ASE Inc. only) the representations and warranties of ASE Inc. contained in this Agreement (disregarding any material or materiality qualifications therein) shall be true and correct in all material respects at and as of the Effective Date as if made at and as of such time, and ASE Inc. shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Effective Date.

(e)	Court Meeting: the receipt of the approval of the Scheme by the requisite majority of Unaffiliated ASE Test Shareholders present and voting, either in person or by proxy, at the Court Meeting (with a quorum of 1/3 of the ASE Test Shares held by all Unaffiliated ASE Test Shareholders) to approve the Scheme in compliance with Section 210 of the Companies Act;

(f)	Court Sanction: the sanction of the Scheme by the Court;

(g)	ACRA Registration: the lodgement of the Court Order with ACRA;

(h)	Independent Director Recommendation: if and to the extent the Code applies, any director of ASE Test who is considered to be independent for the purposes of the Scheme and required under the Code to recommend the approval and adoption of the Scheme by Unaffiliated ASE Test Shareholders having (i) joined in the ASE Test Board Recommendation (as defined below), (ii) joined in the determination by the board of directors of ASE Test that this Agreement, the Scheme and the transaction contemplated hereby and thereby are fair to and in the best interest of the Eligible ASE Test Shareholders, and (iii) joined in the approval and adoption by the board of directors of ASE Test of this Agreement and the transactions contemplated hereby;

(i)	Options Proposal: the receipt of all approvals for the implementation of the Options Proposal; and

(j)	No Injunctions: no injunction or other order being issued by any court of competent jurisdiction or no other legal restraint or prohibition preventing the consummation of the Scheme or proposed transactions or any part thereof being in effect on the Effective Date.

3.2	Waiver.

None of the Scheme Conditions shall be capable of being waived by any Party, except as provided below:

(a)	the Scheme Conditions set out in Clause 3.1(c) may be waived in whole or in part by ASE Inc. unless such waiver would result in civil or criminal liabilities to any director or executive officer of ASE Test (and ASE Inc., upon the request of the Special Committee, shall deliver to ASE Test a legal opinion to such effect in respect of any such proposed waiver);

(b)	the Scheme Conditions set out in Clause 3.1(d)(i) may be waived in whole or in part by ASE Inc.;

(c)	the Scheme Conditions set out in Clause 3.1(d)(ii) may be waived in whole or in part by ASE Test; and

(d)	the Scheme Conditions set out in Clause 3.1(h) may be waived in whole or in part by ASE Inc.

4.	UNDERTAKINGS

4.1	Effective Date of Undertakings. Each undertaking given pursuant to this Clause 4 shall, unless otherwise stated, be effective from the date of this Agreement until the earlier of the Effective Date (but including the Effective Date) or the date on which this Agreement is terminated pursuant to Clause 8 hereof.

4.2	ASE Test Undertakings. Subject as provided in this Clause, ASE Test hereby irrevocably undertakes with ASE Inc. that:

(a)	Provision of Information: ASE Test will and will procure that its subsidiary(ies) (i) give ASE Inc. and its advisers reasonable access to the offices, properties, books and records of the ASE Test Group Companies, (ii) furnish ASE Inc. and its advisers with such information relating to the ASE Test Group Companies (including without limitation, information relating to the assets, business, financial position, liabilities, management, operations, and results of operations of, but excluding forecasts and projections of, the ASE Test Group Companies) as ASE Inc. and its advisers may reasonably request, and (iii) authorise and direct its officers, employees (if any), auditors, lawyers and other advisers to reasonably assist and co-operate with ASE Inc., for the implementation of the Scheme; provided, that any such access and review pursuant to Clause 4.2(a)(i) and (ii) shall be granted and conducted in a manner as not to interfere unreasonably with the conduct of the business or operations of the ASE Test Group Companies. To the extent that legal or equitable or contractual obligations in relation to third parties may limit ASE Test’s obligations to comply with this sub-paragraph (a), ASE Test shall forthwith inform ASE Inc. of that fact and consult with ASE Inc. as to the steps which may be taken to obtain any necessary third party consents to enable it to comply with this sub-paragraph (a), or to the extent that the matter is of high commercial sensitivity, as determined by ASE Test in its sole discretion, which may limit ASE Test’s ability to provide certain information such as forecasts and projections, to otherwise arrange within those constraints that ASE Inc. is informed of that part of the information that is material to the Scheme;

(b)	Announcement: it will release the Announcement, jointly with ASE Inc., on the date of this Agreement;

(c)	Implementation of the Scheme: it will take all steps required to be taken by it in relation to the Scheme and will use all best endeavours to procure that the Scheme is implemented on the terms set out in this Agreement and to be set out in the Scheme Document, including without limitation, (i) seeking the dates for the relevant Court Hearings, (ii) despatching the Scheme Document and appropriate forms of proxy for use at the Court Meeting promptly following approval thereof (where required) by the Court to its shareholders in accordance with its Articles of Association, (iii) in the event of the Scheme being approved by the requisite majority at the Court Meeting, promptly applying to the Court for, and diligently seeking its sanction of, the Scheme (including without limitation, diligently resisting any application of a party, including any Unaffiliated ASE Test Shareholder, to the Court to seek orders to delay or prevent the Scheme from being effected), and (iv) in the event of the Court Order being obtained, promptly delivering the same to the ACRA for lodgement as contemplated by this Agreement;

(d)	Authorisations: it will use best endeavours to obtain all authorisations, consents, clearances, permissions and approvals as are within its control or influence and which are necessary or appropriate for or in respect of the implementation of the Scheme and the resulting change of ownership of the ASE Test Group, so as to ensure that as a result of the Scheme or their implementation thereof:

(i)	no moneys borrowed by, and no other indebtedness (actual or contingent) that is of an amount equal to or exceeding US$1,000,000 or which may adversely affect the ability of ASE Test to perform and comply with its obligations under this Agreement, of, any ASE Test Group Company are or become repayable or capable of being declared repayable immediately or earlier than the stated repayment date and the ability of any such member to borrow moneys or incur any other indebtedness is not withdrawn or inhibited;

(ii)	no agreement, arrangement, licence, permit, franchise or other instrument which benefits any member of the ASE Test Group and which is material to the business of the ASE Test Group taken as a whole is terminated, suspended or materially adversely modified and no additional material obligation or liability arises or any action is taken or arises thereunder which prejudices any ASE Test Group Company;

(iii)	no interest or business of any ASE Test Group Company in or with any other person, firm, company or body (or any arrangements relating to such interest or business) which is material to the business of the ASE Test Group taken as a whole is terminated or materially and adversely limited, modified or otherwise affected;

(iv)	no asset of any ASE Test Group Company which is material to the business of the ASE Test Group taken as a whole is or falls to be disposed of, divested or charged and no right arises under which any such asset or interest could be required to be disposed of, divested or charged; and

(v)	no security interest over any material part of the business, property or assets of any ASE Test Group Company becomes enforceable,

provided that ASE Test will not be obliged to undertake any action in respect of the implementation of the Scheme which may result in a breach of any applicable law or regulation;

(e)	No Dividend or Distribution: it will not:

(i)	declare or pay any dividend or make any distribution (in cash or in kind) to its shareholders; or

(ii)	save for the ASE Test Shares issued on or prior to the Books Closure Date pursuant to the valid exercise on or prior to the third Business Day prior to the Books Closure Date of existing ASE Test Options in accordance with the terms of the ASE Test Share Option Plans and save for the transactions contemplated by the Options Proposal as set out in the attached Schedule, create, allot or issue any shares or other securities convertible into equity securities, or create, issue or grant any option or right to subscribe in respect of any of its share capital, or agree to do any of the foregoing; or

(iii)	except as set forth in Clause 4.2(e)(ii), issue any equity securities, upon exercise of options, conversion of other securities or otherwise from the date of this Agreement to (and including) the Effective Date;

(f)	No Material Disposal: it will not, and will procure that no ASE Test Group Company will, except as would not be material in the context of the ASE Test Group taken as a whole:

(i)	dispose of any assets, including shares or other interests in any ASE Test Group Company or in any other entity in which it has an interest, or voluntarily assume, acquire or incur any liabilities (including contingent liabilities), in each case otherwise than in the ordinary and normal course of business of ASE Test Group; or

(ii)	carry on its business in any respect otherwise than in the ordinary and normal course of business of ASE Test Group and so as to maintain the same as a going concern;

(g)	No Action: except as provided in Section 4.7, it will take no action which may be materially prejudicial to the successful completion of the Scheme;

(h)	Notification of Circumstance: it will notify ASE Inc. of any matter or circumstance which might cause or result in any of the Scheme Conditions to be unfulfilled or incapable of fulfilment as soon as possible after becoming aware of it and, on request from time to time, to confirm to ASE Inc. in writing that there are no such matters or circumstances of which it is aware (other than as previously notified);

(i)	Directors’ Responsibility: it will use its best endeavours to procure that its directors will take responsibility for the information in the Scheme Document and the Schedule 13E-3 concerning ASE Test and its directors as required by applicable law and regulation; and

(j)	Normal Dealing: it will and will procure that each member of the ASE Test Group will:

(i)	conduct its business in the ordinary course and not enter into any transaction or agreement or take any action other than in the ordinary course and in a reasonable and prudent manner, consistent with past practices;

(ii)	use all reasonable efforts to preserve and protect its properties and assets;

(iii)	not enter into any extraordinary transactions nor issue or grant any securities (other than upon the exercise of currently outstanding stock options, if any) or any rights, options, warrants or debt convertible into or exercisable or exchangeable for any securities;

(iv)	not incur any liabilities other than in the ordinary course of business, consistent with past practices; and

(v)	not permit a restructuring pursuant to which it will not be able to perform its obligations under this Agreement.

4.3	ASE Inc. Undertakings: ASE Inc. hereby irrevocably undertakes with ASE Test that:

(a)	Announcement: it will release the Announcement, jointly with ASE Test, on the date of this Agreement;

(b)	Satisfaction of consideration: subject to the fulfilment or waiver of the Scheme Conditions, it will be bound by the Scheme, and will pay the Scheme Consideration pursuant to the Scheme on the terms set out in this Agreement and the Scheme Document;

(c)	Directors’ Responsibility: it will use its best endeavours to procure that its directors will take responsibility for the information in the Scheme Document and the Schedule 13E-3 concerning ASE Inc. and its directors as required by applicable law and regulation;

(d)	Notification of Circumstance: it will notify ASE Test of any matter or circumstance which might cause or result in any of the Scheme Conditions to be unfulfilled or incapable of fulfilment as soon as possible after becoming aware of it and, on request from time to time, to confirm to ASE Test in writing that there are no such matters or circumstances of which it is aware (other than as previously notified);

(e)	No restructuring: it will not permit a restructuring pursuant to which it will not be able to perform its obligations under this Agreement; and

(f)	No action: it will take no action which may be materially prejudicial to the successful completion of the Scheme.

4.4	Options Proposal: Each of ASE Inc. and ASE Test agrees and undertakes that it shall take such steps to implement the Options Proposal as set out in the attached Schedule. ASE Inc. agrees that it shall use its best efforts to obtain all requisite approvals and shall take all other necessary actions to implement and to give effect to the Options Proposal. ASE Test agrees that it shall, and shall procure that the Options Committee shall, to the extent permitted by the provisions of the ASE Test Share Option Plans, cancel all ASE Test Options which remain outstanding after the Effective Date, and shall take such steps as may be necessary to give effect to the Options Proposal.

4.5	Mutual Undertakings and Co-operation: Each Party undertakes to:

(a)

Preparation of Documents: (x) cooperate with one another (i) in connection with the preparation of the Scheme Document and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Scheme Document or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers; and

(y) it shall give the other party and the other party’s counsel a reasonable opportunity to review and comment on the Scheme Document and the Schedule 13E-3, in each case each time before either such document (or any amendment thereto) is filed with the SEC, SIC, the Court or any other Governmental Authority, and it shall give reasonable and good faith consideration to any comments made by such party and its counsel; and (z) it shall provide the other party and the other party’s counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3 or from the SEC, SIC, the Court or any other Governmental Authority, as applicable, with respect to the Scheme Document, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC, SIC, the Court or any other Governmental Authority, as applicable; and

(b)	Fulfilment of Conditions: use best endeavors to:

(i)	procure the fulfilment of each of the Scheme Conditions as are within its control or influence and to promptly notify the other Party (and supply all relevant information to the other Party) of any event or circumstance of which it becomes aware which would be likely to have a significant impact on the fulfilment of such conditions; provided that:

(x)	where any approval or consent which is required to be obtained by it is granted subject to any condition, such condition must be reasonably acceptable to the Party on which such condition is imposed or applied, and the Parties hereto understand and agree that (A) such endeavors of ASE Inc. shall not be deemed to include (aa) ASE Inc. or any of its subsidiaries (including ASE Test or any of its subsidiaries) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (bb) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or its subsidiaries (including ASE Test or any of its subsidiaries) or any of their respective affiliates’ businesses, assets or properties and (B) such endeavors of ASE Test shall not be deemed to include the making of any commitment that is not contingent upon the Scheme becoming effective and that would reasonably be expected to have a material adverse effect on the ASE Test Group; and

(y)	where any condition imposed or applied is required to be fulfilled by a particular date, procure that such condition is so fulfilled,

failing which each Party agrees that the condition precedent in question shall not be deemed to have been fulfilled (unless waived by the Parties in writing). The Parties agree that in the case of any approval or consent falling under paragraph (b)(i)(x) above, the Party affected by the conditions imposed or applied in granting such approval or consent shall be deemed to have found the same reasonably acceptable unless it notifies the other Party in writing to the contrary within seven (7) Business Days of the receipt of the relevant approval or consent.

4.6	Appeal Process: If the Court refuses to make any orders convening the Court Meeting or approving the Scheme, subject to Clause 4.7, ASE Test must appeal the Court’s decision to the fullest extent possible (except to the extent that the Parties agree otherwise). If an appeal to the Court’s decision is made by ASE Test, ASE Inc. shall provide all reasonable assistance as ASE Test and its advisers may reasonably request for the purposes of the appeal. For the avoidance of doubt, ASE Test shall bear its own legal costs and other costs and expenses incurred by it in connection with obtaining the orders of the Court and (if applicable) the appeal.

4.7

Exercise of Fiduciary Duties: ASE Test shall not, nor shall it authorize or permit any of its independent directors to, directly or indirectly, withdraw or modify in a manner adverse to ASE Inc. the ASE Test Board Recommendation (as defined below) (or take any action or make any public statement inconsistent with the ASE Test Board Recommendation) or approve or recommend an alternative acquisition proposal.

Notwithstanding the foregoing or any other provision in Clause 4, neither ASE Inc. nor ASE Test nor any of their respective directors will be obligated to take any action (or refrain from taking any action, as the case may be) if, and only to the extent that, a majority of the disinterested directors of ASE Inc. or ASE Test, respectively, conclude in good faith that taking such action (or refraining from taking such action, as the case may be) would constitute a breach of fiduciary duties on the part of the directors of ASE Inc. to the shareholders of ASE Inc. or of the directors of ASE Test to the ASE Test Shareholders, respectively.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of ASE Test. ASE Test hereby warrants and represents to ASE Inc., as at the date of this Agreement, as follows:

(a)	Due incorporation: it and its subsidiaries are companies duly incorporated and validly existing under the laws of their respective countries of incorporation and each such company respectively has the power and authority to conduct the business which it conducts and/or proposes to conduct and to own, lease and operate its property and other assets;

(b)	Capacity: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(c)	Enforceability: the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors and by all other necessary corporate actions, and its obligations under this Agreement are valid, binding and enforceable in accordance with its terms;

(d)	Execution: the execution and delivery of, and the performance by it of its obligations under this Agreement will not:

(i)	result in a breach of any provision of its memorandum or articles of association or any of its or its subsidiaries’ constituent documents;

(ii)	result in a breach of any writ, order, injunction, judgment or decree of any court, governmental agency or regulatory body to which it or any of its subsidiaries is a party or is bound; and

(iii)	result in a breach of or give a third party a right to terminate or modify, or result in the creation of any Encumbrance or constitute a default under any agreement, license or other instrument to which it or any of its subsidiaries is a party, except where any such matter or occurrence would not have a material adverse effect;

(e)	Financial Statements: its Audited Accounts have been prepared in accordance with all applicable laws and on a consistent basis in accordance with accounting principles, standards and practices generally accepted at the date hereof in the ROC so as to give a true and fair view of its state of affairs at the date of the Audited Accounts;

(f)	Board Recommendation: the independent directors of ASE Test, acting upon the recommendation of the Special Committee have (i) unanimously determined that this Agreement, the Scheme and the transactions contemplated hereby and thereby are fair to and in the best interests of the Eligible ASE Test Shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend approval and adoption of the Scheme by the Unaffiliated ASE Test Shareholders (such recommendation, the “ASE Test Board Recommendation”); and

(g)	Opinion of Financial Advisor: the Special Committee has received the written opinion of Lehman Brothers Inc. (the “FA”), financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Scheme Consideration is fair to the Unaffiliated ASE Test Shareholders from a financial point of view, and the FA has consented to the reproduction of such opinion in the Scheme Document, the Schedule 13E-3 or any other filings with the SEC.

5.2	Representations and Warranties of ASE Inc.. ASE Inc. hereby warrants and represents to ASE Test, as at the date of this Agreement, as follows:

(a)	Due incorporation: it is duly incorporated and validly existing under the laws of its country of incorporation and it has the power and authority to conduct the business which it conducts and/or proposes to conduct and to own, lease and operate its property and other assets;

(b)	Capacity: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(c)	Enforceability: the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors and by all other necessary corporate actions, and its obligations under this Agreement are valid, binding and enforceable in accordance with its terms;

(d)	Execution: the execution and delivery of, and the performance by it of its obligations under this Agreement will not:

(i)	result in a breach of any provision of its memorandum or articles of association or any agreement to which it is a party; and

(ii)	result in a breach of any writ, order, injunction, judgment or decree of any court, governmental agency or regulatory body to which it is a party or is bound, which breach would reasonably be expected to have a material adverse effect on the performance of ASE Inc. of its obligations for or in respect of the implementation of the Scheme.

(e)	Sufficiency of Financial Resources: it has sufficient resources to acquire all the ASE Test Shares held as of the Books Closure Date and satisfy its obligations under the Options Proposal pursuant to the Scheme.

6.	ANNOUNCEMENTS

6.1	Initial Announcement. The Parties agree that the Announcement shall be jointly released by ASE Inc. and ASE Test to the TSE, NYSE and NASDAQ and filed with the SEC on Form 6-K on or promptly following the Announcement Date.

6.2	Further Announcements. No Party shall issue any press release, make any other public statement or schedule any press conference or conference call with investors or analysts concerning this Agreement or the Scheme except as may be required by Applicable Law or any listing agreement with or rule of any securities exchange or association, without the prior approval of the other Party (such approval not to be unreasonably withheld or delayed), and each Party shall, subject to Applicable Law or any listing agreement with or rule of any securities exchange or association, consult in advance with the other Party regarding the content, timing and manner of dissemination of any such press release, public statement, press conference or conference call required to be issued, made or conducted by any Applicable Law or any listing agreement with or rule of any securities exchange or association, and shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation. Each such communication shall, subject to the requirements of Applicable Law or any listing agreement with or rule of any securities exchange or association, be consistent with the disclosure set forth in the Scheme Document, the Schedule 13E-3 and any other formal announcement or circular issued to shareholders, employees, Governmental Authority or any securities exchange or association.

7.	MISCELLANEOUS

7.1	Successors and Assigns. This Agreement shall be binding on and shall ensure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly. The Parties agree that the benefit of any provision of this Agreement may not be assigned by any Party without the consent of the other Parties.

7.2	Variation. No variation of this Agreement shall be effective unless agreed to by the Parties in writing and signed by or on behalf of each Party.

7.3	Time of the Essence. Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

7.4	Costs. The Parties shall bear their respective fees, costs and expenses incurred in connection with this Agreement.

7.5	Entire Agreement. This Agreement and any other documents delivered pursuant to this Agreement shall (a) contain the entire agreement of the Parties with respect to the subject matter hereof and (b) supersede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter hereof.

7.6	Release, Indulgence and Waiver. Any liability to a Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by that Party in its absolute discretion as regards the Party under such liability without in any way prejudicing or affecting its rights against the other Party under the same or a like liability. No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each, a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

7.7	Further Assurance. At any time after the date of this Agreement, each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as may be reasonably required for the purpose of giving effect to the provisions of this Agreement.

7.8	Invalidity. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

7.9	Confidentiality. Subject to Clause 6, each Party undertakes to keep confidential, and shall not disclose to any person (except to its professional advisers and its concert parties and associates (both within the meaning of the Code) on a need to know basis), the existence of this Agreement or any information relating to the terms of or the transactions contemplated by this Agreement or any information provided pursuant to the terms of this Agreement, unless and to the extent required by any applicable law or regulation, without the prior written consent of the other Party (such consent not to be unreasonably withheld). This Clause 7.9 however, shall not prohibit disclosure or use of any information if and to the extent that the information becomes publicly available (other than by breach of this Agreement) or the information is independently developed after completion of this Agreement.

7.10	Notices. All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, fax number and marked for the attention of such person (if any), set out against its name below (or to such other address or fax number as such Party may from time to time notify the others). Any such notice, demand or communication shall be deemed to have been duly served (if given or made by fax) immediately or (if given or made by letter) immediately if hand delivered or seven (7) Business Days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted.

ASE Inc.:	Advanced Semiconductor Engineering, Inc.
Room #1901, 19/F TWTC International Trade Building
333 Keelung Rd., Section 1
Taipei 110
Taiwan, Republic of China

	Attention	:	Joseph Tung
	Fax No.	:	+886-2-27576121

ASE Test:	ASE Test Limited
10 West Fifth Street
Nantze Export Processing Zone
Kaohsiung
Taiwan, Republic of China

	Attention	:	Ken Hsiang
	Fax No.	:	+1-510-498-8762

7.11	Equitable Remedies. Without prejudice to any other rights or remedies a Party may have, the Parties each acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and the Parties shall be entitled to the remedies of injunction, specific performance and other equitable relief (but for the avoidance of doubt no right of rescission or, unless expressly permitted, termination) for any threatened or actual breach of this Agreement.

7.12	No Merger. The rights and obligations of the Parties will not merge on completion of any transaction under this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction relating to the Scheme.

8.	TERMINATION

8.1	Termination by Court Order or Notice or Breach. Without prejudice to any other right of termination under this Agreement, this Agreement may be terminated as follows:

(a)	by either Party if any court of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Scheme or any part thereof, or has refused to do anything necessary to permit the Scheme or any part thereof, and such order, decree, ruling, other action or refusal shall have become final and non-appealable; or

(b)	if there shall have been a breach by any Party of its obligations under this Agreement and such breach is material in the context of the Scheme, by the Party not in default and having the benefit of such obligations, after prior consultation with the SIC and any other applicable Government Authority, by fourteen (14) days’ written notice to the other Party; or

(c)	by either Party (i) if the approval of the Scheme by Unaffiliated ASE Test Shareholders present and voting at the Court Meeting shall not have been obtained or (ii) if the Court does not sanction the Scheme and such court decision is final and nonappealable; or

(d)	by either Party if the Scheme Conditions are not satisfied (or waived) on or prior to the Conditions Long-Stop Date (subject to any required consent of the SIC or any other regulatory or governmental authority (if necessary)), provided that a Party whose breach of this Agreement has resulted in the Scheme Conditions not being satisfied on or prior to the Conditions Long-Stop Date shall not be entitled to terminate the Agreement pursuant to this clause (d); or

(e)	by ASE Inc. if ASE Test or its directors shall have withdrawn or modified in any manner adverse to ASE Inc. the ASE Test Board Recommendation, or approved or recommended an alternative acquisition proposal, or otherwise failed to comply with Clause 4.7; or

(f)	by ASE Test if, in accordance with and pursuant to Clause 4.7, ASE Test or its directors shall have withdrawn or modified in any manner adverse to ASE Inc. the ASE Test Board Recommendation, or approved or recommended an alternative acquisition proposal; or

(g)	upon the mutual written consent of the Parties.

8.2	Termination without Prejudice to Rights. Any termination of this Agreement shall be without prejudice to any rights which a Party may have against any other Party for any breach by that Party prior to the termination of this Agreement. Notwithstanding the termination of this Agreement pursuant to this Clause 8, the Parties agree that the provisions of Clauses 6 and 7.9 shall survive and continue to be binding on the Parties.

8.3	Consultation with Other Parties. In the event any Party intends to consult the SIC or any other applicable Government Authority in relation to the termination of this Agreement, it shall give prior written notice of such intention to the other Party.

9.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT, CHAPTER 53B OF SINGAPORE

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term of this Agreement but this does not affect any right or remedy which exists or is available apart from that Act.

11.	GOVERNING LAW

This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of Singapore.

SCHEDULE

Mandatory Exercise and Repurchase. Upon the Scheme becoming effective, each ASE Test Option held by an Optionholder which remains outstanding as of the Books Closure Date shall be treated as follows:

(a)	In-the-Money ASE Test Options. Upon the Scheme becoming effective, each ASE Test Option which is outstanding as of the Books Closure Date (whether vested or unvested as of the Effective Date), the exercise price of which is lower than the product of (i) the number of ASE Test NASDAQ Shares into which such ASE Test Option is exercisable and (ii) the Per-Share Scheme Consideration (each, an “In-the-Money ASE Test Option”) shall be deemed to have been exercised as of the Books Closure Date by the holder of such ASE Test Option on a “cashless” basis (a “Mandatory Cashless Exercise”). The existing terms of each In-the-Money ASE Test Option (the “Pre-Existing Option Terms”) shall be amended (the “Option Amendment”), effective upon the Scheme becoming effective, to permit the mandatory cashless exercise of such ASE Test Option. Under the terms of such amendment, for each In-The-Money ASE Test Option: (i) a broker appointed by ASE Test and acting on behalf of the holder of such In-The-Money ASE Test Option will advance the full cash exercise price of such In-The-Money ASE Test Option on behalf of such holder to ASE Test; (ii) ASE Test will issue the full number of ASE Test NASDAQ Shares into which such In-The-Money ASE Test Option is exercisable, to such broker to be held by such broker on behalf of such holder; (iii) each ASE Test NASDAQ Share issued in respect of the exercise of such In-The-Money ASE Test Option shall be subject to the Scheme and shall immediately upon issuance be converted into the right to receive the Per-Share Scheme Consideration; (iv) ASE Inc. shall pay the Per-Share Scheme Consideration in respect of each such ASE Test NASDAQ Share issued to such broker; (v) the broker will retain a portion of the Per-Share Scheme Consideration in respect of each such ASE Test NASDAQ Share issued to such broker in an amount sufficient to reimburse the amount of the cash exercise price advanced by such broker to ASE Test on behalf of such holder, plus any interest due on such amount and any other fees and charges of such broker relating to such exercise, and the broker will remit to such holder the remainder of the Per-Share Scheme Consideration in respect of each such ASE Test NASDAQ Share issued to such broker pursuant to the exercise of such In-The-Money ASE Test Option.

(b)	Out-of-the-Money options. Each ASE Test Option which is outstanding as of the Books Closure Date (whether vested or unvested as of the Effective Date) and the exercise price of which is equal to or higher than the product of (x) the number of ASE Test NASDAQ Shares that such ASE Test Option is exercisable into and (y) the Per-Share Scheme Consideration (an “Out-of-the-Money ASE Test Option”) shall be cancelled on the Effective Date without any consideration to be paid to the holder of such Out-of-the-Money ASE Test Option.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

SIGNED by /s/ Jason C.S. Chang	)
on behalf of	)
ADVANCED SEMICONDUCTOR	)
ENGINEERING, INC.	)
in the presence of:

SIGNED by /s/ Albert Yu	)
on behalf of	)
ASE TEST LIMITED	)
in the presence of:	)

Appendix B

September 4, 2007

Special Committee of the Board of Directors

ASE Test Limited

One Marina Boulevard, #28-00

Singapore

Members of Special Committee of the Board of Directors:

We understand that ASE Test Limited (the “Company” or “ASE Test”) intends to enter into a transaction (the “Proposed Transaction”) with Advanced Semiconductor Engineering, Inc. (“ASE Inc.”) pursuant to which ASE Test is to be privatized by way of a scheme of arrangement (“Scheme”) under Section 210 of the Companies Act, Chapter 50 of Singapore. We further understand that, pursuant to the Proposed Transaction, ASE Inc. will acquire on the date on which the Scheme becomes effective all the ordinary shares of ASE Test (“ASE Test Shares”) then outstanding other than the ASE Test Shares held by ASE Inc. and its subsidiaries in exchange for (i) US$14.78 in cash (the “Per-Share Scheme Consideration”) for each ASE Test Share listed and quoted on The Nasdaq Stock Market, Inc. and (ii) the NT$ equivalent of US$0.18475 in cash (the “Per-TDS Scheme Consideration”, and together with the Per-Share Scheme Consideration, the “Scheme Consideration”) for each Taiwan depositary share of ASE Test, representing ASE Test Shares, listed and quoted on the Taiwan Stock Exchange. The terms and conditions of the Proposed Transaction are set forth in more detail in the Scheme Implementation Agreement to be executed as of September 4, 2007 (the “Agreement”).

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of ASE Test Shares other than ASE Inc. and its affiliates (which affiliates include, without limitation, the directors and executive officers of ASE Inc.) (the “Unaffiliated ASE Test Shareholders”) of the Scheme Consideration to be received by the Unaffiliated ASE Test Shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and correspondences between ASE Inc. and the Company, including the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and un-audited financial results of the Company for the first half ended June 30, 2007, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including monthly management accounts for July 2007 and additional management accounts, if any, and financial projections of the Company for 2007 prepared by management of the Company, (4) a trading history of the Company’s common stock for the last twelve months and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) published estimates of independent research analysts with respect to the future financial performance of the Company, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware

B-1

of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Scheme Consideration to be received by the Unaffiliated ASE Test Shareholders in the Proposed Transaction is fair to such Unaffiliated ASE Test Shareholders.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services a material portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and, accordingly, the Unaffiliated ASE Test Shareholders and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction; provided, that a copy of this opinion, and any bring-down opinion (if any), may be included in its entirety in the Scheme document to be dispatched to the Unaffiliated ASE Test Shareholders and in any filings that the Company is required to make with the U.S. Securities and Exchange Commission (or any other filings to be specifically agreed by us) in connection with the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any Unaffiliated ASE Test Shareholder of the Company as to how such Unaffiliated ASE Test Shareholder should vote with respect to whether to accept the consideration to be offered to the Unaffiliated ASE Test Shareholders in connection with the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

Appendix C

Information Relating to Directors and Executive Officers of ASE Test and ASE Inc.

Directors and Executive Officers of ASE Test

The table below sets forth the names, business addresses, titles and countries of citizenship of the directors and executive officers of ASE Test, their present principal occupations and their business experience during the past five years. During the past five years, none of the directors or executive officers of ASE Test has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding or any violation of U.S. federal or state securities laws.

Name and Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Jason C.S. Chang Chairman and Chief Executive Officer	Chairman and Chief Executive Officer, ASE Inc. and ASE Test	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road, Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Richard H.P. Chang Vice-Chairman	Vice Chairman, ASE Inc. and ASE Test	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Kenneth Hsiang Chief Financial Officer	Chief Financial Officer, ASE Test	46800 Bayside Parkway, Fremont, CA 94538, U.S.A.	U.S.A.

Raymond Lo Director	General Manager, ASE Inc.	10 West 5th Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China	ROC

Kwai Mun Lee President, ASE Test Malaysia and ASE Singapore Pte Ltd.	President, ASE Test Malaysia, Phase 4, Bayan Lepas, Free Industrial Zone, 11900 Penang, Malaysia; President, ASE Singapore Pte Ltd., 7 Ang Mo Kio Street 64, #01-01, Singapore 569086	7 Ang Mo Kio Street 64, #01-01, Singapore 569086	Malaysia

Tien Wu Chief Executive Officer, ISE Labs	Chief Operating Officer, ASE Inc.; WW Sales, ASE Inc. (January 2002—October 2005)	26 Chin 3rd Road, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China	ROC

Joseph Tung Director	Chief Financial Officer, ASE Inc.;	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Name and Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Jeffrey Chen Director	Vice President, ASE Inc.	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Freddie Liu Director	Vice President, ASE Inc.; Chief Financial Officer (March 2004—January 2007), ASE Test	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Ko-Chien Chin Director	Director (1984-2005) and General Manager (1990-2005), ASE Inc.	3F, No.122, Jen-Ai Road, Section 3, Taipei, Taiwan, Republic of China	ROC

Alan Tien-Cheng Cheng Director	President, H.R. Silvine Group, No.313, Yung Ho Road, Chung Ho City, Taipei Hsien, Taiwan, Republic of China	No.313, Yung Ho Road, Chung Ho City, Taipei Hsien, Taiwan, Republic of China	ROC

Guan Seng Sim Director	Partner, Baker Tilly TFWLCL, 15 Beach Road #03-10, Beach Centre, Singapore 189677	15 Beach Road #03-10, Beach Centre, Singapore 189677	Singapore

Albert C.S. Yu Director

Chairman, ChinaTimes Inc., No.132 Da Le Street, Taipei, Taiwan, Republic of China; Chairman (December 26, 2005-November 2007),

China Television Company, No.120, Chongyang Road, Nangang District, Taipei, Taiwan,

Republic of China

		No.132 Da Le Street, Taipei, Taiwan, Republic of China	ROC

David D.H. Tsang Director	Partner, Acorn Campus Ventures, 3 Results Way, Cupertino, CA 95014, U.S.A.	3 Results Way, Cupertino, CA 95014, U.S.A.	U.S.A.

Directors and Executive Officers of ASE Inc.

The table below sets forth the names, business addresses, titles and countries of citizenship of ASE Inc.’s directors and executive officers, their present principal occupations and their business experience during the past five years. During the past five years, none of the directors or executive officers of ASE Inc. has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding or any violation of U.S. federal or state securities laws.

Name and Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years	Business Address	Country of Citizenship
Jason C.S. Chang Chairman and Chief Executive Officer	Chairman and Chief Executive Officer, ASE Inc. and ASE Test	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Richard H.P. Chang Vice-Chairman	Vice Chairman, ASE Inc. and ASE Test	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Tien Wu Director and Chief Operating Officer	Chief Operating Officer, ASE Inc.; Director of Worldwide Sales, ASE Inc. (January 2002—October 2005)	26 Chin 3rd Road, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China	ROC

Joseph Tung Director and Chief Financial Officer	Chief Financial Officer, ASE Inc.	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Raymond Lo Director and General Manager	General Manager, ASE Inc.	10 West 5th Street, Nantze Export Processing Zone, Kaohsiung, Taiwan, Republic of China	ROC

Jeffrey Chen Director and Vice President	Vice President, ASE Inc.	Room 1901, TWTC International Trade Building, 19F, 333, Keelung Road., Sec. 1, Taipei 110, Taiwan, Republic of China	ROC

Alan Tien-Cheng Cheng Director	President, H.R. Silvine Group, No.313, Yung Ho Road, Chung Ho City, Taipei Hsien, Taiwan, Republic of China	No.313, Yung Ho Road, Chung Ho City, Taipei Hsien, Taiwan, Republic of China	ROC

Kwai Mun Lee President, ASE Test Malaysia and ASE Singapore Pte Ltd.	President, ASE Test Malaysia, Phase 4, Bayan Lepas, Free Industrial Zone, 11900 Penang, Malaysia; President, ASE Singapore Pte Ltd., 7 Ang Mo Kio Street 64, #01-01, Singapore 569086	7 Ang Mo Kio Street 64, #01-01, Singapore 569086	Malaysia

Sang Jin Maeng President and General Manager, ASE Korea	President and General Manager, ASE Korea	494, Munbal-ri, Gyoha-eup, Paju-si, Gyeonggi-do, Korea	Republic of Korea

THE SCHEME

Appendix D

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons	)
Number [—] of 2007)

In the Matter of

ASE Test Limited

(RC No. 199508552K)

and

In the Matter of Section 210

of the Companies Act, Chapter 50

(Revised Edition 2006)

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

ASE Test Limited

and

the Scheme Shareholders (as defined herein)

and

Advanced Semiconductor Engineering, Inc.

PRELIMINARY

(A)	In this Scheme of Arrangement, unless inconsistent with the subject or context:

(i)	the following expressions shall bear the following meanings:

“Act”	the Companies Act, Chapter 50 of Singapore

“ASE Inc.”	Advanced Semiconductor Engineering, Inc.

“ASE Test Nasdaq Shares”	Shares listed on NASDAQ

“ASE Test TDSs”	Taiwan depository shares representing ownership interests in Shares and listed and quoted on the Taiwan Stock Exchange

“ASE Test Options”	options granted by ASE Test under the 1999, 2000 and 2004 ASE Test share option plans

THE SCHEME

“Books Closure Date”	[—] or such date to be announced (before the Effective Date), being the date on which the Register of Transfers and the Register of Members of the Company will be closed for the purposes of determining the entitlement of the Scheme Shareholders to the Scheme Consideration

“Business Day”	a day (excluding Saturdays, Sundays and gazetted public holidays) on which commercial banks are open for business in Singapore, New York City and Taipei

“Company”	ASE Test Limited

“Court”	the High Court of the Republic of Singapore

“Court Meeting”	the meeting of the holders of the Eligible Shares convened by the direction of the Court to consider the Scheme and including any adjournment thereof

“Directors”	the directors of the Company

“Effective Date”	the date on which this Scheme becomes effective in accordance with Clause 6 of this Scheme

“Eligible Shares”	All of the issued Shares other than those held by ASE Inc. and its subsidiaries

“Entitled Scheme Shareholders”	Scheme Shareholders of record as of the Books Closure Date and all holders of Shares issued pursuant to any exercise of any ASE Test options as of the Books Closure Date

“Implementation Agreement”	the scheme implementation agreement dated 4 September 2007 entered into between ASE Inc. and the Company

“Latest Practicable Date”	[—], being the latest practicable date prior to the printing of the document containing this Scheme for the purpose of ascertaining certain information for inclusion herein

“Noon Buying Rate”	as of any date of determination, the rate published by the Federal Reserve Bank of New York for spot purchases of NT$ as of 12:00 noon on the New York Business Day immediately preceding such date of determination

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification thereof or addition thereto or condition(s) approved or imposed by the Court

“Scheme Consideration”	the cash consideration to be paid to each Entitled Scheme Shareholder:

for each ASE Test Nasdaq Share, US$14.78 in cash; and

for each ASE Test TDS, the NT$ equivalent of US$ 0.185 in cash determined as of the Books Closure Date based on the Noon Buying Rate as of the Books Closure Date

“Scheme Shareholders”	Shareholders, other than ASE Inc. and its subsidiaries, who are registered as holders of Shares in the Register of Members of the Company

THE SCHEME

“Shareholders”	persons who are registered as holders of Shares in the Register of Members of the Company

“Shares”	the ordinary shares in the capital of the Company

“NT$ “	New Taiwan dollars, the lawful currency of the Republic of China

“US$ “	United States dollars, being the lawful currency of the United States of America

“%” or “per cent.”	per centum or percentage

(ii)	the term “Scheme Shareholder” includes a person entitled by transmission;

(iii)	any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Scheme;

(iv)	words denoting the singular number shall include the plural and vice versa;

(v)	words importing persons shall include corporations; and

(vi)	all timing referred to is made by reference to Singapore time.

(A)	The Company was incorporated in Singapore on 1 December 1995. As of the Latest Practicable Date, the Company had [—] Shares in issue and ASE Inc. holds [—] Shares, which is approximately [—] per cent. of the share capital of the Company.

(B)	As of the Latest Practicable Date, there were outstanding ASE Test Options to subscribe for an aggregate of [—] Shares. If all the outstanding ASE Test Options are fully exercised, the total number of Shares in issue would be [—]. Shares issued on or prior to the Books Closure Date pursuant to the valid exercise on or prior to the third Business Day prior to the Books Closure Date of existing ASE Test Options and Shares issued on the Effective Date pursuant to the mandatory exercise of in-the-money options under the option treatment as set forth in the Implementation Agreement will form part of the Eligible Shares.

(C)	The primary purpose of this Scheme is the acquisition by ASE Inc. of all the Eligible Shares.

(D)	The parties have entered into an Implementation Agreement to set out their respective obligations with respect to the Scheme.

(E)	ASE Inc. has agreed to appear by Counsel at the hearing of the Originating Summons to sanction this Scheme and to consent thereto, and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purpose of giving effect to this Scheme.

THE SCHEME

PART I

TRANSFER OF THE ELIGIBLE SHARES

1. (a)	With effect from the Effective Date, all of the [—] Eligible Shares shall be transferred, fully paid, free from all encumbrances, ranking pari passu in all respects with the Shares then in issue, and together with all rights, benefits and entitlements attaching thereto as of the Effective Date and thereafter attaching thereto (including all voting rights and the right to receive and retain all dividends and other distributions (if any) which may be announced, declared, paid or made thereon by ASE Test on or after the Effective Date, but excluding the right to receive and retain all dividends and distributions (if any), the record date of which falls before the Effective Date, together with all interest accrued thereon).

(b)	For the purpose of giving effect to the transfer of the Eligible Shares provided for in Clause 1(a) of this Scheme, the Company shall authorise any person to execute or effect on behalf of all such Scheme Shareholders an instrument or instruction of transfer of all the Eligible Shares held by such Scheme Shareholders and every such instrument or instruction of transfer so executed shall be effective as if it had been executed by the relevant Scheme Shareholder.

PART II

PAYMENT OF SCHEME CONSIDERATION

2.	In consideration for the transfer of the Eligible Shares provided for in Clause 1(a) of this Scheme, ASE Inc. shall pay or procure that there shall be paid to each Scheme Shareholder the Scheme Consideration for each Eligible Share transferred by that Scheme Shareholder.

3.	ASE Inc. shall, not later than 10 calendar days after the Effective Date, and against the transfer of the Eligible Shares provided for in Clause 1(b) of this Scheme, make payment of the Scheme Consideration payable on the transfer of the Eligible Shares pursuant to this Scheme to each Entitled Scheme Shareholder by making payment of the aggregate Scheme Consideration payable to such Entitled Scheme Shareholder to its paying agent. The paying agent will (i) send a cheque for the aggregate Scheme Consideration payable to such Entitled Scheme Shareholder (net of applicable withholding tax, if any) made out in favour of such Entitled Scheme Shareholder by first class mail to his address in the Register of Members of the Company at the close of business on the Books Closure Date, at the sole risk of such Entitled Scheme Shareholder, or in the case of joint Entitled Scheme Shareholders, to the first named Entitled Scheme Shareholder made out in favour of such Entitled Scheme Shareholders by first class mail to his address in the Register of Members of the Company at the close of business on the Books Closure Date, at the sole risk of such Entitled Scheme Shareholders; or (ii) credit the aggregate Scheme Consideration payable to such Entitled Scheme Shareholder (net of applicable withholding tax, if any) to the designated bank account of such Entitled Scheme Shareholder.

4. (a)	The encashment of any cheque, or as the case may be, the crediting in the designated bank account of an Entitled Scheme Shareholder, referred to in Clause 3 of this Scheme, shall be a good discharge to ASE Inc., the Company and the paying agent for the moneys represented thereby.

(b)	On or after the day falling six calendar months after the posting of the cheques by ASE Inc. pursuant to Clause 3 of this Scheme, ASE Inc. shall have the right to cancel or countermand payment of any such cheque which has not then been cashed (or has been returned uncashed) and shall place all moneys represented thereby in a bank account in the Company’s name with a licensed bank in Singapore selected by the Company. The Company shall hold such moneys until the expiration of six years from the Effective Date and shall prior to such date make payments thereout of the sums payable to pursuant to Clause 2 of this Scheme to persons who satisfy the Company that they are respectively entitled thereto and the cheques referred to in Clause 3 of this Scheme of which they are payees have not been cashed. Any payments made by the Company hereunder shall not include any interest accrued on the

THE SCHEME

sums to which the respective persons are entitled pursuant to Clause 2 of this Scheme. The Company shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled or not so entitled, as the case may be, and any such determination shall be conclusive and binding upon all persons claiming an interest in the relevant moneys.

(c)	On the expiration of six years from the Effective Date, ASE Inc. shall be released from any further obligation to make any payments under this Scheme and the Company shall transfer to ASE Inc. the balance (if any) of the sums then standing to the credit of the bank account referred to in Clause 4(b) of this Scheme including accrued interest subject, if applicable, to the deduction of interest, tax or any withholding tax or any other deduction required by law and subject to the deduction of any expenses.

(d)	Clause 4(c) of this Scheme shall take effect subject to any prohibition or condition imposed by law.

5.	On and from the Effective Date, each existing certificate representing a former holding of the Eligible Shares shall cease to have effect as a document for title of the shares comprised therein and each of the Scheme Shareholders shall be bound at the request of ASE Inc. to deliver his existing share certificates for his holdings of the Eligible Shares for cancellation to the [—] at [address].

6.	This Scheme shall become effective upon a copy of the Order of the Court sanctioning this Scheme under Section 210 of the Act being duly lodged with the Accounting and Corporate Regulatory Authority in Singapore.

7.	Unless this Scheme shall have become effective as aforesaid on or before 4 June 2008 or such later date as the Court, on the application of the Company or ASE Inc., may allow, this Scheme shall lapse.

8.	The Company and ASE Inc. may jointly consent for and on behalf of all concerned to any modification of, or amendment to, this Scheme or to any condition which the Court may think fit to approve or impose.

9.	In the event that the Scheme does not become effective for any reason, the costs and expenses incurred by the Company in connection with the Scheme will be borne by the Company.

10.	This Scheme shall be governed by, and construed in accordance with, the laws of Singapore, and the Company, ASE Inc. and the Scheme Shareholders submit to the non-exclusive jurisdiction of the courts of Singapore. Save as provided for in this Scheme, a person who is not a party to this Scheme has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term or provision of this Scheme.

Dated [—]

FORM OF PROXY FOR THE COURT MEETING

Appendix E

ASE TEST LIMITED

(Incorporated in the Republic of Singapore)

Company Registration Number 199508552K

FORM OF PROXY FOR USE AT THE MEETING (OR ANY ADJOURNMENT

THEREOF) OF THE SCHEME SHAREHOLDERS (AS DEFINED BELOW)

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons	)
Number [—] of [—]	)

In the Matter of

ASE Test Limited

(RC No. 199508552K)

and

In the Matter of Section 210 of

the Companies Act, Chapter 50

(Revised Edition 2006)

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

ASE Test Limited

and

the Scheme Shareholders (as defined herein)

and

Advanced Semiconductor Engineering, Inc.

I/We,(Note 1)                                                                                        of                                                                  , being the holder(s) of (Note 2)                                                                               ordinary shares each fully paid-up in the capital of ASE Test Limited (“Ordinary Shares”), HEREBY APPOINT                                                   of                                                  , or failing him,                                                   of                                                   or failing him the Chairman of the Meeting (Note 3), as my/our proxy to vote for me/us and on my/our behalf at the Meeting (or any adjournment thereof) of the holders of Ordinary Shares, other than ASE Inc. and its subsidiaries (the “Scheme Shareholders”), to be held at [—] on [—] at [—] a.m./p.m. for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme referred to in the notice convening the said Meeting, and at such Meeting (or at any adjournment thereof) to vote for me/us and in my/our name(s) for the said Scheme (either with or without modification, as my/our proxy may approve) or against the said Scheme as hereunder indicated.

Dated this                      2008.

FOR the Scheme (Note 4)	AGAINST the Scheme (Note 4)	ABSTAIN (Note 4)

(Signature)	(Signature)	(Signature)

E-1

FORM OF PROXY FOR THE COURT MEETING

NOTES:

1.	Full name(s) and address(es) are to be inserted in BLOCK CAPITALS.

2.	Please insert the total number of Ordinary Shares held by you and in respect of which you wish to cast your vote. This form of proxy shall be deemed to relate to all the Ordinary Shares registered in your name(s) in the Register of Members.

3.	If any other proxy is to be appointed, please strike out the words “the Chairman of the Meeting” and insert the name, NRIC / passport number and address of the proxy desired in the blank space provided. IF THE BOX IS LEFT BLANK OR INCOMPLETE, THE CHAIRMAN OF THE MEETING SHALL BE DEEMED TO BE APPOINTED AS YOUR PROXY.

4.	IMPORTANT: If you wish to vote “FOR” the Scheme, sign in the box marked “FOR the Scheme”. If you wish to vote “AGAINST” the Scheme, sign in the box marked “AGAINST the Scheme”. If you wish to abstain from voting on the Scheme, sign in the box marked “ABSTAIN.” DO NOT SIGN IN MORE THAN ONE BOX. If you sign in MORE THAN ONE BOX, your vote will be counted “FOR” the Scheme.

5.	You are requested to lodge this form of proxy at [—], not later than [—], but if this form is not so lodged it must be handed to the Chairman at the Meeting.

6.	In the case of joint holders of Ordinary Shares, any one of such persons may vote, but if more than one of such persons be present at the Meeting, the person whose name stands first on the Register of Members shall alone be entitled to vote.

7.	This form of proxy must be signed by you or your attorney duly authorised in writing, or if you are a corporation, must either be executed under seal or under the hand of an officer or attorney duly authorised. The signature need not be witnessed.

8.	Any alteration made to this form of proxy should be initialled by the person who signs it.

9.	You may appoint one (and not more than one) person as your proxy to attend and vote in your stead. The proxy need not be a member of the Company but must attend the Meeting in person to represent you.

10.	The Company shall be entitled to reject this form of proxy if it is incomplete, improperly completed or illegible or where the true intentions of the appointer are not ascertainable from the instructions of the appointer specified in this form of proxy.

E-2

Appendix F

ASE Test Limited and Subsidiaries

Consolidated Financial Statements for the

Years Ended December 31, 2004, 2005 and 2006 and

Report of Independent Registered

Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

ASE Test Limited

We have audited the accompanying consolidated balance sheets of ASE Test Limited and subsidiaries (collectively the “Company”) as of December 31, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2006, expressed in U.S. dollars. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Rules Governing the Audit of Financial Statements by Certified Public Accountants, auditing standards generally accepted in the Republic of China and the Standards of the Public Company Accounting Oversight Board (United States). Those rules and standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and 2006, and the consolidated results of their operations and their cash flows for each of the three years ended December 31, 2006, in conformity with the requirements of the Business Accounting Law and Guidelines Governing Business Accounting relevant to financial accounting standards, and accounting principles generally accepted in the Republic of China.

As discussed in Note 21 to the consolidated financial statements, the Company incurred fire damage to its production line in Chung Li, Taiwan on May 1, 2005. The Company recognized an estimated loss of $52,014 thousand for the damage to its machinery and equipment, less $790 thousand of insurance receivable in 2005. The Company reached final settlement with the insurers in June 2006 with regards to the fire damage referred to above. The final settlement amount of $27,289 thousand, less the $790 thousand recorded in 2005, was recorded as a gain in 2006. The Company also reversed $5,641 thousand of previously recorded impairment charges on these fire-damaged machinery and equipment due to an increase in the estimated service potential of the assets.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the Republic of China Statement of Financial Accounting Standards No. 34, “Financial Instruments: Recognition and Measurement”, No. 36, “Financial Instruments: Disclosure and Presentation” and other revised Statements on January 1, 2006.

Accounting principles generally accepted in the Republic of China differ in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 24 to the consolidated financial statements.

/s/    Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 30, 2007

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2006

(In Thousands of U.S. Dollars, Except Par Value)

	2005	2006
ASSETS
CURRENT ASSETS
Cash (Notes 2 and 4)	$138,211	$89,715
Financial assets at fair value through profit or loss (Notes 2, 3, 5 and 17)	176	—
Available-for-sale financial assets—current (Notes 2, 6 and 17)	—	89,341
Notes and accounts receivable, net (Notes 2 and 7)	77,334	57,875
Receivables from related parties (Note 18)	20,277	14,618
Inventories, net (Notes 2 and 8)	21,239	16,935
Deferred income tax assets, net (Notes 2 and 16)	8,933	23,561
Pledged time deposit (Note 19)	1,902	—
Prepayments and other (Note 3)	17,415	13,509

Total current assets	285,487	305,554

LONG-TERM INVESTMENTS
Available-for-sale financial assets (Notes 2, 3, 6 and 17)	81,251	204,851
Equity method investments (Notes 2, 3 and 9)	57,974	75,979
Financial assets carried at cost (Notes 2 and 3)	1,000	1,000

	140,225	281,830

PROPERTY, PLANT AND EQUIPMENT, NET (Notes 2, 10, 15, 18, 19, 20, 21, 22 and 23)	430,079	389,435

GOODWILL (Notes 2, 3 and 11)	20,646	20,646

OTHER ASSETS
Deferred income tax assets, net (Notes 2 and 16)	30,964	13,123
Deferred charges, net (Note 2)	10,492	5,733
Other (Notes 17 and 19)	22,446	28,107

Total other assets	63,902	46,963

TOTAL	$940,339	$1,044,428

(Continued)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

DECEMBER 31, 2005 AND 2006

(In Thousands of U.S. Dollars, Except Par Value)

	2005	2006
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Financial liabilities at fair value through profit or loss (Notes 2, 3, 5 and 17)	$172	$262
Notes and accounts payable	12,758	12,251
Payable to related parties (Note 18)	10,347	5,137
Payable for property, plant and equipment	10,737	8,769
Income tax payable (Note 2)	635	8,316
Current portion of long-term debts (Notes 12, 17, 19 and 20)	49,743	34,418
Accrued expenses (Note 14)	37,986	21,725
Other (Note 3)	5,841	11,838

Total current liabilities	128,219	102,716

LONG-TERM DEBTS (Notes 12, 17, 19 and 20)	245,303	85,706

ACCRUED PENSION COST (Notes 2 and 14)	6,412	6,648

DEFERRED INCOME TAX LIABILITIES (Notes 2 and 16)	—	608

OTHER LIABILITIES	2,200	5,622

Total liabilities	382,134	201,300

SHAREHOLDERS’ EQUITY (Notes 1, 2 and 13)
Capital stock—$0.25 par value Authorized—600,000 thousand shares Issued and outstanding—100,059 thousand shares in 2005 and 100,138 thousand shares in 2006	25,015	25,035
Additional paid-in capital	455,059	455,717
Retained earnings	125,954	276,723
Unrealized gain on financial instruments	—	123,962
Cumulative translation adjustments	(47,823)	(38,309)

Total shareholders’ equity	558,205	843,128

TOTAL	$940,339	$1,044,428

(Concluded)

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche audit report dated April 30, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(In Thousands of U.S. Dollars, Except Per Share Data)

	2004	2005	2006
NET REVENUES (Notes 2, 18 and 22)	$427,763	$420,929	$517,706
COST OF REVENUES (Notes 15, 18 and 20)	340,663	330,786	322,654

GROSS PROFIT	87,100	90,143	195,052

OPERATING EXPENSES (Notes 15, 18 and 20)
Selling (Note 2)	11,393	11,235	8,149
General and administrative	42,474	39,891	33,931
Research and development (Note 2)	23,223	24,993	20,714

Total operating expenses	77,090	76,119	62,794

INCOME FROM OPERATIONS	10,010	14,024	132,258

NON-OPERATING INCOME (EXPENSES)
Interest income	578	1,598	3,369
Interest expense (Notes 2 and 10)	(6,765)	(12,744)	(13,165)
Equity in earnings of equity method investees (Notes 2 and 9)	9,844	6,637	18,005
Impairment loss on assets (Notes 2, 3 and 11)	(26,500)	—	—
Gain (Loss) on valuation of financial assets, net (Notes 2, 3 and 5)	314	685	(961)
Loss on valuation of financial liabilities, net (Notes 2, 3 and 5)	—	—	(770)
Foreign exchange gain (loss), net (Notes 2 and 3)	(139)	703	294
Gain on insurance settlement and impairment recovery (Note 21)	—	—	32,145
Loss on fire damage (Note 21)	—	(51,224)	—
Other	(380)	(3,465)	(7,839)

Net non-operating income (expenses)	(23,048)	(57,810)	31,078

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(13,038)	(43,786)	163,336
INCOME TAX EXPENSE (BENEFIT) (Notes 2 and 16)	(21,209)	2,537	12,567

INCOME (LOSS) FROM CONTINUING OPERATIONS	8,171	(46,323)	150,769

DISCONTINUED OPERATIONS (Note 23)
Income from discontinued operations, net of income tax expense of $21 in 2004 and $66 in 2005	$16,968	$3,929	$—
Gain on disposal of discontinued operations, net of income tax expense of $59 in 2005	—	6,910	—

	16,968	10,839	—

NET INCOME (LOSS)	$25,139	$(35,484)	$150,769

EARNINGS (LOSS) PER SHARE
Basic
Earnings (loss) from continuing operations	$0.08	$(0.46)	$1.51
Earnings from discontinued operations	0.17	0.11	—

	$0.25	$(0.35)	$1.51

Diluted	$0.25	$(0.35)	$1.50

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	100,037,524	100,059,031	100,081,418

Diluted	100,111,113	100,059,031	100,338,261

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche audit report dated April 30, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(In Thousands of U.S. Dollars, Except Share Data)

	Capital Stock
	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Unrealized Gain (Loss) on Financial Instruments	Net Loss not Recognized in Periodic Pension Cost	Cumulative Translation Adjustments	Total Shareholders’ Equity
BALANCE, JANUARY 1, 2004	99,546,216	$24,887	$450,635	$136,299	$(400)	$(578)	$(64,856)	$545,987

Issuance of shares under stock option plans	512,815	128	4,424	—	—	—	—	4,552
Net income in 2004	—	—	—	25,139	—	—	—	25,139
Reversal of unrealized loss on financial instruments	—	—	—	—	340	—	—	340
Reversal of net loss not recognized in periodic pension cost	—	—	—	—	—	578	—	578
Translation adjustments	—	—	—	—	—	—	22,995	22,995

BALANCE, DECEMBER 31, 2004	100,059,031	25,015	455,059	161,438	(60)	—	(41,861)	599,591

Net loss in 2005	—	—	—	(35,484)	—	—	—	(35,484)
Reversal of unrealized loss on financial instruments	—	—	—	—	60	—	—	60
Translation adjustments	—	—	—	—	—	—	(5,962)	(5,962)

BALANCE, DECEMBER 31, 2005	100,059,031	25,015	455,059	125,954	—	—	(47,823)	558,205

Effect of initial adoption of ROC SFAS No. 34	—	—	—	—	83,751	—	—	83,751
Issuance of shares under stock option plans	79,201	20	658	—	—	—	—	678
Net income in 2006	—	—	—	150,769	—	—	—	150,769
Unrealized gain on financial instruments	—	—	—	—	40,211	—	—	40,211
Translation adjustments	—	—	—	—	—	—	9,514	9,514

BALANCE, DECEMBER 31, 2006	100,138,232	$25,035	$455,717	$276,723	$123,962	$—	$(38,309)	$843,128

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche audit report dated April 30, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(In Thousands of U.S. Dollars)

	2004	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$25,139	$(35,484)	$150,769
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	164,908	154,302	120,638
Impairment loss on assets	26,500	—	—
Loss on fire damage (gain on insurance settlement and impairment recovery)	—	42,086	(32,145)
Provision (reversal) for doubtful accounts and sales allowances	2,491	1,422	(2,081)
Allowance for inventory obsolescence	914	959	4,845
Equity in earnings of equity method investees	(9,844)	(6,637)	(18,005)
Gain on disposal of discontinued operations	—	(6,910)	—
Loss (gain) on disposal of assets	34	3,542	(960)
Deferred income taxes	(20,597)	3,947	3,821
Other	(219)	2,450	7,389
Changes in operating assets and liabilities
Financial instruments at fair value through profit or loss	(104)	166	266
Notes and accounts receivable	(9,123)	10,446	21,540
Receivable from related parties	1,565	(11,758)	2,185
Inventories	(23,161)	16,009	(541)
Prepayments and other	(6,723)	(1,695)	(6,853)
Notes and accounts payable	(4,123)	(5,733)	(507)
Payable to related parties	3,841	(268)	(3,627)
Income tax payable	(971)	(2,571)	7,681
Accrued pension cost	1,868	1,293	236
Accrued expenses and other	1,317	4,498	(1,876)

Net cash provided by operating activities	153,712	170,064	252,775

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of available-for-sale financial assets-current	(24,524)	(3,117)	(154,865)
Proceeds from sale of available-for-sale financial assets-current	10,524	23,562	65,924
Acquisition of property, plant and equipment	(228,610)	(66,116)	(76,005)
Proceeds from sale of property, plant and equipment	28,671	48,174	22,135
Acquisition of long-term investments in shares of stock	(19,613)	—	—
Increase in pledged time deposits	(288)	(332)	(1,368)
Proceeds from disposal of discontinued operations	—	17,316	1,800
Increase in other assets	(19,781)	(6,077)	(6,137)
Proceeds from insurance claims	$—	$369	$26,920

Net cash provided by (used in) investing activities	(253,621)	13,779	(121,596)

(Continued)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(In Thousands of U.S. Dollars)

	2004	2005	2006
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares	5,488	—	678
Increase (decrease) in short-term borrowings	18,693	(35,789)	—
Increase (decrease) in commercial paper	9,935	(28,474)	—
Proceeds from long-term debts	121,511	138,113	—
Repayments of long-term debts	(86,252)	(162,694)	(188,104)
Collection of accounts receivable sold	—	4,397	516
Increase in other liabilities	—	—	2,523

Net cash provided by (used in) financing activities	69,375	(84,447)	(184,387)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(926)	(674)	4,712

NET INCREASE (DECREASE) IN CASH	(31,460)	98,722	(48,496)

CASH , BEGINNING OF YEAR	70,949	39,489	138,211

CASH , END OF YEAR	$39,489	$138,211	$89,715

SUPPLEMENTAL INFORMATION
Interest paid (excluding capitalized interest)	$6,795	$12,267	$14,403

Income tax paid	$243	$219	$1,708

Cash paid for acquisition of property, plant and equipment
Acquisition of property, plant and equipment	$210,656	$47,875	$87,408
Decrease in payable	25,338	21,410	990
Increase in capital lease obligation	(7,384)	(3,169)	(12,393)

	$228,610	$66,116	$76,005

Cash received from sales of property, plant and equipment
Sales price	$31,530	$50,795	$20,002
Decrease (increase) in receivable	(2,859)	3,018	2,133
Proceeds from disposal of discontinued operations	—	(5,639)	—

	$28,671	$48,174	$22,135

Cash received from disposal of discontinued operations
Sales price	$—	$19,116	$—
Decrease (increase) in receivable	—	(1,800)	1,800

	$—	$17,316	$1,800

Cash received from issuance of ordinary shares
Issuance of ordinary shares, net of issuance cost	$4,552	$—	$678
Decrease in receivable for issuance of ordinary shares	936	—	—

	$5,488	$—	$678

(Concluded)

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche audit report dated April 30, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

(In Thousands of U.S. Dollars, Except Share Data and Unless Stated Otherwise)

1. ORGANIZATION AND OPERATION

Overview

ASE Test Limited (“ASE Test” or the “Company”) is a Singapore holding company which, through an exchange of its shares with its parent company, Advanced Semiconductor Engineering, Inc. (“ASE Inc.”), and other individuals, acquired substantially all of the shares of ASE Test, Inc. in May 1996. The exchange was accounted for as a reorganization of companies under common control. Since June 1996, the Company’s shares have been traded on the NASDAQ Global Market in the United States under the symbol “ASTSF”.

J & R Holding Limited, a shareholder of the Company, offered 6,000,000 and 5,000,000 shares of the Company’s common stock in December 1997 and February 1999, respectively, in the form of Taiwan Depositary Receipts (“TDRs”). The TDRs are traded on the Taiwan Stock Exchange under the symbol “9101” and each TDR represents 0.0125 share of the Company’s stock.

Set forth below is a brief overview of the Company’s organization structure.

The Company has four direct subsidiaries:

a.	ASE Test, Inc. (incorporated in the Republic of China (“ROC”) in December 1987), which is engaged in the testing of semiconductors.

b.	ASE Holdings (Singapore) Pte Ltd. (incorporated in Singapore in December 1994), which holds shares in ASE Test group companies;

c.	ASE Test Holdings, Limited (“ASE Test Holdings”) (incorporated in Cayman Islands in April 1999), which holds shares in ASE Test group companies; and

d.	ASE Test Finance Limited (“ASE Test Finance”) (incorporated in Mauritius in June 1999), which is engaged in financing activities.

ASE Holdings (Singapore) Pte Ltd. has a wholly-owned subsidiary, ASE Electronics (M) Sdn. Bhd. (“ASE Test Malaysia”) (incorporated in Malaysia in February 1991), which is engaged in the packaging and testing of semiconductors. ASE Test Malaysia disposed of its camera module operations on October 3, 2005 (See Note 23).

ASE Test Holdings has a wholly-owned subsidiary, ISE Labs, Inc. (“ISE Labs”) (incorporated in California, United States in November 1983). ISE Labs and its wholly-owned subsidiaries, ISE Labs Hong Kong Limited, which was dissolved in 2005, ASE Singapore Pte Ltd., ISE Technology, Inc. and Digital Testing Services Inc., are engaged in the front-end engineering testing and final testing of semiconductors.

As of December 31, 2005 and 2006, the Company had approximately 5,600 and 5,300 employees, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in conformity with the Business Accounting Law, Guidelines Governing Business Accounting, and accounting principles generally accepted in the Republic of China (“ROC GAAP”). Under these law, guidelines and principles, the Company should reasonably estimate the amounts of allowances for doubtful accounts, allowance for sales discounts, inventory obsolescence, depreciation of property, plant, and equipment, loss on impairment of assets, pension costs, gain

(loss) on valuation of financial instruments and valuation allowance for deferred income tax assets. Actual results may differ from these estimates. Significant accounting policies are summarized as follows:

Basis of Presentation

The Company prepares its consolidated financial statements using the aforementioned law, guidelines and principles with a reconciliation to accounting principles generally accepted in the United States of America (“U.S. GAAP”) (See Note 24) to be consistent with the basis of presentation of the consolidated financial statements of ASE Inc. The accompanying consolidated balance sheets are presented as of December 31, 2005 and 2006 and the accompanying consolidated statements of income, changes in shareholders’ equity and cash flows are presented for the three years ended December 31, 2004, 2005 and 2006.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and all of the aforementioned subsidiaries.

All significant intercompany accounts and transactions have been eliminated.

Current and Noncurrent Assets and Liabilities

Current assets include cash, financial assets held for trading purposes and assets expected to be converted to cash, sold or consumed within one year from the balance sheet date. Current liabilities are obligations incurred for trading purposes and obligations expected to be settled within one year from the balance sheet date. Assets and liabilities that are not classified as current are noncurrent assets and liabilities, respectively.

Financial Assets / Liabilities at Fair Value Through Profit or Loss

Financial instruments at fair value through profit or loss consist of financial assets or financial liabilities held or incurred for trading purposes. These financial instruments are initially recognized at fair value, with associated transaction costs expensed as incurred. The financial instruments are subsequently remeasured at fair value, and changes in fair value are recognized in current income (loss). A regular way purchase or sale of financial assets is recognized and derecognized using settlement date accounting.

Derivatives which do not qualify for hedge accounting are recorded as financial assets or liabilities at fair value through profit or loss. Fair values of derivatives with no active market are estimated using valuation techniques.

Available-for-Sale Financial Assets

Available-for-sale financial assets are initially recognized at fair value plus transaction costs that are directly attributable to the acquisition. Changes in fair value of financial assets are reported in a separate component of shareholders’ equity. The corresponding accumulated gains or losses are recognized in earnings when the financial asset is derecognized from the balance sheet. A regular way purchase or sale of financial assets is accounted for using settlement date accounting.

Fair values of beneficiary certificates of open-end mutual funds and publicly traded stocks are determined using the net asset value and closing-price at the balance sheet date, respectively.

If certain objective evidence indicates that such available-for-sale financial asset is impaired, a loss is recognized currently. If, in a subsequent period, the amount of the impairment loss decreases, for equity securities, the previously recognized impairment loss is reversed to the extent of the decrease and recorded as an adjustment to shareholders’ equity.

Revenue Recognition, Accounts Receivable and Allowances for Doubtful Accounts and Sales Allowances

Revenues from semiconductor packaging services are recognized upon shipment. Revenues from semiconductor testing services are recognized upon completion of the services or shipment. The Company does not take ownership of: (i) bare semiconductor wafers received from customers that the Company packages into finished semiconductors, and (ii) packaged semiconductors received from customers that the Company tests as to whether they meet certain performance specifications. The title and risk of loss remain with the customer for those bare semiconductors and/or packaged semiconductors. Accordingly, costs of customer-supplied semiconductor materials are not included in the accompanying consolidated financial statements. Other criteria the Company uses to determine when to recognize revenue are: (i) existence of persuasive evidence of an arrangement, (ii) the selling price is fixed or determinable and (iii) collectibility is reasonably assured.

Revenues are determined using the fair value taking into account related sales discounts agreed to by the Company and customers. Since the receivables from sales are collectible within one year and such transactions are frequent, the fair value of receivables is equivalent to the nominal amount of cash received.

Allowance for doubtful accounts is provided based on an evaluation of the collectibility of receivables. The Company determines the amount of allowance for doubtful accounts by examining the aging analysis of the outstanding accounts receivable and current trends in the credit quality of its customers. An appropriate sales allowance, based on historical experience, is also recognized in the same period the sale is recognized.

Accounts Receivable Securitization

Accounts receivable securitization is the transfer of a designated pool of accounts receivable to a bank, which in turn issues beneficial securities or asset-backed securities based on the accounts receivable. Under ROC Statement of Financial Accounting Standards (“ROC SFAS”) No. 33, “Accounting for Transfers of Financial Assets and Extinguishments of Liabilities”, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on disposal of financial assets.

Inventories

Inventories including raw materials (materials received from customers for processing, mainly semiconductor wafers are excluded from inventories as title and risk of loss remain with the customers), supplies and spare parts, finished goods and work in process are stated at the lower of cost or market value. Market value represents net realizable value for finished goods and work in process, and replacement cost for raw materials, supplies and spare parts.

Raw materials, supplies and spare parts are recorded at moving average cost or weighted average cost; others are recorded at standard cost and adjusted to the approximate weighted average cost at the balance sheet date. Estimated losses on scrap and slow-moving items are recognized and included in the allowance for losses.

Equity Method Investments

Investments in companies of which the Company owns at least 20% of the outstanding voting shares or where the Company exercises significant influence over the investee company’s operating and financial policy decisions are accounted for using the equity method. Prior to January 1, 2006, the difference, if any, between the cost of investment and the Company’s proportionate equity in the fair value of the net assets of the investees at the time of investments or at the time the equity method of accounting is first applied to a particular investment, was amortized on the straight-line method over 10 years. Effective January 1, 2006, pursuant to the revised ROC SFAS No. 5, “Long-term Investments under Equity Method” (“ROC SFAS No. 5”), the cost of an investment shall be analyzed and the difference between the cost of investment and the fair value of identifiable net assets acquired, representing goodwill, shall not be amortized and instead shall be tested for impairment annually. The accounting treatment for the investment premiums acquired before January 1, 2006 is the same as that for goodwill which is no longer being amortized. When an indication of impairment is identified, the carrying amount of the investment is reduced, with the related impairment loss recognized in earnings.

Financial Assets Carried at Cost

Investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are carried at their original cost, such as non-publicly traded stocks. The costs of financial assets sold are determined using the weighted-average method. If there is objective evidence which indicates that a financial asset is impaired, a loss is recognized. A subsequent reversal of such impairment loss is not allowed.

Property, Plant and Equipment

Property, plant and equipment, except for machinery and equipment under operating leases, are stated at cost less accumulated depreciation and accumulated impairment. Machinery and equipment held under capital leases are recorded as an asset and an obligation at an amount equal to the lower of: (i) present value at the beginning of the lease term of the minimum lease payments during the lease term (including the payment called for under any bargain purchase option); or (ii) fair value of the leased machinery and equipment at the inception of the lease. Machinery in transit, construction in progress and prepayments under construction are stated at cost. These include the cost of machinery, construction, down payments and other direct costs plus interest charges attributable to the borrowings used to finance the acquisitions of these assets. Major overhauls and improvements are capitalized, while maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method over estimated service lives, which range as follows: buildings and improvements, 2 to 40 years; machinery and equipment, 2 to 6 years; furniture and fixtures, 2 to 8 years; and leased assets, 2 to 6 years. Leasehold improvements and improvements on building and business flats are amortized on a straight-line basis over the shorter of the useful life of the improvements or the lease term of the building. In the event that an asset depreciated to its residual value is still in service, its residual value is depreciated over its re-estimated service life.

When property, plant and equipment are retired or disposed of, their costs and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income.

Asset Impairment

The Company evaluates whether or not there are indications that assets (primarily property, plant and equipment, deferred charges and goodwill) may be impaired on the balance sheet date. If there are indications, the Company estimates the recoverable amount for the asset. If an asset’s recoverable amount is lower than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount by recording a charge to the accumulated impairment account of the asset and such a reduction is recognized as impairment loss in current period income. When the recoverable amount subsequently increases, then the impairment loss previously recognized would be reversed and recorded as a gain. However, the carrying amount of an asset (other than goodwill) after the reversal of impairment loss should not exceed the carrying amount of the asset that would have been determined net of depreciation as if no impairment loss had been recognized.

Deferred Charges

Deferred charges consist of certain intangibles and other assets, including tools, utility, telecommunications and computer network systems. The amounts are amortized over the following periods: tools, 2 years; utility, telecommunications and computer network systems, 2 – 5 years; and others, 2 – 5 years.

Goodwill

Goodwill represents the excess of the consideration paid for an acquisition over the fair value of identifiable net assets acquired. Prior to January 1, 2006, goodwill was amortized using the straight-line method over the estimated life of 10 years. Effective January 1, 2006, pursuant to the newly revised SFAS No. 25, “Business Combinations-Accounting Treatment under Purchase Method” (“ROC SFAS No. 25”), goodwill is no longer amortized and instead is tested for impairment annually.

Employee Stock Options

All stock-based compensation for awards granted or modified after January 1, 2004 is accounted for by an interpretation issued by the Accounting Research and Development Foundation (“ARDF”) of the ROC. The compensation cost is measured based on the intrinsic value method, for which the compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Total compensation cost is recognized over the requisite service or vesting period.

Pension Costs

For employees under defined benefit pension plans, pension costs are recorded based on actuarial calculations. Pension costs include service cost, interest, amortization of unrecognized net obligation and expected return on plan assets.

For employees under defined contribution pension plans, pension costs are recorded based on the actual contribution made to employees’ personal pension accounts.

Shipping and Handling Costs

Shipping and handling costs are recorded as selling expenses and the amounts in 2004, 2005 and 2006 were $1,705 thousand, $1,382 thousand and $1,498 thousand, respectively.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Income Taxes

The Company uses an inter-period tax allocation method for income tax. Tax effects of deductible temporary differences, unused tax credits and operating loss carryforward are recognized as deferred income tax assets, while taxable temporary differences are recognized as deferred income tax liabilities. A valuation allowance is provided to the extent that it is more likely than not that deferred income tax assets will not be realized.

Tax credits of ASE Test, Inc. from investments in machinery and equipment, research and development and employees’ training costs are recognized in the year acquired and expensed. Capital allowances of ASE Test Malaysia from investment in industrial buildings, machinery and equipment are recognized in the year in which they are acquired.

Adjustments of prior years’ income taxes are added to or deducted from the current year’s tax provision.

Income taxes on undistributed earnings (10%) of ASE Test, Inc., the Company’s Taiwan based subsidiary, are recorded as an expense in the year of shareholders’ approval.

Foreign Currency Transactions and Translation of Foreign-currency Financial Statements

The functional and reporting currency of ASE Test is U.S. dollar, while the functional currencies of its major subsidiaries, ASE Test, Inc., ASE Test Malaysia and ISE Labs, Inc. are their local currencies, namely, New Taiwan dollar, Malaysia Ringgit and U.S. dollar, respectively. Foreign currency transactions, except for derivative transactions, are recorded in the local currencies at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when foreign-currency assets and liabilities denominated in foreign-currencies are settled are credited or charged to income in the year of settlement. At the end of year, monetary assets and liabilities denominated in foreign-currencies are revalued at the prevailing exchange rates and the resulting gains or losses are recognized in current period income.

The financial statements of the Company’s subsidiaries are translated into U.S. dollars at the end of year using the following rates: Assets and liabilities, current rates at the balance sheet date; shareholders’ equity, historical rates; and income and expenses, average rates during the year. The net resulting translation adjustment is reported as a separate component of shareholders’ equity.

Recent Accounting Pronouncements

In July 2006, the ROC ARDF issued ROC SFAS No. 37, “Intangible Assets”, which is required to be applied by the Company on January 1, 2007. The standard provides guidance on initial recognition and measurement, amortization, presentation and disclosure of intangible assets. An intangible asset should be measured initially at cost. For an intangible asset of a finite useful life; the carrying amount shall be amortized over its useful life. On the other hand, for an intangible asset with an indefinite useful life, the carrying amount shall not be amortized. Intangible assets shall be evaluated for impairment at least annually as required by ROC SFAS No. 35, “Accounting for Impairment of Assets” (“ROC SFAS No. 35”). The Company does not expect the adoption of the standard on January 1, 2007 to have a significant impact on its results of operations and financial position.

In November 2006, the ROC ARDF issued ROC SFAS No. 38, “Non-current Assets Held for Sale and Discontinued Operations” (“ROC SFAS No. 38”), which is also required to be applied by the Company on January 1, 2007. Under ROC SFAS No. 38, assets classified as held-for-sale shall be measured at the lower of carrying amounts or fair values and ceased to be depreciated or amortized. Any impairment loss shall be recognized in current earnings. Assets classified as held-for-sale shall be presented separately on the balance sheet. ROC SFAS No. 38 also requires the Company to disclose information of discontinued operations separately on the statements of income and cash flows or in a footnote. The Company does not expect the adoption of the standard on January 1, 2007 to have a significant impact on its results of operations and financial position.

In March 2007, the ROC ARDF issued an interpretation which requires ROC companies to recognize compensation expenses for bonuses paid to employees, directors and supervisors beginning January 1, 2008. Such bonuses are currently recorded as appropriations of earnings under ROC GAAP. On March 30, 2007, the ROC Financial Supervisory Commission also issued an interpretation which requires that bonuses granted to employees, directors and supervisors in the form of shares be valued at fair market value for purposes of compensation expenses.

Reclassifications

Certain accounts in the consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 have been reclassified to conform to the consolidated financial statements as of and for the year ended December 31, 2006.

3. ACCOUNTING CHANGES

On January 1, 2006, the Company adopted the newly released ROC SFAS No. 34, “Financial Instruments: Recognition and Measurement” (“ROC SFAS No. 34”) and No. 36, “Financial Instruments: Disclosure and Presentation” (“ROC SFAS No. 36”) and other revisions of previously released SFASs.

a.	Effect of adopting the newly released SFASs and other revisions of previously released SFASs

The Company had categorized its financial assets and liabilities upon initial adoption of the newly released SFASs. The adjustments made to the carrying amounts of the financial instruments categorized as financial assets or liabilities at fair value through profit or loss were included in the cumulative effect of changes in accounting principles; on the other hand, the adjustments made to the carrying amounts of those categorized as available-for-sale financial assets were recognized as adjustments to shareholders’ equity.

Upon adoption of ROC SFAS No. 34 and No. 36 in January, carrying amounts of the available-for-sale financial assets were adjusted to fair value, and the Company recognized $83,751 thousand of unrealized gains as a separate component of shareholders’ equity as at January 1, 2006. Besides, there was no effect on net income for the year ended December 31, 2006.

Effective January 1, 2006, the Company adopted the newly revised ROC SFAS No. 5 and No. 25, which prescribe that investment premiums, representing goodwill, be assessed for impairment at least on an annual basis instead of being amortized. Such a change in accounting principle resulted in an increase in net income of $4,966 thousand and basic earnings per share (after income tax) of $0.05 for the year ended December 31, 2006.

b.	Reclassifications

Upon the adoption of ROC SFAS No. 34, certain accounts in the consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 were reclassified to conform to the consolidated financial statements as of and for the year ended December 31, 2006. The previously issued consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 were not required to be restated.

Certain accounting policies prior to the adoption of the newly released SFASs are summarized as follows:

1)	Short-term investments

Short-term investments were recorded at historical cost and were carried at the lower of cost or market value as of the balance sheet date. An allowance or decline in value was provided and is charged to current income when the aggregate carrying amount of the investments exceeded the aggregate market value. A reversal of the allowance was recorded for a subsequent recovery in the aggregate market value.

2)	Long-term Investments

Investments in companies wherein the Company did not exercise significant influence were carried at the lower of cost or market value. Allowances for decline in market value and unrealized loss on long-term investments in shares of stock (a deduction account in shareholders’ equity) were made when the market value of an investment was lower than its carrying amount. If a decline in value of the stock investment was determined to be other than temporary, such decline in value was charged against current income.

3)	Derivative financial instruments

(a)	Forward exchange contracts

Premiums or discounts on foreign currency forward exchange contracts which had been acquired to manage the risk associated with assets and liabilities denominated in foreign currencies arising from the difference between the forward rate and the spot rate at the date of each contract were deferred and amortized using the straight-line method over the contract periods. At year end, balances of the forward exchange receivables or payables were restated based on prevailing exchange rates and the resulting gain or loss was credited or charged to income. Any exchange gain or loss when the contract was settled was also credited or charged to income. In addition, the receivables and payables related to the forward contracts are netted with the resulting amount presented as either an other current asset or other current liability.

(b)	Option contracts

Written option contracts to purchase or sell foreign currencies entered into for hedging purposes are not recorded as assets or liabilities on the contract dates. Gains or losses upon settlement were credited or charged to income. Amounts received or paid were amortized over each contract period. At year end, the outstanding written option contracts were marked to market with charges to current income.

When the Company had a legally enforceable right to set off the recognized amount and intends either to settle on a net basis, or to realize the asset and the liability simultaneously, the difference between receivables and payables was accounted for as either a current asset or current liability; otherwise, the receivables and payables should be accounted for as an other current asset and other current liability, respectively.

Certain accounts in the consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 have been reclassified to conform to the classifications prescribed by the newly released SFASs. The reclassifications of the account balances of certain accounts are summarized as follows:

	Before Reclassification	After Reclassification
Balance sheet as of December 31, 2005
Prepayments and other current assets	$17,591	$17,415
Long-term investments	140,225	—
Other current liabilities	6,013	5,841
Financial assets at fair value through profit or loss	—	176
Available-for-sale financial assets—noncurrent	—	81,251
Equity method investments	—	57,974
Financial assets carried at cost-noncurrent	—	1,000
Financial liabilities at fair value through profit or loss	—	172
Statement of income for 2005
Foreign exchange gain, net	1,388	703
Gain on valuation of financial assets, net	—	685
Statement of income for 2004
Foreign exchange gain (loss), net	175	(139)
Gain on valuation of financial assets, net	—	314

4. CASH

	December 31
	2005	2006
Cash on hand	$22	$21
Checking and saving accounts	77,382	62,162
Time deposits	60,807	27,532

	$138,211	$89,715

5. FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS

	December 31
	2005	2006
Financial assets held for trading
Forward exchange contracts	$176	$—

Financial liabilities incurred for trading
Forward exchange contracts	$172	$262

The Company entered into derivative contracts during the years ended December 31, 2005 and 2006 to manage exposures to foreign exchange rate risk. The derivative contracts entered into by the Company did not qualify for hedge accounting prescribed by ROC SFAS No. 34 and therefore were classified as financial instruments at fair value through profit or loss.

Outstanding put forward contracts as of December 31, 2005 and 2006:

Currency	Maturity Date	Contract Amount
(in Thousands)
December 31, 2005
USD/JPY	2006/03/02	USD 172 /JPY 20,000
December 31, 2006
USD/NTD	2007/01/22~ 2007/03/01	USD 42,000/NTD 1,352,500

For the years ended December 31, 2005 and 2006, financial instruments held or incurred for trading purposes resulted in net gains of $685 thousand and net losses of $1,731 thousand, respectively.

6. AVAILABLE-FOR-SALE FINANCIAL ASSETS

	December 31
	2005	2006
Current
Open-end mutual funds	$—	$89,341

Noncurrent
Publicly-traded stocks	$81,251	$204,851

As of December 31, 2005 and 2006, the Company held 180,132,187 shares of common stock of ASE Inc. With respect to the trust arrangement, in order to comply with applicable Singapore laws, which provide that the Company may not acquire, directly or indirectly, shares in its parent company, ASE Inc., a trust was established jointly by ASE Inc. and the Company to hold and dispose of the ASE Inc. shares acquired by the Company in connection with the merger (Note 9). Pursuant to the trust agreement, the Company’s rights with respect to the ASE Inc. shares held in trust are limited to the right to receive the proceeds from the sale of the shares and any cash dividends declared while the shares remain in trust. The trustee is authorized to sell the shares, subject to market conditions, when such shares become available for resale under ROC law and in accordance with volume limitations under ROC law, at its sole discretion; provided such shares are sold (i) in compliance with ROC laws and regulations, (ii) in an orderly manner in order to minimize the impact on the trading price of the shares, and (iii) in a manner consistent with its fiduciary duties owed to the Company.

7. NOTES AND ACCOUNTS RECEIVABLE, NET

	December 31
	2005	2006
Notes receivable	$68	$180
Accounts receivable	82,744	60,017
Allowance for doubtful accounts (Note 2)	(5,023)	(2,175)
Allowance for sales allowances (Note 2)	(455)	(147)

	$77,334	$57,875

The changes in allowances for sales allowances and doubtful accounts are as follows:

	Doubtful Accounts	Sales Allowances
Balance at January 1, 2004	$2,386	$880
Additions	2,391	100
Write-offs	(233)	(111)

Balance at December 31, 2004	4,544	869
Additions	1,109	313
Write-offs	(630)	(727)

Balance at December 31, 2005	5,023	455
Additions	56	—
Reversal	(1,932)	(205)
Write-offs	(972)	(103)

Balance at December 31, 2006	$2,175	$147

In November 2005, ASE Test, Inc. and its parent company, ASE Inc., entered into a $100 million, three-year revolving accounts receivable securitization agreement with a bank and the credit line was increased to $200 million in June, 2006.

Under the agreement, ASE Test, Inc. and ASE Inc. transferred a pool of accounts receivable to the bank, who issued securities backed by these accounts receivable. Proceeds received from the bank were the net carrying value of the pool of accounts receivable, less a deferred purchase price receivable at 20% of accounts receivable sold, guarantee deposit, program fee and other related expenses. The Company lost control of these accounts receivable at the time of transfer to the bank, and therefore the transaction was accounted for as a sale of accounts receivable, for which the book value of the accounts receivable was derecognized and the difference between the book value and the proceeds received was recorded as a non-operating loss. The loss on sale of accounts receivable was $74 thousand and $1,028 thousand for the years ended December 31, 2005 and 2006, respectively.

After the transfer of the accounts receivable, the Company continues to service, administer, and collect these accounts receivable on behalf of the bank. The Company collects on the initial receivables and transfers certain new accounts receivable having similar value to replace the collected receivables. Collected receivables not yet replaced by new accounts receivable due to timing difference are recorded as other current liability on the balance sheet, which amounted to $4,397 thousand and $4,913 thousand as of December 31, 2005 and 2006, respectively. Total accounts receivable sold was $9,525 thousand and $12,463 thousand as of December 31, 2005 and 2006, respectively.

8. INVENTORIES

	December 31
	2005	2006
Raw materials	$9,334	$10,304
Work in process	4,272	2,333
Finished goods	2,393	1,831
Supplies and spare parts	6,460	5,810
Supplies in transit	434	694

	22,893	20,972
Allowance for obsolescence	(1,654)	(4,037)

	$21,239	$16,935

The changes in allowance for obsolescence are as follows:

Balance at January 1, 2004	$876
Additions	914
Write-offs	(1,150)

Balance at December 31, 2004	640
Additions	2,204
Write-offs	(1,190)

Balance at December 31, 2005	1,654
Additions	4,845
Write-offs	(2,462)

Balance at December 31, 2006	$4,037

9. EQUITY METHOD INVESTMENTS

The investment in ASE Investment (Labuan) Inc. (incorporated in Malaysia in June 1999) was made in connection with the acquisition of the operation of the Motorola Semiconductor Products Sector Businesses in Paju, Korea. As of December 31, 2005 and 2006, the Company held a 30% ownership interest in ASE Investment (Labuan) Inc. at a carrying amount of $57,974 thousand and $75,979 thousand, respectively.

Investment income under the equity method was as follows:

	2004	2005	2006
ASE Investment (Labuan) Inc.	$3,569	$6,637	$18,005
ASE Material Inc.	1,068	—	—
ASE (Chung Li) Inc.	5,207	—	—

	$9,844	$6,637	$18,005

ASE Material Inc. and ASE (Chung Li) Inc. were merged into ASE Inc. and the Company received ASE Inc.’s shares in exchange for its ownership interest in the two companies.

10. PROPERTY, PLANT AND EQUIPMENT, NET

	December 31
	2005	2006
Cost
Buildings and improvements	$113,688	$114,296
Machinery and equipment	1,001,430	927,249
Furniture and fixtures	19,091	18,964
Leased assets—machinery and equipment	10,464	23,259
Machinery in transit and prepayments	15,137	8,515
Construction in progress	372	12

	1,160,182	1,092,295

Accumulated depreciation
Buildings and improvements	46,713	52,700
Machinery and equipment	634,835	630,496
Furniture and fixtures	13,310	14,581
Leased assets—machinery and equipment	2,074	5,083

	696,932	702,860

Accumulated impairment
Buildings and improvements	402	—
Machinery and equipment	28,549	—
Furniture and fixtures	271	—
Machinery in transit and prepayments	3,834	—
Construction in progress	115	—

	33,171	—

	$430,079	$389,435

As discussed in Note 21, the Company reversed $5,641 thousand of impairment loss previously recorded to accumulated impairment. The remaining $27,530 thousand of impairment was concluded not recoverable, and was subsequently written off to reduce the cost basis of the corresponding assets in 2006.

Capitalized interest consists of the following:

	2004	2005	2006
Total interest expense including capitalized interest	$9,609	$13,622	$13,568
Less: capitalized interest	2,844	878	403

Interest expense	$6,765	$12,744	$13,165

Capitalization rate	2.46-3.93%	2.32-3.94%	1.75-5.67%

11. GOODWILL

The Company adopted ROC SFAS No. 35 on December 31, 2004, and recognized an impairment loss on goodwill of $26,500 thousand, which was determined based on the amount by which the carrying amount of the cash-generating unit exceeded its recoverable amount. The Company identified the goodwill related to the cash generating unit of ISE Labs. The recoverable amount was the “value-in-use” of ISE Labs, which was determined based on six-years of projected cash flows, discounted at a rate of 9.58%. The Company attributed the impairment of goodwill associated with the acquisition of ISE Labs primarily to a downward revision in the forecasted revenue of ISE Labs. The reduction in forecasted revenues was made in response to company estimates and industry trend data that suggested the outlook for semiconductor industry, and ISE Labs in particular, was less favorable than in prior years, including the year in which the Company acquired its interest in

ISE Labs. The Company performed its annual goodwill impairment test on December 31, 2005 and 2006, and found no impairment. As described in Note 2, the goodwill was no longer amortized under ROC SFAS No. 25 after January 1, 2006. Amortization of the goodwill is reflected in general and administrative expenses in the consolidated statements of income and was $10,105 thousand and $4,966 thousand for each of the years ended December 31, 2004 and 2005.

12. LONG-TERM DEBTS

	December 31
	2005	2006
Bank loans	$288,094	$105,039
Capital lease obligation (Note 20)	6,952	15,085

	295,046	120,124
Less: Current portion	(49,743)	(34,418)

	$245,303	$85,706

a.	Bank loans

	December 31
	2005	2006
ASE Test, Inc.
Repayment at maturity in August 2007, interest at 1.98% and 2.25% as of December 31, 2005 and 2006, respectively	$15,216	$15,339
Repayable by December 2009 in quarterly installments, interest at 2.50% and 2.69% as of December 31, 2005 and 2006, respectively	7,273	5,640
Repayable by May 2008 in semi-annual installments, interest at 3.10% as of December 31, 2005 and 2006, respectively	7,303	3,682
Others, repaid in 2006, interest from 2.50% to 3.70% as of December 31, 2005	48,107	—

	77,899	24,661

ISE Labs
Repayable by March 2009 in quarterly installments, interest at 4.70% and 6.10% as of December 31, 2005 and 2006, respectively	1,745	1,235
Repayable by July 2009 in quarterly installments, interest at 4.20% and 6.10% as of December 31, 2005 and 2006, respectively	1,523	1,143
Repaid in September 2006, interest at 5.25% as of December 31, 2005	607	—

	3,875	2,378

ASE Test Malaysia
Repaid in March 2006, interest from 5.00% to 5.29% as of December 31, 2005	13,320	—

ASE Test Finance
Repayable in semi-annual installments from August 2008 to August 2010, interest at 5.45% and 6.23% as of December 31, 2005 and 2006, respectively	78,000	78,000
Repaid in December 2006, interest at 5.73% as of December 31, 2005	115,000	—

	193,000	78,000

	$288,094	$105,039

Bank loans obtained by ASE Test Finance were restricted for the use in the redemption of ASE Test Finance’s and the Company’s loans. The Company and ASE Inc. provided guarantees for ASE Test Finance’s payment obligations under the $78,000 thousand loan. Under the guaranty, the Company is required to maintain certain financial ratios and the tangible net worth of the Company shall not be less than $450 million at any time.

Several loan agreements specify the following non-financial covenants:

Without the prior written consent from the majority of the banks, the Company should not:

a)	Pledge its assets, assume liabilities or dispose of assets in excess of 20% of total assets, unless the transaction involves a transfer of assets between affiliates. Assets in exchange for other comparable or superior as to type are excluded from this covenant; or

b)	Merge with any other entity or make investments in excess of $100 million or acquire material assets from another entity.

The abovementioned bank loan contracts have variable interest rates and are subject to adjustments by banks or changes in prime rate. In addition, several of the loan agreements have default provisions, whereby a default under one loan agreement may also trigger cross-defaults under other loan agreements.

As of December 31, 2005 and 2006, the Company was in compliance with its financial and non-financial covenants.

Long-term debt by currencies other than U.S. dollars as of December 31, 2005 and 2006 is as follows:

	December 31
	2005		2006
	(In thousands)		(In thousands)
New Taiwan dollars	NT$	2,559,760	NT$	803,845

Such amounts have been translated into U.S. dollars at the spot rates quoted by the Bank of Taiwan of NT$32.86 to US$1 and NT$32.596 to US$1 as of December 31, 2005 and 2006, respectively.

As of December 31, 2006, the maturities of long-term debts are as follows:

2007	$34,418
2008	20,564
2009	33,940
2010	31,202

$120,124

13. SHAREHOLDERS’ EQUITY

As stipulated by the Company Law of the ROC, the Company’s subsidiary in the ROC is required to make an appropriation for legal capital reserve at 10% of net income as determined in accordance with ROC GAAP. Use of the legal capital reserve is restricted to certain purposes, including the offset of a deficit, and the transfer of up to 50% of the legal capital reserve to capital stock when the legal capital reserve has reached 50% of total capital stock. As of December 31, 2006, the legal capital reserve approximated US$26,770 thousand and was not available for distribution.

As of December 31, 2006, the Company had three stock option plans, the 1999, 2000 and 2004 Option Plans. Stock options granted under these plans are exercisable for ordinary shares of the Company and vest ratably over a period of three or five years. The options expire five or ten years from the date of grant.

Information regarding stock options granted or modified after January 1, 2004 is presented below:

ASE Test

	2004			2005			2006
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value
Beginning outstanding balance	—	$—		260,000	$6.18		292,500	$6.21
Options granted	260,000	6.18	$6.18	32,500	6.50	$6.50	130,000	9.60	$9.60

Options exercised	—	—		—	—		(9,000)	6.10
Options forfeited	—	—		—	—		—	—
Options expired	—	—		—	—		—	—

Ending outstanding balance	260,000	6.18		292,500	6.21		413,500	7.28

Options outstanding on December 31, 2006, the related weighted average exercise price and remaining contractual life information are as follows:

	Outstanding Shares	Exercisable Shares	Weighted Average Remaining Life (Years)
Options with exercise price of:
$5.50	60,000	24,000	7.6
$6.10	51,000	15,000	7.8
$6.50	172,500	76,500	7.6
$9.79	115,000	11,500	9.3
$8.10	15,000	7,500	9.6

	413,500	134,500

The Company has computed, for pro forma disclosure purposes, the fair value of options granted using the Black-Scholes option pricing model with the following assumptions:

	2004	2005	2006
Risk-free interest rate	3.50%-3.88%	3.88%	4.88%
Expected life	5 years	5 years	3-5 years
Expected volatility	78.28%	59.06%	59.95-62.03%
Expected dividend	0%	0%	0%

ASE Inc.

ASE Inc., the parent company, has two option plans, which were adopted in 2002 and 2004. Under the terms of the plans, stock options are granted to employees including those of the Company. The option rights expire ten years from the date of grant. On the second anniversary of the grant date, 40% of the options become vested and the remaining options vest ratably over a period of three years thereafter.

Information regarding the ASE Inc.’s stock option plans for the Company and its subsidiaries is as follows:

	2004			2005			2006
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value
Beginning outstanding balance	38,852,400	$0.58		61,752,100	$0.60		52,926,580	$0.60
Options granted	25,499,500	0.79	$0.79	3,000,000	0.57	$0.57	—	—	$—

Options forfeited	(2,261,800)	0.58		(5,126,800)	0.58		(2,489,000)	0.62
Options expired	—	—		—	—		—	—
Options exercised	(338,000)	0.56		(6,698,720)	0.49		(9,908,710)	0.58

Ending outstanding balance	61,752,100	0.67		52,926,580	0.60		40,528,870	0.61

Options outstanding on December 31, 2006, the related weighted average exercise price and remaining contractual life information are as follows:

	Outstanding Shares	Exercisable Shares	Weighted Average Remaining Life (Years)
Options with exercise price
$0.49	15,222,300	9,936,500	6.0
$0.64	4,327,170	2,302,690	6.6
$0.70	18,564,400	7,372,700	7.5
$0.57	2,415,000	—	8.4

	40,528,870	19,611,890

The fair value of the common stock options issued was determined using a Black-Scholes option pricing model with the following assumptions:

	2004	2005
Risk-free interest rate	2.50%	1.80%
Expected life	5 years	5 years
Expected volatility	59%	47%
Expected dividend	3%	3%

For purposes of pro forma disclosure, the estimated fair values of the options are amortized to expense ratably over the option vesting periods. Had the Company recorded compensation costs based on the estimated grant date fair value, the Company’s net income (loss) and earnings (loss) per share (in U.S. dollars) would have been as follows:

	2004	2005	2006
Net income (loss)	$25,139	$(35,484)	$150,769
Stock-based compensation expense (net of related tax effect)
From the Company	(97)	(209)	(317)
From ASE Inc.	(2,407)	(9,084)	(8,486)

Pro forma net income (loss)	$22,635	$(44,777)	$141,966

Basic EPS As reported	$0.25	$(0.35)	$1.51

Pro forma	$0.23	$(0.45)	$1.42

Diluted EPS As reported	$0.25	$(0.35)	$1.50

Pro forma	$0.23	$(0.45)	$1.41

14. PENSION PLAN

The Labor Pension Act (the “Act”), which took effect in the ROC on July 1, 2005, provides for a pension mechanism that is deemed a defined contribution pension plan. The employees who were subject to the Labor Standards Law of the ROC before the enforcement of this Act may choose to be subject to the pension mechanism under this Act or may continue to be subject to the pension mechanism under the Labor Standards Law. For those employees who were subject to the Labor Standards Law before July 1, 2005, work for the same company after July 1, 2005 and choose to be subject to the pension mechanism under the Act, their service years as of July 1, 2005 will be retained. Under the Act, the rate of an employer’s monthly contribution to the employees’ personal pension accounts should not be less than 6% of each employee’s monthly salary or wage. Thus, since July 1, 2005, ASE Test, Inc. has made monthly contributions based on each employee’s salary or wage to personal pension accounts, and recognized pension costs of $885 thousand and $1,984 thousand for each year ended December 31, 2005 and 2006.

ASE Test, Inc. has a defined benefit pension plan for its regular employees. Retirement benefits are based on the length of service and average salaries or wages of the last six months before retirement. ASE Test, Inc. makes monthly contributions, at 2% of salaries and wages, to plan assets which are in the name of, and are administered by, the employee pension plan committee and are deposited in the Central Trust of China (the “CTC”), an ROC government agency. Besides, ASE Test, Inc. also accrued pension cost of executive managers. Pension cost for executive managers was $11 thousand and $288 thousand in 2005 and 2006, respectively. As of December 31, 2005 and 2006, accrued pension cost of aforementioned plan was $11 thousand and $299 thousand, respectively.

ISE Labs, Inc. has a defined contribution plan (“401k plan”) for eligible employees. This plan permits employees to make contributions up to the maximum limits allowable under the U.S. Internal Revenue Code Section 401k. ASE Test Malaysia and ASE Singapore Pte Ltd. also have a defined contribution plan. The Company has no other post-retirement or post-employment benefit plans.

As of December 31, 2006, allocations by investment type of the plan assets deposited in the CTC are as follows:

Type of Investment	Allocation (%)
Cash	46
Notes	18
Equity	17
Bond	10
Other	9

100

Information about the defined benefit plans for ASE Test Inc. is summarized as follows:

a.	Components of net periodic pension cost for the year:

	2004	2005	2006
Service cost	$1,906	$1,705	$301
Interest	349	373	308
Projected return on plan assets	(78)	(117)	(109)
Amortization	172	69	11

Net periodic pension cost	$2,349	$2,030	$511

b.	Reconciliation of funded status of the plan and accrued pension cost at December 31, 2004, 2005 and 2006:

	December 31
	2004	2005	2006
Vested benefit obligation	$38	$16	$98
Non-vested benefit obligation	6,978	6,424	7,255

Accumulated benefit obligation	7,016	6,440	7,353
Additional benefits based on future salaries	5,644	4,638	5,140

Projected benefit obligation	12,660	11,078	12,493
Fair value of plan assets	(3,154)	(3,668)	(4,318)

Funded status	9,506	7,410	8,175
Unrecognized net transition obligation	(163)	(148)	(138)
Unrecognized actuarial loss	(4,172)	(814)	(1,646)
Accrued expense	(52)	(47)	(42)

Accrued pension cost	$5,119	$6,401	$6,349

Vested obligation	$42	$17	$98

c.	Actuarial assumption

Discount rate	3.25%	2.75%	2.25%
Increase in future salary level	3.00%	2.5-3.0%	2.5-3.0%
Expected rate of return on plan assets	3.25%	2.75%	2.50%

(Continued)

d.	ASE Test, Inc. expects to make contributions of $554 thousand to its defined pension plan in 2007.

e.	Expected benefit payments:

Year of Payments
2007	$105
2008	8
2009	58
2010	42
2011	52
2012 and thereafter	1,483

(Concluded)

Plan assets and obligations reflected herein were measured as of December 31, 2006.

15. EMPLOYEES BENEFITS, DEPRECIATION AND AMORTIZATION

	2004			2005			2006
	Cost of Revenues	Operating Expenses	Total	Cost of Revenues	Operating Expenses	Total	Cost of Revenues	Operating Expenses	Total
Employees benefits
Salary	$63,555	$19,393	$82,948	$51,573	$20,350	$71,923	$58,183	$22,111	$80,294
Insurance	4,281	1,575	5,856	3,561	1,360	4,921	4,129	1,826	5,955
Pension costs	4,019	1,397	5,416	3,864	1,477	5,341	3,584	1,500	5,084
Other	5,829	1,668	7,497	7,619	2,009	9,628	5,831	1,314	7,145

	$77,684	$24,033	$101,717	$66,617	$25,196	$91,813	$71,727	$26,751	$98,478

Depreciation	$141,839	$2,441	$144,280	$138,084	$2,691	$140,775	$110,830	$2,732	$113,562
Amortization	9,339	11,289	20,628	6,875	6,652	13,527	5,276	1,800	7,076

16. INCOME TAX

The ROC government enacted the Alternative Minimum Tax Act (the “AMT Act”), which became effective on January 1, 2006. The alternative minimum tax (“AMT”) imposed under the AMT Act is a supplemental tax levied at a rate of 10% which is payable if the income tax payable determined pursuant to the Income Tax Law is below the minimum amount prescribed under the AMT Act. The taxable income for calculating the AMT includes most of the income that is exempted from income tax under various laws and statutes. ASE Test, Inc., the Company’s Taiwan based subsidiary, has considered the impact of the AMT Act in the determination of its tax liabilities.

a.	Income tax expense (benefit) attributable to continuing operations is summarized as follows:

	2004	2005	2006
Tax expense (benefit) based on pre-tax accounting income (loss) from continuing operations at statutory rate	$10,478	$(4,169)	$38,973
Add (deduct) tax effects of:
Permanent differences
Tax-exempt income—tax holiday	(6,146)	—	(6,450)
Other	(937)	181	(40)
Temporary differences
Depreciation and capital allowance	(1,501)	1,035	(11,569)
Depreciation	(945)	(597)	5,995
Other	3,028	53	2,089

	3,977	(3,497)	28,998
Loss carryforward	—	7,101	(5,356)
Income taxes on undistributed earnings	2,244	2,369	—
Credits for investments, investment in machinery andequipment, and research and development	(4,494)	(5,637)	(14,802)
Net change in deferred income tax for the year	(22,936)	4,991	3,821
Adjustment of prior years’ income tax	—	(2,790)	(94)

Income tax expense (benefit)	$(21,209)	$2,537	$12,567

The above-mentioned taxes on pre-tax accounting income (loss) based on the applicable statutory rates for both domestic and foreign entities are shown below:

	2004	2005	2006
Domestic entity	$509	$1,079	$3,580
Foreign entities
ASE Test, Inc. (25% statutory rate)	8,708	(4,314)	32,090
ASE Test Malaysia (28% statutory rate)	1,765	745	3,646
ISE Labs (federal tax rate 35% and state tax rate 6%)	(504)	(1,679)	(343)

	$10,478	$(4,169)	$38,973

ASE Test Inc. has two five-year income tax exemption projects beginning from January 2001 and 2006, respectively. A portion of ASE Test, Inc.’s income from the testing of semiconductors is exempt from income tax. ASE Singapore Pte Ltd., a subsidiary of ISE Labs, has been granted pioneer status under the provisions of the Economic Expansion Incentives (Relief from Income Tax) Act for its operations in Singapore for a qualifying period of 10 years commencing September 1, 1998. During the qualifying period, all income arising from pioneer status activities is wholly exempt from income tax. In addition, ASE Test Malaysia also has been granted pioneer status by the Ministry of International Trade and Industry in Malaysia for five years from July 1, 1999 to June 30, 2004. During the year 2003, the Company applied to the relevant authorities to surrender its pioneer status in accordance with the 2003 budget proposal, which allows a pioneer company that intends to undertake reinvestment before the expiry of its pioneer status the option to surrender its pioneer certificate to qualify for reinvestment allowance. On September 11, 2004, the Malaysian Industrial Development Authority approved the Company’s surrender of pioneer status with effect from September 21, 2002, the date of announcement of the 2003 budget proposal. The per share effect (basic earnings per share) of tax holiday is $0.06 in 2004 and $0.06 in 2006.

b.	Deferred income tax assets and liabilities are summarized as follows:

	December 31
	2005	2006
Current deferred income tax assets
Unused tax credits	$9,267	$22,639
Loss carryforward	4,067	—
Other	1,880	1,241

	15,214	23,880
Less : valuation allowance	(6,281)	(319)

	$8,933	$23,561

Noncurrent deferred income tax assets
Unused tax credits	29,528	9,706
Tax effect of unabsorbed capital allowance	10,263	6,284
Loss carryforward	9,294	8,196
Other	(2,818)	(17)

	46,267	24,169
Less : valuation allowance	(15,303)	(11,046)

	$30,964	$13,123

Noncurrent deferred income tax liabilities	$—	$608

In assessing the realization of deferred income tax assets, the Company considers its future taxable earnings and expected timing for the reversal of temporary differences. In addition, in the event future taxable earnings do not materialize, the Company will consider executing certain tax planning strategies available to realize the deferred income tax assets. The valuation allowance is provided to reduce the gross deferred income tax assets to an amount which the Company believes will more likely than not be realized. Deferred income tax assets and liabilities are classified in the consolidated balance sheets based on the classification of the related assets or liabilities or the expected timing of the reversal of temporary differences.

c.	As of December 31, 2006, unused tax credits which can be utilized to offset future income tax, are set forth below:

Year of Expiry
2007	$10,045
2008	9,883
2009	2,392
2010	2,578
2011 and thereafter	7,447

$32,345

In the ROC, tax credits may be utilized to reduce up to 50% of income tax payable each year. In the expiring year, any remaining unused tax credits may be used entirely.

The U.S. Federal and California State net operating loss carry forwards of ISE Labs as of December 31, 2006 approximated $21.4 million and $30.4 million which expire in 2025 and 2015, respectively.

17. DISCLOSURES FOR FINANCIAL INSTRUMENTS

a.	Fair values of financial instruments were as follows:

	December 31
	2005		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Non-derivative financial instruments

Assets
Available-for-sale financial assets-current	$—	$—	$89,341	$89,341
Available-for-sale financial assets-noncurrent	81,251	165,002	204,851	204,851
Pledged time deposit (included in other assets)	2,006	2,006	5,276	5,276

Liabilities
Long-term debts (including current portion)	295,046	295,046	120,124	120,124

Derivative financial instruments
Financial currency forward contracts	4	4	(262)	(262)

b.	Methods and assumptions used in the determination of fair values of financial instruments were as below:

1)	The aforementioned financial instruments do not include cash, notes and accounts receivable, receivables from related parties, pledged time deposit-current, notes and accounts payable, payable to related parties, accrued expenses and payables for property, plant and equipment. These financial instruments’ carrying amounts approximate their fair values.

2)	Fair values of available-for-sale financial assets are determined based on their quoted market prices. Fair values of derivatives were determined using valuation techniques incorporating estimates and assumptions that were consistent with prevailing market conditions.

3)	The carrying amount of pledged time deposit reflects its fair value.

4)	Fair values of long-term debts were based on the present value of expected cash flows discounted at current interest rates of similar long-term debts. The carrying amount of long-term debts approximates their fair value.

c.	The Company recognized $314 thousand and $685 thousand of gains for the years ended December 31, 2004 and 2005, respectively, and $1,731 thousand of losses for the year ended December 31, 2006 for the changes in fair value of derivatives determined using valuation techniques.

d.	As of December 31, 2005 and 2006, financial assets exposed to fair value interest rate risk were $5,031 thousand and $6,081 thousand, respectively, financial liabilities exposed to fair value interest rate risk were $20,644 thousand and $1,781 thousand, respectively. Financial assets exposed to cash flow interest rate risk were $77,439 thousand and $62,088 thousand, respectively, and financial liabilities exposed to cash flow interest rate risk were $267,096 thousand and $101,358 thousand, respectively.

e.	For the years ended December 31, 2004, 2005 and 2006, the Company recognized interest income of $578 thousand, $1,598 thousand and $3,369 thousand, and interest expense (including capitalized interest) of $9,609 thousand, $13,622 thousand and $13,568 thousand, respectively, for those financial assets or liabilities that are not categorized as financial assets or liabilities at fair value through profit and loss.

f.

The derivative instruments employed by the Company is to mitigate risks arising from the ordinary business operation. All derivative transactions engaged by the Company should be designated into two purposes: hedging and speculating which are governed by separated internal guidelines and controls.

Derivative transactions enter for hedging purposes must hedge the risk against fluctuation in foreign exchange and interest rates arising from operating activities. The currency and the amount of derivative instruments held by the Company must match the Company’s assets and liabilities.

g.	Information about financial risk

1)	Market risk

The Company invested in open-end funds and listed shares which are traded in active market. The fair value of financial assets was changed based on market condition. All derivative financial instruments are mainly used to hedge the exchange rate fluctuations of foreign currency denominated assets and liabilities. Therefore, the market risk of derivatives will be offset by the foreign exchange risk of these assets and liabilities.

2)	Credit risk

Credit risk represents the potential loss that would be incurred by the Company if the counter-parties or third-parties breached contracts. Risk factors are including the concentration degree, components and contract amounts of financial instruments. The counter-parties or third-parties to the foregoing financial instruments are reputable financial institutions and business organizations. Management believes that the Company’s exposure to default by those parties is low.

3)	Liquidity risk

The Company believes its liquidity risk is low because the Company’s working capital, which includes investments in mutual funds and other marketable securities that are readily convertible to cash at or near fair market value, is sufficient to fulfill its obligations incurred in the operation.

4)	Cash flow interest rate risk

The Company mainly engages in floated-interest-rate debt. Therefore, cash flows are expected to increase $1,014 thousand while the market interest rate increases by 1%.

18.	RELATED PARTY TRANSACTIONS

a.	Related parties

Related Parties	Relationship

ASE Inc.	Parent company
ASE Korea, Inc.	Affiliate
Hung Ching Development & Construction Co. (“HCDC”)	Affiliate
ASE (Shanghai) Inc.	Affiliate
ASE (U.S.) Inc.	Affiliate (starting August, 2004)
ASE Japan Co., Ltd. (“ASE Japan”)	Affiliate (starting May, 2004)
ASE Material Inc.	Affiliate (merged into ASE Inc. in August, 2004)
ASE Electronics, Inc. (“ASEE”)	Affiliate (starting August, 2006)

b.	Significant related party transactions:

	2004	2005	2006
1) Revenue
ASE Inc.	$16,760	$44,552	$45,086
Other	446	—	—

	$17,206	$44,552	$45,086

The revenue from related parties is generated from jointly marketed turnkey services.

	2004	2005	2006
2) Purchase of machinery and equipment
ASE Korea, Inc.	$146	$990	$7,144
ASE Inc.	—	1,124	4,716
ASE (Chung Li) Inc.	1,235	—	—
Other	4	—	—

	$1,385	$2,114	$11,860

3) Purchase of buildings—HCDC	$2,995	$7,293	$—

4) Purchase of raw materials
ASE Inc.	$2,650	$5,577	$3,123
ASE Material Inc.	3,353	—	—
Other	—	4	1,041

	$6,003	$5,581	$4,164

5) Sale of property, plant and equipment
ASE Korea, Inc.	$2,943	$14,119	$5,067
ASE Inc.	9,790	1,598	337
ASE Japan	—	1,540	1,194
Other	1,046	55	—

	$13,779	$17,312	$6,598

6)	Service fees

The Company engages ASE (U.S.) Inc. as a sales agent and the service fees paid were based on monthly service-related costs and expenses incurred (limited amounts prescribed for costs and expenses). Total service fees were $3,253 thousand for the period from August to December of 2004, and $7,674 thousand and $5,008 thousand in 2005 and 2006, respectively.

c.	Balances at year end:

	December 31
	2005	2006
Receivable
ASE Inc.	$16,394	$13,811
ASE Korea, Inc.	3,416	73
Other	467	734

	$20,277	$14,618

Payable
ASE Inc.	$9,082	$4,207
ASEE	—	565
Other	1,265	365

	$10,347	$5,137

These transactions were conducted at prices and terms comparable to those applied in transactions with unrelated companies, except for the purchases and sales of machinery and equipment which were recorded at net book values and the purchase of building from HCDC which was based on appraisal from an independent third party.

19. ASSETS PLEDGED

The following assets have been pledged or mortgaged as collaterals for bank loans and as guarantees for the employment of foreign labor and the lease of office buildings:

	December 31
	2005	2006
Machinery and equipment, net	$28,021	$7,326
Pledged time deposit	3,908	5,276

	$31,929	$12,602

Included in other assets-other are $2,006 thousand and $5,276 thousand of time deposit which have been pledged as collateral as of December 31, 2005 and 2006, respectively.

20. COMMITMENTS AND CONTINGENCIES

a.	Lease commitments

1)	Operating leases

ASE Test, Inc. leases the land on which its buildings are situated under various operating lease agreements with the government expiring on various dates through February 2015. The lease agreements grant ASE Test, Inc. the option to renew the leases and reserve the right for the lessor to adjust the lease charges upon an increase in the assessed value of the land and to terminate the leases under certain conditions. Moreover, the Company leases machinery, equipment and office building under non-cancellable operating lease agreements. The rental expenses for the years ended December 31, 2004, 2005 and 2006 were $40,841 thousand, $46,816 thousand and $42,523 thousand, respectively. The future minimum lease payments under the above-mentioned operating leases are as follows:

2007	$20,081
2008	7,701
2009	5,144
2010	3,215
2011 and thereafter	655

Total minimum lease payments	$36,796

2)	Capital leases

In addition, the Company also leases machinery and equipment under non-cancellable capital lease agreements. As of December 31, 2006, the net book value of the machinery and equipment acquired under the capital obligations amounted to $18,176 thousand. The future minimum lease payments under capital leases as of December 31, 2006 are as follows:

2007	$14,591
2008	847
2009	36
2010	3

Total minimum lease payments	15,477
Less: Imputed interest	(392)

Present value of future lease obligations	15,085
Capital lease obligation, current	(14,225)

Capital lease obligation, long-term	$860

b.	The Company had unused letters of credit of $43 thousand as of December 31, 2006.

c.	The Company had commitments to certain vendors to purchase property, plant and equipment of approximately $52,000 thousand, and had prepaid $360 thousand as of December 31, 2006.

d.	At December 31, 2006, the Company did not have any significant unasserted claims or pending litigations.

21. LOSS ON FIRE DAMAGE

Significant Unusual Loss

ASE Test, Inc., incurred fire damage to its production lines in Chung Li, Taiwan on May 1, 2005, and recognized an estimated loss of $52,014 thousand for damages to its machinery and equipment. With the assistance of external counsel, the Company submitted insurance claims of $790 thousand to its insurers for compensation for damages which the Company believed to be clearly identifiable and reasonably estimated, and recorded such amount as an offset to fire loss in 2005.

The Company reached final settlement with the insurers in June 2006 with regards to the fire damage incurred to the production lines in Chung Li. The final settlement amount of $27,289 thousand, offset by the $790 thousand recorded in 2005, was recorded in the current period. The Company also reversed $5,641 thousand of impairment loss recognized in 2005 after a careful analysis of the increase in the estimated service potential of the production line facilities by an external specialist. Net amount of $32,145 thousand, including the reversal of $5 thousand of other accruals, was recognized as a gain on insurance settlement and loss recovery in 2006. All of the insurance recoveries were received in August 2006.

22. SEGMENT INFORMATION

a.	Geographical information, net revenues

	2004		2005		2006
Area	Amount	%	Amount	%	Amount	%
North America	$236,527	55	$260,224	62	$320,895	62
Asia	152,485	36	104,179	25	114,235	22
Europe	38,740	9	56,526	13	82,558	16
Australia	11	—	—	—	18	—

	$427,763	100	$420,929	100	$517,706	100

b.	Geographical information-long-lived assets

	December 31
	2005		2006
	Amount	%	Amount	%
Asia
Taiwan	$306,060	71	$282,309	73
Malaysia	76,194	18	56,300	14
Singapore	36,847	8	38,222	10
United States	10,978	3	12,604	3

	$430,079	100	$389,435	100

c.	Major customers

For the years ended December 31, 2004, 2005 and 2006, the Company did not have a single customer to which the net revenues accounted for over 10% of total net revenues.

d.	Operating segment information

Other than its investing segment, the Company has two major operating segments: Testing, and Packaging. The Company packages bare semiconductors into finished semiconductors with enhanced electrical and thermal characteristics and provides testing services, including front-end engineering testing, wafer probing and final testing services. The accounting policies of the segments are the same as those described in Note 2. Segment information for the years ended December 31, 2004, 2005 and 2006 is as follows:

	Testing	Packaging	Other	Total
2004

Revenue from external customers	$343,116	$84,647	$—	$427,763
Interest income	154	83	341	578
Interest expense	(1,069)	(255)	(5,441)	(6,765)
Net interest expense	(915)	(172)	(5,100)	(6,187)
Depreciation and amortization	138,328	18,601	—	156,929
Impairment loss on assets	(26,500)	—	—	(26,500)
Segment profit (loss)	(6,248)	(10,456)	3,666	(13,038)
Segment assets	782,089	149,820	151,200	1,083,109
Expenditures for segment assets	174,382	36,274	—	210,656
Goodwill	25,612	—	—	25,612

2005

Revenue from external customers	346,639	74,290	—	420,929
Interest income	868	574	156	1,598
Interest expense	(3,418)	(427)	(8,899)	(12,744)
Net interest revenue (expense)	(2,550)	147	(8,743)	(11,146)
Depreciation and amortization	134,383	15,239	—	149,622
Loss on fire damage	(51,224)	—	—	(51,224)
Segment loss	(31,709)	(9,372)	(2,705)	(43,786)
Segment assets	669,190	125,561	145,588	940,339
Expenditures for segment assets	48,844	1,842	—	50,686
Goodwill	20,646	—	—	20,646

2006

Revenue from external customers	423,341	94,365	—	517,706
Interest income	1,379	1,432	558	3,369
Interest expense	(2,302)	(117)	(10,746)	(13,165)
Net interest expense	(923)	1,315	(10,188)	(9,796)
Depreciation and amortization	108,410	12,228	—	120,638
Gain on insurance settlement and impairment recovery	32,145	—	—	32,145
Segment profit	149,369	8,040	5,927	163,336
Segment assets	682,364	83,605	278,459	1,044,428
Expenditures for segment assets	85,038	2,370	—	87,408
Goodwill	20,646	—	—	20,646

23. DISCONTINUED OPERATIONS

ASE Test Malaysia sold its camera module assembly operations in early October 2005 for $19,116 thousand, which covers the book value of the equipment and inventory, plus an acquisition premium. As a result, the Company reclassified the camera module assembly segment as discontinued operations.

Summarized below were operating results of the discontinued segment for the years ended December 31, 2004 and 2005.

	2004	From January 1, 2005 to October 3, 2005
Net revenues	$193,375	$66,493
Cost of revenues	173,389	59,819

Gross profit	19,986	6,674
Operating expenses	2,229	1,422
Non-operating expenses	768	1,257

Income from discontinued operations before income tax	16,989	3,995
Income tax expense	21	66

Income from discontinued operations	16,968	3,929

Gain on disposal of assets	—	6,969
Income tax expense	—	59

Gain on disposal of discontinued operations	—	6,910

Total	$16,968	$10,839

24.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

The Company’s consolidated financial statements have been prepared in accordance with ROC GAAP, which differ in the following respects from U.S. GAAP:

a.	Pension benefits

ASE Test, Inc. adopted U.S. Statement of Financial Accounting Standards (“U.S. SFAS”) No. 87, “Employers’ Accounting for Pensions” (“U.S. SFAS No. 87”) on January 1, 1987, which requires the Company to determine the accumulated pension obligation and the pension expense on an actuarial basis.

U.S. SFAS No. 87 was amended by U.S. SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“U.S. SFAS No. 158”) on September 29, 2006, which requires employers to recognize the overfunded or underfunded status of a defined benefit pension plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. U.S. SFAS No. 158 defines the funded status of a benefit plan as the difference between the fair value of the plan assets and the projected benefit obligation. Previously unrecognized items such as gains or losses, prior service credits and transition assets or liabilities will be recognized in accumulated other comprehensive income and will be subsequently recognized through net periodic benefit cost pursuant to the provisions of U.S. SFAS No. 87. The Company adopted U.S. SFAS No. 158 on December 31, 2006.

ROC SFAS No. 18, “Accounting for Pensions” (“ROC SFAS No. 18”) is similar in many respects to U.S. SFAS No. 87 and was adopted by ASE Test, Inc. in 1996. However, ROC SFAS No. 18 does not require a company to recognize the overfunded or underfunded status of a defined benefit pension plan as an asset or liability in the statement of financial position. The difference in the dates of adoption gives rise to a U.S. GAAP difference in the actuarial computation for transition obligation pension expense and the related amortization.

b.	Marketable securities

Under ROC GAAP, prior to January 1, 2006, marketable securities were carried at the lower of aggregate cost or market, and securities without active market were carried at cost, with only unrealized losses or impairment loss recognized. Effective January 1, 2006, the Company adopted ROC SFAS No. 34 and No. 36. Financial instruments including debt securities and equity securities are recognized at fair value or including transaction costs and categorized as financial assets or liabilities at fair value through profit or loss (“FVTPL”), available-for-sale (“AFS”) or held-to-maturity (“HTM”) securities. FVTPL has two sub-categories, financial assets designated on initial recognition as one to be measured at fair value, and those that are classified as held for trading, which are also measured at fair value with fair value changes recognized in profit and loss. These classifications are similar to those required by U.S. SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“U.S. SFAS No. 115”).

Under U.S. SFAS No. 115, debt and equity securities that have readily determinable fair values are classified as either trading, available-for-sale or held-to-maturity securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and traded for short-term profit are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity.

ROC SFAS No. 34 and No. 36 require the Company to adjust the carry amount of trading and available-for-sale marketable securities from the lower of aggregate cost or market to fair value upon initial adoption. Since the Company did not hold any marketable securities at December 31, 2005, no adjustments were made as a result of the adoption of these new standards. No GAAP differences exist in the carrying amount and unrealized gains and losses for marketable securities acquired after January 1, 2006.

c.	Bonuses to employees, directors and supervisors

According to ROC regulations and the Articles of Incorporation of ASE Inc. and ASE Test, Inc., a portion of the Company’s earnings is required to be set aside as bonuses to employees, directors and supervisors. Bonuses to directors and supervisors are always paid in cash. However, bonuses to employees may be granted in cash or stock or both. All of these appropriations, including stock bonuses which are valued at par value of NT$10, are charged against retained earnings under ROC GAAP after such appropriations are formally approved by the shareholders in the following year.

Under U.S. GAAP, such bonuses are charged against income in the year earned. Shares issued as part of these bonuses are recorded at fair market value. The total amount of the aforementioned bonuses to be paid in the following year is initially accrued based on management’s estimate pursuant to the Company’s Articles of Incorporation. Any difference between the initially accrued amount and the fair market value of any shares issued as bonuses is recognized in the year of approval by shareholders, which normally occurs during the subsequent year.

ASE Inc. pays the bonuses on behalf of the Company and does not require reimbursement. For U.S. GAAP reporting purposes, bonus payments made by ASE Inc. directly to ASE Test, Inc.’s employees are recorded as compensation expense for the Company and credited to additional paid-in capital.

The impact of bonuses under U.S. GAAP to specific cost and expense categories is as follows:

	2004	2005	2006
Cost of revenues	$2,591	$(1,546)	$8,079
Selling, general and administrative expenses	1,080	(1,420)	3,872
Research and development	418	(236)	1,235

	$4,089	$(3,202)	$13,186

d.	Depreciation of buildings

Under ROC GAAP, buildings may be depreciated over their estimated life or up to 40 years based on ROC practices and tax regulations. For U.S. GAAP purposes, buildings are depreciated over their estimated economic useful life of 25 years.

e.	Depreciation on the excess of book value on transfer of buildings between related parties

ASE Test, Inc. purchased buildings and facilities from its affiliate, ASE Technology, in 1997. The purchase price was based on market value, which represented the portion of the purchase price in excess of the book value NT$17,667 thousand (US$642 thousand) was capitalized by ASE Test, Inc. as allowed under ROC GAAP. Under U.S. GAAP, transfers of assets between related parties are recorded at historical costs. Therefore, depreciation on the capitalized amount recorded under ROC GAAP is reversed under U.S. GAAP until the buildings and facilities are fully depreciated or disposed.

f.	Impairment of long-lived assets

Under U.S. GAAP, an impairment loss is recognized when the carrying amount of an asset or a group of assets is not recoverable from the expected future cash flows and the impairment loss is measured as the difference between the fair value and the carrying amount of the asset or group of assets. The impairment loss is recorded in earnings and cannot be reversed subsequently. Effective January 1, 2002, long-lived assets (excluding goodwill and other indefinite lived assets) held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Under ROC GAAP, effective January 1, 2005, the Company is required to recognize an impairment loss when an indication is identified that the carrying amount of an asset or a group of assets is not recoverable from the expected future cash flows. However, if the recoverable amount increases in a future period, the amount previously recognized as impairment would be reversed and recognized as a gain. The adjusted amount may not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

Prior to January 1, 2005, the Company followed U.S. GAAP in accounting for impairment of long-lived assets for ROC GAAP purposes.

As discussed in Note 21, the Company reversed $5,641 thousand of impairment loss recognized in 2005 under ROC GAAP after a careful analysis of the increase in the estimated service potential of the production line facilities by an external specialist. Such reversal is prohibited under U.S. GAAP. As such, differences in the cost basis of these damaged machinery and equipment and associated depreciation expense between ROC and U.S. GAAP are reflected in the reconciliation.

g.	Derivative financial instruments

Under ROC GAAP, prior to January 1, 2006, there were no specific accounting standards which addressed measurement for derivative instruments, except for foreign currency forward contracts. Forward contracts were accounted for in a manner similar to that required under U.S. SFAS No. 52, “Foreign Currency Translation”. Effective January 1, 2006, the Company adopted ROC SFAS No. 34 which requires derivatives that do not qualify for hedge accounting be recorded as FVTPL as described in Note 2.

Under U.S. GAAP, accounting for derivative instruments is covered under U.S. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“U.S. SFAS No. 133”), as amended by U.S. SFAS No. 138, “Accounting for Certain Derixxvative Instruments and Certain Hedging Activities”, which require that all companies recognize derivative instruments as assets and liabilities in the statements of financial position at fair value. If certain conditions are met, companies may elect to designate a derivative instrument as a hedge. For U.S. GAAP reporting purposes, the Company does not apply hedge accounting, and derivatives have historically been, and will continue to be, recorded on the consolidated balance sheets at fair value, with changes in fair value recorded through current period earnings.

h.	Stock-based compensation

Under U.S. GAAP, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for all unvested stock-based compensation awards granted prior to January 1, 2006 that are expected to vest, based on the grant date fair value estimated in accordance with the transition method and the original provision of U.S. SFAS No. 123, “Accounting for Stock-Based Compensation” (“U.S. SFAS No. 123”). Upon an employee’s termination, unvested awards are forfeited, which affects the quantity of options to be included in the calculation of stock-based compensation expense. Forfeitures do not include vested options that expire unexercised. Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimate in accordance with the provisions of U.S. SFAS No. 123R, “Share-Based Payment” (“U.S. SFAS No. 123R”). The Company recognizes these compensation costs using the graded vesting method over the requisite service period of the award, which is generally the option vesting term of five years. Prior to the adoption of U.S. SFAS No. 123R, the Company recognized stock-based compensation expense in accordance with U.S. Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). See Note 25e for a further discussion on stock-based compensation.

ASE Inc. pays certain employee compensation amounts, by means of stock options, on behalf of the Company and does not require reimbursement. For U.S. GAAP reporting purposes, such payments made by ASE Inc. directly to the employees of ASE Test and subsidiaries are recorded as compensation expense for the Company and credited to additional paid-in capital.

Certain characteristics of the stock options granted under the ASE 2002 Option Plan made the fair values of these options not reasonably estimable using appropriate valuation methodologies as prescribed under U.S. SFAS No. 123 and have been accounted for using the intrinsic value method. Upon the adoption of U.S. SFAS No. 123R, the Company continued to account for these stock options based on its intrinsic value, remeasured at each reporting date through the date of exercise or other settlement.

Under ROC GAAP, employee stock option plans that are amended or have options granted on or after January 1, 2004 must be accounted for by an interpretation issued by the ARDF in the ROC. The Company adopted the intrinsic value method and any compensation expense determined using this method is recognized over the vesting period. No stock-based compensation expense was recognized under ROC GAAP for the years ended December 31, 2004, 2005 and 2006.

i.	Goodwill

Prior to January 1, 2006, under ROC GAAP, the Company amortized goodwill arising from acquisitions over 10 years. The Company adopted ROC SFAS No. 35 on December 31, 2004, and in accordance with this new standard, performed an impairment analysis and recorded an impairment charge of $26,500 thousand for the year ended December 31, 2004 based on a “recoverable amount” as determined by an estimate of discounted cash flows for the next six years. The Company found no impairment as of December 31, 2005 and 2006.

Effective January 1, 2006, the Company adopted ROC SFAS No. 25 which is similar to U.S. SFAS No. 142, “Goodwill and Other Intangible Assets” (“U.S. SFAS No. 142”). The Company ceased amortization and reviewed goodwill for impairment in accordance with the provisions of the standard and ROC SFAS No. 35. Total amortization expenses of goodwill under ROC GAAP were $10,105 thousand and $4,966 thousand in 2004 and 2005, respectively.

Under U.S. GAAP, the Company adopted the provisions of U.S. SFAS No. 142 on January 1, 2002. U.S. SFAS No. 142 requires the Company to review for possible impairment of goodwill existing at the date of adoption and perform subsequent impairment tests on at least an annual basis. In addition, existing goodwill and intangible assets must be reassessed and classified consistently in accordance with the criteria set forth in U.S. SFAS No. 141 “Business Combinations” and U.S. SFAS No. 142.

As a result, the Company ceased to amortize goodwill effective January 1, 2002. Definite lived intangible assets will continue to be amortized over their estimated useful lives.

The determination of whether or not the goodwill is impaired under U.S. SFAS No. 142 is made by first estimating the fair value of the reporting unit and comparing such fair value with its carrying amount, including goodwill. If the carrying amount exceeds the fair value, the Company calculates an implied fair value of the goodwill based on an allocation of the fair value of the reporting unit to its underlying assets and liabilities. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. For the year ended December 31, 2004, the Company recognized an impairment loss of $41,500 thousand for U.S. GAAP purposes.

j.	Undistributed earnings tax

In the ROC, a 10% tax is imposed on unappropriated earnings (excluding earnings from foreign consolidated subsidiaries). For ROC GAAP purposes, the Company records the 10% tax on unappropriated earnings in the year of shareholders’ approval. Starting from 2002, the American Institute of Certified Public Accountants International Practices Task Force (the “Task Force”) concluded that in accordance with Emerging Issues Task Force (EITF) 95-10, “Accounting for tax credits related to dividends in accordance with SFAS 109,” the 10% tax on unappropriated earnings should be accrued under U.S. GAAP during the period the earnings arise and adjusted to the extent that distributions are approved by the shareholders in the following year.

k.	Investments in parent company accounted for as treasury stock

Under ROC GAAP, shareholdings in the parent company are recorded as an available-for-sale financial asset and changes in fair value from a subsequent remeasurement are reported as a separate component of shareholders’ equity. Under U.S. GAAP, according to ARB No. 51, “Consolidated Financial Statements”, there is a presumption that the parent company must approve the subsidiary’s transactions. Accordingly, unless this presumption can be overcome, the investment in the parent company’s stock should be presented within the equity section of a wholly owned subsidiary’s separate financial statements and be accounted for in the same manner as treasury stock. Upon the company’s receipt of cash dividend distributed by the parent company, the cash dividend should be recorded as additional paid-in capital.

l.	Earnings per share

Under both ROC GAAP and U.S. GAAP, basic earnings per share is calculated by dividing net income by the average number of shares outstanding in each period. Other shares issued from unappropriated earnings, such as stock bonuses to employees, are included in the calculation of weighted-average number of shares outstanding from the date of occurrence. For diluted earnings per share, unvested stock options are included in the calculation using the treasury stock method if the inclusion of such would be dilutive.

U.S. SFAS No. 128, “Earnings per Share” provides guidance on applying the treasury stock method for equity instruments granted in share-based payment transactions in determining diluted earnings per share, which states that the assumed proceeds shall be the sum of (a) the exercise price, (b) the amount of compensation cost attributed to future services and not yet recognized, and (c) the amount of excess tax benefits that would be credited to additional paid-in capital assuming exercise of the options. Prior to January 1, 2006, the Company used intrinsic value method to account for its stock-based compensation under both U.S. GAAP and ROC GAAP, resulting in no unrecognized compensation expense to be included in the assumed proceeds calculation. However, upon adoption of U.S. SFAS No. 123R, the Company now has unrecognized compensation costs, and therefore, the number of diluted shares included in the diluted earnings per share calculation under U.S. GAAP will be different from that under ROC GAAP.

The following reconciles net income (loss) and shareholders’ equity under ROC GAAP as reported in the consolidated financial statements to the approximate net income (loss) and shareholders’ equity amounts as determined under U.S. GAAP, giving effect to adjustments for the differences listed above.

	2004	2005	2006
Net income (loss)
Net income (loss) based on ROC GAAP	$25,139	$(35,484)	$150,769
Adjustments:
a. Pension benefits	7	7	11
c. Bonuses to employees, directors and supervisors	(4,089)	3,202	(13,186)
d. Depreciation of buildings	(489)	(582)	(664)
e. Depreciation on the excess of book value of buildings transferred between related parties	13	13	13
f. Impairment loss reversal
Recoverable amount	—	—	(5,641)
Depreciation on recoverable amount	—	—	791
Income tax effect	—	—	1,212
h. Stock option compensation
Stock option compensation from ASE Inc.	1,856	(7,423)	(3,750)
Stock option compensation from the Company	—	—	(3,682)
Cumulative effect of a change in accounting principle for adopting U.S. SFAS No. 123R	—	—	381
i. Goodwill
Amortization
—Consolidated subsidiary	10,105	4,966	—
—Equity-method investee	348	348	—
Impairment	(15,000)	—	—
j. Undistributed earnings tax	—	—	(8,936)
k. Cash dividend from investment in parent company accounted for as treasury stock	—	(493)	—

	(7,249)	38	(33,451)

Net income (loss) based on U.S. GAAP	$17,890	$(35,446)	$117,318

Earnings (loss) per share based on U.S. GAAP (in U.S. dollars)
Basic and diluted	$0.18	$(0.35)	$1.17

Number of shares based on U.S. GAAP (Note 25d)
Basic	100,037,524	100,059,031	100,081,418

Diluted	100,111,113	100,059,031	100,234,402

(Continued)

	2004	2005	2006
Shareholders’ equity
Shareholders’ equity based on ROC GAAP	$599,591	$558,205	$843,128

Adjustments:
a. Pension benefits and additional liability
Pension benefits	(44)	(37)	(26)
Unrecognized pension cost on adoption of U.S. SFAS No. 158	—	—	(1,712)
c. Bonuses to employees, directors and supervisors	(4,758)	—	(8,843)
d. Depreciation of buildings	(2,118)	(2,700)	(3,364)
e. Depreciation on the excess of book value of buildings transferred between related parties	(518)	(505)	(492)
f. Impairment loss reversal, net	—	—	(3,638)
i. Goodwill
Amortization
—Consolidated subsidiary	30,315	35,281	35,281
—Equity-method investee	1,044	1,392	1,392
Impairment	(15,000)	(15,000)	(15,000)
j. Undistributed earnings tax	—	—	(8,936)
k. Investment in parent company accounted for as treasury stock	(81,362)	(81,422)	(81,422)
k. Unrealized gain on investment in parent company accounted for as treasury stock	—	—	(123,429)
Cumulative translation adjustments on U.S. GAAP adjustments	60	242	172

Net decrease in shareholders’ equity	(72,381)	(62,749)	(210,017)

Shareholders’ equity based on U.S. GAAP	$527,210	$495,456	$633,111

Changes in shareholders’ equity based on U.S. GAAP
Balance, beginning of year	$562,499	$527,210	$495,456
Net income (loss) for the year	17,890	(35,446)	117,318
Issuance of new shares under stock option plans	4,552	—	678
Unrecognized pension cost	646	—	—
Adjustment of pension cost upon adoption of U.S. SFAS No. 158	—	—	(1,712)
ASE Inc. shares to be distributed as bonus to employees	1,525	1,556	4,343
Stock option compensation	(1,856)	7,423	7,051
Cumulative translation adjustments for subsidiaries	22,976	(5,780)	9,444
Unrealized gain on financial instruments	400	—	533
Long-term investment in parent company accounted for as treasury stock	(81,422)	—	—
Cash dividend income from the parent company	—	493	—

Balance, end of year	$527,210	$495,456	$633,111

(Concluded)

As a result of the adjustments, the amounts of total assets under U.S. GAAP were $877,687 thousand and $844,990 thousand as of December 31, 2005 and 2006, respectively. Total liabilities under U.S. GAAP were $382,231 thousand and $211,879 thousand as of December 31, 2005 and 2006, respectively. A reconciliation of significant balance sheet accounts to the amounts as determined under U.S. GAAP is as follows:

	2005	2006
Available-for-sale financial assets—noncurrent

As reported	$81,251	$204,851
U.S. GAAP adjustments
Treasury stock	(81,422)	(81,422)
Effect of change in exchange rate	171	—
Unrealized gain on financial instruments	—	(123,429)

As adjusted	$—	$—

Equity method investments

As reported	$57,974	$75,979
U.S. GAAP adjustment
Goodwill amortization	1,392	1,392

As adjusted	$59,366	$77,371

Building and improvements

As reported	$66,573	$61,596
U.S. GAAP adjustments
Effect of adjustments on depreciation of buildings	(2,700)	(3,364)
Excess of adjustments on buildings transferred between related parties	(505)	(492)
Effect of change in exchange rate	131	134

As adjusted	$63,499	$57,874

Machinery and equipment

As reported	$338,046	$296,753
U.S. GAAP adjustment
Impairment recovery	—	(5,641)
Depreciation	—	791

As adjusted	$338,046	$291,903

Goodwill

As reported	$20,646	$20,646
U.S. GAAP adjustments
Goodwill impairment	(15,000)	(15,000)
Goodwill amortization	35,281	35,281

As adjusted	$40,927	$40,927

Deferred income tax assets—noncurrent

As reported	$30,964	$13,123
U.S. GAAP adjustments
Undistributed earnings tax	—	(8,936)
Effect of impairment recovery	—	1,212
Effect of change in exchange rate	—	36

As adjusted	$30,964	$5,435

Accrued expenses

As reported	$37,986	$21,725
U.S. GAAP adjustments
Bonus to employees, directors and supervisors	—	8,843
Effect of change in exchange rate	9	(53)

As adjusted	$37,995	$30,515

Accrued pension cost

As reported	$6,412	$6,648
U.S. GAAP adjustments
Pension benefits	37	26
Unrecognized pension cost on adoption of U.S. SFAS No. 158	—	1,712
Effect of change in exchange rate	51	51

As adjusted	$6,500	$8,437

The Company applies ROC SFAS No. 17, “Statement of Cash Flows”. Its objectives and principles are similar to those set out in U.S. SFAS No. 95, “Statement of Cash Flows”. The principal differences between the two standards relate to classification. Cash flows from investing activities for changes in deferred charges, refundable deposits and other assets-miscellaneous, and cash flows from financing activities for changes in guarantee deposits, other liabilities and cash bonuses paid to employees, directors and supervisors are reclassified to operating activities under U.S. SFAS No. 95.

25. ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a.	Recently issued accounting standards

In February 2006, the FASB issued U.S. SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“U.S. SFAS No. 155”). This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” U.S. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. U.S. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in this U.S. SFAS No. 155 may also be applied upon adoption of U.S. SFAS No. 155 for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of U.S. SFAS No. 155. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, providing the entity has not yet issued financial statements for any interim period for that fiscal year. The Company does not expect the adoption of U.S. SFAS No. 155 to impact the Company’s consolidated financial position or results of operations.

In March 2006, the FASB issued U.S. SFAS No. 156, “Accounting for Servicing of Financial Assets” (“U.S. SFAS No. 156”), which (i) provides revised guidance on when a servicing asset and servicing liability should be recognized, (ii) requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable, and (iii) permits an entity to elect to measure servicing assets and liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur. The Company believes that there is no impact on the results of operations and financial position of the Company upon adopting U.S. SFAS No. 156.

In September 2006, the FASB issued U.S. SFAS No. 157, “Fair Value Measurements” (“U.S. SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. U.S. SFAS No. 157 does not require any new fair value measurements, but brings up guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for the Company beginning January 1, 2008. The Company is currently assessing the potential impact that the adoption of U.S. SFAS No. 157 will have on the results of operations and financial position of the Company, and is not yet in a position to determine such effects.

In September 2006, the FASB issued U.S. SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R” (“U.S. SFAS No. 158”). Provisions with respect to the recognition of an asset and liability related to the funded status and the changes in the funded status be reflected in comprehensive income are effective for fiscal years ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008. U.S. SFAS No. 158 also requires the measurement date of the plan’s funded status be the same as the Company’s fiscal year-end. The Company adopts all requirements of U.S. SFAS No. 158 in its fiscal year ended December 31, 2006. Upon the adoption of U.S. SFAS No. 158, the Company recognized a decrease to accumulated other comprehensive income of $1,712 thousand as of December 31, 2006.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by the Company in fiscal 2007. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the effect that the adoption of FIN 48 will have on the results of operations and financial position of the Company and is not yet in a position to determine such effects.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108 (“SAB No.108”), “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for the Company’s fiscal year 2006 annual financial statements. The Company believes that there is no impact on the results of operations and financial position of the Company after adopting SAB No. 108.

b.	Pension

According to U.S. SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, the pension information about the defined benefit plans is disclosed below:

	2004	2005	2006
Components of net periodic pension cost
Service cost	$1,906	$1,705	$301
Interest cost	349	373	308
Expected return on plan assets	(78)	(117)	(109)
Amortization of prior service cost	165	59	—

Net periodic pension cost	$2,342	$2,020	$500

Change in benefit obligation
Benefit obligation at beginning of year	$10,855	$12,660	$11,078
Service cost	1,906	1,705	301
Interest cost	349	373	308
Actuarial gain (loss)	(1,038)	(3,325)	815
Benefits paid	(163)	—	(95)
Exchange difference	751	(335)	86

Benefit obligation at end of year	12,660	11,078	12,493

Change in plan assets
Fair value of plan assets at beginning of year	2,386	3,154	3,668
Employer contribution	554	570	620
Actual return on plan assets	32	49	97
Benefits paid	—	—	(95)
Exchange difference	182	(105)	28

	3,154	3,668	4,318

Funded status	9,506	7,410	8,175
Unrecognized actuarial loss	(4,240)	(874)	—
Accrued expense	(52)	(47)	(37)

Net amount recognized (recognized as accrued pension cost)	$5,214	$6,489	$8,138

Actuarial assumptions:
Discount rate	3.25%	2.75%	2.25%
Rate of compensation increase	3.00%	2.5%-3.0%	2.5%-3.0%
Expected return on plan assets	3.25%	2.75%	2.50%

c.	Income tax (benefit)

A reconciliation of income tax (benefit) attributable to continuing operations for the years ended December 31, 2004, 2005 and 2006 calculated on pre-tax financial statement income (loss) from continuing operations based on the statutory tax rate and the income tax expense (benefit), which conforms to U.S. GAAP, is as follows:

	2004	2005	2006
Tax expense (benefit) based on pre-tax accounting income (loss) from continuing operations at statutory rate	$9,920	$(4,481)	$33,818
Add (deduct) tax effects of:
Permanent differences
Bonuses to directors, supervisors and employees	1,022	(801)	3,297
Stock option compensation	(464)	1,113	1,858
Tax-exempt income—tax holiday	(6,146)	—	(6,450)
Other	(937)	181	(40)
Deferred	(26,848)	(155)	(15,678)
Loss carryforward	—	7,101	(5,356)
Income taxes on undistributed earnings	2,244	2,369	8,936
Adjustment of prior years’ income tax	—	(2,790)	(94)

Income tax expense (benefit)	$(21,209)	$2,537	$20,291

The above-mentioned taxes on pre-tax accounting income (loss) from continuing operations based on the applicable statutory rates for both domestic and foreign entities are shown below:

	2004	2005	2006
Domestic entity	$509	$1,079	$3,580
Foreign entities
ASE Test, Inc. (25% statutory rate)	8,150	(4,626)	26,935
ASE Test Malaysia (28% statutory rate)	1,765	745	3,646
ISE Labs (federal tax rate 35% and state tax rate 6%)	(504)	(1,679)	(343)

	$9,920	$(4,481)	$33,818

Deferred income tax assets and liabilities are summarized as follows:

	2005	2006
Current deferred income tax assets
Unused tax credits	$9,267	$22,639
Loss carryforward	4,067	—
Other	1,880	1,241

	15,214	23,880
Less: valuation allowance	(6,281)	(319)

	$8,933	$23,561

Noncurrent deferred income tax assets
Unused tax credits	$29,528	$2,018
Tax effect of unabsorbed capital allowance	10,263	6,284
Loss carryforward	9,294	8,196
Other	(2,818)	(17)

	46,267	16,481
Less: valuation allowance	(15,303)	(11,046)

	$30,964	$5,435

Noncurrent deferred income tax liabilities	$—	$608

d.	Earnings (loss) per share

U.S. SFAS No. 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed based on the weighted average number of common shares outstanding during the year. Diluted earnings per share includes the effect of dilutive equivalent common shares (stock options issued during the year using the treasury stock method).

Following is a reconciliation of amounts used in the computation of basic and diluted earnings per share:

	2004	2005	2006
Net income (loss) under U.S. GAAP
Income (loss) from continuing operations	$922	$(46,285)	$116,937
Discontinued operations	16,968	10,839	—
Cumulative effect of a change in accounting principle, net of tax	—	—	381

	$17,890	$(35,446)	$117,318

Weighted average number of shares, as adjusted—denominator
Basic	100,037,524	100,059,031	100,081,418
Effect of dilutive securities	73,589	—	152,984

Diluted	100,111,113	100,059,031	100,234,402

Earnings (loss) per share (in U.S. dollars)
Basic
Earnings (loss) from continuing operations	$0.01	$(0.46)	$1.17
Earnings from discontinued operations	0.17	0.11	—
Earnings from cumulative effect of a change in accounting principle	—	—	—

	$0.18	$(0.35)	$1.17

Diluted
Earnings (loss) from continuing operations	$0.01	$(0.46)	$1.17
Earnings from discontinued operations	0.17	0.11	—
Earnings from cumulative effect of a change in accounting principle	—	—	—

	$0.18	$(0.35)	$1.17

The computation of diluted earnings per share exclude 10,803,859, 10,491,064 and 10,172,054 anti-dilutive options for the years ended December 31, 2004, 2005 and 2006, respectively. While these options were anti-dilutive for the respective periods, they could be dilutive in the future. No stock options were considered dilutive for the year ended December 31, 2005 as a result of net loss.

e.	Stock option plans

Effective January 1, 2006, the Company adopted the fair value recognition provisions of U.S. SFAS No. 123R, using the modified prospective transition method and therefore has not restated the results of operations for prior years. Under this transition method, stock-based compensation expense for the year ended December 31, 2006 included stock-based compensation expense for all share-based payment awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provision of U.S. SFAS No. 123. In addition, the stock-based compensation expense also includes intrinsic value of certain outstanding share-based awards for which it was not possible to reasonable estimate their grant-date fair value under the requirement of

U.S. SFAS No. 123. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provision of U.S. SFAS No. 123R. The Company recognizes these compensation costs using the graded vesting method over the requisite service period of the award, which is generally a five-year vesting period. The adoption of U.S. SFAS No. 123R resulted in a cumulative gain from changes in accounting principle of $381 thousand, which reflects the net cumulative impact of estimating future forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted. Prior to the adoption of U.S. SFAS No. 123R, the Company accounted for awards granted from ASE Inc. under the intrinsic value method prescribed by APB 25, and related interpretations, and provided the required pro forma disclosures prescribed by U.S. SFAS No. 123. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding SEC’s interpretation of U.S. SFAS No. 123R and the value of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of U.S. SFAS No. 123R.

As a result of adopting U.S. SFAS No. 123R, income before income taxes and net income for the year ended December 31, 2006 were lower by $5,178 thousand and $3,884 thousand, respectively, than if the Company had continued to account for stock-based compensation under APB 25. The impact on both basic and diluted earnings per share for the year ended December 31, 2006 was a decrease of $0.04. In addition, prior to the adoption of U.S. SFAS No. 123R, the Company presented the tax benefit of stock options exercised as an operating cash flow.

Information regarding ASE Test’s and ASE Inc’s stock option plans is as follows.

ASE Test

ASE Test has three stock option plans, the 1999 Option Plan, 2000 Option Plan and 2004 Option Plan. Up to 2,000,000, 12,000,000, and 2,500,000 shares have been reserved for issuance under the 1999, 2000 and 2004 Option Plans, respectively.

The 1999, 2000 and 2004 Option Plans granted the following stock options to purchase ASE Test’s shares which vest ratably over a period of three or five years from the date of grant until the expiration of options, to directors, officers and key employees. If any granted shares are forfeited, the shares may be granted again, to the extent of any such forfeiture.

The exercise price under each of the aforementioned stock option plans was equal to the stock’s market price on the date of grant. Options granted under the 1999, 2000 and 2004 Option Plans expire 5 or 10 years after grant.

Information regarding the option plans of ASE Test is presented below:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)
Beginning outstanding balance—January 1, 2004	13,301,418	11.80
Options granted	260,000	6.18	$6.18

Options exercised	(512,815)	8.90
Options forfeited	(417,815)	11.82
Options expired	(1,753,340)	20.00

Ending outstanding balance—December 31, 2004	10,877,448	10.48
Options granted	32,500	6.50	$6.50

Options exercised	—	—
Options forfeited	(358,884)	10.97
Options expired	(60,000)	25.00

Ending outstanding balance—December 31, 2005	10,491,064	10.37
Options granted	130,000	9.60	$9.60

Options exercised	(79,201)	8.56
Options forfeited	(216,825)	11.60
Options expired	—	—

Ending outstanding balance—December 31, 2006	10,325,038	10.34		$16,660

Ending exercisable balance—December 31, 2006	9,025,838	10.18		$15,479

As of December 31, 2006, the number of options that are expected to vest was 1,278,131.

Total intrinsic value of options exercised in the years ended December 31, 2004 and 2006 was $2,144 thousand and $76 thousand, respectively.

Options outstanding on December 31, 2006, the related weighted average exercise price and remaining contractual life information are as follows (in U.S. dollars):

	Outstanding			Exercisable
	Number of Shares	Weighted Average Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Price	Weighted Average Remaining Life (Years)
Options with exercise price of:
$20-$25	596,900	$22.35	2.93	596,900	$22.35	2.94
$11.5-$12.95	2,139,450	12.81	6.48	1,176,450	12.70	6.69
$5.5-$9.79	7,588,688	8.70	4.34	7,252,488	8.77	4.17

	10,325,038		4.74	9,025,838	4.39

ASE Test has used the fair value based method (based on the Black-Sholes model) to evaluate the options granted with the following assumptions:

	2004	2005	2006
Risk-free interest rate	3.50-3.88%	3.88%	4.88%
Expected life	5 years	5 years	3 –5 years
Expected volatility	78.28%	59.06%	59.95% – 62.03%
Expected dividend	0%	0%	0%

ASE Inc.

ASE Inc., the parent company, has two option plans, the 2002 Option Plan and 2004 Option Plan. The maximum number of units authorized to be granted under the 2002 and 2004 Option Plan is 160 million and 140 million, respectively, with each unit representing one share of ASE Inc. Under the terms of the plans, stock option rights are granted to employees, including those of the Company, which have an exercise price equal to the closing price of the ASE Inc. common stock as per the Taiwan Stock Exchange on the date of grant, and such exercise price is subject to retroactive adjustment in the event of certain capital transactions in subsequent periods. The option rights expire ten years from the date of grant. On the second anniversary of the grant date, 40% of the options become vested and the remaining options vest ratably over a period of three years thereafter. Under the 2002 and 2004 Option Plans, 41,603,100 and 28,499,550 units were granted, respectively, by ASE Inc. to employees of the Company.

Information regarding the options issued to employees of the Company under ASE Inc.’s stock option plans for the Company is as follows (in U.S. dollars):

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)
Beginning outstanding balance—January 1, 2004	38,852,400	$0.58
Options granted	25,499,500	0.79	$0.79

Options forfeited	(2,261,800)	0.58
Options expired	—	—
Options exercised	(338,000)	0.56

Ending outstanding balance—December 31, 2004	61,752,100	0.60
Options granted	3,000,000	0.57	$0.57

Options forfeited	(5,126,800)	0.58
Options expired	—	—
Options exercised	(6,698,720)	0.49

Ending outstanding balance—December 31, 2005	52,926,580	0.60
Options granted	—	—	$—

Options forfeited	(2,489,000)	0.62
Options expired	—	—
Options exercised	(9,908,710)	0.58

Ending outstanding balance—December 31, 2006	40,528,870	0.61		$21,392

Ending exercisable balance—December 31, 2006	19,611,890	0.59		$10,736

As of December 31, 2006, the number of options that are expected to vest was 19,168,273.

Total intrinsic value of options exercised in the years ended December 31, 2004, 2005 and 2006 was $62 thousand, $ 1,331 thousand and $4,001 thousand, respectively.

The weighted average exercise price and remaining contractual life of the options outstanding as of December 31, 2006 are as follows:

	Outstanding		Exercisable
	Number of Shares	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Remaining Life (Years)
Options with exercise price
$0.49	15,222,300	6.0	9,936,500	6.0
$0.64	4,327,170	6.6	2,302,690	6.6
$0.70	18,564,400	7.5	7,372,700	7.5
$0.57	2,415,000	8.4	—	—

	40,528,870	6.9	19,611,890	6.6

The 2002 Option Plan is accounted for as a variable plan, as a result of a provision in the plan which would require an adjustment of the exercise price in accordance with a prescribed formula based on occurrence of certain future events. Accordingly, no adjustment is required for purposes of the pro forma compensation expense calculated in accordance with U.S. SFAS No. 123 before January 1, 2006 for these options. Upon the adoption of U.S. SFAS No. 123R, the Company continued to account for these stock options based on its intrinsic value, and remeasured at each reporting date through the date of exercise or other settlement.

The fair value of the option plan issued was determined using a Black-Scholes option pricing model with the following assumptions:

	2004	2005
Risk-free interest rate	2.50%	1.80%
Expected life	5 years	5 years
Expected dividend	3.00%	3.00%
Expected volatility	59%	47%

Prior to January 1, 2006, no compensation cost was recognized except 2002 Option Plan of ASE Inc Therefore, for purposes of pro forma disclosure, the estimated fair values of the options are amortized to expense ratably over the option vesting periods. Had the Company recorded compensation costs based on the estimated grant date fair value for 2004 and 2005, as defined by U.S. SFAS No. 123, the Company’s net income (loss) would have been reduced to the pro forma amounts below (earnings (loss) per share in U.S. dollars).

	2004	2005
Net income (loss) based on U.S. GAAP	$17,890	$(35,446)
Stock-based compensation expense (net of related tax effect)
From the Company	(13,998)	(10,525)
From ASE Inc.	(836)	(1,660)

Pro forma net income (loss)	$3,056	$(47,631)

Basic earnings (loss) per share
As reported	$0.18	$(0.35)

Pro forma	$0.03	$(0.48)

Diluted earnings (loss) per share
As reported	$0.18	$(0.35)

Pro forma	$0.03	$(0.48)

The pro forma amounts reflect compensation expense related to option grants under the 1999, 2000 and 2004 Option Plans of the Company and 2004 Option Plan of ASE Inc.

f.	According to U.S. SFAS No. 130, “Reporting Comprehensive Income”, the statements of comprehensive income (loss) for the years ended December 31, 2004, 2005 and 2006 are presented below:

	2004	2005	2006
Net income (loss) based on U.S. GAAP	$17,890	$(35,446)	$117,318
Translation adjustment on subsidiaries	22,976	(5,780)	9,444
Unrecognized pension cost	646	—	—
Unrealized gain on financial instruments	400	—	533

Comprehensive income (loss)	$41,912	$(41,226)	$127,295

g.	Goodwill

As of January 1, 2002, the Company adopted U.S. SFAS No. 142, which requires that goodwill no longer be amortized, and instead, be tested for impairment on a periodic basis. In conjunction with the implementation of U.S. SFAS No. 142, the Company completed a goodwill impairment review as of January 1, 2002 using a fair-value based approach in accordance with the provision of the standard and found no impairment. The Company performed its annual goodwill impairment test on December 31, 2006 and found no impairment. As of December 31, 2006, the Company had $40,927 thousand of goodwill.

Appendix G

ASE Test Limited and Subsidiaries

Consolidated Financial Statements for the

Three Months and Nine Months Ended September 30, 2006 and 2007

Report of Independent Registered

Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

ASE Test Limited

We have reviewed the accompanying consolidated balance sheets of ASE Test Limited and its subsidiaries (collectively, the “Company”) as of September 30, 2006 and 2007, and the related consolidated statements of income for the three-month and nine-month period ended September 30, 2006 and 2007 and cash flows for the nine-month period ended September 30, 2006 and 2007, expressed in U.S. dollars. These interim consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to issue a report on these consolidated financial statements based on our reviews.

We conducted our reviews in accordance with Statements of Auditing Standard No. 36, “Review of Financial Statements” issued by the Auditing Committee of the Accounting Research and Development Foundation of the Republic of China and the standards of the Public Company Accounting Oversight Board (United States). A review of interim consolidated financial statements consists principally of applying analytical procedures to financial data and making inquiries of officers responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in Republic of China and the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the interim consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such interim consolidated financial statements referred to above for them to be in conformity with the requirements of the Business Accounting Law and Guidelines Governing Business Accounting relevant to financial accounting standards, and accounting principles generally accepted in the Republic of China.

We have previously audited, in accordance with the Rules Governing the Audit of Financial Statements by Certified Public Accountants, auditing standards generally accepted in the Republic of China and the Standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2006 and in our report dated April 30, 2007, we expressed an unqualified opinion on those consolidated balance sheet. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 20 to the interim consolidated financial statements, the Company incurred fire damage to its production line in Chung Li, Taiwan on May 1, 2005. The Company recognized an estimated loss of $52,014 thousand for the damage to its machinery and equipment, less $790 thousand of insurance receivable in 2005. The Company reached final settlement with the insurers in June 2006 with regards to the fire damage referred to above. The final settlement amount of $27,289 thousand, less the $790 thousand recorded in 2005, was recorded as a gain for the nine months ended September 30, 2006. The Company also reversed $5,641 thousand of previously recorded impairment charges on these fire-damaged machinery and equipment due to an increase in the estimated service potential of the assets.

As discussed in Note 3 to the interim consolidated financial statements, the Company adopted Republic of China Statement of Financial Accounting Standards No. 34 “Financial Instruments: Recognition and Measurement”, No. 36 “Financial Instruments : Disclosure and Presentation” and other revised Statements on January 1, 2006.

Accounting principles generally accepted in the Republic of China differ in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 22 to the interim consolidated financial statements.

/s/    Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

The Republic of China

December 11, 2007

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2006, DECEMBER 31, 2006 AND SEPTEMBER 30, 2007

(In Thousands of U.S. Dollars, Except Par Value)

(Unaudited)

	September 30, 2006	December 31, 2006	September 30, 2007
ASSETS
CURRENT ASSETS
Cash (Notes 2 and 4)	$131,023	$89,715	$113,187
Financial assets at fair value through profit or loss (Notes 2, 3, 5 and 16)	—	—	566
Available-for-sale financial assets—current (Notes 2, 3, 6 and 16)	95,768	89,341	126,033
Hedging derivative assets—current (Notes 2, 3 and 16)	—	—	636
Notes and accounts receivable, net (Notes 2 and 7)	69,302	57,875	76,867
Receivables from related parties (Note 17)	25,175	14,618	19,042
Inventories, net (Notes 2 and 8)	14,208	16,935	11,844
Deferred income tax assets, net (Notes 2 and 15)	1,957	23,561	5,707
Prepayments and other	12,980	13,509	17,848

Total current assets	350,413	305,554	371,730

LONG-TERM INVESTMENTS
Available-for-sale financial assets (Notes 2, 3, 6 and 16)	167,597	204,851	229,459
Equity method investments (Notes 2, and 9)	71,291	75,979	87,683
Financial assets carried at cost (Note 2)	1,000	1,000	1,000

Total long-term investments	239,888	281,830	318,142

PROPERTY, PLANT, AND EQUIPMENT, NET (Notes 2, 10, 14, 17, 18, 19 and 20)	398,148	389,435	359,108

GOODWILL (Notes 2 and 3)	20,646	20,646	20,646

OTHER ASSETS
Deferred income tax assets, net (Notes 2 and 15)	27,937	13,123	11,636
Deferred charges, net (Note 2)	6,745	5,733	4,175
Other (Notes 16 and 18)	29,777	28,107	24,909

Total other assets	64,459	46,963	40,720

TOTAL	$1,073,554	$1,044,428	$1,110,346

(Continued)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2006, DECEMBER 31, 2006 AND SEPTEMBER 30, 2007

(In Thousands of U.S. Dollars, Except Par Value)

(Unaudited)

	September 30, 2006	December 31, 2006	September 30, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	2,900	—	—
Financial liabilities at fair value through profit or loss (Notes 2, 3, 5 and 16)	480	262	—
Notes and accounts payable	9,819	12,251	15,759
Payable to related parties (Note 17)	3,554	5,137	7,939
Payable for property, plant and equipment	10,794	8,769	12,700
Income tax payable (Note 2)	7,828	8,316	3,111
Current portion of long-term debts (Notes 11, 16 and 19)	76,682	34,418	20,282
Accrued expenses (Note 13)	37,322	21,725	26,152
Other (Note 7)	6,555	11,838	14,535

Total current liabilities	155,934	102,716	100,478

LONG-TERM DEBTS (Notes 11, 16 and 19)	141,550	85,706	65,510

ACCRUED PENSION COST (Notes 2 and 13)	6,332	6,648	6,670

DEFERRED INCOME TAX LIABILITIES (Notes 2 and 15)	1,289	608	577

OTHER LIABILITIES	4,425	5,622	3,235

Total liabilities	309,530	201,300	176,470

SHAREHOLDERS’ EQUITY (Notes 1, 2 and 12)
Capital stock—$0.25 par value Authorized—600,000 thousand shares Issued and outstanding—100,090 thousand shares in September 30, 2006, 100,138 thousand shares in December 31, 2006, and 101,177 thousand shares in September 30, 2007	25,023	25,035	25,294
Additional paid-in capital	455,302	455,717	464,703
Retained earnings	243,522	276,723	330,155
Unrealized gain on financial Instruments	86,662	123,962	149,549
Cumulative translation adjustments	(46,485)	(38,309)	(35,825)

Total shareholders’ equity	764,024	843,128	933,876

TOTAL	$1,073,554	$1,044,428	$1,110,346

(Concluded)

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche review report dated December 11, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007

(In Thousands of U.S. Dollars, Except Per Share Data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2007	2006	2007
NET REVENUES (Notes 2 and 17)	$136,842	$128,189	$408,045	$340,430
COST OF REVENUES (Notes 14, 17 and 19)	81,110	77,889	248,700	230,336

GROSS PROFIT	55,732	50,300	159,345	110,094

OPERATING EXPENSES (Notes 14, 17 and 19)
Selling (Note 2)	2,144	1,613	6,206	4,474
General and administrative	8,900	9,521	25,364	33,891
Research and development (Note 2)	5,039	4,733	15,430	14,146

Total operating expenses	16,083	15,867	47,000	52,511

INCOME FROM OPERATIONS	39,649	34,433	112,345	57,583

NON-OPERATING INCOME (EXPENSES)
Interest income (Note 16)	948	987	2,400	2,542
Interest expense (Notes 2, 10 and 16)	(3,632)	(1,398)	(10,536)	(4,455)
Equity in earnings of equity method investees (Notes 2 and 9)	5,604	4,320	13,318	11,704
Dividend income	—	8,111	—	8,111
Gain on insurance settlement and impairment recovery (Note 20)	—	—	32,145	—
Gain (loss) on valuation of financial assets, net (Notes 2, 3, 5 and 16)	(496)	420	(769)	1,051
Loss on valuation of financial liabilities, net (Notes 2, 3, 5 and 16)	(314)	(615)	(486)	(2,059)
Foreign exchange gain (loss), net (Notes 2, 3 and 16)	559	(236)	615	615
Other, net	(310)	776	(12,494)	3,148

Net non-operating income	2,359	12,365	24,193	20,657

INCOME BEFORE INCOME TAX	42,008	46,798	136,538	78,240
INCOME TAX EXPENSE (Notes 2 and 15)	4,582	8,741	18,970	24,809

NET INCOME	$37,426	$38,057	$117,568	$53,431

EARNINGS PER SHARE
Basic	$0.37	$0.38	$1.17	$0.53

Diluted	$0.37	$0.37	$1.17	$0.52

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	100,089,093	100,919,507	100,073,675	100,481,805

Diluted	100,238,585	103,351,032	100,235,151	102,626,001

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche review report dated December 11, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007

(In Thousands of U.S. Dollars)

(Unaudited)

	For the nine months ended September 30,
	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$117,568	$53,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,310	87,661
Gain on insurance settlement and impairment recovery	(32,145)	—
Provision (reversal) for doubtful accounts and sales allowances	336	(1,128)
Allowance for inventory obsolescence	4,830	1,740
Equity in earnings of equity method investees	(13,318)	(11,704)
Gain on disposal of assets	(835)	(1,479)
Deferred income taxes	11,292	19,310
Other	7,542	1,524
Changes in operating assets and liabilities
Financial instruments at fair value through profit or loss	480	(828)
Hedging derivative financial assets	—	(531)
Notes and accounts receivable	7,696	(17,864)
Receivable from related parties	(3,481)	(1,870)
Inventories	2,201	3,351
Prepayments and other	5,842	(8,324)
Notes and accounts payable	(785)	3,291
Payable to related parties	(5,600)	(842)
Income tax payable	7,192	(5,205)
Accrued expenses and other	(4,909)	10,804

Net cash provided by operating activities	194,216	131,337

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of available-for-sale financial assets—current	(120,828)	(65,613)
Proceeds from sales of available-for-sale financial assets—current	23,405	30,164
Acquisition of property, plant and equipment	(63,886)	(49,327)
Proceeds from sales of property, plant and equipment	16,265	4,776
Proceeds from insurance claims	26,407	—
Decrease (increase) in pledged time deposits	(126)	548
Decrease (increase) in guarantee deposit	(769)	2,472
Increase in other assets	(6,788)	(931)

Net cash used in investing activities	(126,320)	(77,911)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares	252	9,050
Increase in short-term borrowings	2,900	—
Repayments of long-term debts	(84,002)	(34,192)
Increase (decrease) in collection of sold accounts receivable	285	(3,545)
Increase (decrease) in other liabilities	2,497	(2,500)

Net cash used in financing activities	(78,068)	(31,187)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,984	1,233

NET INCREASE (DECREASE) IN CASH	(7,188)	23,472
CASH, BEGINNING OF PERIOD	138,211	89,715

CASH, END OF PERIOD	$131,023	$113,187

(Continued)

ASE TEST LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007

(In Thousands of U.S. Dollars)

(Unaudited)

	For the nine months ended September 30,
	2006	2007
SUPPLEMENTAL INFORMATION
Interest paid (excluding capitalized interest)	$7,829	$3,177

Income tax paid	$1,332	$8,845

Cash paid for acquisition of property, plant and equipment
Acquisition of property, plant and equipment	$71,965	$57,290
Increase in payable	(1,424)	(7,792)
Increase in capital lease obligation	(6,655)	(171)

	$63,886	$49,327

Cash received from sales of property, plant and equipment
Sales price	$19,059	$5,635
Increase in receivable	(2,794)	(859)

	$16,265	$4,776

Cash received from issuance of shares
Issuance of shares, net of issuance cost	$252	$9,245
Decrease in receivable for issuance of shares	—	(195)

	$252	$9,050

(Concluded)

The accompanying notes are an integral part of the consolidated financial statements.

(With Deloitte & Touche review report dated December 11, 2007)

ASE TEST LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007

(In Thousands of U.S. Dollars, Except Share Data and Unless Stated Otherwise)

(Unaudited)

1. ORGANIZATION AND OPERATION

Overview

ASE Test Limited (“ASE Test” or the “Company”) is a Singapore holding company which, through an exchange of its shares with its parent company, Advanced Semiconductor Engineering, Inc. (“ASE Inc.”), and other individuals, acquired substantially all of the shares of ASE Test, Inc. in May 1996. The exchange was accounted for as a reorganization of companies under common control. Since June 1996, the Company’s shares have been traded on the NASDAQ National Market (“NASDAQ”) in the United States under the symbol “ASTSF”.

J & R Holding Limited, a shareholder of the Company, offered 6,000,000 and 5,000,000 shares of the Company’s common stock in December 1997 and February 1999, respectively, in the form of Taiwan Depositary Receipts (“TDRs”). The TDRs are traded on the Taiwan Stock Exchange under the symbol “9101” and each TDR represents 0.0125 share of the Company’s stock.

Set forth is a brief overview of the Company’s organization structure.

The Company has four direct subsidiaries:

a.	ASE Test, Inc. (incorporated in the Republic of China (“ROC”) in December 1987), which is engaged in the testing of semiconductors;

b.	ASE Holdings (Singapore) Pte Ltd. (incorporated in Singapore in December 1994), which holds shares in ASE Test group companies;

c.	ASE Test Holdings, Limited (“ASE Test Holdings”) (incorporated in Cayman Islands in April 1999), which holds shares in ASE Test group companies; and

d.	ASE Test Finance Limited (“ASE Test Finance”) (incorporated in Mauritius in June 1999), which is engaged in financing activities.

ASE Holdings (Singapore) Pte Ltd. has a wholly-owned subsidiary, ASE Electronics (M) Sdn. Bhd. (“ASE Test Malaysia”) (incorporated in Malaysia in February 1991), which is engaged in the packaging and testing of semiconductors.

ASE Test Holdings has a wholly-owned subsidiary, ISE Labs, Inc. (“ISE Labs”) (incorporated in California, U.S.A. in November 1983). ISE Labs and its wholly-owned subsidiaries, ASE Singapore Pte Ltd., ISE Technology, Inc. and Digital Testing Services Inc., are engaged in the front-end engineering testing and final testing of semiconductors.

As of September 30, 2006, December 31, 2006 and September 30, 2007, the Company and its subsidiaries had approximately 5,400, 5,300 and 5,300 employees, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying interim consolidated financial statements have been prepared in conformity with Business Accounting Law, Guidelines Governing Business Accounting, and accounting principles generally accepted in the Republic of China (“ROC GAAP”). Under these law, guidelines and principles, the Company should reasonably estimate the amounts of allowances for doubtful accounts, allowance for sales discounts, inventory valuations, depreciation of property, plant, and equipment, loss on impairment of assets, pension expenses, gain (loss) on valuation of financial instrument and allowance of deferred income tax assets. Actual results may differ from these estimates. Significant accounting policies are summarized as follows:

Basis of Presentation

The Company prepares its interim consolidated financial statements using the aforementioned law, guidelines and principles with a reconciliation to accounting principles generally accepted in the United States of America (“U.S. GAAP”) (see Note 22) to be consistent with the basis of presentation of the interim consolidated financial statements of ASE Inc. The accompanying consolidated balance sheets are presented as of September 30, 2006, December 31, 2006 and September 30, 2007 and the accompanying consolidated statements of income and cash flows are presented for the three months and nine months ended September 30, 2006 and 2007.

The interim financial data is unaudited. However, in the opinion of management, the unaudited interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

Basis of Consolidation

The interim consolidated financial statements include the accounts of the Company and all of the aforementioned subsidiaries.

All significant intercompany accounts and transactions have been eliminated.

Current and Noncurrent Assets and Liabilities

Current assets include cash, financial assets held primarily for trading purposes and assets expected to be converted to cash, sold or consumed within one year from the balance sheet date. Current liabilities are obligations incurred for trading purposes and obligations expected to be settled within one year from the balance sheet date. Assets and liabilities that are not classified as current are noncurrent assets and liabilities, respectively.

Financial Assets and Liabilities at Fair Value through Profit or Loss

Financial instruments classified as financial assets or financial liabilities at fair value through profit or loss consist of financial assets or financial liabilities held for trading. These financial instruments are initially recognized at fair value, with associated transaction costs expensed as incurred. The financial instruments are subsequently remeasured at fair value, and changes in fair value are recognized in current income (loss). A regular way purchase or sale of financial assets is recognized and derecognized using settlement date accounting.

Derivatives which are not qualified for hedge accounting are recorded as financial assets or liabilities at fair value through profit or loss. Fair value of derivatives with no active market fair value is estimated using valuation techniques.

Available-for-Sale Financial Assets

Available-for-sale financial assets are initially recognized at fair value plus transaction costs that are directly attributable to the acquisition. At each balance sheet date subsequent to initial recognition, available-for-sale financial assets are remeasured at fair value. Changes in fair value of financial assets are reported in a separate component of shareholders’ equity. The corresponding accumulated gains or losses are recognized in earnings when the financial asset is derecognized from the balance sheet. A regular way purchase or sale of financial assets is accounted for using settlement date accounting.

Cash dividends are recognized on the ex-dividend date, except for dividends distributed from the pre-acquisition profit which are treated as a reduction of investment cost. Stock dividends are not recognized as investment income but are recorded as an increase in the number of shares. The total number of shares subsequent to the increase is used for recalculation of cost per share.

Fair value for beneficiary certificates of open-ended mutual funds and publicly traded stocks are determined using the net asset value and closing-price at the balance sheet date, respectively.

If certain objective evidence indicates that such available-for-sale financial asset is impaired, a loss should be recognized currently. If, in a subsequent period, the amount of the impairment loss decreases, for equity securities, the previously recognized impairment loss is reversed to the extent of the decrease and recorded as an adjustment to shareholders’ equity.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenues from semiconductor packaging services are recognized upon shipment. Revenues from semiconductor testing services are recognized upon completion of the services or shipment. The Company does not take ownership of: (i) bare semiconductor wafers received from customers that the Company packages into finished semiconductors, and (ii) packaged semiconductors received from customers that the Company tests as to whether they meet certain performance specifications. The title and risk of loss remain with the customer for those bare semiconductors and/or packaged semiconductors. Accordingly, costs of customer-supplied semiconductors materials are not included in the accompanying interim consolidated financial statements. Other criteria the Company uses to determine when to recognize revenue are: (i) existence of persuasive evidence of an arrangement, (ii) the selling price is fixed or determinable and (iii) collectibility is reasonably assured.

Revenues are determined using the fair value taking into account related sales discounts agreed to by the Company and customers. Since the receivables from sales are collectible within one year and such transactions are frequent, the fair value of receivables is equivalent to the nominal amount of cash received.

Allowance for doubtful accounts is provided based on an evaluation of the collectibility of receivables. The Company determines the amount of allowance for doubtful receivables by examining the aging analysis of the outstanding accounts receivable and current trends in the credit quality of its customers. An appropriate sales allowance, based on historical experience, is recognized in the same period the sale is recognized.

Accounts Receivable Securitization

Accounts receivable securitization is the transfer of a designated pool of accounts receivable to a bank, which in turn issues beneficial securities or asset-backed securities based on the accounts receivable. Under ROC Statement of Financial Accounting Standards (ROC SFAS) No. 33 “Accounting for Transfers of Financial Assets and Extinguishments of Liabilities”, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on disposal of financial assets.

Inventories

Inventories including raw materials (materials received from customers for processing, mainly semiconductor wafers are excluded from inventories as title and risk of loss remain with the customers), supplies and spare parts, finished goods and work in process are stated at the lower of cost or market value. Market value represents net realizable value for finished goods and work in process, and replacement costs for raw materials, supplies and spare parts.

Raw materials, supplies and spare parts are recorded at moving average cost or weighted average cost; others are recorded at standard cost and adjusted to the approximate weighted average cost at the balance sheet date. Estimated losses on scrap and slow-moving items are recognized and included in the allowance for losses.

Equity Method Investments

Investments in companies of which the Company owns at least 20% of the outstanding voting shares or where the Company exercises significant influence over the investee company’s operating and financial policy decisions are accounted for using the equity method. Prior to January 1, 2006, the difference, if any, between the cost of investment and the Company’s proportionate equity in the fair value of the net assets of the investees at the time of investments or at the time the equity method of accounting is first applied to a particular investment, is amortized on the straight-line method over 10 years. Effective January 1, 2006, pursuant to the revised ROC SFAS No. 5, “Long-term Investments under Equity Method” ( ROC SFAS No. 5), the cost of an investment shall be analyzed and the difference between the cost of investment and the fair value of identifiable net assets acquired, representing goodwill, shall not be amortized and instead shall be tested for impairment annually. The accounting treatment for the investment premiums acquired before January 1, 2006 is the same as that for goodwill which is no longer being amortized. When an indication of impairment is identified, the carrying amount of the investment is reduced, with the related impairment loss recognized in earnings.

Financial Assets Carried at Cost

Investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are carried at their original cost, such as non-publicly traded stocks. The costs of financial assets sold are determined using the weighted-average method. If there is objective evidence which indicates that a financial asset is impaired, a loss is recognized. A subsequent reversal of such impairment loss is not allowed.

Property, Plant and Equipment

Property, plant and equipment, except for machinery and equipment under operating lease, are stated at cost less accumulated depreciation and accumulated impairment. Machinery and equipment held under capital leases are recorded as an asset and an obligation at an amount equal to the lower of: (i) the present value at the beginning of the lease term of the minimum lease payments during the lease term (including the payment called for under any bargain purchase option); or (ii) fair value of the leased machinery and equipment at the inception of the lease. Machinery in transit, construction in progress and prepayments under construction are stated at cost. These include the cost of machinery, construction, down payments and other direct costs plus interest charges attributable to the borrowings used to finance the acquisitions of these assets. Major overhauls and improvements are capitalized, while maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method over estimated service lives, which range as follows: buildings and improvements, 3 to 40 years; machinery and equipment, 2 to 6 years; furniture and fixtures, 1 to 8 years and leased assets, 1 to 7 years. Leasehold improvements and improvements on building and business flats are amortized on a straight-line basis over the shorter of the useful life of the improvements or the lease term of the building. In the event that an asset depreciated to its residual value is still in service, its residual value is depreciated over its re-estimated service life.

When plant and equipment are retired or disposed of, their costs and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income.

Asset Impairment

The Company evaluates whether or not there are indications that assets (primarily property, plant and equipment, deferred charge and goodwill) may be impaired on the balance sheet date. If there are indications, the Company should estimate the recoverable amount for the asset. If an asset’s recoverable amount is lower than its carrying amount, the carrying amount of the asset should be reduced to its recoverable amount by recording a charge to the accumulated impairment account of the asset and such reduction should be recognized as impairment loss in current period income. When the recoverable amount subsequently increases, then the impairment loss previously recognized would be reversed and recorded as a gain. However, the carrying amount of an asset (other than goodwill) after the reversal of impairment loss should not exceed the carrying amount of the asset that would have been determined net of depreciation as if no impairment loss had been recognized.

Deferred Charges

Deferred charges consist of certain intangibles and other assets, including tools, utility, telecommunications and computer network systems. The amounts are amortized as follows: tools, 2 years; utility, telecommunications and computer network systems, 2 – 5 years; and others, 2 – 5 years.

Goodwill

Goodwill represents the excess of the consideration paid for an acquisition over the fair value of identifiable net assets acquired. Prior to January 1, 2006, goodwill was amortized using the straight-line method over the estimated life of 10 years. Effective January 1, 2006, pursuant to the newly revised ROC SFAS No. 25, “Business Combinations—Accounting Treatment under Purchase Method” (ROC SFAS No. 25), goodwill is no longer amortized and instead is tested for impairment annually.

Employee Stock Options

All stock-based compensation for awards granted or modified after January 1, 2004 is accounted for by the related Interpretations of Accounting Research and Development Foundation (“ARDF”) in ROC. The compensation cost is measured based on the intrinsic value method, for which the compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Total compensation cost is recognized as expense over the requisite service or vesting period.

Pension Cost

For employees under defined benefit pension plan, pension costs are recorded based on actuarial calculations. Pension costs include service costs, interest, amortization of unrecognized net obligation and expected return on pension assets.

For employees under defined contribution pension plan, pension costs are recorded based on the actual contribution made to employee’s personal pension accounts.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Income Taxes

The Company uses an inter-period tax allocation method for income tax. Tax effects of deductible temporary differences, unused tax credits and operating loss carryforward are recognized as deferred income tax assets, while taxable temporary differences are recognized as deferred income tax liabilities. A valuation allowance is provided to the extent that it is more likely than not that deferred income tax assets will not be realized.

Tax credits of ASE Test, Inc. from investments in machinery and equipment, research and development and employees’ training costs are recognized in the year acquired and expensed. Capital allowances of ASE Test Malaysia from investment in industrial buildings, machinery and equipment are recognized in the year in which they are acquired.

Adjustments of prior years’ income taxes are added to or deducted from the current year’s tax provision.

Income taxes on undistributed earnings (10%) of ASE Test, Inc., the Company’s Taiwan based subsidiary, are recorded as an expense in the year of shareholders’ approval.

Foreign Currency Transactions and Translation of Foreign-currency Financial Statements

The functional and reporting currency of ASE Test is U.S. dollar, while the functional currencies of its major subsidiaries, ASE Test, Inc., ASE Test Malaysia and ISE Labs, Inc. are their local currencies, namely, New Taiwan dollar, Malaysia Ringgit and U.S. dollar, respectively. Foreign currency transactions, except for derivative transactions, are recorded in the local currencies at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when foreign-currency assets and liabilities denominated in foreign-currencies are settled are credited or charged to income in the period of settlement. At the balance sheet date, monetary assets and liabilities denominated in foreign-currencies are revalued at the prevailing exchange rates and the resulting gains or losses are recognized in current period income.

The financial statements of the Company’s subsidiaries are translated into U.S. dollars at the end of period using the following rates: Assets and liabilities, current rate at the balance sheet date; shareholders’ equity, historical rates; dividend, current rate at the dividend declaration date; and income and expenses, average rate during the period. The net resulting translation adjustment is reported as a separate component of shareholders’ equity.

Hedging Derivative Financial Instruments

Derivatives that qualify as effective hedging instruments are measured at fair value, with subsequent changes in fair value recognized either in profit or loss, or in shareholders’ equity, depending on the nature of the hedging relationship.

Hedge Accounting

Hedge accounting recognizes the offsetting effects on profit or loss of changes in the fair values of the hedging instrument and the hedged item as follows:

a.	Fair value hedge

The gain or loss from remeasuring the hedging instrument at fair value and the gain or loss on the hedged item attributable to the hedged risk are recognized in profit or loss.

b.	Cash flow hedge

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognized in shareholders’ equity. The amount recognized in shareholders’ equity is recognized in profit or loss in the same period or periods during which the hedged forecast transaction or an asset or liability arising from the hedged forecast transaction affects profit or loss. However, if all or a portion of a loss recognized in shareholders’ equity is not expected to be recovered in the future, the amount that is not expected to be recovered is reclassified into profit or loss.

3. EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES Adoption of New and Revised Standards

Adoption of New and Revised Standards

On January 1, 2007, the Company adopted the newly released ROC SFAS No. 37, “Intangible Assets” and ROC SFAS No. 38 “Non-current Assets Held for Sale and Discontinued Operations”. The Company believes that there is no impact on the results of operations and financial position of the Company after adopting ROC SFAS No. 37 and ROC SFAS No. 38.

On January 1, 2006, the Company adopted the newly released ROC SFAS No. 34, “Financial Instruments: Recognition and Measurement” (ROC SFAS No. 34) and No. 36, “Financial Instruments: Disclosure and Presentation” (ROC SFAS No. 36) and other revisions of previously released SFASs.

Upon adoption of ROC SFAS No. 34 and No. 36 in January, 2006, carrying amounts of the available-for-sale financial assets were adjusted to fair value, and the Company recognized $83,751 thousand of unrealized gain as a separate component of shareholders’ equity as at January 1, 2006. Besides, there was no effect on net income for the nine months ended September 30, 2006.

Effective January 1, 2006, the Company adopted the newly revised ROC SFAS No. 5 and No. 25, which prescribe that investment premiums, representing goodwill, be assessed for impairment at least on an annual basis instead of being amortized. Such a change in accounting principle resulted in an increase in net income of $3,725 thousand and basic earnings per share (after income tax) of $0.04 for the nine months ended September 30, 2006.

Recent Accounting Pronouncements

In March 2007, ARDF issued an interpretation that requires ROC companies to recognize compensation expenses for bonuses paid to employees, directors and supervisors beginning January 1, 2008. Such bonuses are currently recorded as appropriation of earnings under ROC GAAP.

The ARDF also issued ROC SFAS No. 39, “Share-based Payment” (ROC SFAS No. 39) in August 2007, which requires companies to record share-based payment transactions in the financial statements at fair value. ROC SFAS No. 39 should be applied to financial statements for the fiscal year beginning on or after January 1, 2008.

4. CASH

	September 30, 2006	December 31, 2006	September 30, 2007
Cash on hand	$20	$21	$26
Checking and saving accounts	61,946	62,162	39,872
Time deposits	69,057	27,532	73,289

	$131,023	$89,715	$113,187

5. FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS

	September 30, 2006	December 31, 2006	September 30, 2007
Financial assets held for trading
Forward exchange contracts	$—	$—	$566

Financial liabilities incurred for trading
Forward exchange contracts	$480	$262	$—

The Company entered into derivative contracts during the nine months ended September 30, 2006, twelve months ended December 31, 2006 and nine months ended September 30, 2007 to manage exposures to foreign exchange rate risk. The derivative contracts entered into by the Company did not qualify for hedge accounting prescribed by ROC SFAS No. 34 and therefore were classified as financial instruments at fair value through profit or loss.

Outstanding forward exchange contracts as of September 30, 2006, December 31, 2006 and September 30, 2007 were as follows:

	Currency	Maturity Date	Contract Amount (in Thousands)
September 30, 2006
Sell	USD/NTD	2006/10/11-2006/11/29	USD 37,000/NTD 1,210,258
Sell	USD/MYR	2006/10/30-2006/12/29	USD 8,000/MYR 29,161

December 31, 2006
Sell	USD/NTD	2007/01/22-2007/03/01	USD 42,000/NTD 1,352,500

September 30, 2007
Sell	USD/NTD	2007/10/4-2007/12/19	USD 39,000/NTD 1,282,933
Sell	USD/MYR	2007/10/4-2007/10/26	USD 6,000/MYR 20,815

For the three months and nine months ended September 30, 2006, financial assets held for trading resulted in net loss $496 thousand and $769 thousand, respectively. For the three months and nine months ended September 30, 2007, financial assets held for trading resulted in net gain $420 thousand and $1,051 thousand, respectively. Net loss on financial liabilities incurred for trading for the three months and nine months ended September 30, 2006 were $314 thousand and $486 thousand, respectively. Net loss on financial liabilities incurred for trading for the three months and nine months ended September 30, 2007 were $615 thousand and $2,059 thousand, respectively.

6. AVAILABLE-FOR-SALE FINANCIAL ASSETS

	September 30, 2006	December 31, 2006	September 30, 2007
Publicly-traded stocks	$167,597	$204,851	$229,459
Open-end mutual funds	95,768	89,341	120,561
Government bonds & corporate bonds	—	—	4,485
Commercial paper	—	—	987

	263,365	294,192	355,492
Less: Current portion	(95,768)	(89,341)	(126,033)

	$167,597	$204,851	$229,459

As of September 30, 2006, December 31, 2006 and September 30, 2007, the Company held 180,132,187 shares, 180,132,187 shares and 206,779,543 shares of common stock of ASE Inc. which were classified as available-for-sale financial assets-noncurrent in the balance sheet. With respect to the trust arrangement, in order to comply with applicable Singapore laws, which provide that the Company may not acquire, directly or indirectly, shares in its parent company, ASE Inc., a trust was established jointly by ASE Inc. and the Company to hold and dispose of the ASE Inc. shares acquired by the Company. Pursuant to the trust agreement, the Company’s rights with respect to the ASE Inc. shares held in trust are limited to the right to receive the proceeds from the sale of the shares and any cash dividends declared while the shares remain in trust. The trustee is authorized to sell the shares, subject to market conditions, when such shares become available for resale under ROC law and in accordance with volume limitations under ROC law, at its sole discretion; provided such shares are sold (i) in compliance with ROC laws and regulations, (ii) in an orderly manner in order to minimize the impact on the trading price of the shares, and (iii) in a manner consistent with its fiduciary duties owed to the Company.

7. NOTES AND ACCOUNTS RECEIVABLE, NET

	September 30, 2006	December 31, 2006	September 30, 2007
Notes receivable	$72	$180	$6
Accounts receivable	73,651	60,017	77,840
Less: Allowance for doubtful accounts (Note 2)	(4,205)	(2,175)	(721)
Allowance for sales allowances (Note 2)	(216)	(147)	(258)

	$69,302	$57,875	$76,867

Movements of allowances for doubtful accounts were as follows:

	Nine Months Ended September 30
	2006	2007
Balance, beginning of period	$5,023	$2,175
Additions	101	98
Reversal	—	(1,404)
Write-offs	(919)	(148)

Balance, end of period	$4,205	$721

Movements of allowances for sales allowances were as follows:

	Nine Months Ended September 30
	2006	2007
Balance, beginning of period	$455	$147
Additions	235	178
Write-offs	(474)	(67)

Balance, end of period	$216	$258

In November 2005, ASE Test, Inc. and its parent company, ASE Inc., entered into a $100 million, three-year revolving accounts receivable securitization agreement with a bank and the credit line was increased to $200 million in June 2006.

Under the agreement, ASE Test, Inc. and ASE Inc. transferred a pool of accounts receivable to the bank, who issued securities backed by these accounts receivable. Proceeds received from the bank were the net carrying value of the pool of accounts receivable, less a deferred purchase price receivable at 20% of accounts receivable sold, guarantee deposit, program fee and other related expenses. The Company lost control of these accounts receivable at the time of transfer to the bank, and therefore the transaction was accounted for as a sale of accounts receivable, for which the book value of the accounts receivable was derecognized and difference between the book value and the proceeds received was recorded as non-operating loss. Loss on sale of accounts receivable were $749 thousand and $336 thousand for the nine months ended September 30, 2006 and 2007, respectively.

After the transfer of the accounts receivable, the Company continues to service, administer, and collect these accounts receivable on behalf of the bank. The Company collects on the initial receivables and transfers certain new accounts receivable having similar value to replace the collected receivables. Collected receivables not yet replaced by new accounts receivable due to timing difference are recorded as other current liability on the balance sheet, which amounted to $4,657 thousand, 4,913 thousand and $1,367 thousand as of September 30, 2006, December 31, 2006 and September 30, 2007. Total accounts receivable sold was $17,663 thousand, $12,463 thousand and $2,449 thousand as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively.

8. INVENTORIES

	September 30, 2006	December 31, 2006	September 30, 2007
Raw materials	$7,586	$10,304	$6,563
Work in process	1,931	2,333	2,210
Finished goods	1,393	1,831	2,324
Supplies and spare parts	7,018	5,810	2,646
Supplies in transit	270	694	185

	18,198	20,972	13,928
Less: Allowance for obsolescence	(3,990)	(4,037)	(2,084)

	$14,208	$16,935	$11,844

The changes in allowance for obsolescence were as follows:

	Nine Months Ended September 30
	2006	2007
Balance, beginning of period	$1,654	$4,037
Additions	4,830	1,740
Write-offs	(2,494)	(3,693)

Balance, end of period	$3,990	$2,084

9. EQUITY METHOD INVESTMENTS

The investment in ASE Investment (Labuan) Inc. (incorporated in Malaysia in June 1999) was made in connection with the acquisition of the operation of the Motorola Semiconductor Products Sector Businesses in Paju, Korea. As of September 30, 2006, December 31, 2006 and September 30, 2007, the Company held a 30% ownership interest in ASE Investment (Labuan) Inc. at carrying value of $71,291 thousand, $75,979 thousand and $87,683 thousand, respectively.

For the three months and nine months ended September 30, 2006, equity in earnings of $5,604 thousand and $13,318 thousand was recognized, respectively. For the three months and nine months ended September 30, 2007, equity in earnings of $4,320 thousand and $11,704 thousand was recognized, respectively. The carrying amounts of the investments accounted for using the equity method and the related equity in earnings or losses of equity method investees were determined based on the reviewed financial statements of the investees for the same periods as the Company.

10. PROPERTY, PLANT AND EQUIPMENT, NET

	September 30, 2006	December 31, 2006	September 30, 2007
Cost
Buildings and improvements	$112,981	$114,296	$116,191
Machinery and equipment	897,175	927,249	933,297
Furniture and fixtures	18,863	18,964	19,709
Leased assets—machinery and equipment	14,150	23,259	16,675
Machinery in transit and prepayments	14,922	8,515	25,169
Construction in progress	1,256	12	370

	1,059,347	1,092,295	1,111,411

Accumulated depreciation
Buildings and improvements	53,038	52,700	59,158
Machinery and equipment	590,227	630,496	670,143
Furniture and fixtures	14,235	14,581	16,038
Leased assets—machinery and equipment	3,699	5,083	6,964

	661,199	702,860	752,303

	$398,148	$389,435	$359,108

Capitalized interest consists of the following:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2007	2006	2007
Total interest expense including capitalization	$3,714	$1,474	$10,853	$4,592
Less: Capitalized interest	(82)	(76)	(317)	(137)

Interest expense	$3,632	$1,398	$10,536	$4,455

Capitalization rate	3.11% – 5.67%	1.56% – 3.96%	1.75% – 5.67%	1.56% – 6.00%

11. LONG-TERM DEBTS

	September 30, 2006	December 31, 2006	September 30, 2007
Bank loans	$208,006	$105,039	$83,742
Capital lease obligation (Note 19)	10,226	15,085	2,050

	218,232	120,124	85,792
Less: Current portion	(76,682)	(34,418)	(20,282)

	$141,550	$85,706	$65,510

a.	Bank loans

	September 30, 2006	December 31, 2006	September 30, 2007
ASE Test, Inc.
Repayable by December 2009 in quarterly installments, interest at 2.63%, 2.69% and 3.19% as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively	$5,562	$5,640	$2,251
Repayable by May 2008 in semi-annual installments, interest at 3.10% as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively	5,446	3,682	1,837
Repayment at maturity in August 2007, interest at 2.19% and 2.25% as of September 30, 2006 and December 31, 2006, respectively	15,128	15,339	—

	26,136	24,661	4,088

ISE Labs
Repayable by July 2009 in quarterly installments, interest at 6.15%, 6.10% and 6.10% as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively	1,247	1,143	831
Repayable by March 2009 in quarterly installments, interest at 6.10%, 6.10% and 5.97% as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively	1,373	1,235	823

	2,620	2,378	1,654

ASE Test Finance
Repayable in semi-annual installments from August 2008 to August 2010, interest at 6.19%, 6.23% and 6.00% as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively	78,000	78,000	78,000
Repaid in December 2006, interest at 6.43%	101,250	—	—

	179,250	78,000	78,000

	$208,006	$105,039	$83,742

Bank loans obtained by ASE Test Finance were restricted for the use in the redemption of ASE Test Finance’s and the Company’s loans. The Company and ASE Inc. provided guarantees for ASE Test Finance’s payment obligations under the $78,000 thousand loan. Under the guaranty, the Company is required to maintain certain financial ratios and the tangible net worth of the Company shall not be less than $450 million at any time.

The loan agreements specify the following non-financial covenants:

Without the prior written consent from the majority of the banks, the Company should not:

a)	Pledge its assets, assume liabilities or dispose of assets in excess of 20% of total assets, unless the transaction involves a transfer of assets between affiliates. Assets in exchange for other comparable or superior as to type are excluded from this covenant; or

b)	Merge with any other entity or make investments in excess of $100 million or acquire material assets from another entity.

The abovementioned bank loan contracts have variable interest rates and are subject to adjustments by banks or changes in prime rate. In addition, several of the loan agreements have default provisions, whereby a default under one debt agreement may also trigger cross-defaults under other debt agreements.

As of September 30, 2007, the Company was in compliance with its financial and non-financial covenants.

Long-term debt by currencies other than U.S. dollars as of September 30, 2006, December 31, 2006 and September 30, 2007 is as follows:

	September 30, 2006		December 31, 2006		September 30, 2007
	(In Thousands)		(In Thousands)		(In Thousands)
New Taiwan dollars	NT$	863,795	NT$	803,845	NT$	133,543

Such amounts have been translated into U.S. dollars at the spot rates quoted by Bank of Taiwan of NT$33.05 to US$1, NT$32.596 to US$1 and NT$32.667 to US$1 as of September 30, 2006, December 31, 2006 and September 30, 2007, respectively.

As of September 30, 2007, the maturities of long-term debts are as follows:

2008	$20,282
2009	33,668
2010	31,790
2011	52

$85,792

12. SHAREHOLDERS’ EQUITY

As stipulated by the Company Laws of ROC, the Company’s subsidiary in the ROC is required to make an appropriation for legal capital reserve at 10% of net income as determined in accordance with ROC GAAP. Use of the legal capital reserve is restricted to certain purposes, including the offset of a deficit, and when total legal reserve has reached 50% of total capital stock at par, up to 50% thereof may be transferred to capital stock. As of September 30, 2007, total legal capital reserve approximated US$37,533 thousand and was not available for distribution.

Stock Option Plans

As of September 30, 2007, the Company had three stock option plans, the 1999, 2000 and 2004 Option Plans. Stock options granted under these plans are exercisable for ordinary shares of the Company and vest ratably over a period of three and five years. The options expire five or ten years from the date of grant.

Information regarding stock options granted or modified after January 1, 2004 is presented below:

ASE Test Limited

	Nine Months Ended September 30
	2006			2007
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values
Beginning outstanding balance	292,500	$6.21		413,500	$7.28
Option granted	130,000	9.60	$9.60	—	—	$—

Option exercised	(9,000)	6.10		(33,750)		7.38
Option forfeited	—	—		(12,000)	6.10
Option expired	—	—		—	—
Ending outstanding balance	413,500	7.28		367,750	7.31

Options outstanding on September 30, 2007, the related weighted average exercise price and remaining contractual life information are as follows:

	Outstanding Shares	Exercisable Shares	Weighted Average Remaining Life (Years)
Options with exercise price of:
$5.50	60,000	36,000	6.9
$6.10	21,000	9,000	7.1
$6.50	172,500	111,000	6.8
$9.79	108,000	27,500	8.5
$8.10	6,250	1,200	8.9

	367,750	184,700

The Company has computed, for pro forma disclosure purposes, the fair value of options granted using the Black-Scholes option pricing model with the following assumptions:

Nine Months Ended September 30, 2006
Risk-free interest rate	4.88%
Expected life	3 – 5 years
Expected volatility	59.95% – 62.03%
Expected dividend	0%

ASE Inc.

ASE Inc., the parent company, has two option plans, which were adopted in 2002 and 2004. Under the terms of the plans, stock options are granted to employees including those of the Company. The option rights expire ten years from the date of grant. On the second anniversary of the grant date, 40% of the options become vested and the remaining options vest ratably over a period of three years thereafter.

Information regarding the ASE Inc.’s stock option plans for the Company and its subsidiaries is as follows:

	Nine Months Ended September 30
	2006			2007
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values
Beginning outstanding balance	52,926,580	$0.60		40,528,870	$0.61
Options granted	—	—	$—	—	—	$—

Options forfeited	(2,405,300)	0.61		(541,050)	0.52
Options expired	—	—		—	—
Options exercised	(5,318,440)	0.56		(9,562,080)	0.45

Ending outstanding balance	45,202,840	0.60		30,425,740	0.51

Options outstanding on September 30, 2007, the related weighted average exercise price and remaining contractual life information are as follows:

	Outstanding Shares	Exercisable Shares	Weighted Average Remaining Life (Years)
Options with exercise price
$0.38	9,921,400	7,436,900	5.2
$0.51	3,907,240	2,910,160	5.9
$0.60	14,656,100	6,093,300	6.7
$0.49	1,941,000	484,000	7.6

	30,425,740	16,924,360	6.0

The fair value of the common stock options issued was determined using a Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.80% – 2.50%
Expected life	5 years
Expected volatility	47% – 59%
Expected dividend	3.00%

For purposes of pro forma disclosure, the estimated fair values of the options are amortized to expense ratably over the option vesting periods. Had the Company recorded compensation costs based on the estimated grant date fair value, the Company’s net income would have been reduced to the pro forma amounts below (EPS in U.S. dollars).

	Nine Months Ended September 30
	2006	2007
Net income	$117,568	$53,431
Stock-based compensation expense (net of related tax effect)
From the Company	(225)	(273)
From ASE Inc.	(2,495)	(2,053)

Pro forma net income	$114,848	$51,105

Basic EPS: As reported	$1.17	$0.53

Pro forma	$1.15	$0.51

Diluted EPS: As reported	$1.17	$0.52

Pro forma	$1.15	$0.50

Unrealized Gain on Financial Instruments

For the nine months ended September 30, 2006 and 2007, movements of unrealized gain on financial instruments were as follows:

	Available-for- sale Financial Assets	Gain on Cash Flow Hedge	Total
Nine months ended September 30, 2006

Balance, beginning of period	$—	$—	$—
Effect of initial adoption of ROC SFAS No.34	83,751	—	83,751
Recognized in shareholders’ equity	2,761	—	2,761
Transferred to profit	143	—	143
Cumulative translation adjustments	7	—	7

Balance, end of period	$86,662	$—	$86,662

Nine months ended September 30, 2007

Balance, beginning of period	$123,962	$—	$123,962
Recognized in shareholders’ equity	25,783	105	25,888
Transferred to profit	(320)	—	(320)
Cumulative translation adjustments	(18)	37	19

Balance, end of period	$149,407	$142	$149,549

13. PENSION PLAN

The Labor Pension Act (the “Act”), which took effect in the ROC on July 1, 2005, provides for a pension mechanism that is deemed a defined contribution pension plan. The employees who were subject to the Labor Standards Law of the ROC before the enforcement of this Act may choose to be subject to the pension mechanism under this Act or may continue to be subject to the pension mechanism under the Labor Standards Law. For those employees who were subject to the Labor Standards Law before July 1, 2005, work for the same company after July 1, 2005 and choose to be subject to the pension mechanism under the Act, their service years as of July 1, 2005 will be retained. Under the Act, the rate of an employer’s monthly contribution to the employees’ personal pension accounts should not be less than 6% of each employee’s monthly salary or wage. Thus, since July 1, 2005, ASE Test, Inc. has made monthly contributions based on each employee’s salary or wage to personal pension accounts, and recognized pension costs of $1,482 thousand and $1,253 thousand for the nine month periods ended September 30, 2006 and 2007.

ASE Test, Inc. has a defined benefit pension plan for its regular employees. Retirement benefits are based on the length of service and average salaries or wages of the last six months before retirement. ASE Test, Inc. makes monthly contributions, at 2% of salaries and wages, to plan assets which are in the name of, and are administered by, the employee pension plan committee and are deposited in the Central Trust of China (the “CTC”), an ROC government agency. ASE Test, Inc. also accrued pension cost of executive managers. Pension cost for executive managers was $50 thousand and $88 thousand for the nine months ended September 30, 2006 and 2007, respectively. As of September 30, 2006 and 2007, accrued pension cost of aforementioned plan was $61 thousand and $387 thousand, respectively.

ISE Labs, Inc. has a defined contribution plan (“401k plan”) for eligible employees. This plan permits employees to make contributions up to the maximum limits allowable under the U.S. Internal Revenue Code Section 401k. ASE Test Malaysia and ASE Singapore Pte Ltd. also have a defined contribution plan. The Company has no other post-retirement or post-employment benefit plans.

14. EMPLOYEES BENEFITS, DEPRECIATION AND AMORTIZATION

	Nine Months ended September 30
	2006			2007
	Cost of Revenues	Operating Expenses	Total	Cost of Revenues	Operating Expenses	Total
Employees benefits
Salary	$44,830	$16,550	$61,380	$43,104	$16,713	$59,817
Pension	2,557	913	3,470	2,345	917	3,262
Insurance	3,235	1,346	4,581	3,138	1,021	4,159
Others	4,764	970	5,734	3,445	1,339	4,784

	$55,386	$19,779	$75,165	$52,032	$19,990	$72,022

Depreciation	$83,029	$1,830	$84,859	$81,863	$1,732	$83,595

Amortization	$4,101	$1,350	$5,451	$3,117	$949	$4,066

15. INCOME TAX

The ROC government enacted the Alternative Minimum Tax Act (the “AMT Act”), which became effective on January 1, 2006. The alternative minimum tax (“AMT”) imposed under the AMT Act is a supplemental tax levied at a rate of 10% which is payable if the income tax payable determined pursuant to the Income Tax Law is below the minimum amount prescribed under the AMT Act. The taxable income for calculating the AMT includes most of the income that is exempted from income tax under various laws and statutes. ASE Test, Inc., the Company’s Taiwan based subsidiary, has considered the impact of the AMT Act in the determination of its tax liabilities.

a.	Income tax expense attributable to continuing operations is summarized as follows:

	Nine Months Ended September 30
	2006	2007
Tax expense based on pre-tax accounting income from continuing operations at statutory rate	$32,531	$22,066
Add (deduct) tax effects of:
Permanent differences
Tax-exempt income—tax holiday	(8,305)	(3,607)
Other	(30)	140
Temporary differences
Depreciation and capital allowance	(8,461)	(8,000)
Depreciation	4,331	1,789
Other	1,776	(1,545)

	21,842	10,843
Loss carryforward	(4,941)	—
Income taxes on undistributed earnings	—	8,780
Credits for investments, investment in machinery and equipment, and research and development	(10,410)	(13,427)
Net change in deferred income tax for the period	12,607	19,310
Adjustment of prior years’ income tax	(128)	(697)

Income tax expense	$18,970	$24,809

The above-mentioned taxes on pre-tax accounting income (loss) based on the applicable statutory rates for both domestic and foreign entities are shown below:

	Nine Months Ended September 30
	2006	2007
Domestic entity	$2,890	$3,950
Foreign entities
ASE Test, Inc. (25% statutory rate)	28,389	12,495
ASE Test Malaysia (27%-28% statutory rate)	1,696	5,796
ISE Labs (federal tax rate 34% and state tax rate 6%)	(444)	(175)

	$32,531	$22,066

ASE Test Inc. has a five-year income tax exemption projects beginning from January 2006. A portion of ASE Test, Inc.’s income from the testing of semiconductors is exempt from income tax. ASE Singapore Pte Ltd., a subsidiary of ISE Labs, has been granted pioneer status under the provisions of the Economic Expansion Incentives (Relief from Income Tax) Act for its operations in Singapore for a qualifying period of 10 years commencing September 1, 1998. During the qualifying period, all income arising from pioneer status activities is wholly exempt from income tax. The per share effect (basic earnings per share) of tax holiday is $0.08 and $0.04 for the nine months ended September 30, 2006 and 2007, respectively.

b.	Deferred income tax assets and liabilities are summarized as follows:

	September 30, 2006	December 31, 2006	September 30, 2007
Current deferred income tax assets
Unused tax credits	$1,432	$22,639	$4,490
Other	950	1,241	1,747

	2,382	23,880	6,237
Less : valuation allowance	(425)	(319)	(530)

	$1,957	$23,561	$5,707

Noncurrent deferred income tax assets
Unused tax credits	$24,559	$9,706	$16,404
Tax effect of unabsorbed capital allowance	7,542	6,284	1,098
Loss carryforward	8,731	8,196	8,890
Other	574	(17)	(2,138)

	41,406	24,169	24,254
Less : valuation allowance	(13,469)	(11,046)	(12,618)

	$27,937	$13,123	$11,636

Noncurrent deferred income tax liabilities	$1,289	$608	$577

In assessing the realization of deferred income tax assets, the Company considers its future taxable earnings and expected timing for the reversal of temporary differences. In addition, in the event future taxable earnings do not materialize, the Company will consider executing certain tax planning strategies available to realize the deferred income tax assets. The valuation allowance is provided to reduce the gross deferred income tax assets to an amount which the Company believes will more likely than not be realized. Deferred income tax assets and liabilities are classified in the consolidated balance sheets based on the classification of the related assets or liabilities or the expected timing of the reversal of temporary differences.

c.	As of September 30, 2007, unused tax credits which can be utilized to offset future income tax, are set forth below:

Year of Expiry
2008	$6,241
2009	2,432
2010	2,160
2011	1,954
2012 and thereafter	8,107

$20,894

In the ROC, tax credits may be utilized to reduce up to 50% of income tax payable each year. In the expiring year, any remaining unused tax credits may be used entirely.

The U.S. Federal and California State net operating loss carry forwards of ISE Labs as of September 30, 2007 approximated $21.6 million and $31.9 million which expire in 2026 and 2015, respectively.

16. DISCLOSURES FOR FINANCIAL INSTRUMENTS

a.	Fair values of financial instruments were as follows:

	September 30, 2006		December 31, 2006		September 30, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Non-derivative financial instruments

Assets
Available-for-sale financial assets—current	$95,768	$95,768	$89,341	$89,341	$126,033	$126,033
Available-for-sale financial assets—noncurrent	167,597	167,597	204,851	204,851	229,459	229,459
Pledged time deposit ( included in other assets )	4,790	4,790	5,276	5,276	5,517	5,517

Liabilities
Long-term debts (including current portion)	218,232	218,232	120,124	120,124	85,792	85,792

Derivative financial instruments

Financial currency forward contracts	(480)	(480)	(262)	(262)	566	566
Cross currency swap contracts	—	—	—	—	636	636

b.	Methods and assumptions used in the determination of fair values of financial instruments were as below:

1)	The aforementioned financial instruments do not include cash, notes and accounts receivable, receivables from related parties, pledged time deposit-current, notes and accounts payable, payable to related parties, accrued expenses and payables for property, plant and equipment. These financial instruments’ carrying amounts approximate their fair values.

2)	Fair values of available-for-sale financial assets are determined based on their quoted market prices. Fair values of derivatives were determined using valuation techniques incorporating estimates and assumptions that were consistent with prevailing market conditions.

3)	The carrying amount of pledged time deposit reflects its fair value.

4)	Fair values of long-term debts were based on the present value of expected cash flows discounted at current interest rates of similar long-term debts. The carrying amount of long-term debts approximates their fair value.

c.	The Company recognized $810 thousand and $1,255 thousand of losses for the three months and nine months ended September 30, 2006, respectively for the changes in fair value of derivatives determined using valuation techniques. The Company recognized $195 thousand and $1,008 thousand of losses for the three months and nine months ended September 30, 2007, respectively for the changes in fair value of derivatives determined using valuation techniques.

d.	As of September 30, 2006, December 31, 2006 and September 30, 2007, financial assets exposed to fair value interest rate risk were $4,960 thousand, $6,081 thousand and $5,726 thousand, respectively, financial liabilities exposed to fair value interest rate risk were $2,889 thousand, $1,781 thousand and $169 thousand, respectively. Financial assets exposed to cash flow interest rate risk were $61,341 thousand, $62,088 thousand and $32,830 thousand, respectively, and financial liabilities exposed to cash flow interest rate risk were $199,941 thousand, $101,358 thousand and $80,251 thousand, respectively.

e.	For the three months and nine months ended September 30, 2006, the Company recognized interest income of $948 thousand and $2,400 thousand, and interest expense (including capitalized interest) of $3,714 thousand $10,853 thousand, respectively, for those financial assets or liabilities that are not categorized as financial assets or liabilities at fair value through profit and loss. For the three months and nine months ended September 30, 2007, the Company recognized interest income of $987 thousand and $2,542 thousand, and interest expense (including capitalized interest) of $1,474 thousand and $4,592 thousand, respectively, for those financial assets or liabilities that are not categorized as financial assets or liabilities at fair value through profit and loss.

f.	The derivative instruments employed by the Company are to mitigate risks arising from the ordinary business operation. All derivative transactions engaged by the Company should be designated into two purposes: hedging and speculating which are governed by separated internal guidelines and controls. Derivative transactions enter for hedging purposes must hedge the risk against fluctuation in foreign exchange and interest rates arising from operating activities. The currency and the amount of derivative instruments held by the Company must match the Company’s assets and liabilities.

g.	Information about financial risk

1)	Market risk

The Company invested in open-end funds and listed shares which are traded in active market. The fair value of financial assets was changed based on market condition. All derivative financial instruments are mainly used to hedge the exchange rate fluctuations of foreign currency denominated assets and liabilities. Therefore, the market risk of derivatives will be offset by the foreign exchange risk of these assets and liabilities.

2)	Credit risk

Credit risk represents the potential loss that would be incurred by the Company if the counter-parties or third-parties breached contracts. Risk factors are including the concentration degree, components and contract amounts of financial instruments. The counter-parties or third-parties to the foregoing financial instruments are reputable financial institutions and business organizations. Management believes that the Company’s exposure to default by those parties is low.

3)	Liquidity risk

The Company believes its liquidity risk is low because the Company’s working capital, which includes investments in mutual funds and other marketable securities that are readily convertible to cash at or near fair market value, is sufficient to fulfill its obligations incurred in the operation.

4)	Cash flow interest rate risk

The Company mainly engages in floated-interest-rate debt. Therefore, cash flows are expected to increase $803 thousand while the market interest rate increases by 1%.

h.	Cash flow hedge

ASE Test Inc. entered into cross currency swap contract to hedge exposures from fluctuations in both exchange rate and interest rates on its receivable from affiliate, ASE Test Finance.

Outstanding cross currency swap contracts as of September 30, 2007 were as follows:

Maturity Date	Contract Amount	Interest Rates Paid	Interest Rates Received
	(In Thousand)
October 17, 2007	USD 20,000/ NTD 661,540	5.798%	2.92%
October 22, 2007	USD 20,000/ NTD 662,460	5.800%	2.90%

Net evaluation gains for derivative financial instruments for hedging was $599 thousand as of September 30, 2007 and was recorded as deduction of interest income $36 thousand, exchange gain $530 thousand and the adjustments of stockholders’ equity $105 thousand, respectively.

Net gains for derivative financial instruments for hedging was $433 thousand for the nine months ended September 30, 2007 and was recorded as deduction of interest income $121 thousand, exchange gain $449 thousand and the adjustments of stockholders’ equity $105 thousand, respectively.

17. RELATED PARTY TRANSACTIONS

a.	Related parties

Related Parties	Relationship
ASE Inc.	Parent company
ASE Korea, Inc.	Affiliate
ASE (Shanghai) Inc.	Affiliate
ASE (U.S.) Inc.	Affiliate
ASE Japan Co., Ltd. (“ASE Japan”)	Affiliate
ASE Electronics, Inc. (“ASEE”)	Affiliate (starting August 2006)
ASE Assembly & Test (Shanghai) Limited	Affiliate (Formerly Global Advanced Packing Technology Limited, starting January 2007)

b.	Significant related party transactions:

	Nine Months Ended September 30
	2006	2007
1) Revenue

ASE Inc.	$33,974	$22,411

The revenue from related parties is generated from jointly marketed turnkey services.

2)	Purchase of machinery and equipment

ASE Inc.	$4,475	$2,727
ASE Assembly & Test (Shanghai) Limited	—	2,280
ASE Korea, Inc.	7,100	—

	$11,575	$5,007

(Continued)

	Nine Months Ended September 30
	2006	2007
3) Purchase of raw materials

ASEE	$184	$2,508
ASE Inc.	2,236	—
Other	1	274

	$2,421	$2,782

4) Sale of property, plant and equipment

ASE Korea, Inc.	$4,927	$2,691
ASE Inc.	338	1,717
ASE Assembly & Test (Shanghai) Limited	—	235
ASE Japan	1,226	54

	$6,491	$4,697

5)	Service fees

The Company engages ASE (U.S.) Inc. as a sales agent and the service fees paid were based on monthly service-related costs and expenses incurred (limited amounts prescribed for costs and expenses). Total service fees were $3,746 thousand and $3,565 thousand for the nine months ended September 30, 2006 and 2007, respectively.

c.	Balances at period end:

	September 30, 2006	December 31, 2006	September 30, 2007
Receivable
ASE Inc.	$20,069	$13,811	$16,502
ASE Korea, Inc.	4,598	73	1,630
Other	508	734	910

	$25,175	$14,618	$19,042

Payable
ASE Inc.	$2,645	$4,207	$4,354
ASE Assembly & Test (Shanghai) Limited	—	—	2,213
ASEE	184	565	757
Other	725	365	615

	$3,554	$5,137	$7,939

These transactions were conducted at prices and terms comparable to those applied in transactions with unrelated companies, except for the purchases and sales of machinery and equipment which were recorded at net book values.

18. ASSETS PLEDGED

The following assets have been pledged or mortgaged as collaterals for bank loans and as guarantees for the employment of foreign labor and the lease of office buildings:

	September 30, 2006	December 31, 2006	September 30, 2007
Machinery and equipment, net	$7,657	$7,326	$6,001
Pledged time deposit (included in other assets-other)	4,790	5,276	5,517

	$12,447	$12,602	$11,518

19. COMMITMENTS AND CONTINGENCIES

a.	Lease commitments

1)	Operating leases

ASE Test, Inc. leases the land on which its buildings are situated under various operating lease agreements with the government expiring on various dates through February 2015. The lease agreements grant ASE Test, Inc. the option to renew the leases and reserve the right for the lessor to adjust the lease charges upon an increase in the assessed value of the land and to terminate the leases under certain conditions. Moreover, the Company leases machinery, equipment and office building under non-cancellable operating lease agreements. The rental expenses for the nine months ended September 30, 2006 and 2007 were $ 34,085 thousand and $19,574 thousand, respectively. The future minimum lease payments under the above-mentioned operating leases are as follows:

2007.10.1-2008.9.30	$4,861
2008.10.1-2009.9.30	6,853
2009.10.1-2010.9.30	5,021
2010.10.1-2011.9.30	3,325
2011.10.1 and thereafter	407

Total minimum lease payments	$20,467

2)	Capital leases

In addition, the Company also leases machinery and equipment under non-cancellable capital lease agreements. As of September 30, 2007, the net book value of the machinery and equipment acquired under the capital obligations amounted to $9,711 thousand. The future minimum lease payments under capital leases as of September 30, 2007 are as follows:

2007.10.1-2008.9.30	$1,213
2008.10.1-2009.9.30	812
2009.10.1-2010.9.30	36
2010.10.1-2011.9.30	22
2011.10.1 thereafter	49

Total minimum lease payments	2,132
Less: Imputed interest	(82)

Present value of future lease obligations	2,050
Capital lease obligation, current	(1,880)

Capital lease obligation, long-term	$170

b.	The Company had no unused letters of credit as of September 30, 2007.

c.	The Company had commitments to certain vendors to purchase property, plant and equipment of approximately $34,021 thousand, and had prepaid $3,635 thousand as of September 30, 2007.

d.	At September 30, 2007, the Company did not have any significant unasserted claims or pending litigations.

20. LOSS ON FIRE DAMAGE

Significant Unusual Loss

ASE Test, Inc., incurred fire damage to its production lines in Chung Li, Taiwan on May 1, 2005, and recognized an estimated loss of $52,014 thousand for damages to its machinery and equipment. With the assistance of external counsel, the Company submitted insurance claims of $790 thousand to its insurers for compensation for damages which the Company believed to be clearly identifiable and reasonably estimated, and recorded such amount as an offset to fire loss in 2005.

The Company reached final settlement with the insurers in June 2006 with regards to the fire damage incurred to the production lines in Chung Li. The final settlement amount of $27,289 thousand, offset by the $790 thousand recorded in 2005, was recorded in the current period. The Company also reversed $5,641 thousand of impairment loss recognized in 2005 after a careful analysis of the increase in the estimated service potential of the production line facilities by an external specialist. Net amount of $32,145 thousand, including the reversal of $5 thousand of other accruals, was recognized as a gain on insurance settlement and loss recovery for the nine months ended September 30, 2006. All of the insurance recoveries were received in August 2006.

21. SUBSEQUENT EVENTS

On September 4, 2007, the Company had signed the Scheme Implementation Agreement with its parent company, ASE Inc., to acquire the Company’s remaining ordinary shares which ASE Inc. does not directly or indirectly own. The Company’s ordinary shares are listed on the NASDAQ and in the form of TDRs, where each TDR represents 0.0125 the Company’s ordinary shares. Under the terms of the proposed acquisition, the all cash acquisition consideration consists of USD$14.78 for each the Company’s ordinary share listed on NASDAQ and the NT$ equivalent of USD $0.185 (based on the prevailing exchange rate) for each the Company’s TDRs. The proposed acquisition will be effected by way of a scheme of arrangement under Section 210 of the Companies Act of Singapore (“Singapore Companies Act”). If the requisite approval is obtained and the other conditions precedent are met, upon the consummation of the proposed transaction, the Company will become an indirect wholly-owned subsidiary of ASE Inc. and the Company’s ordinary shares will be delisted from NASDAQ and the TDRs will be delisted from the Taiwan Stock Exchange. As of December 11, 2007, the acquisition process is still in progress.

22. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

The Company’s interim consolidated financial statements have been prepared in accordance with ROC GAAP, which differ in the following respects from U.S. GAAP:

a.	Pension benefits

ASE Test, Inc. adopted U.S. Statement of Financial Accounting Standards (U.S. SFAS) No. 87, “Employers’ Accounting for Pensions” (U.S. SFAS No.87) on January 1, 1987, which requires the Company to determine the accumulated pension obligation and the pension expense on an actuarial basis.

U.S. SFAS No. 87 was amended by U.S. SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (U.S. SFAS No.158) on September 29, 2006, which requires employers to recognize the overfunded or underfunded status of a defined benefit pension plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the period in which the changes occur through comprehensive income. U.S. SFAS No. 158 defines the funded status of a benefit plan as the difference between the fair value of the plan assets and the projected benefit obligation. Previously unrecognized items such as gains or losses, prior service credits and transition assets or liabilities will be recognized in accumulated other comprehensive income and will be subsequently recognized through net periodic benefit cost pursuant to the provisions of U.S. SFAS No. 87. The Company adopted U.S. SFAS No.158 on December 31, 2006.

ROC SFAS No. 18 “Accounting for Pensions” is similar in many respects to U.S. SFAS No. 87 and was adopted by ASE Test, Inc. in 1996. However, ROC SFAS No. 18 does not require a company to recognize the overfunded or underfunded status of a defined benefit pension plan as an asset or liability in the statement of financial position. The difference in the dates of adoption gives rise to a U.S. GAAP difference in the actuarial computation for transition obligation pension expense and the related amortization.

b.	Bonuses to employees, directors and supervisors

According to ROC regulations and the Articles of Incorporation of ASE Inc. and ASE Test, Inc. a portion of the Company’s earnings is required to be set aside as bonuses to employees, directors and supervisors. Bonuses to directors and supervisors are always paid in cash. However, bonuses to employees may be granted in cash or stock or both. All of these appropriations, including stock bonuses which are valued at par value of NT$10, are charged against retained earnings under ROC GAAP after such appropriations are formally approved by the shareholders in the following year.

Under U.S. GAAP, such bonuses are charged against income in the accounting period earned. Shares issued as part of these bonuses are recorded at fair market value. The total amount of the aforementioned bonuses to be paid in the following year is initially accrued based on management’s estimate pursuant to the Company’s Articles of Incorporation in the period in which shareholders’ approval is obtained, which normally occurs during the subsequent year. Any difference between the initially accrued amount and the fair market value of any shares issued as bonuses is recognized in the year of approval by shareholders.

ASE Inc. pays the bonuses on behalf of the Company and does not require reimbursement. For U.S. GAAP reporting purposes, bonus payments made by ASE Inc. directly to ASE Test, Inc.’s employees are recorded as compensation expense for the Company and credited to additional paid-in capital.

The impact of bonuses under U.S. GAAP to specific cost and expense categories is as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2007	2006	2007
Cost of revenues	$1,880	$6,244	$6,997	$2,452
Selling, general and administrative expenses	878	1,913	3,382	(749)
Research and development	288	954	1,069	375

	$3,046	$9,111	$11,448	$2,078

c.	Depreciation of buildings

Under ROC GAAP, buildings may be depreciated over their estimated life or up to 40 years based on ROC practices and tax regulations. For U.S. GAAP purposes, buildings are depreciated over their estimated economic useful life of 25 years.

d.	Depreciation on the excess of book value on transfer of buildings between related parties

ASE Test, Inc. purchased buildings and facilities from its affiliate, ASE Technology, in 1997. The purchase price was based on market value, which represented the portion of the purchase price in excess of book value NT$17,667 thousand (US$642 thousand) was capitalized by ASE Test, Inc. as allowed under ROC GAAP. Under U.S. GAAP, transfers of assets between related parties are recorded at historical costs. Therefore, depreciation on the capitalized amount recorded under ROC GAAP is reversed under U.S. GAAP until the buildings and facilities are fully depreciated or disposed.

e.	Impairment of long-lived assets

Under U.S. GAAP, an impairment loss is recognized when the carrying amount of an asset or a group of assets is not recoverable from the expected future cash flows and the impairment loss is measured as the difference between the fair value and the carrying amount of the asset or group of assets. The impairment loss is recorded in earnings and cannot be reversed subsequently. Effective January 1, 2002, long-lived assets (excluding goodwill and other indefinite lived assets) held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Under ROC GAAP, effective January 1, 2005, the Company is required to recognize an impairment loss when an indication is identified that the carrying amount of an asset or a group of assets is not recoverable from the expected future cash flows. However, if the recoverable amount increases in a future period, the amount previously recognized as impairment would be reversed and recognized as a gain. The adjusted amount may not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

Prior to January 1, 2005, the Company followed U.S. GAAP in accounting for impairment of long-lived assets for ROC GAAP purpose.

As discussed in Note 20, the Company reversed $5,641 thousand of impairment loss recognized in 2005 under ROC GAAP after a careful analysis of the increase in the estimated service potential of the production line facilities by an external specialist. Reversal the amount is prohibited under U.S. GAAP. As such, differences in the cost basis of these damaged machinery and equipment and associated depreciation expense between ROC and U.S. GAAP are reflected in the reconciliation.

f.	Stock-based compensation

Under U.S. GAAP, stock-based compensation expense for the three months and nine months ended September 30, 2006 and 2007 includes compensation expense for all unvested stock-based compensation awards granted prior to January 1, 2006 that are expected to vest, based on the grant date fair value estimated in accordance with the transition method and the original provision of U.S. SFAS No. 123, “Accounting for Stock-Based Compensation” (“U.S. SFAS No. 123”). Upon an employee’s termination, unvested awards are forfeited, which affects the quantity of options to be included in the calculation of stock-based compensation expense. Forfeitures do not include vested options that expire unexercised. Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimate in accordance with the provisions of U.S. SFAS No. 123R, “Share-Based Payment” (“U.S. SFAS No. 123R”). The Company recognizes these compensation costs using the graded vesting method over the requisite service period of the award, which is generally the option vesting term of five years. Prior to the adoption of U.S. SFAS No. 123R, the Company recognized stock-based compensation expense in accordance with U.S. Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). See Note 23d a further discussion on stock-based compensation.

ASE Inc. pays certain employee compensation amounts, by means of stock options, on behalf of the Company and does not require reimbursement. For U.S. GAAP reporting purposes, such payments made by ASE Inc. directly to the employees of ASE Test and subsidiaries are recorded as compensation expense for the Company and credited to additional paid-in capital.

Certain characteristics of the stock options granted under the ASE 2002 Option Plan made the fair values of these options not reasonably estimable using appropriate valuation methodologies as prescribed under U.S. SFAS No. 123 and have been accounted for using the intrinsic value method. Upon the adoption of U.S. SFAS No. 123R, the Company continued to account for these stock options based on its intrinsic value, remeasured at each reporting date through the date of exercise or other settlement.

Under ROC GAAP, employee stock option plans that are amended or have options granted on or after January 1, 2004 must be accounted for by the interpretations issued by the ARDF in Taiwan. The Company adopted the intrinsic value method and any compensation expense determined using this method is recognized over the vesting period. No stock-based compensation expense was recognized under ROC GAAP for the three months and nine months ended September 30, 2006 and 2007, respectively.

g.	Goodwill

Prior to January 1, 2006, under ROC GAAP, the Company amortized goodwill arising from acquisitions over 10 years. The Company adopted ROC SFAS No. 35 on December 31, 2004, and in accordance with this new standard, performed an impairment analysis and recorded an impairment charge of $26,500 thousand for the year ended December 31, 2004 based on a “recoverable amount” as determined by an estimate of discounted cash flows for the next six years. The Company found no impairment as of December 31, 2006.

Effective January 1, 2006, the Company adopted ROC SFAS No. 25 (revised 2005), “Business Combinations-Accounting Treatment under Purchase Method” which is similar to U.S. SFAS No. 142. The Company ceased amortization and reviewed goodwill for impairment in accordance with the provisions of the standard and ROC SFAS No. 35.

Under U.S. GAAP, the Company adopted the provisions of U.S. SFAS No. 142 “Goodwill and Other Intangible Assets”, on January 1, 2002. U.S. SFAS No. 142 requires the Company to review for possible impairment of goodwill existing at the date of adoption and perform subsequent impairment tests on at least an annual basis. In addition, existing goodwill and intangible assets must be reassessed and classified consistently in accordance with the criteria set forth in U.S. SFAS No. 141 and U.S. SFAS No. 142. As a result, the Company ceased to amortize goodwill effective January 1, 2002. Definite lived intangible assets will continue to be amortized over their estimated useful lives.

The determination of whether or not the goodwill is impaired under U.S. SFAS No. 142 is made by first estimating the fair value of the reporting unit and comparing such fair value with its carrying amount, including goodwill. If the carrying amount exceeds the fair value, the Company calculates an implied fair value of the goodwill based on an allocation of the fair value of the reporting unit to its underlying assets and liabilities. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. For the year ended December 31, 2004, the Company recognized an impairment loss of $41,500 thousand for U.S. GAAP purposes.

h.	Undistributed earnings tax

In the ROC, a 10% tax is imposed on unappropriated earnings (excluding earnings from foreign consolidated subsidiaries). For ROC GAAP purposes, the Company records the 10% tax on unappropriated earnings in the year of shareholders’ approval. Starting from 2002, the American Institute of Certified Public Accountants International Practices Task Force (the “Task Force”) concluded that in accordance with Emerging Issues Task Force (EITF) 95-10, “Accounting for tax credits related to dividends in accordance with SFAS 109,” the 10% tax on unappropriated earnings should be accrued under U.S. GAAP during the period the earnings arise and adjusted to the extent that distributions are approved by the shareholders in the following year.

i.	Investments in parent company accounted for as treasury stock

Under ROC GAAP, shareholdings in the parent company are recorded as an available-for-sale financial asset and changes in fair value from a subsequent remeasurement are reported as a separate component of shareholders’ equity. Under U.S. GAAP, according to ARB No. 51 “Consolidated Financial Statements”, there is a presumption that the parent company must approve the subsidiary’s transactions. Accordingly, unless this presumption can be overcome, the investment in the parent company’s stock should be presented within the equity section of a wholly owned subsidiary’s separate financial statements and be accounted for in the same manner as treasury stock. Upon the company’s receipt of cash dividend distributed by the parent company, the cash dividend should be recorded as additional paid-in capital.

j.	Earnings per share

Under both ROC GAAP and U.S. GAAP, basic earnings per share is calculated by dividing net income by the average number of shares outstanding in each period. Other shares issued from unappropriated earnings, such as stock bonuses to employees, are included in the calculation of weighted-average number of shares outstanding from the date of occurrence. For diluted earnings per share, unvested stock options are included in the calculation using the treasury stock method if the inclusion of such would be dilutive.

U.S. SFAS No. 128, “Earnings per share” provides guidance on applying the treasury stock method for equity instruments granted in share-based payment transactions in determining diluted earnings per share, which states that the assumed proceeds shall be the sum of (a) the exercise price, (b) the amount of compensation cost attributed to future services and not yet recognized, and (c) the amount of excess tax benefits that would be credited to additional paid-in capital assuming exercise of the options. Prior to January 1, 2006, the Company used the intrinsic value method to account for its stock-based compensation under both U.S. GAAP and ROC GAAP, resulting in no unrecognized compensation expense being included in the assumed proceeds calculation. However, upon adoption of U.S. SFAS No. 123R, the Company now has unrecognized compensation costs, and therefore, the number of diluted shares included in the diluted earnings per share calculation under U.S. GAAP will be different from that under ROC GAAP.

The following reconciles net income and shareholders’ equity under ROC GAAP as reported in the interim consolidated financial statements to the approximate net income and shareholders’ equity amounts as determined under U.S. GAAP, giving effect to adjustments for the differences listed above.

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2007	2006	2007
Net income	$37,426	$38,057	$117,568	$53,431

Net income based on ROC GAAP
Adjustments:
a. Pension benefits	3	2	8	6
b. Bonuses to employees, directors and supervisors	(3,046)	(9,111)	(11,448)	(2,078)
c. Depreciation of buildings	(165)	(165)	(498)	(493)
d. Depreciation on the excess of book value of buildings transferred between related parties	3	3	10	10
e. Impairment loss reversal
Recoverable amount	—	—	(5,641)	—
Depreciation on recoverable amount	396	298	396	1,059
Gain on disposal of impairment recovery	—	485	—	485
Income tax effect	(99)	(196)	1,311	(386)
f. Stock option compensation
Stock option compensation from ASE Inc.	491	645	(2,494)	(2,053)
Stock option compensation from the Company	(1,303)	(823)	(2,768)	(2,510)
h. Undistributed earnings tax	(1,969)	(1,992)	(7,855)	6,048
i. Cash dividend from investment in parent company accounted for as treasury stock	—	(8,111)	—	(8,111)

	(5,689)	(18,965)	(28,979)	(8,023)

Net income based on U.S. GAAP	$31,737	$19,092	$88,589	$45,408

Earnings per share based on U.S. GAAP (in U.S. dollars)
Basic	$0.32	$0.19	$0.89	$0.45

Diluted	$0.32	$0.18	$0.88	$0.44

Number of shares based on U.S. GAAP (Note 23c)
Basic	100,089,093	100,919,507	100,073,675	100,481,805

Diluted	100,142,089	103,226,050	100,127,625	102,558,617

(Continued)

	September 30, 2006	December 31, 2006	September 30, 2007
Shareholders’ equity

Shareholders’ equity based on ROC GAAP	$764,024	$843,128	$933,876

Adjustments:
a. Pension benefits and additional liability
Pension benefits	(29)	(26)	(20)
Unrecognized pension cost on adoption of U.S. SFAS No. 158	—	(1,712)	(1,712)
b. Bonuses to employees, directors and supervisors	(7,786)	(8,843)	(2,869)
c. Depreciation of buildings	(3,198)	(3,364)	(3,857)
d. Depreciation on the excess of book value of buildings transferred between related parties	(495)	(492)	(482)
e. Impairment loss reversal, net	(3,934)	(3,638)	(2,480)
g. Goodwill
Amortization
—Consolidated subsidiary	35,281	35,281	35,281
—Equity-method investee	1,392	1,392	1,392
Impairment	(15,000)	(15,000)	(15,000)
h. Undistributed earnings tax	(7,855)	(8,936)	(2,888)
i. Investment in parent company accounted for as treasury stock	(81,422)	(81,422)	(81,422)
i. Unrealized gain on investment in parent company accounted for as treasury stock	(86,420)	(123,429)	(148,123)
Cumulative translation adjustment on U.S. GAAP adjustments	427	172	408

Net decrease in shareholders’ equity	(169,039)	(210,017)	(221,772)

Shareholders’ equity based on U.S. GAAP	$594,985	$633,111	$712,104

Changes in shareholders’ equity based on U.S. GAAP

Balance, beginning of period	$495,456	$495,456	$633,111
Net income for the year	88,589	117,318	45,408
Issuance of new shares under stock option plans	—	678	9,246
Adjustment of pension cost upon adoption of U.S. SFAS No. 158	—	(1,712)	—
ASE Inc. shares to be distributed as bonus to employees	3,663	4,343	8,053
Stock option compensation	5,513	7,051	4,563
Cumulative translation adjustment for subsidiaries	1,523	9,444	2,719
Unrealized gain on financial instruments	241	533	893
Cash dividend income from the parent company	—	—	8,111

Balance, end of period	$594,985	$633,111	$712,104

The following U.S. GAAP condensed consolidated balance sheets as of September 30, 2006, December 31, 2006 and September 30, 2007, and consolidated statements of income for the three months and nine months ended September 30, 2006 and 2007 are presented as follows:

	September 30, 2006	December 31, 2006	September 30, 2007
Current assets	$350,413	$305,554	$371,730
Long-term investments	73,683	78,371	90,075
Property, plant, and equipment, net	389,345	380,863	351,596
Goodwill	40,927	40,927	40,927
Other assets	57,949	39,275	38,766

Total assets	$912,317	$844,990	$893,094

Current liabilities	$163,656	$111,506	$103,215
Long-term debts	141,550	85,706	65,510
Other liabilities	12,126	14,667	12,265

Total liabilities	317,332	211,879	180,990

Shareholders’ equity	594,985	633,111	712,104

Total liabilities and shareholders’ equity	$912,317	$844,990	$893,094

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2007	2006	2007
Net revenues	$136,842	$128,189	$408,045	$340,430
Cost of revenues	84,355	84,582	264,408	237,238

Gross profit	52,487	43,607	143,637	103,192
Operating expenses	17,474	18,783	25,742	53,409

Income from operations	35,013	24,824	117,895	49,783
Net non-operating income (expense)	3,374	5,197	(3,793)	14,772

Income before income tax	38,387	30,021	114,102	64,555
Income tax expense	6,650	10,929	25,513	19,147

Net income	$31,737	$19,092	$88,589	$45,408

The Company applies ROC SFAS No. 17, “Statement of Cash Flows”. Its objectives and principles are similar to those set out in U.S. SFAS No. 95, “Statement of Cash Flows”. The principal differences between the two standards relate to classification. Cash flows from investing activities for changes in deferred charges, refundable deposits and other assets-miscellaneous, and cash flows from financing activities for changes in guarantee deposits, other liabilities and cash bonuses paid to employees, directors and supervisors are reclassified to operating activities under U.S. SFAS No. 95. Summarized cash flow data by operating, investing and financing activities in accordance with U.S. SFAS No. 95 are as follows:

	Nine Months Ended September 30
	2006	2007
Net cash inflow (outflow) from:
Operating activities	$189,030	$130,926
Investing activities	(118,637)	(80,000)
Financing activities	(80,565)	(28,687)
Effect of exchange rate changes on cash	2,984	1,233

Net increase (decrease) in cash	(7,188)	23,472
Cash, beginning of period	138,211	89,715

Cash, end of period	$131,023	$113,187

23. ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

a.	Recently issued accounting standards

In September 2006, the FASB issued U.S. SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. U.S. SFAS No. 157 does not require any new fair value measurements, but brings up guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for the Company beginning January 1, 2008. The Company is currently assessing the potential impact that the adoption of U.S. SFAS No. 157 will have on the operations results and financial position of the Company, and is not yet in a position to determine such effects.

In September 2006, the FASB issued U.S. SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R” (U.S. SFAS No. 158). Provisions with respect to the recognition of an asset and liability related to the funded status and the changes in the funded status be reflected in comprehensive income are effective for fiscal years ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008. U.S. SFAS No. 158 also requires the measurement date of the plan’s funded status be the same as the Company’s fiscal year-end. The Company adopts all requirements of U.S. SFAS No. 158 on December 31, 2006. Upon the adoption of U.S. SFAS No. 158, the Company recognized a decrease to accumulative other comprehensive income of $1,712 thousand as of December 31, 2006.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by the Company in fiscal 2007. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is in the process of assessing FIN48 and the impact on the results of operations and financial position after the adoption of FIN48 is inconclusive as of September 30, 2007.

b.	Income tax

Reconciliation of income tax attributable to continuing operations for the nine months ended September 30, 2006 and 2007 calculated on pre-tax financial statement income from continuing operations based on the statutory tax rate and the income tax expense, which conforms to U.S. GAAP, is as follows:

	Nine Months Ended September 30
	2006	2007
Tax expense based on pre-tax accounting income from continuing operations at statutory rate	$28,353	$20,406
Add (deduct) tax effects of:
Permanent differences
Bonuses to directors, supervisors and employees	2,862	520
Stock option compensation	1,316	1,140
Tax-exempt income—tax holiday	(8,305)	(3,607)
Other	(30)	140
Tax credits
Deferred	9,301	3,977
Income taxes on undistributed earnings	(7,855)	(2,732)
Adjustment of prior years’ income tax	(128)	(697)

Income tax expense	$25,514	$19,147

The above-mentioned taxes on pre-tax accounting income (loss) from continuing operations based on the applicable statutory rates for both domestic and foreign entities are shown below:

	Nine Months Ended September 30
	2006	2007
Domestic Entity	$2,890	$3,950
Foreign entities
ASE Test, Inc. (25% statutory rate)	24,211	10,835
ASE Test Malaysia (27%-28% statutory rate)	1,696	5,796
ISE Labs (federal tax rate 34% and state tax rate 6%)	(444)	(175)

	$28,353	$20,406

Deferred income tax assets and liabilities are summarized as follows:

	September 30, 2006	December 31, 2006	September 30, 2007
Current deferred income tax assets
Unused tax credits	$1,432	$22,639	$4,490
Other	950	1,241	1,747

	2,382	23,880	6,237
Less: valuation allowance	(425)	(319)	(530)

	$1,957	$23,561	$5,707

Noncurrent deferred income tax assets
Unused tax credits	18,049	2,018	14,450
Tax effect of unabsorbed capital allowance	7,542	6,284	1,098
Loss carryforward	8,731	8,196	8,890
Other	574	(17)	(2,138)

	34,896	16,481	22,300
Less: valuation allowance	(13,469)	(11,046)	(12,618)

	$21,427	$5,435	$9,682

Noncurrent deferred income tax liabilities	$1,289	$608	$577

c.	Earnings per share

U.S. SFAS No. 128 requires the presentation of basic and diluted earnings per share. Basic net income per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per share includes the effect of diluted equivalent common shares (stock options issued during the period using the treasury stock method).

Following is a reconciliation of denominators used in the basic and diluted computation:

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2007	2006	2007
Weighted average shares, as adjusted
Basic	100,089,093	100,919,507	100,073,675	100,481,805
Effect of dilutive securities	52,996	2,306,543	53,950	2,076,812

Diluted	100,142,089	103,226,050	100,127,625	102,558,617

Diluted earnings per share exclude 10,339,713 and 10,338,759 anti-dilutive options for the three months and nine months ended September 30, 2006, respectively. Diluted earnings per share exclude 6,816,029 and 7,045,760 anti-dilutive options for the three months and nine months ended September 30, 2007, respectively. While these options were anti-dilutive for the respective periods, they could be dilutive in the future.

d.	Stock option plans

Effective January 1, 2006, the Company adopted the fair value recognition provisions of U.S. SFAS No. 123R, using the modified prospective transition method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for the nine months ended September 30, 2006 and 2007 included stock-based compensation expense for all share-based payment awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provision of U.S. SFAS No. 123. In addition, the stock-based compensation expense also includes intrinsic value of certain outstanding share-based awards for which it was not possible to reasonable estimate their grant-date fair value under the requirement of U.S. SFAS No. 123. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provision of U.S. SFAS No. 123R. The Company recognizes these compensation costs using the graded vesting method over the requisite service period of the award, which is generally a five-year vesting period. The adoption of U.S. SFAS No. 123R resulted in a cumulative gain from changes in accounting principle of $381 thousand, which reflects the net cumulative impact of estimating future forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted. Prior to the adoption of U.S. SFAS No. 123R, the Company accounted for awards granted from ASE Inc. under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations, and provided the required pro forma disclosures prescribed by U.S. SFAS No. 123, as amended. In March 2005, SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding SEC’s interpretation of U.S. SFAS No. 123R and the value of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of U.S. SFAS No. 123R.

As a result of adopting U.S. SFAS No. 123R, income before income taxes and net income for the nine months ended September 30, 2006 were lower by $3,881 thousand and $2,911 thousand, respectively, than if the Company had continued to account for stock-based compensation under APB 25. The impact on both basic and diluted earnings per share for the nine months ended September 30, 2006 was a decrease of $0.03. In addition, prior to the adoption of U.S. SFAS No. 123R, the Company presented the tax benefit of stock option exercised as operating cash flows.

Information regarding ASE Test’s and ASE Inc’s stock option plans is as follows.

ASE Test Limited

ASE Test has three stock option plans, the 1999 Option Plan, the 2000 Option Plan and the 2004 Option Plan. Up to 2,000,000 shares, 12,000,000, and 2,500,000 shares have been reserved for issuance under the 1999, 2000 and 2004 option plans, respectively.

The 1999, 2000 and 2004 Option Plans granted the following stock options to purchase ASE Test’s shares which vest ratably over a period of five years from the date of grant until the expiration of options, to directors, officers and key employees. If any granted shares are forfeited, the shares may be granted again, to the extent of any such forfeiture.

The exercise price under each of the aforementioned stock option plans was equal to the stock’s market price on the date of grant. Options granted under the 1999, 2000 and 2004 Option Plans expire 5 or 10 years after grant.

Information regarding the option plans of ASE Test is presented below:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values	Aggregate Intrinsic Value (In thousand)
Beginning outstanding balance—January 1, 2006	10,491,064	10.37
Option granted	130,000	9.60	$9.60

Option exercised	(31,150)	8.07
Option forfeited	(197,205)	11.71
Option expired	—	—

Ending outstanding balance—September 30, 2006	10,392,709	10.34		$1,245

Ending exercisable balance—September 30, 2006	9,093,709	10.17		$728

Beginning outstanding balance—January 1, 2007	10,325,038	10.34
Option granted	—	—	$—

Option exercised	(1,038,713)	7.64
Option forfeited	(163,753)	8.30
Option expired	—

Ending outstanding balance—September 30, 2007	9,122,572	10.52		$39,827

Ending exercisable balance—September 30, 2007	8,372,222	10.42		$37,825

As of September 30, 2007, the number of options that are expected to vest was 738,889.

Total intrinsic value of options exercised for the nine months ended September 30, 2006 and 2007 was $52 thousand and $4,170 thousand, respectively.

Options outstanding on September 30, 2007, the related weighted average exercise price and remaining contractual life information are as follows (in U.S. dollars):

	Outstanding			Exercisable
	Shares	Weighted Average Price	Weighted Average Remaining Life (Years)	Shares	Weighted Average Price	Weighted Average Remaining Life (Years)
Options with exercise price of:
$20-$25	589,900	$22.37	2.18	589,900	$22.37	2.18
$11.5-$ 12.95	2,073,950	12.81	5.94	1,506,650	12.76	5.84
$5.5-$ 9.79	6,458,722	8.70	3.59	6,275,672	8.73	3.48

	9,122,572		4.04	8,372,222		3.81

ASE Test has used the fair value based method (based on the Black-Sholes model) to evaluate the options granted with the following assumptions:

Nine Months Ended September 30, 2006
Risk-free interest rate	4.88%
Expected life	3 – 5 years
Expected volatility	59.95% – 62.03%
Expected dividend	0%

ASE Inc.

ASE Inc., the parent company, has two option plans, the 2002 Option Plan and the 2004 Option Plan. The maximum number of units authorized to be granted under the 2002 and 2004 option plan is 160 million and 140 million, respectively, with each unit representing one share of ASE Inc. Under the terms of the plans, stock option rights are granted to employees, including those of the Company, which have an exercise price equal to the closing price of the ASE Inc. common stock as per the Taiwan Stock Exchange on the date of grant, and such exercise price is subject to retroactive adjustment in the event of certain capital transactions in subsequent periods. The option rights expire ten years from the date of grant. On the second anniversary of the grant date, 40% of the options become vested and the remaining options vest ratably over a period of three years thereafter. Under the 2002 and 2004 Option Plans, 41,603,100 and 28,499,550 units were granted, respectively, by ASE Inc. to employees of the Company.

Information regarding the options issued to employees of the Company under ASE Inc.’s stock option plan for the Company is as follows (in U.S. dollars):

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Values	Aggregate Intrinsic Value (In thousand)
Beginning outstanding balance—January 1, 2006	52,926,580	0.60
Options granted	—	—	$—

Options forfeited	(2,405,300)	0.61
Options expired	—	—
Options exercised	(5,318,440)	0.56

Ending outstanding balance—September 30, 2006	45,202,840	0.60		$15,206

Ending exercisable balance—September 30, 2006	19,656,260	0.58		$6,853

Beginning outstanding balance—January 1,2007	40,528,870	0.61
Options granted	—	—	$—

Options forfeited	(541,050)	0.52
Options expired	—	—
Options exercised	(9,562,080)	0.45

Ending outstanding balance—September 30, 2007	30,425,740	0.51		$18,267

Ending exercisable balance—September 30, 2007	16,924,360	0.48		$10,586

As of September 30, 2007, the number of options that are expected to vest was 12,386,536.

Total intrinsic value of options exercised for the nine months ended September 30, 2006 and 2007 was $1,979 thousand and $6,254 thousand, respectively.

The weighted average exercise price and remaining contractual life of the options outstanding as of September 30, 2007 are as follows:

	Outstanding		Exercisable
	Shares	Weighted Average Remaining Life (Years)	Shares	Weighted Average Remaining Life (Years)
Options with exercise price
$0.38	9,921,400	5.2	7,436,900	5.2
$0.51	3,907,240	5.9	2,910,160	5.9
$0.60	14,656,100	6.7	6,093,300	6.7
$0.49	1,941,000	7.6	484,000	7.6

	30,425,740	6.0	16,924,360	6.0

The 2002 option plan is accounted for as a variable plan, as a result of a provision in the plan which would require an adjustment of the exercise price in accordance with a prescribed formula based on occurrence of certain future events. Accordingly, no adjustment is required for purposes of the pro forma compensation expense calculated in accordance with U.S. SFAS No. 123 before January 1, 2006 for these options. Upon the adoption of U.S. SFAS No. 123R, the Company continued to account for these stock options based on its intrinsic value, and remeasured at each reporting date through the date of exercise or other settlement.

The fair value of the option plan issued was determined using a Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.80% – 2.50%
Expected life	5 years
Expected dividend	3.00%
Expected volatility	47% – 59%

e.	According to U.S. SFAS No. 130 “Reporting Comprehensive Income”, the statements of comprehensive income for the nine months ended September 30, 2006 and 2007 are presented below:

	Nine Months Ended September 30
	2006	2007
Net income based on U.S. GAAP	$88,589	$45,408
Translation adjustment on subsidiaries	1,523	2,719
Unrealized gain on financial instruments	241	893

Comprehensive income	$90,353	$49,020

Appendix H

The following is the form of letter to be provided by ANZ Singapore Limited in relation to the unaudited consolidated interim results of ASE Test Limited for the nine months ended 30 September 2007:

LETTER FROM ANZ SINGAPORE LIMITED IN RELATION TO

THE UNAUDITED CONSOLIDATED INTERIM RESULTS OF ASE TEST LIMITED

FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2007

The Board of Directors,

ASE Test Limited

Room 1901, 19th Floor

TWTC Int’l Trade Building

333 Keelung Road, Section 1

Taipei 110, Taiwan, R.O.C.

                     2008

Dear Sirs,

1.	INTRODUCTION

We, ANZ Singapore Limited, act as independent financial adviser to the independent directors of ASE Test Limited (“ASE Test”) in connection with the proposed privatisation by Advanced Semiconductor Engineering, Inc. (“ASE Inc.”) of ASE Test by way of a scheme of arrangement (the “Scheme”) under section 210 of the Companies Act, Chapter 50 of Singapore and in accordance with certain provisions of the Singapore Code on Take-overs and Mergers (the “Code”).

We have prepared this letter for inclusion in the scheme document to be despatched to shareholders of ASE Test in connection with the Scheme (the “Scheme Document”).

2.	UNAUDITED CONSOLIDATED INTERIM RESULTS FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2007

Pursuant to the Code, we have examined the unaudited consolidated interim results of ASE Test and its subsidiaries for the nine months ended 30 September 2007 (the “Unaudited Interim Results”), a copy of which is set out in Appendix G to the Scheme Document, and have discussed the Unaudited Interim Results with certain senior management of ASE Test who are responsible for their preparation. We have also considered the review report dated December 11, 2007 from Deloitte & Touche, the auditors of ASE Test, addressed to the Board of Directors of ASE Test relating to the unaudited interim results of ASE Test and its subsidiaries for the three months and nine months ended 30 September 2006 and 2007. We have relied upon the accuracy and completeness in all material respects of all financial and other information discussed with us and have assumed their accuracy and completeness in all material respects for the purposes of rendering this letter. Save as provided in this letter, we do not express any other opinion on the Unaudited Interim Results.

3.	REPORT

On the basis of the foregoing, we are of the view that the Unaudited Interim Results (for which the Directors of ASE Test are solely responsible) was prepared after due and careful enquiry.

4.	SCOPE OF REPORT

We have provided this letter solely to you, as the Board of Directors of ASE Test, for the purpose of complying with Rule 25 to the Singapore Code on Take-overs and Mergers and for no other purpose; provided, that a copy of this Report may be included in its entirety in the Scheme Document and in any filings that ASE Test is required to make with the U.S. Securities and Exchange Commission (or any other filings to be specifically agreed by us) in connection with the Scheme. We accept no responsibility to any other person(s) other than the Board of Directors of ASE Test in respect of this letter.

Yours faithfully,
for and on behalf of
ANZ SINGAPORE LIMITED

H-1

Appendix I

Letter from Deloitte & Touche in Relation to Projected Financial Information of ASE Test

November 8, 2007

The Board of Directors

ASE Test Limited

10 West Fifth Street

Nantze Export Processing Zone

Kaohsiung, Taiwan

Republic of China

Dear Sirs,

This letter has been prepared solely for the information and use of the Board of Directors of ASE Test Limited (the “Company”) in relation to the proposed acquisition by Advanced Semiconductor Engineering, Inc. (“ASE Inc.”) of all outstanding ordinary shares of the Company held by shareholders of the Company (other than those held by ASE Inc. and its subsidiaries) by way of a scheme of arrangement (the “Scheme”) under section 210 of the Companies Act, Chapter 50 of Singapore. This letter is not intended to be and should not be used by anyone other than the Board of Directors.

The Company prepared forecasted financial information for the fiscal year 2007 (the “Forecasts”). The projected financial information disclosed in the scheme document and made available to the special committee of the Board of Directors in connection with its consideration and evaluation of the scheme is included in or can be derived from the Forecasts. The Forecasts are the responsibility of the Company’s management.

We have conducted our review on the Forecasts in accordance with the Republic of China Statement of Auditing Standards No. 19, “The Review of Prospective Financial Information”. Based on our review, the Forecasts were prepared in conformity with the Republic of China Statement of Financial Accounting Standards No. 16, “Preparation of Financial Forecasts,” and the underlying assumptions were reasonable.

The Forecasts are inherently uncertain and may differ from actual results and those differences may be material. We have no responsibility to update our letter on the Forecasts for events and circumstances occurring after the date of our letter.

/s/ Deloitte & Touche
Deloitte & Touche
Taipei, Taiwan
The Republic of China

I-1

Appendix J

LETTER FROM ANZ SINGAPORE LIMITED IN RELATION TO

ASE TEST LIMITED PROJECTED FINANCIAL INFORMATION

FOR THE FINANCIAL YEAR ENDING 31 DECEMBER 2007

The Board of Directors,

ASE Test Limited Room 1901,

19th Floor

TWTC Int’l Trade Building

333 Keelung Road,

Section 1 Taipei 110,

Taiwan, R.O.C

[ ] 2008

Dear Sirs,

1.	INTRODUCTION

We, ANZ Singapore Limited, act as independent financial adviser to the independent directors of ASE Test Limited (“ASE Test”) in connection with the proposed privatisation by Advanced Semiconductor Engineering, Inc. (“ASE Inc.”) of ASE Test Limited by way of a scheme of arrangement (the “Scheme”) under section 210 of the Companies Act, Chapter 50 of Singapore and in accordance with certain provisions of the Singapore Code on Take-overs and Mergers (the “Code”).

We have prepared this Report for inclusion in the scheme document to be despatched to the shareholders of ASE Test in connection with the Scheme (the “Scheme Document”).

2.	31 DECEMBER 2007 PROJECTED FINANCIAL INFORMATION

ASE Test has determined to provide ASE Test shareholders access to certain non-public information, including a summary of certain projected financial information for the financial year ending 31 December 2007 that was considered by the special committee of the Board of Directors and the Board of Directors of ASE Test for the purposes of considering and evaluating the Scheme prior to entering into the scheme implementation agreement between ASE Test and ASE Inc., dated 4 September 2007 (the “Projected Financial Information”). Further information on the reasons behind the disclosure of the Projected Financial Information together with the bases and assumptions adopted in developing the Projected Financial Information is set out on pages [ ] to [ ] of the Scheme Document. In this regard, we note that the Projected Financial Information reflects assumptions with respect to industry performance, general business, competitive environment, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond ASE Test’s control. The Projected Financial Information also reflects numerous estimates and assumptions relating to the business of ASE Test that are inherently subject to economic, market, and other uncertainties, all of which are difficult to predict and many of which are beyond ASE Test’s control. Furthermore, the internal financial forecasts, upon which the Projected Financial Information is based, are subjective in many respects. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

We have examined the Projected Financial Information and have discussed the bases and assumptions underlying the preparation of the Projected Financial Information with certain senior management of ASE Test who are responsible for its preparation. We have also considered the review report and letter each dated December 11, 2007, and November 8, 2007, respectively, from Deloitte & Touche, the auditors of ASE Test, addressed to the Board of Directors of ASE Test relating to certain unaudited interim results of ASE Test and its subsidiaries for the three months and nine months ended 30 September 2006 and 2007 and the Projected Financial Information, respectively. We have relied upon the accuracy and completeness of the bases and commercial assumptions underlying the Projected Financial

J-1

Information and other information discussed with us and have assumed such accuracy and completeness for the purposes of rendering this Report.

3.	REPORT

On the basis of the foregoing, we are of the view that the Projected Financial Information (for which the Directors of ASE Test are solely responsible) was prepared and made after due and careful enquiry.

4.	SCOPE OF REPORT

We have provided this Report solely to you, as the Board of Directors of ASE Test, in compliance with Rule 25.6 to the Singapore Code on Take-overs and Mergers and for no other purpose; provided, that a copy of this Report may be included in its entirety in the Scheme Document and in any filings that ASE Test is required to make with the U.S. Securities and Exchange Commission (or any other filings to be specifically agreed by us) in connection with the Scheme.

We accept no responsibility to any other person(s) other than the Board of Directors of ASE Test in respect of this Report.

Yours faithfully,
for and on behalf of

ANZ SINGAPORE LIMITED

J-2

Appendix K

The following is the form of opinion to be provided by ANZ Singapore Limited in relation to the scheme:

ANZ SINGAPORE LIMITED

(Incorporated in the Republic of Singapore)

Company Registration Number: 198602937W

            2008

The Independent Directors of

ASE Test Limited

[ ]

Dear Sirs

PROPOSED ACQUISITION OF ALL THE ISSUED SHARES OF ASE TEST LIMITED BY ADVANCED SEMICONDUCTOR ENGINEERING, INC. BY WAY OF A SCHEME OF ARRANGEMENT UNDER SECTION 210 OF THE COMPANIES ACT, CHAPTER 50 OF SINGAPORE.

For the purpose of this letter, capitalized terms not otherwise defined shall have the meaning given to them in the scheme document to be circulated to the shareholders of ASE Test (the “Scheme Document”).

1.	INTRODUCTION

On 4 September 2007 (the “Joint Announcement Date”), each of ASE Test Limited (“ASE Test” or the “Company”) and Advanced Semiconductor Engineering, Inc. (the “Acquiror” or “ASE Inc.”) (each a “Party”, and collectively, the “Parties”), jointly announced that ASE Test and ASE Inc. have executed a scheme implementation agreement (the “Scheme Implementation Agreement”) to privatize ASE Test by way of a scheme of arrangement (the “Scheme”) under Section 210 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) and in accordance with the Singapore Code on Take-Overs and Mergers (the “Code”).

ASE Test is incorporated in the Republic of Singapore. Certain of the ordinary shares in the share capital of ASE Test are listed and quoted on The NASDAQ Global Market, Inc.

(“NASDAQ”; such shares, “ASE Test NASDAQ Shares”) and the remaining ordinary shares in the share capital of ASE Test are represented by ASE Test Taiwan Depository Shares (“ASE Test TDSs”, and together with the ASE Test NASDAQ Shares, the “ASE Test Shares”) which are listed and quoted on the Taiwan Stock Exchange (“TSE”).

According to the terms of the Scheme Implementation Agreement, upon the effectiveness of the Scheme, ASE Test NASDAQ Shares will be acquired by ASE Inc. for US$14.78 per share in cash, and ASE Test TDSs will be acquired by ASE Inc. for the NT$ equivalent of US$0.185 per share in cash (based on the prevailing exchange rate calculated in the manner described on page [•] of the accompanying scheme document). ASE Inc. indirectly holds approximately 50.34 per cent. of ASE Test’s outstanding ordinary shares as at 31 October 2007. If the Scheme becomes effective, ASE Test will become an indirect wholly-owned subsidiary of ASE Inc., and the ASE Test NASDAQ Shares and ASE Test TDSs will be delisted from the NASDAQ and the TSE, respectively.

This letter sets out, inter alia, our opinion on the fairness of the Scheme Consideration from a financial point of view to the shareholders of ASE Test (other than ASE Inc. and its subsidiaries) (the “Scheme Shareholders”). It will form part of the Scheme Document issued by the Company providing, inter alia, the details of the Scheme and the recommendations of the directors of the Company who are considered independent for the purposes of the Scheme to the Scheme Shareholders. Unless otherwise defined or the context otherwise requires, all terms defined in the Scheme Document shall have the same meaning herein.

2.	TERMS OF REFERENCE

ANZ has been engaged to provide an independent financial adviser opinion to the directors of ASE Test who are considered independent for the purposes of the Scheme, namely, Mr Albert C.S. Yu, Mr Sim Guan Seng and Mr David D.H. Tsang (the “Independent Directors”) in relation to the Scheme Consideration to be paid to the Scheme Shareholders in connection with the Scheme.

We make no representations or warranties in relation to the merits of the Scheme other than to form an opinion for the purposes of Rule 7.1 of the Code. We have limited our evaluation to the financial terms of the Scheme and have not commented, evaluated, or taken into account the commercial risks or commercial merits of the Scheme. Our terms of reference do not require us to evaluate or comment on the strategic or long-term commercial merits of the Scheme or on the prospects of ASE Test or any of its respective related companies (as defined in the Companies Act of Singapore). Such evaluations or comments remain the responsibility of the directors and management of ASE Test. However, we may draw upon the views of the directors and management of ASE Test in arriving at our view. We were also not requested or authorised to solicit any indications of interest from any third party with respect to the Scheme (an “Alternative Offer”). We are not addressing the relative merits of the Scheme as compared to any alternative transaction that ASE Test may have previously considered or otherwise may become available to ASE Test (or its shareholders) in the future, or as compared to any Alternative Offer that might otherwise be available.

We were neither a party to the negotiations entered into by ASE Test in relation to the Scheme nor were we involved in the discussions leading up to the decision on the part of the Board of Directors of ASE Test (with the Independent Directors voting and the non-independent directors abstaining from voting) to enter into the Scheme Implementation Agreement.

We have held discussions with the Independent Directors and management of ASE Test and have examined information provided by the Independent Directors and management of ASE Test and certain publicly available information collected by us, upon which our opinion is based. We have not independently verified such information, whether written or verbal, and accordingly cannot and do not make any representation or warranty in respect of, and do not accept any responsibility for, the accuracy, completeness or adequacy of such information.

We have relied upon the assurances of the Directors of ASE Test made pursuant to the “Responsibility Statements” section set out in this Scheme Document that the Directors of ASE Test (including any Director of ASE Test who has delegated detailed supervision of the Scheme Document) have taken all reasonable care to ensure that the facts stated and opinions expressed in this Scheme Document are fair and accurate and that no material facts have been omitted from this Scheme Document. The Directors of ASE Test jointly and severally accept responsibility accordingly

We have not made an independent evaluation or appraisal of the assets and liabilities of ASE Test and we have not been furnished with any such evaluation or appraisal valuation reports in respect of the assets held by ASE Test and its subsidiaries nor have we evaluated the solvency of the Company under any applicable laws relating to bankruptcy, insolvency or similar matters.

Accordingly, no representation or warranty, express or implied, is made and no responsibility is accepted by us concerning the accuracy, completeness or adequacy of all information, provided or otherwise made available to us or relied on by us as described above.

Furthermore, our terms of reference do not require us to express, and we do not express, an opinion on the future growth prospects of ASE Test and its subsidiaries, or any of its respective related or associated companies. We are therefore not expressing any opinion herein as to the future financial or other performance of those companies.

Our opinion, as set out in this letter, is based upon the market, economic, industry, monetary and other applicable conditions subsisting on, and the information made available to us, as of(the “Latest Practicable Date”). We assume no responsibility to update, revise or reaffirm our opinion in the light of any subsequent development after the Latest Practicable Date that may in any way affect our opinion contained herein. Shareholders of ASE Test should take note of any announcement relevant to their consideration of the Scheme which may be released by or on behalf of the Company or the Acquiror after the Latest Practicable Date.

We have relied upon certain estimates of financial results for the 2007 calendar year which have been provided to us by the management of ASE Test. We have not independently verified such information, whether written or verbal, and accordingly cannot and do not make any representation or warranty in respect of, and do not accept any responsibility for, the accuracy, completeness or adequacy of such information. We have nevertheless made enquiries in assessing such information and are not aware of any reason to doubt the information has been prepared with due and careful enquiry.

In rendering our advice and giving our recommendation, we have not had regard to the specific investment objectives, financial situation, tax position or individual circumstances of any Scheme Shareholder. As different Scheme Shareholders would have different investment objectives and profiles, we would advise the Independent Directors to recommend that any individual Scheme Shareholder who may require specific advice in relation to his investment portfolio should consult his stockbroker, bank manager, solicitor, accountant, tax adviser or other professional advisers.

We have also assumed that the transactions contemplated by the Scheme Implementation Agreement will be consummated as described therein and will not differ in any material respect from the Scheme Implementation Agreement. We have further assumed that all material government, regulatory and other consents and approvals necessary for the consummation of the transactions contemplated by the Scheme Implementation Agreement will be obtained without any adverse effect on the Company.

Our opinion in relation to the Scheme should be considered in the context of the entirety of this letter and this Scheme Document.

3.	THE SCHEME

Shareholders are advised to refer to pages [ ] to [ ] of the Scheme Document for more details on the Scheme and the Scheme Implementation Agreement.

4.	INFORMATION ON ASE Inc.

General information on ASE Inc is set out on page [ ] to the Scheme Document.

5.	ASE TEST’S REASONS FOR THE SCHEME

The full text of ASE Test’s reasons for the Scheme is set out in the “ASE Test’s Reasons for the Scheme; Recommendation of the ASE Test’s Board of Directors” section in this Scheme Document on pages [ ] to [ ].

6.	INFORMATION ON THE COMPANY

General information on the Company is set out on pages [ ] of the Scheme Document.

7.	FINANCIAL ASSESSMENT OF THE SCHEME

In evaluating the fairness of the Scheme Consideration, from a financial point of view, as at the Latest Practicable Date, we have considered the following factors:

(A)	Valuation multiples of broadly comparable companies of ASE Test;

(B)	Transaction multiples implied by the privatization of United Test and Assembly Center Ltd. (“UTAC”) by Affinity Equity Partners and TPG Capital;

(C)	Selected precedent completed and pending privatizations of companies listed on the NASDAQ;

(D)	Price performance of the ASE Test shares; and

(E)	Other considerations.

(A)	Valuation multiples of broadly comparable companies of ASE Test

We recognise that there are no listed companies comparable to ASE Test in terms of composition of business activities, scale of operations, geographical spread of activities, track record, future prospects and other relevant criteria.

However, reference can be made to listed companies that are considered broadly comparable to ASE Test to provide an indication of the current market expectations with regard to the valuation of these businesses.

Accordingly, for our evaluation, we have considered:

(i)	Enterprise Value (“EV”) to Earnings Before Interest, Taxes, Depreciation and Amortisation (“EBITDA”) for the last twelve months and normalized by eliminating non-recurring items (“EV /LTM EBITDA”). EV is calculated by adding short- and long-term debt to the sum of the market value of common equity, intrinsic value of all in-the-money stock options and the book value of any minority interest, and subtracting cash and cash equivalents, including marketable securities;

(ii)	EV to Earnings Before Interest and Taxes (“EBIT”) for the last twelve months and normalized by eliminating non-recurring items (“EV /LTM EBIT”);

(iii)	Price to Earnings Per Share Ratio for the last twelve months and normalized by eliminating non-recurring items (“LTM PER”);

(iv)	EV to consensus EBITDA estimates for fiscal year 2007 (“EV / FY07E EBITDA”);

(v)	EV to consensus EBIT estimates for fiscal year 2007 (“EV / FY07E EBIT”);

(vi)	Consensus PER estimates for fiscal year 2007 (“FY07E PER”); and

(vii) Price to Net Tangible Assets per Share (“Price / NTA”).

For the purposes of evaluating the scheme, EBITDA has been defined as operating income before depreciation and amortization. This definition of EBITDA differs slightly from the EBITDA that has been previously reported by ASE Test, which is calculated based on net income before taxes, net interest and other financing costs, depreciation and amortization, and income from long-term investments. The calculation of EBITDA (as defined above for purposes of evaluating the scheme) eliminates the effect of any non-operating income and expenses and serves as an indicator of the ability of ASE Test and the comparable companies to generate cash flows from their operations. In addition, for the purpose of evaluating the scheme, EBIT has been defined as operating income as such operating income has previously been reported by ASE Test and the comparable companies, respectively. The calculations of EBIT (as defined above for purposes of evaluating the scheme) eliminates the effect of any non-operating income and serves as an indicator of the ability of ASE Test and the comparable companies to generate earnings from their operations.

Based on our research, and after discussions with the management of ASE Test, we are of the view that the listed semiconductor companies, set out in the table below, may be considered to be broadly comparable to ASE Test. The companies have been grouped into large capitalization companies (defined in this case as companies with an EV of greater than US$2 billion) which derive more than 50 per cent. of their revenues from packaging services and medium capitalization companies (defined in this case as companies with an EV of less than US$2 billion) which derive more than 50 per cent. of their revenues from test services. On this basis ASE Test is a medium capitalization company which derives more than 50 per cent. of its revenues from test services. The Independent Directors should note that any comparison made with respect to the selected companies considered to be broadly comparable to ASE Test serves as an illustrative guide only. The Independent Directors should note that as of the Latest Practicable Date and to our knowledge, none of the broadly comparable companies are the subject of a takeover offer or take private transaction.

For illustrative purposes only, the EV / EBITDA, EV / EBIT, PER multiples of broadly comparable companies on both an LTM basis and FY07E basis (based on their last transacted prices as at the Latest Practicable Date) and ASE Test (based on the Scheme Consideration) are set out in the table below.

In addition, the Independent Directors also should bear in mind that the NTA basis of valuation is only meaningful insofar as it indicates the extent to which the value of each share is backed by tangible assets, and would be relevant in the event that ASE Test decides to change the nature of its business or to release or convert the uses of all its assets. The NTA basis of valuation does not necessarily reflect the value of ASE Test as a going concern.

Company Name	Domicile	Market Capitalisation(1)(2) (US$m)	Enterprise Value(2) (US$m)	EV / EBITDA		EV / EBIT		PER		Price/ NTA(3)

				LTM(3)	FY07E(4)	LTM(3)	FY07E(4)	LTM(3)	FY07E(4)
Large Capitalisation Companies
ASE Inc.(6)	Taiwan	6,014.6	6,840.8	6.9 x	6.3 x	13.1 x	11.7 x	19.1 x	14.6 x	2.9 x
Siliconware Precision Industries Co. Ltd.(4)(5)	Taiwan	5,493.9	4,839.7	7.5 x	6.5 x	11.8 x	9.3 x	12.6 x	10.7 x	2.8 x
STATS ChipPAC Ltd.	Singapore	2,474.7	2,953.3	7.0 x	6.7 x	17.8 x	15.0 x	26.7 x	17.2 x	3.1 x
Powertech Technologies Inc.	Taiwan	2,338.0	2,576.4	7.1 x	6.7 x	12.9 x	16.7 x	12.9 x	12.0 x	4.8 x
Amkor Technology Inc.	US	2,079.2	3,259.7	4.9 x	5.0 x	9.0 x	9.2 x	10.4 x	10.7 x	n.m

			Median	7.0 x	6.5 x	12.9 x	11.7 x	12.9 x	12.0 x	3.0 x
			Mean	6.7 x	6.2 x	12.9 x	12.4 x	16.4 x	13.0 x	3.4 x
Medium Capitalisation Companies
Greatek Electronics Inc.	Taiwan	740.5	594.0	5.8 x	5.0 x	7.6 x	7.5 x	9.8 x	10.2 x	2.7 x
King Yuan Electronics Co. Ltd.(5)	Taiwan	672.5	951.1	3.9 x	n.a.	16.4 x	10.9 x	12.9 x	8.0 x	1.0 x
ChipMOS Technologies (Bermuda) Ltd.(6)	Taiwan	448.3	1,050.3	3.3 x	3.2 x	7.0 x	8.6 x	7.5 x	6.6 x	0.7 x

			Median	3.9 x	4.1 x	7.6 x	8.6 x	9.8 x	8.0 x	1.0 x
			Mean	4.3 x	4.1 x	10.3 x	9.0 x	10.1 x	8.3 x	1.5 x
ASE Test (Consensus Estimates)(7)	Singapore	1,539.9	1,154.3	5.2 x	5.0 x	13.1 x	n.a.	20.9 x	24.2 x	1.7 x
ASE Test (Management Estimates)(7)	Singapore	1,539.9	1,154.3	5.2 x	4.8 x	13.1 x	11.0 x	20.9 x	19.3 x	1.7 x

Source: Bloomberg, Annual Reports, Quarterly Reports, and estimates of ASE Test’s management.

Notes:

(1)	Market capitalization calculated based on the closing price as at the Latest Practicable Date and diluted shares outstanding (treasury method). ASE Test’s market capitalization is calculated based on the Scheme Consideration and diluted shares outstanding (treasury method).
(2)	Market capitalization and enterprise values have been converted to US$ based on the relevant spot exchange rates as at the Latest Practicable Date.

(3)	LTM EBITDA, LTM EBIT, LTM PER and Price / NTA based on latest 12-month results sourced from the latest available quarterly and annual reports and have been normalized to eliminate non-recurring items.
(4)	FY07E EBITDA, FY07E EBIT and FY07E PER are based on Bloomberg Consensus Earnings Estimates.
(5)	Siliconware Precision Industries Co. Ltd. and King Yuan Electronics Co. Ltd. are based on financial statements for 12 months ended 30 June 2007.
(6)	LTM and FY07E EBITDA, EBIT and Net Income for ASE Inc., Siliconware Precision Industries Co. Ltd and ChipMOS Technologies (Bermuda) Ltd have been adjusted for employee option expense, estimated based on respective companies’ FY06 annual reports, in order to align with US GAAP.
(7)	ASE Test’s EV is calculated based on the Scheme Consideration and includes 30 per cent. of ASE Korea’s debt and cash, and the value of ASE Test’s shareholding in ASE Inc. which was treated as marketable securities and was calculated at a 3 per cent. discount to the market price of ASE Inc. common shares as of the Latest Practicable Date. ASE Test’s LTM and FY07E EBITDA, EBIT and Net Income include ASE Test’s 30 per cent. share of ASE Korea and has been adjusted for employee option expense, based on estimates of ASE Test’s management.

For illustrative purposes only based on the Scheme Consideration and the table above:

1.	the EV / LTM EBITDA and EV / FY07E EBITDA of ASE Test exceed both the mean and median EV / LTM EBITDA and EV / FY07E EBITDA multiples of the selected broadly comparable medium capitalization companies;

2.	the EV / LTM EBIT and EV / FY07E EBIT of ASE Test exceed both the mean and median EV / LTM EBIT and EV / FY07E EBIT multiples of the selected broadly comparable medium capitalization companies;

3.	the LTM PER and FY07E PER of ASE Test exceed both the mean and median LTM PER and FY07E PER multiples of the selected broadly comparable medium capitalization companies; and

4.	the Price / NTA of ASE Test exceeds both the mean and median Price / NTA of the selected broadly comparable medium capitalization companies.

We note that none of the broadly comparable companies is currently the subject of a takeover or going private transaction. In this regard in section (B) below, we have reviewed the transaction multiples in connection with the going private transaction completed in October 2007 via a scheme of arrangement in Singapore involving UTAC, a broadly comparable medium capitalization company to ASE Test.

In addition, in section (C) below we have also considered premia to historical trading prices for selected companies listed on NASDAQ that were subject to going private transactions where the unaffiliated shareholders held less than 50 per cent. of the total ordinary shares in the company subject to the going private transaction. In this regard, the mean and median premia over the last traded price prior the respective announcement date for the selected going private transactions were 20.5 per cent. and 15.8 per cent, respectively. If these premia were applied to the multiples of the broadly comparable medium capitalization companies above, the observations at 1, 2 and 3 above would generally continue to apply and the Price / NTA of ASE Test would be in line with the mean and median Price / NTA of the selected broadly comparable medium capitalization companies.

(B)	Transaction multiples implied by the privatization of UTAC

The privatization of UTAC by Affinity Equity Partners and TPG Capital, which was completed in October 2007, is the most recent and relevant transaction in the semiconductor packaging and testing industry that has been publicly announced as at the Latest Practicable Date. UTAC and ASE Test derive the majority of their respective revenues from testing services and are similar in terms of market capitalization.

We recognize that the privatization of UTAC was a leveraged buy-out transaction, where the acquiror did not have any equity interest prior to the announcement of the offer.

For illustrative purposes only, the EV / EBITDA, EV / EBIT, PER multiples of UTAC (based on the scheme consideration price of S$1.20 per UTAC share – sourced from UTAC’s scheme document) and ASE Test (based on the Scheme Consideration) on both an LTM basis and FY07E basis are set out in the table below.

Company Name	Domicile	Market Capitalisation(1) (US$m)	Enterprise Value (US$m)	EV / EBITDA		EV / EBIT		PER		Price/ NTA(2)
				LTM(2)	FY07E(3)	LTM(2)	FY07E(3)	LTM(2)	FY07E(3)
UTAC	Singapore	1,434.0	1,507.2	5.7 x	5.1 x	14.6 x	11.7 x	21.2 x	16.4 x	2.2 x
ASE Test
Consensus Estimates(4)	Singapore	1,539.9	1,154.3	5.2 x	5.0 x	13.1 x	n.a.	20.9 x	24.2 x	1.7 x
Management Estimates(4)	Singapore	1,539.9	1,154.3	5.2 x	4.8 x	13.1 x	11.0 x	20.9 x	19.3 x	1.7 x

Source:	Bloomberg, Annual Reports, Quarterly Reports, ASE Test Management’s estimates and UTAC’s Scheme Document.

Notes:

(1)	UTAC’s market capitalization is sourced from UTAC’s Scheme Document. ASE Test’s market capitalization is calculated based on the Scheme Consideration and diluted shares outstanding (treasury method).
(2)	LTM EBITDA, LTM EBIT, LTM PER and Price / NTA based on latest 12-month results sourced from the latest available quarterly and annual reports and have been normalized to eliminate non-recurring items.
(3)	FY07E EBITDA, FY07E EBIT and FY07E PER are based on Bloomberg Consensus Earnings Estimates.
(4)	ASE Test’s EV is calculated based on the Scheme Consideration and includes 30 per cent. of ASE Korea’s debt and cash, and the value of ASE Test’s shareholding in ASE Inc. which was treated as marketable securities and was calculated at a 3 per cent. discount to the market price of ASE Inc. common shares as of the Latest Practicable Date. ASE Test’s LTM and FY07E EBITDA, EBIT and Net Income include ASE Test’s 30 per cent. share of ASE Korea and adjusted for employee option expense, based on estimates of ASE Test’s management.

For illustrative purposes only based on the Scheme Consideration and the table above:

1.	the EV / LTM EBITDA and EV / FY07E EBITDA of ASE Test are marginally below the EV / LTM EBITDA and EV / FY07E EBITDA multiples of the privatization of UTAC;
2.	the EV / LTM EBIT and EV / FY07E EBIT of ASE Test are marginally below the EV / LTM EBIT and EV / FY07E EBIT multiples of the privatization of UTAC;
3.	the LTM PER of ASE Test is marginally below the LTM PER multiple of the privatization of UTAC but the FY07E PER of ASE Test exceeds the FY07E PER multiple of the privatization of UTAC; and
4.	the Price / NTA of ASE Test is below the Price / NTA multiple of the UTAC privatization.

As highlighted above, the privatization of UTAC was a leveraged buy-out transaction involving a change of control. In contrast, ASE Inc. indirectly holds a controlling interest of approximately 50.34 per cent. of ASE Test’s outstanding ordinary shares as at 31 October 2007. In this regard, the pricing may not be directly comparable to the UTAC privatization which may have reflected a premium to effect a change of control which may not necessarily be paid to privatize a company where the acquiror already has control by holding shares bearing more than 50 per cent. of the outstanding voting rights. We further note that the UTAC privatization was announced prior to the instability in equity markets arising from various announcements of significant defaulting sub-prime loans in the United States that began in late July 2007. Taking each of these factors into account, the valuation multiples implied by the Scheme Consideration may be considered to be generally comparable to the transaction multiples implied by the privatization of UTAC.

(C) Selected precedent completed and pending privatizations of companies listed on the NASDAQ

We have reviewed selected precedent completed and pending privatizations of companies listed on the NASDAQ where the shareholders of the company subject to privatisation unaffiliated with the acquiror held less than 50 per cent. of the outstanding share capital, the deal value was greater than US$100 million, and the privatization consideration was 100 per cent. paid in cash.

For each transaction, we have considered the premium or discount implied by the offer price to the last traded price before its respective announcement date and to the average price during the 7-day, 30-day and 90-day period prior to its respective announcement date.

Announcement Date	Target	Acquirer	Deal Value (US$m)	Stake Acquired	Premium/(Discount) of Offer Price(1) over the Average Price for
					LTP(2)	7 Days(3)	30 Days(3)	90 Days(3)
23 Oct 07	Waste Industries USA, Inc.(4)	Multiple Acquirers	254.1	49.0%	29.1%	35.0%	31.0%	18.0%
18 Jul 07	Alfa Corporation(4)	Multiple Acquirers	636.9	44.9%	15.8%	15.1%	9.7%	1.7%
9 Oct 06	Netratings, Inc.	Valcon Acquisition BV	296.0	39.5%	44.1%	44.9%	43.3%	51.3%
29 Jul 05	Tim Hellas Telecomm SA-ADR	Troy Gac Telecommunications	319.6	19.1%	2.6%	2.7%	3.1%	(0.2%)
21 Feb 05	Eon Labs, Inc.	Novartis AG-Reg	889.4	32.3%	11.0%	11.2%	18.2%	22.1%

			Mean		20.5%	21.8%	21.1%	18.6%
			Median		15.8%	15.1%	18.2%	18.0%
			High		44.1%	44.9%	43.3%	51.3%
			Low		2.6%	2.7%	3.1%	(0.2%)

4 Sep 07	ASE Test	ASE Inc.	739.6	49.5%	25.6%	27.7%	21.3%	13.0%

Source:	Bloomberg.

Notes:

(1)	Offer price based on the final bid price per share.
(2)	Last traded price before the announcement date of the transaction.
(3)	Average price of shares traded during the specified number of trading days prior to announcement date of the transaction calculated using Bloomberg;
(4)	Outcome of transaction pending as at the Latest Practicable Date.

For illustrative purposes only based on the table above, the premia implied by the Scheme Consideration:

(i)	exceed the mean and median premia over the last traded price prior to the respective announcement date for the selected privatization transactions;
(ii)	exceed the mean and median premia over the 7-day average price for the selected privatization transactions;
(iii)	exceed the mean and median premia over the 30-day average price for the selected privatization transactions; and
(iv)	is below the mean and median premia over the 90-day average price for the selected privatization transactions.

The Independent Directors should note that the level of premium (if any) an acquiror would normally pay in a merger or takeover transaction will vary in different circumstances depending, inter alia, on the attractiveness of the underlying business to be acquired, the synergies to be gained from integration with an existing business to be acquired, the possibility of realization of any significant revaluation of the assets to be acquired, the availability of substantial cash reserves, the liquidity in the trading of the target company’s shares, the presence of competing bids for the target company, the form of consideration offered by the acquiror, the extent of control the acquiror already has in the target company and prevailing market expectations.

The Independent Directors should further note that the comparison is made without taking into consideration the relative efficiency of information, the underlying liquidity of the shares of the relevant companies, the performance of the shares of the companies, the quality of earnings prior to the relevant announcement and the market conditions or sentiments when the announcements were made or the desire or relative need for control leading to compulsory acquisition.

Moreover, as ASE Test is not in the same industry and does not conduct the same businesses as the other target companies in the precedent privatization transactions, it may not, therefore, be directly comparable to the target companies in terms of composition of business activities, product lines, scale of operations, risk profile, geographical spread of activities, client base, accounting policies, track record, prospects and other relevant criteria. Accordingly, the Independent Directors should note that the above comparison is for illustrative purposes and serves as a general guide only.

(D) Price performance of the ASE Test Shares

We set out below a chart of the closing price of ASE Test NASDAQ Shares for the 12 months preceding the day prior to the Joint Announcement Date to the Latest Practicable Date.

Source: Bloomberg, Company Reports, Market Announcements and Media.

Notes:

(1) 31 Oct 06: ASE Test released 3Q06 results.

(2)	24 Nov 06: Announcement of The Carlyle Group intending to acquire related company ASE Inc.
(3)	14 Feb 06: ASE Test releases FY06 results (US GAAP), net income of US$117.3m, compared to net loss of US$35.4m in FY05.
(4)	17 Apr 07: Announcement of The Carlyle Group terminating its acquisition bid for ASE Inc.
(5)	19 Apr 07: News article claiming 4 private equity firms expressed interest in acquiring ASE Inc. Source: Commercial Times. (6) 26 Apr 07: ASE Test released 1Q07 results; net income (US GAAP) declined 52 per cent. from the previous corresponding period. (7) 24 Jul 07: Revelations of significant defaulting sub-prime loans in the United States.
(8)	4 Aug 07: ASE Test released 2Q07 results; net income (US GAAP) declined 54 per cent. from the previous corresponding period.
(9)	4 Sep 07: Joint Announcement Date.

We have considered whether current and historical share prices of ASE Test are reasonable indicators for assessing the financial value of the shares at a given point in time. Under ordinary circumstances, the market valuation of shares traded on a recognised stock exchange may be affected by, inter alia, its relative liquidity, the size of its free float, the extent of research coverage and investor interest it attracts, and the general market sentiment at a given point in time.

The Independent Directors should note that as at 31 October 2007, the Company had a free float of approximately 48.2 per cent calculated based on those ASE Test shareholders other than ASE Inc, its affiliates and the directors of ASE Test and ASE Inc. who own ASE Test Shares. The Independent Directors should further note that ASE Test NASDAQ Shares’ average daily trading volume on the NASDAQ was approximately 306,841 ordinary shares per day during the 12 months preceding the Joint Announcement Date representing approximately 0.6 per cent. of the free float. For ASE Test TDSs, average daily trading volume on the TSE is approximately 174,391 ordinary shares (adjusted based on the 1:80 NASDAQ Share / TDS ratio) per day during the 12 months preceding the Joint Announcement Date representing approximately 0.4 per cent. of the free float.

Source:	Bloomberg.

Notes:

(1)	Based on 101,028,341 ASE Test Shares outstanding as at the Joint Announcement Date. Free float excludes ASE Inc.’s shareholding of 50,985,143 ASE Test Shares and the shareholdings of directors of ASE Test and ASE Inc. of 1,450,032 ASE Test Shares as at the Joint Announcement Date.

Source:	Bloomberg.

Notes:

(1)	Based on 101,028,341 ASE Test Shares outstanding as at the Joint Announcement Date. Free float excludes ASE Inc.’s shareholding of 50,985,143 ASE Test Shares and the shareholdings of Affiliated Directors of 1,450,032 ASE Test Shares as at the Joint Announcement Date.

Based on the above, the trading volumes of ASE Test Shares appear to be relatively low.

The Scheme Consideration represents a 25.6 per cent. premium over the last traded price of ASE Test NASDAQ Shares on the last trading day prior to the Joint Announcement Date and a premium over the Volume Weighted Average Price (“VWAP”) per ASE Test NASDAQ Shares over the 30-day, 60-day, 90-day and 180-day periods preceding the Joint Announcement Date; whereas the Scheme Consideration represents a small discount to the VWAP over the 60-day and 90-day periods per ASE Test TDSs.

Source:	Bloomberg.

Notes:

(1)	Based on the 1:80 ordinary share / TDS ratio and exchange rate of US$1:NT$[32.41] as at the Latest Practicable Date.
(2)	VWAP is based on the daily volume and closing price of the relevant instrument for the specified number of trading days.

The price of ASE Test NASDAQ Shares has been compared with the NASDAQ Composite Index (“NASDAQ Composite”), the Philadelphia Stock Exchange Semiconductor Index

(“Semiconductor Index”) and Comparable Companies Index (“Comparables Index”) for the 12 month period prior to the Joint Announcement Date up to the Last Practicable Date. This is depicted in the chart below.

Source:	Bloomberg.

Notes:

(1)	Based on closing share prices.
(2)	Companies within the Comparables Index include ASE Inc., Siliconware Precision Industries Co. Ltd, Amkor Technology Inc, STATS ChipPAC Ltd, Powertech Technologies Inc, King Yuan Electronics Co. Ltd, Greatek Electronics Inc, ChipMOS Technologies (Bermuda) Ltd. Each company is weighted based on its daily market capitalization in the Comparables Index.

The table below summarises the movement in ASE Test NASDAQ Share price and the three indices identified above during the period starting from 1 September 2006, being one full year prior to the Joint Announcement Date, to 31 August 2007, the last full trading day of ASE Test NASDAQ Shares on the NASDAQ prior to the Joint Announcement Date.

	Closing Price as at				Increase/ (Decrease)
	1 September 2006		31 August 2007
ASE Test NASDAQ Share Price	US$	8.78	US$	11.77	34.00%
NASDAQ Composite		2,193.16		2,596.36	18.38%
Semiconductor Index		444.52		497.44	11.90%
Comparables Index		100.00		147.94	47.94%

Based on both the chart and table above, the ASE Test NASDAQ Share price has underperformed against the Comparables Index and has outperformed against the NASDAQ Composite and the Semiconductor Index.

The table below summarises the movement in the ASE Test NASDAQ Share price and the three indices identified above during the period starting from 1 September 2006, being one full year prior to the Joint Announcement Date, to the Latest Practicable Date.

	Closing Price as at				Increase/ (Decrease)
	1 September 2006		Latest Practicable Date
ASE Test NASDAQ Share Price	US$	8.78	US$	14.41	64.12%
NASDAQ Composite		2,193.16		2,795.18	27.45%
Semiconductor Index		444.52		452.22	1.73%
Comparables Index		100.00		145.30	45.30%

Based on the movement of the ASE Test NASDAQ Share price, the NASDAQ Composite, the Semiconductor Index and the Comparables Index over the aforesaid period, the ASE Test NASDAQ Share price has outperformed the overall applicable market (as reflected by the aforementioned indices) from 1 September 2006 to the Latest Practicable Date.

The past trading performance of ASE Test NASDAQ Shares should not in any way be relied upon as an indication of the future trading performance of ASE Test Shares.

(E)	Other considerations

We have considered the possibility of an alternative offer from a third party for a consideration that is significantly above the terms of the Scheme proposed by ASE Inc, but as at the Latest Practicable Date, there is no publicly available evidence of such an alternative offer for the ASE Test Shares from any third party.

8.	RECOMMENDATION

Based upon and having considered the information that has been made available to us and the above factors set forth in this letter, we are of the opinion that, as at the Latest Practicable Date, from a financial point of view, having taken into consideration, inter alia, the following:

(i)	ASE Test’s EV / LTM EBITDA and EV / FY07E EBITDA as implied by the Scheme Consideration exceed both the mean and median EV / LTM EBITDA and EV / FY07E EBITDA multiples of the selected broadly comparable medium capitalization companies;

(ii)	ASE Test’s EV / LTM EBIT and EV / FY07E EBIT as implied by the Scheme Consideration exceed both the mean and median EV / LTM EBIT and EV / FY07E EBIT multiples of the selected broadly comparable medium capitalization companies;

(iii)	ASE Test’s LTM PER and FY07E PER as implied by the Scheme Consideration exceed both the mean and median LTM PER and FY07E PER multiples of the selected broadly comparable medium capitalization companies;

(iv)	ASE Test’s Price / NTA as implied by the Scheme Consideration exceeds both the mean and median Price / NTA multiples of the selected broadly comparable medium capitalization companies;

(v)	the price of ASE Test NASDAQ Shares for the 12 month period prior to the Joint Announcement Date up to 31 August 2007, the last full trading day of ASE Test NASDAQ

Shares on the NASDAQ prior to the Joint Announcement Date, had outperformed against the NASDAQ Composite and the Semiconductor Index, and underperformed against the Comparables Index. Following the announcement of the Scheme we also note that the price of ASE Test NASDAQ Shares for the 12 month period prior to the Joint Announcement Date up to the Latest Practicable Date, had outperformed against the NASDAQ Composite, the Semiconductor Index and the Comparables Index;

(vi)	the Scheme Consideration represents a 25.6 per cent. premium to the last transacted price of ASE Test NASDAQ Shares on the NASDAQ of US$11.77 as of August 31, 2007, the last full trading day of ASE Test NASDAQ Shares on the NASDAQ prior to the Joint Announcement Date. It is also a premium to the VWAP on ASE Test NASDAQ

Shares over the 30-day, 60-day, 90-day and 180-day periods preceding the Joint Announcement Date, except in the case of ASE Test TDSs where the Scheme Consideration represents a small discount to the VWAP over the 60-day and 90-day periods per ASE Test TDSs;

(vii)	the premium implied by the Scheme Consideration, exceeds the mean and median of the premia to the last traded price before the respective announcement dates and the 7-day, 30-day average prices of the selected privatizations but is below the mean and median of the premia to the 90-day average prices of such selected privatizations;

(viii)	the valuation multiples implied by the Scheme Consideration may be considered to be generally comparable to the transaction multiples implied by the privatization of UTAC;

(ix)	the trading volumes of ASE Test Shares appear to be relatively low; and

(x)	as of the Latest Practicable Date, there is no publicly available evidence of an alternative offer for ASE Test Shares from any third party for a consideration that is above the terms of the Scheme as proposed by ASE Inc.,;

the Scheme Consideration is fair from a financial point of view to the Scheme Shareholders.

We would further highlight that our opinion is limited to the fairness of the Scheme Consideration from a financial point of view and we are not advising as to the future business and prospects of the Company.

Our opinion as disclosed in this letter, is based upon the market, economic, industry, monetary and other applicable conditions subsisting on, and the information made available to us as of, the Latest Practicable Date.

This opinion is addressed to the Independent Directors for their benefit, in connection with, and for the purpose of, their consideration of the Scheme provided, that a copy of this opinion may be included in its entirety in the Scheme Document and in any filings that ASE Test is required to make with U.S. Securities and Exchange Commission (or any other filings to be specifically agreed by ANZ) in connection with the Scheme. Our terms of reference do not require us to express, and we do not express, an opinion on the future growth prospects of the Company. This opinion does not constitute, and should not be relied on as a recommendation to, or confer any rights upon, any shareholder of ASE Test as to how to vote in relation to the Scheme or any matter related thereto. The recommendation to be made by the Independent Directors to Shareholders shall remain the responsibility of the Independent Directors.

The Independent Directors should note that the trading of ASE Test Shares is subject to, inter alia, the performance and prospects of ASE Test and its subsidiaries and affiliates, prevailing market conditions, economic outlook and stock market conditions and sentiments. Accordingly, this opinion does not and cannot take into account future trading activities, patterns or price levels that may be established for the ASE Test Shares after the Latest Practicable Date since these are governed by factors beyond the ambit of our review and also, this opinion, if given, would not fall within our terms of reference in connection with the Scheme.

This opinion is governed by, and construed in accordance with, the laws of Singapore, and is strictly limited to the matters stated herein and does not apply by implication to any other matter. Nothing herein shall confer or be deemed or is intended to confer any right or benefit to any third party and the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore shall not apply.

Yours faithfully

For and on behalf of

ANZ Singapore Limited

Bill Foo	Glenn Porritt
Managing Director	Director

Appendix L

Rights of ASE Test Shareholders in Respect of Voting, Dividends and Capital

Set forth below are excerpts from the relevant portions of the Articles of Association of ASE Test relating to the rights of ASE Test shareholders in respect of voting, dividends and capital:

(a)	Rights in respect of voting

“53.	No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum at any General Meeting shall be members holding in aggregate not less than 33 1/3 per cent. of the total issued and fully paid shares in the capital of the Company for the time being, present in person or by proxy. For the purpose of this Article, “Member” includes a person attending by proxy or by attorney or as representing a corporation which is a Member.

63.	Subject and without prejudice to any special privileges or restrictions as to voting for the time being attached to any special class of shares for the time being forming part of the capital of the Company each member entitled to vote may vote in person or by proxy. On a show of hands every member who is present in person and each proxy shall have one vote and on a poll, every member who is present in person or by proxy shall have one vote for every share which he holds or represents.

64.	In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the share.

65.	Where in Singapore or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Directors may in their absolute discretion, upon or subject to production of such evidence of the appointment as the Directors may require, permit such receiver or other person on behalf of such member to vote in person or by proxy at any General Meeting or to exercise any other right conferred by membership in relation to meetings of the Company.

66.	No member shall, unless the Directors otherwise determine, be entitled in respect of shares held by him to vote at a General Meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company if any call or other sum presently payable by him to the Company in respect of such shares remains unpaid.

67.	No objection shall be raised as to the admissibility of any vote except at the meeting or adjourned meeting at which the vote objected to is or may be given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

68.	On a poll, votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

69.	(A)	A member may appoint any number of proxies to attend and vote at the same General Meeting.

(B)	The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument or proxy submitted to it, to have regard to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy.

(C)	In any case where a form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy.

(D)	A proxy need not be a member of the Company.

70.	(A)	An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may approve and:-

(a)	in the case of an individual shall be signed by the appointor or his attorney; and

(b)	in the case of a corporation shall be either given under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation.

(B)	The signature on such instrument need not be witnessed. Where an instrument appointing a proxy is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to the next following Article, failing which the instrument may be treated as invalid.

71.	An instrument appointing a proxy must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Office) not less than forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates; Provided that an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates.

72.	An instrument appointing a proxy shall be deemed to include the right to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the meeting.

73.	A vote cast by proxy shall not be invalidated by the previous death or insanity of the principal or by the revocation of the appointment of the proxy or of the authority under which the appointment was made provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office at least one hour before the commencement of the meeting or adjourned meeting or (in the case of a poll taken otherwise that at or on the same day as the meeting or adjourned meeting) the time appointed for the taking of the poll at which the vote is cast.

74.	Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of these presents be deemed to be present in person at any such meeting if a person so authorised is present thereat”.

(b)	Rights in respect of Dividends

“119.	The Company may by Ordinary Resolution declare dividends but no such dividend shall exceed the amount recommended by the Directors.

120.	If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may declare and pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for the payment thereof and may also from time to time declare and pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit.

121.

Unless and to the extend that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purposes of this Article no amount paid on a share in advance of calls shall be treated as paid on the share.

122.	No dividend shall be paid otherwise than out of profits available for distribution under the provisions of the Statutes.

123.	No dividend or other moneys payable on or in respect of a share shall bear interest as against the Company.

124.	(A)

The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

(B)	The Directors may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer, until such person shall become a member in respect of such shares or shall transfer the same.

125.	The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (of the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.

126.	The Company may upon the recommendation of the Directors by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates, may fix the value for distribution of such specific assets or any part thereof, may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Directors.

127.	Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of a member or person entitled thereto (or, if two or more persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder, to any one of such persons) or to such person at such address as such member or person or persons may by writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.

128.	If two or more persons are registered as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

129.	Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in General Meeting or a resolution of the Directors, may specify that the same shall be payable to the persons registered as the holders of such shares at the close of business on a particular date and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares.

130.

The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.

131.	A transfer of shares shall not pass the right to any dividend declared on such shares before the registration of the transfer”.

(c)	Rights in respect of Capital

“4.	Save as provided in Section 161 of the Act, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of these presents, and to any special rights attached to any shares for the time being issued, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions and for such consideration and at such time and subject or not to the payment of any part of the amount thereof in cash as the Directors may think fit, and any shares may be issued with such preferential, deferred, qualified or special rights, privileges or conditions as the Directors may think fit, and preference shares may be issued which are or at the option of the Company are liable to be redeemed, the terms and manner of redemption being determined by the Directors.

5.	(A)

Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any class may, subject to the provisions of the Statutes, be varied or abrogated either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of a Special Resolution passed at a separate General Meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. To every such separate General Meeting all the provisions of these presents relating to the General Meetings of the Company and to the proceedings thereat shall mutatis mutandis apply, except that the necessary quorum shall be two persons at least holding or representing by proxy at least one-third in nominal value of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll and that every such holder shall on a poll have one vote for every share of the class held by him, Provided always that where necessary majority for such a Special Resolution is not obtained at such General Meeting, consent in writing if obtained from the holders of three-quarters in nominal value of the issued shares of the class concerned within two months of such General Meeting shall be as valid and effectual as a Special Resolution carried at such General Meeting. The foregoing provisions of this Article shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class the special rights whereof are to be varied.

(B)	The special rights attached to any class of shares having preferential rights shall not unless otherwise expressly provided by the terms of issue thereof be deemed to be varied by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company in some or all respects pari passu therewith but in no respect in priority thereto.

6.	The Company may from time to time by Ordinary Resolution, whether all the shares from the time being authorised shall have been issued or all the shares for the time being issued shall have been fully paid-up or not, increase its capital by such sum to be divided into shares of such amounts as the resolution shall prescribe.

7.	Except so far as otherwise provided by the conditions of issue or by these presents, all new shares shall be subject to the provisions of the Statutes and of these presents with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise.

8.	The Company may by Ordinary Resolution:-

(a)	consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

(b)	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its capital by the amount of the shares so cancelled;

(c)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the provisions of the Statutes), and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares; and/or

(d)	subject to the provisions of the Statutes, convert any class of shares into any other class of shares.

9.	The Company may reduce its share capital or any capital redemption reserve fund, share premium account or other undistributable reserve in any manner and with and subject to any incident authorised and consent required by law.

20.	The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or, when permitted, by way of a premium) but subject always to the terms of issue of such shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by installments.

21.	Each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof. A call may be revoked or postponed as the Directors may determine.

22.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding ten per cent. per annum) as the Directors determine but the Directors shall be at liberty in any case or cases to waive payment of such interest wholly or in part.

23.	Any sum (whether on account of the nominal value of the share or by way of premium) which by the terms of issue of a share becomes payable upon allotment or at any fixed date shall for all the purposes of these presents be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all the relevant provisions of these presents as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

24.	The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the time of payment.

25.	The Directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys (whether on account of the nominal value of the shares or by way of premium) uncalled and unpaid upon the shares held by him and such payment in advance of calls shall extinguish pro tanto the liability upon the shares in respect of which it is made and upon the money so received (until and to the extent that the same would but for such advance become payable) the Company may pay interest at such rate (not exceeding eight per cent. per annum) as the member paying such sum and the Directors may agree.

26.	If a member fails to pay in full any call or instalment of a call on the due date for payment thereof, the Directors may at any time thereafter serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may be accrued thereon and any expenses incurred by the Company by reason of such non-payment.

27.	The notice shall name a further day (not being less than fourteen days from the date of service of notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call has been made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

29.	A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Directors shall think fit and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. The Directors may, if necessary, authorize some person to transfer or effect the transfer of a forfeited or surrendered share to any such other person as aforesaid.

30.	A member whose shares have been forfeited or surrendered shall cease to be a member in respect of the shares but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of the shares with interest thereon at ten per cent. per annum (or such lower rate as the Directors may determine) from the date of forfeiture or surrender until payment and the Directors may at their absolute discretion enforce payment without any allowance for the value of the shares at that time of forfeiture or surrender or waive payment in whole or in part.

31.	The Company shall have a first and paramount lien and charge on every share (not being a fully paid share) and on all dividends declared or payable in respect thereof for all moneys (whether presently payable or not) called or payable at a fixed time in respect of such share and for all moneys as the Company may be called upon by law to pay in respect of the shares of the member or deceased member. The Directors may waive any lien which has arisen and may resolve any share shall for some limited period be exempt wholly or partially from the provisions of this Article.

32.	The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after the notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy. For the purpose of giving effect to any such sale the Directors may authorise some person to transfer or effect the transfer of the shares sold to the purchaser.

33.	The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities and any residue shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the time of the sale or to his executors, administrators or assigns, as he may direct.

34.

A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. Such declaration and the receipt of the Company for the consideration (if any) given for the share of the sale, re-allotment or disposal thereof together (where the same be required) with the share certificate delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the share shall be registered in the name of the person to whom the share is sold, re-allotted or disposed of. Such person shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, surrender, sale, re-allotment or disposal of the share.

118.	The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for any propose to which the profits may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of the special funds into which the reserve may be divided. The Directors may also, without placing the same to reserve, carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with the provisions of the Statutes.

132.	The Directors may, with the sanction of an Ordinary Resolution of the Company, capitalise any sum standing to the credit of an of the Company’s reserve accounts (including Share Premium Account, Capital Redemption Reserve Fund or other undistributable reserve) or any sum standing to the credit of profit and loss account by appropriating such sum to the holders of shares in the Register of Members at the close of business on the date of the Resolution (or such other date as may be specified therein or determined as therein provided) in proportion to their then holdings of shares and applying such sum on their behalf in paying up in full unissued shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, unissued shares of any other class not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid. The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the members concerned). The Directors may authorise any person to enter on behalf of all the members interested in an agreement with the Company providing for any such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

146.	The Directors shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

147.	If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the court) the Liquidator may, with the authority of a Special Resolution, divide among the members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the members of different classes of members. The Liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability”.